Filed Pursuant to Rule 424(b)(4)
Registration No. 333-226126

6,500,000 American Depositary Shares

CNFinance Holdings Limited

Representing 130,000,000 Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, representing ordinary shares of CNFinance Holdings Limited.

We are offering 6,500,000 ADSs. Each ADS represents 20 of our ordinary shares, par value US$0.0001 per share.

Prior to this offering, there has been no public market for the ADSs. The initial public offering price of the ADSs is US$7.50 per ADS.

We have been approved to have the ADSs listed on the New York Stock Exchange under the symbol “CNF.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” beginning on page 20 for factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PRICE US$7.50 PER ADS

	Per ADS		Total
Public offering price	US$	7.5000	US$	48,750,000
Underwriting discounts and commissions(1)	US$	0.5625	US$	3,656,250
Proceeds, before expenses, to us	US$	6.9375	US$	45,093,750

(1)	See “Underwriting” for additional disclosure regarding compensation payable by us to the underwriters.

The underwriters have a 30-day option to purchase up to an additional 975,000 ADSs from us at the initial public offering price less the underwriting discount.

Several investors have subscribed for, and have been allocated over 5% of the ADSs, or US$45 million of the ADSs in aggregate, in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such investors are not our existing shareholders, directors or officers. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these investors as they will on any other ADSs sold to the public in this offering.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on November 9, 2018.

Roth Capital Partners	Shenwan Hongyuan Securities

The date of this prospectus is November 6, 2018.

A LEADING HOME EQUITY LOAN SERVICE PROVIDER IN CHINA

泛华金融 | CNFH
CNFINANCE HOLDINGS LIMITED

RMB17.8bn
Outstanding loan principal[1]

10+ years
Loan service experience

75
Branches and sub-branches[1] in 40+ cities

106.0%
2016–2017 Loan origination volume growth

0.093%
2017 Charge-off ratio[2]

RMB715mm
2017 Adjusted net income[3][4]

(1) As of June 30, 2018
(2) Calculated as charge-off (net of recoveries) during a period divided by average beginning and ending balance of outstanding loan principal of the same period
(3) Calculated as net income added back by share-based compensation expense
(4) Adjusted net income is a non-GAAP measure

Borrowers
Trust companies
泛华金融 CNFH
CNFINANCE HOLDINGS LIMITED
Loan application
Credit assessment
Property valuation
Borrower recommendation
Collateral pledge
Post-loan management
Loan agreement
Loan disbursement
$

Home equity loan
=
Value of home
×
Loan-to-value ratio
−
Amount owing on mortgage (if any)

66 months

Average tenor(4)

RMB648k

Average ticket size(5)

23.7%

Effective interest rate(6)

48 hours

Processing time(7)

(4) Represents weighted average tenor for the loans originated in 2017
(5) Calculated as loan origination volume divided by number of transactions in 2017
(6) Represents weighted average effective interest rate of loans originated in 2017, where effective interest rate refers to the annualized internal rate of return based on initial outlay of loan principal, initial inflow of financing service fees (if applicable) and expected monthly inflow of repayments
(7) Refers to the shortest time a qualified loan applicant receive loan proceeds from submission of a qualified loan application with all necessary documentation

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

i

Until December 1, 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our ADSs. This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Oliver Wyman, a third-party industry research firm, to provide information regarding our industry and market position in China. We refer to this report as the Oliver Wyman report. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Our Mission

Our mission is to provide accessible, affordable and efficient financing solutions to micro- and small-enterprise owners in China, helping them achieve their business dreams.

Overview

We are a leading home equity loan service provider in China with established business infrastructure. According to the Oliver Wyman report, we are the second largest home equity loan service provider among non-traditional financial institutions in China in terms of outstanding loan principal as of December 31, 2017. We facilitate loans by connecting micro- and small-enterprise (“MSE”) owners with our funding partners. MSEs refer to both individual business owners and registered micro- and small-enterprises with annual revenue of less than RMB20 million. With more than ten years of experience in the loan service industry, we have established a national network of 75 branches and sub-branches in over 40 cities in China. The extensive local knowledge and resources we have acquired while building our business infrastructure distinguish us from other market players. In 2016 and 2017, we originated home equity loans with aggregate principal amount of RMB8.3 billion and RMB17.1 billion, respectively, representing an increase of 106.0%. For the six months ended June 30, 2018, we originated home equity loans with an aggregate principal amount of RMB5.8 billion.

Our primary target borrower segment is MSE owners who own real properties in Tier 1 and Tier 2 cities in China. We originated home equity loans for 12,983 and 23,705 borrowers in 2016 and 2017, respectively, representing an increase of 82.6%. For the six months ended June 30, 2018, we originated home equity loans for 9,771 borrowers. These MSE owners typically have quick cash flow turnover from their business operations with high demand for working capital. Their financing needs are often unpredictable, time-sensitive and frequent. Our target borrowers are underserved by traditional financial institutions. Traditional financial institutions often impose stringent and inflexible loan application requirements designed for large corporations, making it difficult for MSE owners to meet such requirements. In addition, time-consuming and cumbersome requirements often limit MSE owners’ ability to meet their imminent financing needs. Moreover, unlike in the United States where home equity loans commonly serve as a financing alternative, according to the Oliver Wyman report, traditional lenders in China, such as banks, typically do not grant loans secured by second lien interests and are generally less incentivized to introduce innovative home equity loan products.

We aim to serve our target borrowers by facilitating home equity loans and providing tailored services. Our standardized and integrated online and offline credit application and assessment process shortens the time of loan disbursement to as fast as 48 hours from submission of a qualified loan application with all necessary documentation, providing expeditious financing solutions to MSE owners. We typically facilitate home equity loans to MSE owners in the form of installment loans with a monthly contractual interest rate typically ranging from 0.9% to 1.3% and a tenor typically ranging from one to eight years, assisting borrowers’ short-term and long-term business plannings. In 2016 and 2017 and for the six months ended June 30, 2018, the average tenor of the home equity loans we originated was 50, 66 and 56 months with the weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) of 26.0%, 23.7% and 22.0% per annum, respectively. The increase from 2016 to 2017 in the average tenor is due to the fact that we facilitated more loan products with a longer term of eight years in 2017, and the decrease in the weighted average effective interest rate is due to the fact that we ceased charging financing service fees to the borrowers starting from August 2017. The loan products are secured by first or second lien interests on real properties. 61.1%, 58.0% and 56.7% of our total home equity loan origination volume in 2016, 2017 and for the six months ended June 30, 2018, respectively, was secured by second lien interests. Depending on the value of the collateral and the creditworthiness of the borrower, we offer flexible loan principal typically ranging from RMB100,000 to RMB3,000,000.

We have a rigorous and robust risk management system. Our risk mitigation mechanism is embedded in the design of our loan products, supported by an integrated online and offline process focusing on risks of both borrowers and collateral and further enhanced by effective post-loan management procedures. Our extensive business infrastructure supports our operations by providing various offline services, such as on-site visits, interaction with local real property bureaus and debt collection. Collateral for loans we facilitate is geographically dispersed in Tier 1 and Tier 2 cities in China to diversify our risk concentration in any local real estate market. Our home equity loan products are typically installment loans which require monthly payments comprising principal and interests repayments. We timely monitor borrowers’ credit status, which enables us to take actions quickly if we believe there is a risk of default. Our practical risk assessment focuses on both credit risks of borrowers and quality of the collateral. We have also established strict guidelines on the characteristics and quality of collateral, including, among others, an LTV ratio capped at 80%. The weighted average LTV ratio of the home equity loan origination volume was 65.9%, 66.7% and 62.6% in 2016, 2017 and for the six months ended June 30, 2018, respectively. As of December 31, 2016 and 2017 and June 30, 2018, the NPL ratio was 1.50%, 1.66% and 1.82%, respectively. Charge-off ratio in 2016, 2017 and for the six months ended June 30, 2018 was 0.005%, 0.093% and 0.031%, respectively.

The loans we facilitate are primarily funded through a trust lending model with our trust company partners. Our trust company partners are well-established with sufficient funding sources and have licenses to engage in lending business nationwide. Our trust company partners are regulated by CBIRC and all the trust plans are registered with the CBIRC. This structure provides us with stable funding sources. Under the trust lending model, our trust company partners set up trust plans and acquire funding from their investors. Trust plans are typical investment vehicles in which investors participate by subscribing to trust units and receive a return as set out in subscription agreements. Each trust plan issues multiple trust products which are funded with senior and subordinated units at a pre-determined ratio with a term of one to three years. The loans funded by the trust products, however, have terms typically ranging from one to eight years. For details of matching our funding sources and loans we facilitate, please refer to “Business—Our Funding Model—Matching of Terms of Funding Sources and Loans.” The contractual structural leverage ratio of the senior units and subordinated units of trust plans or products is determined pursuant to our collaboration agreements with our trust company partners, which set the upper limit to such ratio at a range of 3:1 to 9:1. Due to recent regulatory changes, we will work with our trust company partners to lower the contractual structural leverage ratio of each trust product to no higher than 3:1 before the end of 2020, the grace period provided by the Guiding Opinion on Regulating the Asset Management Business of Financial Institutions (the “Guiding Opinion”). As of June 30, 2018, the actual structural leverage ratio of our trust plans was generally no higher than 3:1. For details, please refer to “Business—Our Funding Model—Terms of the Trust Plans” and “—Funding Partners.” As part of the collaboration we have with our trust company partners, we are required to subscribe to all of the subordinated units of trust plans. By subscribing to subordinated units, we are entitled to the residual value from trust plans after certain payments to senior unit holders, trust company partners and third-party service providers. Payments to senior unit holders consist of expected investment returns which are usually paid quarterly and principal amounts which are repaid upon maturity. We as subordinated unit holders are paid an investment return each quarter after the quarterly payment to senior unit holders and upon maturity after the payment of principal amounts to senior unit holders. Our financing costs for the senior units, excluding the trust administrative fees, ranged from 9.75% to 12.6% per annum of the issuance amount of senior units in 2016, 2017 and for the six months ended June 30, 2018, our financing costs for subordinated units under repurchase arrangements with private equity funds ranged from 15% to 18% per annum of the transfer prices for such subordinated units in 2016, 2017 and for the six months ended June 30, 2018, and our financing costs for subordinated units under repurchase arrangements with third parties through a private financial assets trading platform ranged from 9.7% to 14% per annum of the transfer prices for such subordinated units in 2016, 2017 and for the six months ended June 30, 2018. Our cost of the subordinated units as measured by the investment amount was RMB1,928.6 million, RMB4,626.1 million and RMB4,739.8 million as of December 31, 2016 and 2017 and June 30, 2018, respectively. Our investment return from the subordinated units was RMB391.2 million, RMB1,595.3 million and RMB800.5 million in 2016, 2017 and for the six months ended June 30, 2018, respectively.

To a lesser extent, we also have a direct lending model through which we lend directly under our small loan licenses to borrowers with our own funding or funding we acquire from transfer of rights to earnings in loans principal, interest and financing service fee receivables to third parties with a repurchase arrangement. Our financing costs under such arrangement ranged from 9.7% to 14% per annum of the transfer prices in 2016, 2017 and for the six months ended June 30, 2018.

For details of our repurchase agreements with third parties under both the trust lending and direct lending models, please refer to “Business—Our Funding Model—Funding Sources” and “—Small Loan Direct Lending.” We generally rely on and will continue to rely primarily on our trust lending model, which is supplemented with our direct lending model. In 2017, funding from trust lending and direct lending models accounted for 95.4% and 4.6% of our total loan origination volume, respectively. For the six months ended June 30, 2018, funding from trust lending and direct lending models accounted for 99.8% and 0.2% of our total home equity loan origination volume, respectively.

Through our established network of sales teams and branch offices, we reach prospective MSE borrowers and assess their creditworthiness and collateral. If these borrowers meet our requirements, we refer them to our trust company partners who make their own credit decisions before directly lending to qualified borrowers. We help trust company partners sign loan agreements with borrowers directly, and assist borrowers in pledging collateral for the benefit of trust company partners. We are designated as the service provider and provide post-loan services such as payment monitoring, debt collection and release of collateral as the need arises. We provide top-up arrangement to trust plans associated with our subscription of subordinated units. Under this arrangement, we are required to manage the NPLs by repurchasing or replacing NPLs, or providing additional funding sufficient to cover outstanding principal and interests of NPLs. We receive a performance-based service fee up to 8% per annum of the size of the trust plan charged to the trust plans for the services we provide.

The following charts illustrate the number of active borrowers, number of transactions, loan origination volume and outstanding loan principal of home equity loans as of and for the ten quarters ended June 30, 2018.

We have grown significantly and were profitable in 2016, 2017 and the first half of 2018. Our total operating income increased from RMB867.3 million in 2016 to RMB2,013.0 million (US$304.2 million) in 2017, representing an increase of 132.1%, and from RMB871.9 million for the six months ended June 30, 2017 to RMB1,191.8 million (US$180.1 million) for the six months ended June 30, 2018, representing an increase of 36.7%. Our net income increased from RMB235.4 million in 2016 to RMB532.7 million (US$80.5 million) in 2017, representing an increase of 126.3%, and from RMB242.5 million for the six months ended June 30, 2017 to RMB438.0 million (US$66.2 million) for the six months ended June 30, 2018, representing an increase of 80.6%.

Our Strengths

We believe the following strengths differentiate us from our competitors, contributing significantly to our growth and success:

•	leading home equity loan service provider well positioned to capture the massive and underserved financing needs of MSE owners;

•	proven business model tailored to the financing needs of China’s MSE owners;

•	well-established business infrastructure built for scale;

•	robust risk management delivering superior asset quality; and

•	experienced management team supported by dedicated workforce.

Our Strategies

We plan to pursue the following strategies to grow and expand our business:

•	broaden customer reach;

•	diversify funding sources;

•	provide value-added services to our third-party partners; and

•	enhance technology and data analytic capabilities.

Our Challenges

Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties, including:

•	our ability to maintain and enhance our relationship and business collaboration with our trust company partners and to secure sufficient funding from them to fund the home equity loans we facilitate;

•	the effectiveness of our risk assessment process and risk management system; and

•	our ability to maintain low delinquency ratios for loans originated by us.

In addition, we face risks and uncertainties related to the regulatory environment in China, including:

•	uncertainties associated with the interpretation and application of laws and regulations in China governing our business; and

•	changes in the political and economic policies in China.

We also face other challenges, risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospectus. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in the ADSs.

Recent Developments

Preliminary Results for the Third Quarter of 2018

We are in the process of finalizing our results for the three months ended September 30, 2018. Accordingly, the data we present below are preliminary and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly review of our consolidated financial statements. As a result, these preliminary data may not be consistent with our consolidated financial statements for such period when they are completed and publicly disclosed. These preliminary data may change and those changes may be material.

Given the recent uncertainties in macroeconomic environment that may adversely affect our target borrowers’ ability to service their debts, as well as the fluctuations in the PRC real estate market that may negatively impact the potential value of collateral, we have been strategically balancing our business growth and loan quality. In particular, we have proactively strengthened risk assessment on loans for our trust company partners, which had resulted in a more selective loan approval process and lower LTV ratio.

As a result, our loan origination volume decreased from RMB3.6 billion for the three months ended June 30, 2018 to RMB2.6 billion for the three months ended September 30, 2018, representing a decrease of approximately 27.7%. Our outstanding loan principal amount remained relatively stable with a slight change from RMB17.8 billion as of June 30, 2018 to RMB17.7 billion as of September 30, 2018. Our delinquency ratio and NPL ratio increased from 11.5% and 1.8% as of June 30, 2018 to 12.1% and 1.9% as of September 30, 2018, respectively. Consequentially, the growth in certain of our financial performance indicators such as net income has also been adversely affected by the lower loan origination volume in the third quarter of 2018. Our net income decreased by 2.7% from RMB241.2 million in the three months ended June 30, 2018 to RMB234.9 million (US$35.5 million) in the three months ended September 30, 2018, as compared to a growth rate of 22.6% from RMB196.7 million in the three months ended March 31, 2018 to RMB241.2 million in the three months ended June 30, 2018.

We cannot assure you that our results for the three months ended September 30, 2018 will be indicative of our financial results for the full year ending December 31, 2018 or for future periods. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations“ and “Risk Factors“ included elsewhere in this prospectus for information regarding trends and other factors that may affect our results of operations.

Establishment of New Trust Plans

On July 16, 2018, we entered into a trust agreement with Zhonghai Trust Co., Ltd. (“Zhonghai Trust”) to set up a trust plan, Lanhai Structure Fund 1 (“Zhonghai Trust Plan”). The Zhonghai Trust Plan issues trust products ranging from one to three years with a contractual structural leverage ratio of no higher than 3:1. Terms of the Zhonghai Trust Plan are similar to the other trust plans set up by our existing trust company partners. We subscribe to the subordinated units of the Zhonghai Trust Plan and serve as the loan service provider. We charge a service fee of 5% per annum of the size of trust plan, which is waived if the percentage of NPL out of the total amount of loans underlying the trust products exceeds 8%. We have not yet facilitated any loans using funding acquired under the Zhonghai Trust Plan.

On July 18, 2018, we entered into a trust agreement with Bridge Trust Co., Ltd. (“Bridge Trust”) to set up a trust plan, Bairui Hengyi Structure Fund 613 (“Bridge Trust Plan”). The Bridge Trust Plan issues trust products with a term of two years with a contractual structural leverage ratio of no higher than 3:1. Terms of the Bridge Trust Plan are similar to the other trust plans set up by our existing trust company partners. We subscribe to the subordinated units of the Bridge Trust Plan and serve as the loan service provider. We charge a fixed service fee of 5% per annum of the size of trust.

Redenomination of Par Value

On July 11, 2018, we redenominated par value from HK$0.0001 per share to US$0.0001 per share for our ordinary shares.

Corporate History and Structure

We started our operations in 1999 through Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd., which became our onshore holding company of the main operating subsidiaries in the PRC. In 2000, we formed our wholly owned Hong Kong subsidiary, China Financial Services Group Limited (“CFSGL”), as the offshore holding company of our PRC subsidiaries. In 2006, we were spun off from Fanhua Inc., a company listed on NASDAQ (symbol: FANH), and formed Sincere Fame International Limited (“SFIL”) under the laws of British Virgin Islands as the holding company of CFSGL. In January 2014, CNFinance Holdings Limited was incorporated under the laws of Cayman Islands. CNFinance Holdings Limited became our holding company through share exchanges with the shareholders of SFIL in March 2018. We conduct our business in the PRC primarily through Shenzhen Fanhua United Investment Group Co., Ltd., Guangzhou Heze Information Technology Co., Ltd. and their subsidiaries.

The following diagram illustrates our corporate structure with material subsidiaries as of the date of this prospectus. For a complete list of our subsidiaries, please refer to Note 1 to our consolidated financial statements as of and for the years ended December 31, 2016 and 2017 included elsewhere in this prospectus. We subscribe to the subordinated units of the trust products issued under long-term trust plans through three of our wholly owned subsidiaries, Guangzhou Heze Information Technology Co., Ltd., Guangzhou Chengze Information Technology Co., Ltd. and Shenzhen Fanhua United Investment Group Co., Ltd. From an accounting perspective, we are exposed to the risk and variability of returns from activities of the trust plans and are therefore required to consolidate the financial results of the trust plans, including the results related to the senior units. Financial data of a trust plan is consolidated as if the trust plan is a subsidiary. Income and expenses of the trust plans are consolidated on our consolidated statements of comprehensive income while assets and liabilities of the trust plans are consolidated on our consolidated balance sheet. We do not, however, have ownership interest in the trust plans from a legal perspective other than in the subordinated units that account for only a portion of the total outstanding amount of the trust plans. For details of the contractual structural leverage ratio of each trust plan, please refer to “Business—Our Funding Model.”

Notes:

(1)	Guangzhou Heze Information Technology Co., Ltd. is one of the entities through which we subscribe to subordinated units of trust products.
(2)	Guangzhou Chengze Information Technology Co., Ltd. is one of the entities through which we subscribe to subordinated units of trust products.

(3)

Shenzhen Fanhua United Investment Group Co., Ltd. operates our loan services business through various subsidiaries in the PRC and operates our small loan business through Beijing Fanhua Micro-credit Company Limited and Shenzhen Fanhua Micro-credit Co., Ltd.

(4)	Established in May 2018.
(5)	Established in July 2018.
(6)	Established in July 2018.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

OUR CORPORATE INFORMATION

The principal executive offices of our main operations are located 44/F, Tower G, No. 16 Zhujiang Dong Road, Tianhe District, Guangzhou City, Guangdong Province 510620, People’s Republic of China. Our telephone number at this address is +86 (020) 6231-6688. Our registered office in the Cayman Islands is located at the offices of Cricket Square, Hutchins Drive, PO Box 2681. Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 10 E. 40th Street, 10th Floor, New York, NY 10016. Our corporate website is www.cashchina.cn. The information contained in our website is not a part of this prospectus.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their over-allotment option to purchase up to 975,000 additional ADSs representing 19,500,000 ordinary shares from us; and

Except where the context otherwise requires and for purposes of this prospectus only:

•	“active borrowers” refers to borrowers with outstanding loan principal of home equity loans as at the end of a specified period;

•	“ADSs” refers to the American depositary shares, each representing 20 of our ordinary shares;

•	“CAGR” refers to compound annual growth rate;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

•	“contractual interest rate” refers to the interest rate prescribed under loan agreements;

•

“effective interest rate” refers to the annualized internal rate of return based on initial outlay of loan principal, initial inflow of financing service fees (if applicable) and expected monthly inflow of repayments;

•	“leverage ratio” refers to the ratio of total assets to total shareholders’ equity;

•	“charge-off ratio” refers to the ratio of charge-offs during a period over the average beginning and ending balances of outstanding loan principal of the same period;

•

“Loan-to-value ratio”, or “LTV ratio” refers to the ratio of loan amount to the value of asset collateral; the loan amount is calculated as the amount of all outstanding loans to be secured by the collateral;

•	“NPL” refers to a loan being delinquent for over 90 days;

•	“ordinary shares” prior to the completion of this offering refers to our ordinary shares of par value US$0.0001 per share;

•	“Pearl River Delta region” refers to Dongguan, Zhongshan, Foshan, Guangzhou, Huizhou, Jiangmen, Shenzhen, Zhuhai and Zhaoqing;

•

“quick disposal plans” refers to the mechanisms that we utilize to quickly dispose of delinquent loans or collateral to recover potential losses, including selling the delinquent loans to third parties or disposal of collateral without going through judicial proceedings;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“senior units” refers to the senior units and intermediate units, if applicable, in a trust plan;

•	“structural leverage ratio” refers to the ratio of the total amount of senior units and subordinated units; intermediate units are included as senior units for the purpose of calculation;

•	“Tier 1 cities” refers to Beijing, Shanghai, Shenzhen and Guangzhou;

•

“Tier 2 cities” refers to Dongguan, Foshan, Nanjing, Nanchang, Nantong, Xiamen, Hefei, Dalian, Tianjin, Changzhou, Xuzhou, Huizhou, Chengdu, Yangzhou, Wuxi, Kunming, Hangzhou, Wuhan, Jinan, Zhuhai, Shijiazhuang, Fuzhou, Suzhou, Xi’an, Zhengzhou, Chongqing, Changsha, Qingdao, Shaoxing, Ningbo, Wuxi, Ha’erbin, Changchun, Nanning, Wenzhou, Quanzhou, Guiyang, Taiyuan, Jinhua, Yantai, Jiaxing, Urumqi, Taizhou, Haikou, Jiaxing and Zhongshan;

•	“total operating income” refers to the sum of (i) net interest and fees income and (ii) total non-interest revenue;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•	“we,” “us,” “our company,” “our,” and “CNFinance” refer to CNFinance Holdings Limited, a Cayman Islands company and its subsidiaries; and

•	“Yangtze River Delta region” refers to Shanghai, Nanjing, Nantong, Hefei, Yixing, Changzhou, Yangzhou, Wuxi, Hangzhou, Jiangyin, Taizhou, Shaoxing, Suzhou, Jiaxing and Zhenjiang.

This prospectus contains information and statistics relating to China’s economy and its home equity loan industry derived from various publications issued by market research companies and PRC government entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside China.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.6171 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 29, 2018. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On November 2, 2018, the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board for Renminbi was RMB6.8894 to US$1.00.

In this prospectus, where information has been presented in thousands, millions, billions or trillions of units or percentages, amounts may have been rounded up or down. Accordingly, totals of columns or rows of numbers in tables may not be equal to the apparent total of the individual items and actual numbers may differ from those contained herein due to rounding.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$7.50 and US$8.50 per ADS.

ADSs offered by us	6,500,000 ADSs (or 7,475,000 ADSs if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents 20 ordinary shares, par value US$0.0001 per share. The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares offered by us	We will issue 130,000,000 ordinary shares represented by ADSs in this offering (or 149,500,000 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering	Immediately upon the completion of this offering, 1,360,434,040 ordinary shares will be outstanding, par value US$0.0001 per share (or 1,379,934,040 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full), excluding ordinary shares issuable upon the exercise of options outstanding under our employee share incentive plan as of the date of this prospectus.

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 975,000 additional ADSs.

Use of proceeds	We expect to receive net proceeds of approximately US$40.9 million from this offering based on the initial public offering price of US$7.50 per ADS, after deducting underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and estimated offering expenses payable by us and assuming the underwriters do not exercise their option to purchase additional ADSs.

We plan to use the net proceeds of this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Lockup	We, our directors and executive officers, our existing shareholders and certain of our option holders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for ADSs or ordinary shares for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Subscription	Several investors have subscribed for, and have been allocated over 5% of the ADSs, or US$45 million of the ADSs in aggregate, in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such investors are not our existing shareholders, directors or officers. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these investors as they will on any other ADSs sold to the public in this offering.

NYSE trading symbol	CNF

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on November 9 , 2018.

Depositary	JPMorgan Chase Bank, N.A.

Risk factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statements of comprehensive income data for the years ended December 31, 2016 and 2017, summary consolidated balance sheet data as of December 31, 2016 and 2017 and summary consolidated cash flow data for the years ended December 31, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data for the six months ended June 30, 2017 and 2018, summary consolidated balance sheet data as of June 30, 2018 and summary consolidated cash flow data for the six months ended June 30, 2017 and 2018 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statements of Comprehensive Income Data

The following table presents our selected consolidated statements of comprehensive income for the years ended December 31, 2016 and 2017 and for the six months ended June 30, 2017 and 2018, respectively.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Selected Consolidated Statements of Comprehensive Income:

Interest and fees income
Interest and financing service fee on loans	1,242,128,524	3,406,110,592	514,743,708	1,399,490,468	2,131,210,235	322,076,172
Interest on deposits with banks	1,417,305	4,337,177	655,450	1,234,864	5,691,790	860,164

Total interest and fees income	1,243,545,829	3,410,447,769	515,399,158	1,400,725,332	2,136,902,025	322,936,335

Interest expense
Interest expense on interest-bearing borrowings	(442,661,324)	(1,401,191,685)	(211,753,137)	(534,891,850)	(950,272,316)	(143,608,577)
Interest expense on amounts due to related parties	—	(8,714,000)	(1,316,891)	(1,354,000)	(1,153,973)	(174,393)
Total interest expense	(442,661,324)	(1,409,905,685)	(213,070,028)	(536,245,850)	(951,426,289)	(143,782,970)

Net interest and fees income	800,884,505	2,000,542,084	302,329,130	864,479,482	1,185,475,736	179,153,366

Provision for credit losses	(111,362,044)	(306,752,951)	(46,357,611)	(113,659,787)	(224,647,229)	(33,949,499)
Net interest and fees income after provision for credit losses	689,522,461	1,693,789,133	255,971,518	750,819,695	960,828,507	145,203,867
Realized gains/(losses) on sales of investments, net	66,878,501	(11,527,798)	(1,742,122)	(1,728,035)	1,214,794	183,584
Other-than-temporary losses on available-for-sale investments	(36,692,695)	—	—	—	—	—

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Other revenue, net	36,261,933	23,979,610	3,623,885	9,151,678	5,102,016	771,035
Total non-interest revenue	66,447,739	12,451,812	1,881,763	7,423,643	6,316,810	954,619

Operating expenses
Employee compensation and benefits	(299,225,819)	(545,956,248)	(82,506,876)	(239,427,311)	(243,699,668)	(36,828,772)
Share-based compensation expense	—	(182,689,766)	(27,608,736)	(91,344,883)	(19,857,584)	(3,000,950)
Taxes and surcharges	(48,207,495)	(38,835,933)	(5,869,026)	(16,486,244)	(39,458,099)	(5,963,050)
Rental and property management expenses	(24,404,690)	(47,896,817)	(7,238,340)	(21,013,900)	(29,243,592)	(4,419,397)
Impairment of goodwill	(20,279,026)	—	—	—	—	—
Offering expenses	—	—	—	—	(7,325,778)	(1,107,098)
Other expenses	(75,807,908)	(82,194,556)	(12,421,538)	(34,387,976)	(40,233,934)	(6,080,297)
Total operating expenses	(467,924,938)	(897,573,320)	(135,644,515)	(402,660,314)	(379,818,655)	(57,399,564)

Income before income tax	288,045,262	808,667,625	122,208,766	355,583,024	587,326,662	88,758,922
Income tax expense	(52,603,423)	(275,994,868)	(41,709,339)	(113,079,080)	(149,332,993)	(22,567,740)
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182

Earnings per share
Basic	0.19	0.43	0.06	0.20	0.36	0.05
Diluted	0.19	0.40	0.06	0.19	0.33	0.05

Other comprehensive income/(loss)
Net unrealized (losses)/gains on available-for-sale investments	(194,680,052)	(2,601,355)	(393,126)	(15,553,242)	398,901	60,283
Foreign currency translation adjustment	(778,538)	(198,794)	(30,042)	53,032	156,325	23,624
Comprehensive income	39,983,249	529,872,608	80,076,258	227,003,734	438,548,895	66,275,090

Consolidated Balance Sheet Data

The following table presents our selected consolidated balance sheet data as of December 31, 2016 and 2017 and June 30, 2018, respectively.

	As of December 31,			As of June 30,
	2016	2017		2018
	RMB	RMB	US$	RMB	US$
Selected Consolidated Balance Sheet:
Cash and cash equivalents	233,138,588	1,190,360,385	179,891,551	2,462,198,955	372,096,380
Loans principal, interest and financing service fee receivables (net of allowance)	7,261,467,762	16,261,167,957	2,457,446,307	17,179,016,254	2,596,154,849
Other assets(1)	311,751,130	764,337,148	115,509,384	580,478,188	87,723,956

Total assets	7,806,357,480	18,215,865,490	2,752,847,243	20,221,693,397	3,055,975,185

Interest-bearing borrowings(2)	6,293,027,316	15,707,936,178	2,373,839,927	16,964,202,578	2,563,691,433
Other liabilities(3)	394,643,746	676,680,520	102,262,399	967,835,548	146,262,796

Total liabilities	6,687,671,062	16,384,616,698	2,476,102,325	17,932,038,126	2,709,954,229

Total shareholders’ equity	1,118,686,418	1,831,248,792	276,744,917	2,289,655,271	346,020,956

Notes:

(1)

Represents the sum of (i) available-for-sale investments, (ii) property and equipment, (iii) intangible assets and goodwill, (iv) deferred tax assets, (v) deposits and (vi) other assets as presented in our consolidated balance sheet.

(2)	Represents the sum of (i) borrowings under agreements to repurchase and (ii) other borrowings.
(3)

Represents the sum of (i) accrued employee benefits, (ii) amount due to related parties, (iii) income tax payable, (iv) deferred tax liabilities and (v) other liabilities as presented in our consolidated balance sheet.

Consolidated Cash Flow Data

The following table presents our selected consolidated cash flow data for the years ended December 31, 2016 and 2017 and for the six months ended June 30, 2017 and 2018, respectively.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Selected Consolidated Cash Flow:
Net cash provided by operating activities	379,883,655	1,286,649,584	194,443,122	648,689,697	764,274,272	115,499,882
Net cash (used in) investing activities	(4,700,415,345)	(9,583,892,655)	(1,448,352,398)	(4,536,973,594)	(839,637,655)	(126,889,068)
Net cash provided by financing activities	4,291,087,461	9,256,740,263	1,398,911,950	3,977,825,123	1,348,090,251	203,728,257
Net (decrease)/increase in cash and cash equivalents	(29,444,229)	959,497,192	145,002,674	89,541,226	1,272,726,868	192,339,071

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Cash and cash equivalents at beginning of the period	260,081,796	233,138,588	35,232,744	233,138,588	1,190,360,385	179,891,551
Effect of exchange rate change on cash and cash equivalents	2,501,021	(2,275,395)	(343,866)	(929,865)	(888,298)	(134,243)

Cash and cash equivalents at end of the period	233,138,588	1,190,360,385	179,891,551	321,749,949	2,462,198,955	372,096,380

Non-GAAP Financial Measure

Adjusted Net Income

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted net income helps identify underlying trends in our business by excluding the impact of share-based compensation expenses, which are non-cash charges. We believe that adjusted net income provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

Adjusted net income is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with U.S. GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As adjusted net income has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net income as a substitute for, or superior to, net revenues prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our adjusted net income for the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182

Add: share-based compensation expenses	—	182,689,766	27,608,736	91,344,883	19,857,584	3,000,950

Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

Key Operating Data

The following table presents our funding capital by sources, loan origination volume, outstanding loan principal, number of active borrowers and number of transactions by funding model for home equity loans as of the dates or for the periods indicated.

	As of December 31,				As of June 30,
Funding capital by sources	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Trust lending
Senior tranche	5,169	71.4%	11,504	69.5%	11,955	70.9%
Subordinated tranche
Own funds	1,929	26.6%	1,413	8.5%	1,155	6.9%
Transferred to third parties	—	—	3,213	19.4%	3,585	21.3%
Direct lending
Own funds	—	—	50	0.3%	50	0.3%
Transferred to third parties	141	1.9%	366	2.2%	104	0.6%
Total	7,239	100.0%	16,547	100.0%	16,849	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by funding model
Trust lending	7,809	94.1%	16,281	95.4%	5,790	99.8%
Direct lending	486	5.9%	789	4.6%	9	0.2%

Total loan origination volume	8,295	100.0%	17,071	100.0%	5,799	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by funding model
Trust lending	7,014	95.1%	15,941	95.6%	17,216	96.8%
Direct lending	361	4.9%	733	4.4%	562	3.2%

Total outstanding loan principal	7,375	100.0%	16,674	100.0%	17,778	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Number of active borrowers	% of total	Number of active borrowers	% of total	Number of active borrowers	% of total
Number of active borrowers by funding model
Trust lending	13,140	92.9%	25,446	96.7%	28,441	97.7%
Direct lending	1,007	7.1%	880	3.3%	672	2.3%

Total number of active borrowers	14,147	100.0%	26,326	100.0%	29,113	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Number of transactions	% of total	Number of transactions	% of total	Number of transactions	% of total
Number of transactions by funding model
Trust lending	13,606	95.3%	25,509	96.8%	10,154	99.8%
Direct lending	676	4.7%	842	3.2%	17	0.2%

Total number of transactions	14,282	100.0%	26,351	100.0%	10,171	100.0%

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in our ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of our ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and our business practice continues to evolve, which makes it difficult to evaluate our future prospects.

We commenced our loan service business in 2006 and adopted our current business model in 2014. We have a limited operating history in the home equity loan market, especially in some aspects of our business operations, such as loan facilitation service and collateral management service, credit analysis and the development of cooperative relationships with funding partners and other business partners. Our ability to continuously attract borrowers and funding sources is critical to our business. We may from time to time introduce new loan services and products, make adjustments to our existing loan facilitation services and products and our risk management system, or make adjustments to our business operations in general.

The regulatory framework for China’s home equity loan market is evolving and may remain uncertain for the foreseeable future. If our business practices or the business practices of our trust company partners are challenged under any PRC laws or regulations, our business, financial condition, results of operations and prospects would be materially and adversely affected. From time to time we may refine existing commercial arrangements in our business operations to comply with changing regulatory focuses. Starting in November 2017, FOTIC, one of our primary trust company partners, amended its loan agreements with borrowers to add an option for FOTIC to demand payment of outstanding loan principal and interests before the maturity of the underlying trust funding. Starting in March 2018, we have been working with FOTIC to implement certain changes to our top-up arrangements (the “2018 FOTIC Funding Arrangements”) and performance-based service fee structure (the “2018 FOTIC Service Fee Structure”). For details, please refer to “Business—Our Funding Model—Credit Strengthening Services.” Unfavorable reception of the new business arrangements by potential borrowers could have a material adverse impact on our business, results of operations, financial condition and cash flows. We may face the risk of increased borrower complaints, potential supervision, examinations or enforcement actions by regulatory agencies and/or penalties for violation of financial regulations and other applicable laws and regulations. We may not be able to successfully address the risks and difficulties associated with the new business arrangement, which could materially harm our business and operating results. The modifications to our business arrangements may also increase the complexity of our business and may present new and significant challenges, as well as strains on our management, personnel, operations, systems, technical performance and financial resources. As a result, past performance of our practice does not necessarily indicate our future prospects and performance. Such past performance may or may not be sustained in the future.

You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our limited operating history in this particular market. These risks and challenges include, among other things, our ability to:

•	offer customized and competitive loan services and products;

•	increase the utilization of our loan services by existing borrowers as well as new borrowers;

•	maintain low delinquency ratios of loans originated by us;

•	achieve an effective and efficient collection and foreclosure process to recover delinquent loans on behalf of our trust company partners in the event of loan default;

•	develop sufficient, diversified, cost-efficient and reputable funding sources;

•	broaden our prospective borrower base;

•	navigate through a complex and evolving regulatory environment;

•	improve our operational efficiency;

•	promote standardized and disciplined operational procedures in local offices;

•	attract, retain and motivate talented employees to support our business growth;

•	maintain and enhance relationships with our business partners;

•	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

•	navigate economic condition and fluctuation; and

•	defend ourselves against legal and regulatory actions.

Our historical credit enhancement arrangements to our trust company partners might be subject to challenges by relevant regulatory authorities, and we may potentially be required to obtain licenses.

Under our historical credit enhancement arrangements with our trust company partners, we are required to make payments for loan principal and interests that are in default. Under the 2018 FOTIC Funding Arrangements, our historical credit enhancement arrangements with FOTIC trust plans will be limited to existing loans and loans to be issued under existing trust products. We plan to implement similar changes for arrangements we have with our other trust company partners.

China Banking Regulatory Commission (“CBRC”), National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Finance, Ministry of Commerce, the People’s Bank of China (“PBOC”), and the State Administration for Industry and Commerce jointly released Tentative Measures for the Administration of Financing Guarantee Companies on March 8, 2010 (“Tentative Measures”) and the State Council released Regulation on the Supervision and Administration of Financing Guarantee Companies on August 2, 2017, effective on October 1, 2017 (“Regulation on Financing Guarantee Companies”), both of which stipulate that no entity or individual may conduct the financing guarantee business without the approval of the relevant regulatory authorities. We do not charge any fees directly with respect to credit enhancement service and we do not hold qualifications for providing financing guarantee as a loan service provider. It is unclear whether our historical credit enhancement arrangements would be deemed as providing financing guarantee under PRC laws and regulations. As of the date of this prospectus, we have not been subject to any fines or penalties under the aforementioned regulations with respect to our historical credit enhancement arrangements. If we are deemed to be providing a financing guarantee without required licenses, we may be subject to penalties such as correction order, fines of up to RMB1 million and suspension of business, which could materially and adversely affect our business.

Furthermore, according to the Notice on the Regulation and Rectification of the “Cash Loan” Business (“Circular 141”) issued by the Internet Finance Rectification Office and the Online Lending Rectification Office, a banking financial institution or the like (including trust companies) shall not accept any credit enhancement service, loss-bearing commitment or any other credit enhancement service provided by any third-party institution without qualifications for providing guarantees when cooperating with them in lending businesses. Our PRC legal advisor, Han Kun Law Offices, advises us that it is uncertain whether Circular 141 would apply to us. Nevertheless, if we are deemed to be subject to and our collaboration with funding partners is deemed to be in violation of Circular 141, our funding partners could be subject to penalties, including suspension or termination of such credit enhancement arrangements with us, which may disincentivize our funding partners from future collaboration with us and could have a material adverse effect on our source of funding and results of operations.

As of the date of this prospectus, we have not been subject to any fines or penalties under any PRC laws or regulations with respect to our historical credit enhancement arrangements. We cannot assure you that the regulatory authorities will not impose, among other things, regulatory warning, correction order, condemnation, fines or suspension of business license on us in the future because of our historical credit enhancement arrangements. Any of these actions by the regulatory authorities may have a material adverse effect on our business and results of operations.

Our trust company partners operate in a strictly regulated industry. If the practice of our trust company partners, including the cooperation arrangements with us, is challenged under any PRC laws and regulations, our business, financial condition and results of operations would be materially and adversely affected.

We provide home equity loan service to borrowers primarily through collaboration with our trust company partners. Our trust company partners operate in a highly regulated industry and, as a result, are required to comply with a wide array of laws and regulations that are continually evolving. If our collaboration arrangement is deemed to violate any of these laws and regulations, we may be required to make significant changes to our business arrangements. These changes may have a material adverse impact on our business, results of operations and financial condition and may not be implemented successfully.

According to Opinions of the General Office of the CBRC on Further Strengthening the Work of Supervising the Risks of Trust Companies, all local CBRC offices shall strengthen the analysis of the sources, durations and structure of the use of trust products’ funds, especially where the funds are open trust products issued in installments and are mismatched with the maturity date of its uses. All local CBRC offices shall (i) strengthen the screening and disposal of non-standard capital pool trusts, (ii) urge trust companies to dispose of existing, non-standard capital pools, (iii) prohibit the establishment of new non-standard capital pools, and (iv) submit monthly reports on the implementation of screening plans of non-standard capital pools, until standards are met. Capital pool is not a legal term defined under the PRC laws and regulations. Both standard capital pool and non-standard capital pool are strictly regulated. The major differences between standard capital pool and non-standard capital pool are qualification of investors and investees. Non-standard capital pool generally refers to the capital pool which mainly invests in non-standardized assets. Non-standardized assets include non-standardized debt assets and non-standardized equity assets, and only non-standardized debt assets are relevant to our business. Non-standardized debt assets generally refer to the debt assets with information disclosed only among trading parities and without public pricing. Only qualified investors are allowed to invest in non-standardized debt assets. Our trust company partners acquire funding primarily through trust products set up under various trust plans with a term of one to three years, while the loans we facilitate have tenors ranging from one to eight years. For details of matching of our funding sources and loan products we facilitate, please refer to “Business—Our Funding Model—Matching of Terms of Funding Sources and Loans.” Our trust company partners allocate committed funds from the trust plan accounts among approved borrowers, which could be viewed as creating a mismatch between an investor’s expected timing of exit and the maturity date of the loan. For details, please refer to “—Risks Related to Our Business—Loan products we facilitate may potentially be deemed as having a duration mismatch with underlying funding sources. We and our trust company partners may need to take additional measures to reduce any risks associated with the mismatch, which could materially and adversely affect our business and results of operations.” We do not have specific knowledge on whether our trust company partners are compliant with the foregoing regulation and relevant applicant laws and regulations when they are handling the payment by the borrowers and the payment to unit holders in trust plans. If our trust lending model is deemed as creating a duration mismatch, we may be required to make adjustments to our business practice and our source of funding, results of operations and financial condition may be materially and adversely impacted.

As part of continuous effort to comply with evolving laws and regulations, FOTIC, one of our primary trust company partners, amended the terms of their loan agreements with borrowers starting from November 2017 (the “2017 FOTIC Loan Agreement”). We have been working with FOTIC to further redesign our funding models to improve duration match of funding. Going forward, we will implement measures together with our trust company partners to ensure duration match of funding and loan products.

Our trust company partners are also subject to other laws and regulations. For example, according to the Measures for the Administration of Trust Companies’ Trust Plans of Assembled Funds issued by the CBRC, trust companies may not provide loans in excess of 30% of the paid-in balance of all the trust plans under its management. It is our trust company partners’ responsibility to comply with these regulations and we have no specific knowledge as to whether our trust company partners are in compliance. We cannot assure you that our trust company partners have been in compliance at all times. As of the date of this prospectus, we are not aware of any material concerns under this regulation. However, we cannot assure you that relevant regulatory authorities would hold the same view, or impose additional restrictions on our trust company partners’ businesses. This regulation may limit our access to funding from our trust company partners in the future, which may have a material adverse impact on our source of funding and results of operations.

As of the date of this prospectus, we are not aware of any of our trust company partners being or having been subject to any material fines or penalties under any PRC laws or regulations for noncompliance as a result of their collaboration arrangements with us. We and our trust company partners have been in frequent communication with the governmental authorities to clarify the relevant regulatory requirements and to ensure that our collaboration is in full compliance with the laws and regulations. While we believe we currently are in compliance with existing PRC regulations, including Circular 141, in all material aspects, we cannot assure you that the PRC government authorities would agree with our interpretation of the relevant regulations. It is also possible that new laws and regulations may be adopted which, along with any possible changes needed to fully comply with any existing or newly released regulations, could require us to further modify our business or operations. The cost to comply with such laws or regulations would increase our operating expenses, and modifications of our business may have a material and adverse impact on our business, financial condition and results of operations. If any of our trust company partners are deemed to violate any laws, regulations and rules, they may face, among other things, regulatory warning, correction order, condemnation, fines, suspension of business license and criminal liability, which may have a material adverse impact on our funding source and results of operations.

Our business may be adversely affected if we are unable to secure funding on terms acceptable to us or our borrowers, or at all.

We fund most of the loans we originate through our trust company partners. Loans funded by our trust company partners are disbursed to borrowers directly through trust plans. 94.1%, 95.4% and 99.8% of our home equity loan origination volume was funded under trust lending model in 2016, 2017 and for the six months ended June 30, 2018, respectively.

The availability of funding from our trust company partners depends on many factors, such as the availability of investors on their platforms, general economic conditions, change of regulatory requirements, actual and expected delinquency ratios compared to alternative opportunities, some of which are out of our control. Our trust company partners may seek to acquire borrowers independently or through other third parties. They may also develop their own credit analysis systems or use credit analysis services provided by other third parties, and as a result discontinue cooperating with us. In addition, our trust company partners may not be able to adapt their compliance practices with the evolving financial institution licensing and other regulations in the PRC. As a result, our ability to cooperate with our existing trust company partners may be subject to regulatory or other limitations. See “—Risks Related to Our Business—Some of our funding sources are highly regulated and are subject to the changing regulatory environment. If any of the funding sources is deemed to violate the PRC laws and regulations, we may need to secure new funding, failure of which may result in material and adverse impact on our business, financial condition, results of operations and prospects.”

As our business grows, we may need to obtain new funding sources or require current funding partners to increase the amount of funding provided. If there is a sudden or unexpected shortage of funds from our trust company partners or if we fail to maintain or develop relationships with our existing trust company partners or new funding partners, we may not be able to maintain necessary levels of funding without agreeing to less favorable terms, or at all. We may not be able to arrange additional, new or alternative methods of funding on favorable terms, or at all, or ensure that our cooperation with new funding partners will meet our expectations and the expectations of borrowers.

Additionally, if there is an unexpected scale of decrease in subordinated units due to a higher NPL ratio, we may not be able to arrange additional capital to increase our subordinated units contribution to satisfy the contractual structural leverage ratio as required by the subordinated units subscription agreement. If we are unable to secure sufficient funding on terms acceptable to us and our borrowers, or at all, we may not be able to provide attractive products and services to our borrowers, and our business, financial condition and results of operations may be materially and adversely affected.

In May 2018, FOTIC established Jinghua Structure Fund 27. As of June 30, 2018, Fanhua Inc., who holds 20.58% of our shares through CISG Holdings Ltd., and its subsidiaries subscribed to all of the senior units of Jinghua Structure Fund 27, which amounted to approximately RMB138 million. We subscribed to all of the subordinated units of Jinghua Structure Fund 27, which amounted to approximately RMB15.4 million as of June 30, 2018. For details, please refer to “Related Party Transactions—Other Related Party Transactions.” To the extent that Fanhua Inc. and its subsidiaries subscribe to a large number of senior units, our reliance on them for incremental liquidity will increase over time, which may change our risk profile. We cannot assure you that Fanhua Inc. and its subsidiaries will continue to subscribe to the senior units of the trust plans set up by our trust company partners in the future. If funding from their subscription decrease, we may not be able to secure additional funding on terms acceptable to us, or at all.

Loan products we facilitate may potentially be deemed as having a duration mismatch with underlying funding sources. We and our trust company partners may need to take additional measures to reduce any risks associated with the mismatch, which could materially and adversely affect our business and results of operations.

The Guiding Opinion on Regulating the Asset Management Business of Financial Institutions (the “Guiding Opinion”) was issued by PBOC, together with China Banking and Insurance Regulatory Commission (“CBIRC”), China Securities Regulatory Commission (“CSRC”) and State Administration of Foreign Exchange on April 27, 2018. According to the Guiding Opinion, in order to reduce the risk of duration mismatch, the expiration date of closed-end asset management products, or the last open day of open-end asset management products, shall not be earlier than the termination date of the non-standard creditor’s assets the asset management products invested in directly or indirectly. The Guiding Opinion further prohibits the rolling issuance of a series of assets management products that enables the transfer of the principal, expected investment return and risks among different investors, which will be deemed as rigid payment to guarantee the principal and expected investment return of the product.

Under our trust lending model, the trust products set up under long-term trust plans usually have a term of one to three years while the loans we facilitate have tenors typically ranging from one to eight years. Once a trust product matures, the trustee is required to repay the expected investment return and principal to the senior unit holders. Under our credit strengthening services, we are required to make up for any shortfalls if the proceeds from loans are less than the principal amount invested by the senior unit holders and the agreed financing costs for the senior units which primarily consist of expected rate of investment return to the senior unit holders. Under these circumstances, our trust company partners will employ various measures to meet payment obligations under the maturing trust products while the loans funded thereunder remain outstanding, and may require us to contribute additional funding under our credit strengthening arrangements. For details of matching our funding sources and loan products we facilitate, please refer to “Business—Our Funding Model—Matching of Terms of Funding Sources and Loans.”

Under the 2017 FOTIC Loan Agreement, FOTIC has an option to demand repayment of outstanding loan principal and unpaid accrued interests before the maturity of the underlying trust funding, to match outstanding terms of the trust products that FOTIC set up for lending to the borrowers. Our trust company partners have also implemented the pass-through repayment method in certain of the trust plans to help resolve the duration mismatch. In addition, our trust company partners may transfer the loans with repurchase arrangements which will generally be provided by us or our wholly owned subsidiaries to third parties at a specified annual rate of return when the original trust products become due. As of the date of this prospectus, we have not received any notice or been made aware of any issues or concerns raised by the regulatory authorities on our business arrangements. As detailed implementation rules or regulations to the Guiding Opinion have yet to be promulgated, we cannot assure you that the regulatory authorities hold the opinion that our business arrangements are in compliance with the aforesaid regulation. Our business arrangements may be subject to challenges by regulatory authorities. As such, our trust company partners may need to further modify their loan agreements with the borrowers and our collaboration arrangement with them, which could materially and adversely affect our business and results of operations.

Furthermore, if the borrowers are unable to repay FOTIC loans in time due to the accelerated payment schedule caused by option exercise and because of the significant size of the accelerated lump sum payment, we may experience increase in our delinquency ratio, which could in turn result in a material adverse effect on our business and results of operations. Our trust company partners may have to utilize alternative funding to alleviate this issue. We cannot guarantee you, however, that such funding will always be available on acceptable terms, if at all. We may be required to contribute additional funding under our credit strengthening services, which may have a material adverse effect on our business and results of operations.

We provide credit strengthening services to the trust plans as the subordinated units holder, which may be subject to challenges by regulatory authorities.

Under the 2018 FOTIC Funding Arrangements and the arrangements we have with other trust company partners, we, as the subordinated unit holder, are required to provide certain credit strengthening services. For details, please refer to “Business—Our Funding Model—Credit Strengthening Services.”

The Guiding Opinion unifies the requirements and standards for various types of asset management products previously regulated by different regulatory authorities. The Guiding Opinion provides, among others, unified qualifications for investors, prudent operation principles of financial institutions, business isolation and independent custody. The Guiding Opinion prohibits direct or indirect guarantee for the principal and expected investment return of the senior unit holders of structural asset management products, which may impose restrictions on the structural arrangements we have with our trust company partners. However, the Guiding Opinion is relatively new and its interpretation and application remains uncertain. Our credit strengthening arrangements may be deemed as indirectly guaranteeing senior unit holders’ principal and expected investment return on the investments. As such, we may be required to further modify such arrangements with the trust plans, which could materially and adversely affect our business. As of the date of this prospectus, we have not received any notice or been made aware of any issues or concerns raised by regulatory authorities on our credit strengthening arrangements. We cannot guarantee you, however, that the regulatory authorities will hold the opinion that our credit strengthening arrangements are in compliance with the relevant regulations.

The Guiding Opinion provides a grace period by the end of 2020. During the grace period, new products issued by the financial institutions shall be subject to the Guiding Opinion, and existing products not in compliance with the Guiding Opinion shall be gradually phased out. After the grace period, financial institutions shall not issue or renew any asset management products not in compliance with the Guiding Opinion.

Our trust company partners may need to lower the structural leverage ratio of the trust plans which could materially and adversely affect our business.

The Guiding Opinion sets a limit on the contractual structural leverage ratio which is calculated as the total amount of senior units divided by subordinate units, and intermediate units shall be included as senior units for the purpose of this calculation. For a fixed-income product, the structural leverage ratio shall not exceed 3:1. The contractual structural leverage ratio of the trust plans or products set up by our trust company partners is determined pursuant to our collaboration agreements with them, which set the upper limit to such ratio at a range of 3:1 to 9:1. As of June 30, 2018, the actual structural leverage ratio of our trust plans was generally lower than 3:1. For details, please refer to “Business—Our Funding Model—Terms of the Trust Plans” and “—Funding Partners.”

Our trust company partners may need to modify the collaboration agreements with us in order to comply with the foregoing structural leverage ratio limit requirement. As such, we may need to contribute additional funding to maintain a lower structural leverage ratio and our overall cost of funding may increase, which could materially and adversely affect our business.

Our concentration of funding provided by our trust company partners may have a material adverse effect on our financial condition, liquidity and results of operations, if we lose any of our trust company partners either as a result of its decision to acquire services from our competitors or otherwise.

94.1%, 95.4% and 99.8% of our total home equity loan origination volume was funded under trust lending model in 2016, 2017 and for the six months ended June 30, 2018, respectively. Among the loans originated through our trust lending model, 98.4%, 87.3% and 89.4% were funded through FOTIC trust plans in 2016, 2017 and for the six months ended June 30, 2018, respectively. Although we have longstanding relationship with our trust company partners, there is no certainty as to the continuation of the relationships between our trust company partners and us. We endeavor to diversify our funding source but there is no assurance that we will be successful. The loss of any of our trust company partners, whether as a result of its decision to acquire services from our competitors, or otherwise, would have a material adverse effect on our financial condition, liquidity and results of operations.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC government authorities. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of the home equity loan and finance industries. For details, please refer to “Regulation.” Our PRC legal advisor, Han Kun Law Offices, advises us that our businesses do not need special approvals or licenses, other than our small loan business and subject to “—Risks Related to Our Business—Our historical credit enhancement arrangements to our trust company partners might be subject to challenges by relevant regulatory authorities, and we may potentially be required to obtain licenses.” We are further advised that these opinions are subject to uncertainties and the regulatory authorities may hold a different view. As of the date of this prospectus, all of our small loan subsidiaries have obtained such approvals or licenses.

Some of our funding sources are highly regulated and are subject to the changing regulatory environment. If any of the funding sources is deemed to violate the PRC laws and regulations, we may need to secure new funding failure of which may result in material and adverse impact on our business, financial condition, results of operations and prospects.

We have multiple funding sources to support our business model, including funding sources that are highly regulated. Although we may or may not be subject to any direct material fines or penalties from the relevant regulatory authorities, if our funding sources are deemed to violate any relevant regulations in collaboration with us directly or indirectly, our business, financial condition, results of operations and prospects would be materially and adversely affected.

According to Circular 141, an Internet small loan company may not sell, transfer or substantively transfer its credit assets through Internet platforms or any local financial exchange, and any funds financed through transfer of credit assets or assets-backed securities shall be counted as on-balance-sheet financing when calculating the total financing/net capital ratio of the small loan company. Our small loan subsidiaries are not Internet small loan companies and according to the consultations with the local government financing bureaus, our small loan subsidiaries will not be subject to the restrictions solely applicable to Internet small loan companies. We fund our small loan direct lending business partially from listing rights to earnings in loans principal, interest and financing service fee receivables on Guangdong Financial Assets Exchange (the “Exchange”) before the promulgation of the Circular 141. Our PRC legal advisor, Han Kun Law Offices, advises us that we are not in violation of the restrictions under the aforesaid regulation. We are further advised that these opinions are subject to uncertainties and the regulatory authorities may hold a different view.

Historically, we listed certain rights to earnings in loans principal, interest and financing service fee receivables and rights to earnings in subordinated units on local financial exchanges. Such listed products were subsequently traded to Internet platforms and ultimately to third-party investors on such platforms. According to Notice on Strengthening the Rectification of Asset Management Business through the Internet and Carrying Out the Inspection and Acceptance Work issued by the Internet Finance Rectification Office (the “Internet Asset Management Notice”), an entity is not allowed to sell asset management products through an Internet platform without permits. An Internet platform shall not act as agency channel for any local financial exchange to distribute asset management products which are (i) prohibited to be sold by local financial exchanges or (ii) sold in restricted manners by local financial exchanges. As such, we plan to replace such funding model with funds from transfer of rights to earnings in loans principal, interest and financing service fee receivables to third parties either directly, such as to qualified private equity funds, or through other permitted means including trading on local financial exchanges without involving Internet platforms.

We subscribe to the subordinated units and therefore have rights to the residual earnings under such trust plans. We historically acquire certain funding for the subordinated units by transferring our right to earnings with a repurchase arrangement to private equity funds. According to the regulations on private equity funds, private equity funds shall no longer engage in loan business and starting from February 12, 2018, the Asset Management Association of China will no longer accept new product filings which are not within the permitted investment scope of private equity funds. Private equity funds filed before February 12, 2018 may continue to invest in loan business. Our private equity funding sources’ filing of products in collaboration with us were all accepted before February 12, 2018. Our PRC legal advisor, Han Kun Law Offices, advises us that such regulations have no material adverse effect on our funding model, as we may, under the realm of the regulatory framework, continue to work with our existing private equity funding channels and similar private equity funding channels whose products have been duly filed before February 12, 2018. We are further advised that these opinions are subject to uncertainties and the regulatory authorities may hold a different view. We cannot assure you that the registered channels can satisfy our financing needs, or that such regulations will not impose material restrictions on our future business operations as we continue to grow our business.

According to Notice of the China Banking Regulatory Commission on Relevant Issues concerning Regulating the Investment Operation of Wealth Management Business of Commercial Banks promulgated in March 2013 (the “Wealth Management Notice”), a commercial bank is subject to certain investment threshold of non-standardized debt assets. Neither our trust company partners nor we have specific knowledge on whether a commercial bank investing in the senior units is in compliance with the Wealth Management Notice. As of the date of this prospectus, we are not aware of noncompliance by commercial banks as senior unit holders. We cannot assure you, however, commercial banks as senior unit holders will be in compliance in the future. If commercial banks as senior unit holders violate the Wealth Management Notice, such violation will have a material adverse effect on our trust company partners’ funding sources and our business operations.

As of the date of this prospectus, we are not aware of any material fines or other penalties under any PRC laws or regulations with respect to the aforesaid funding resources. If our practice, or the practice of our funding partners in collaboration with us, is deemed to violate any laws, regulations and rules, we may face, among other things, regulatory warning, correction order, condemnation, fines, suspension of business license and criminal liability. If such situations occur, our business, financial condition, results of operations and prospects would be materially and adversely affected.

We lack product and business diversification. Accordingly, our future operating income and earnings are more susceptible to fluctuations than a more diversified company.

Currently, our primary business activities include facilitating home equity loans and providing loan management services to borrowers and trust company partners and to a lesser extent, direct lending through our small loan subsidiaries. If we are unable to maintain and grow the operating income from our current business or develop additional revenue streams, our future operating income and earnings are not likely to grow and could decline. Our lack of product and business diversification could inhibit the opportunities for growth of our business and results of operations.

If we are unable to maintain or increase the amount of loans we originate or if we are unable to retain existing borrowers or attract new borrowers, our business and results of operations will be adversely affected.

To maintain and increase the amount of loans we originate, we must continue to engage our existing borrowers and attract new borrowers, both of which may be affected by several factors, including interest rates of loans we originate, our brand recognition and reputation, our loan services and products offered, our efficiency in operating offline branches and engaging prospective borrowers, the effectiveness of our credit analysis system, our ability to secure sufficient and cost-efficient funding, service fees we charge to trust plans, our borrower experience and the PRC regulatory environment. In addition, we acquire borrowers through our extensive national network, and we have also entered into agreements with our channel partners to utilize the Internet platforms or offline network they operate to engage some of our prospective borrowers. If these channels are less effective or less efficient than anticipated, if we are unable to continue to use these channels, or if we cannot expand our channel network, we may not be able to acquire or engage new and existing borrowers efficiently. In addition, we may also impose more stringent borrower qualifications to ensure the quality of the loans we facilitate, which may negatively affect the amount of loans we facilitate. If we are unable to attract borrowers or if borrowers do not continue to use our services, we may be unable to increase our loan origination volume and corresponding income, and our business and results of operations may be materially and adversely affected.

Our concentration in loans secured by real properties may increase our credit losses in times of deterioration in local or national property markets, which would negatively affect our financial results.

The home equity loans we facilitate are secured by residential or commercial properties in our market areas. As of June 30, 2018, 93.5% and 6.5% of the outstanding loan principal for home equity loans we originated was secured by residential and commercial real properties, respectively.

A significant decrease of property values will cause an increase in LTV ratio, resulting in borrowers having little or negative equity in their property, which may reduce new loan originations and provide incentive to borrowers to strategically default on their loans. Risk of loan defaults and foreclosures are unavoidable in the home equity loan industry. We may be subject to such risks as we may be required to make payments under historical credit enhancement arrangements we provided to our trust company partners. Our historical credit enhancement arrangements with FOTIC will start phasing out in March 2018. However, our top-up arrangements to trust plans as a subordinated unit holder remain effective. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

If we are unable to achieve low delinquency ratios for loans originated by us, our business and results of operations may be materially and adversely affected.

We may not be able to achieve low delinquency ratios for loans originated by us, or such delinquency ratios may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. The outstanding principal of home equity loans originated by us was RMB7,375 million, RMB16,674 million, RMB17,778 million and RMB17,712 million as of December 31, 2016 and 2017 and June 30, 2018 and September 30, 2018. The delinquency ratio for loans originated by us increased from 5.38% as of December 31, 2016 to 7.17% as of December 31, 2017, 11.49% as of June 30, 2018 and further to 12.07% as of September 30, 2018. Our NPL ratio increased from 1.50% to 1.66%, to 1.82% and further to 1.87% as of the same respective dates. We experienced a significant increase in our delinquency ratio and NPL ratio in the first two quarters of 2018, which was a result of changing market environment, slower growth of outstanding loan principal and longer collection process. For details, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Performance Data and Trend Analysis.” We continued to experience an increase in our delinquency ratio and NPL ratio in the three months ended September 30, 2018, which was a result of strategic balancing of our business growth and loan quality. For details, please refer to “Summary—Recent Developments—Preliminary Results of the Third Quarter of 2018.” If we were to continue to experience increase in delinquency ratio or NPL ratio, we may not have sufficient capital resources to pay defaulted principals and interests to our trust company partners according to our historical credit enhancement arrangements or top-up arrangements. Our service fee charged to trust plans could also be significantly reduced under the 2018 FOTIC Service Fee Structure if this were to occur. Accordingly, our results of operations, financial position and liquidity could be materially and adversely affected. Furthermore, our borrower base continues to expand with the growth of our business operations, which may include loan applicants with lower creditworthiness. We may not be able to achieve low delinquency ratios for loans originated by us in the future, or return to the low delinquency ratio or NPL ratio we achieved in the past.

Our high leverage ratio may expose us to liquidity risk and we may not have sufficient capital reserve to manage losses.

As part of the collaboration we have with our trust company partners, we subscribe to subordinated units in trust plans through our subsidiaries and fund those units with (i) our own funds and (ii) funding from transferring our right to earnings in subordinated units to third parties. We transfer our right to earnings in subordinated units to third parties with a repurchase arrangement, which requires us to repurchase the right to earnings in subordinated units. For details of our repurchase agreements with third parties under the trust lending model, please refer to “Business—Our Funding Model—Funding Sources.” In 2016, 2017 and for the six months ended June 30, 2018, we transferred our right of earnings in subordinated units to a certain private equity fund and to a certain third party through a private financial assets trading platform. Our financing costs under such repurchase arrangement ranged from 15% to 18% per annum of the transfer prices in 2016, 2017 and for the six months ended June 30, 2018, and our financing costs under such repurchase agreements with a third party through a private financial assets trading platform ranged from 9.7% to 14% per annum of the transfer prices in 2016, 2017 and for the six months ended June 30, 2018. We are required to consolidate all of the results under trust plans on our consolidated financial statements, including those of the senior units. This consolidation is necessary as our trust lending model creates exposure to variability of returns from the activities of the trust plans.

We also operate direct lending business through our small loan subsidiaries. We finance our direct lending business with (i) our own funds and (ii) funds we receive from third parties by transferring our rights to earnings in loans principal, interest and financing service fee receivables to third parties together with a repurchase arrangement. Such repurchase arrangements require us to repurchase these rights to earnings at a fixed repurchase price within a specified period of time (generally within 360 days). The difference between the transfer price we receive and the fixed repurchase price is the effective financing costs for entering into repurchase arrangements. Our financing costs under such arrangements ranged from 9.7% to 14% per annum of the transfer prices in 2016, 2017 and for the six months ended June 30, 2018.

As a result of our funding model, we may be exposed to high leverage ratio. Our leverage ratio was 7.0 times, 9.9 times and 8.8 times as of December 31, 2016 and 2017 and June 30, 2018, respectively. Our high level of borrowings and leverage ratio may adversely affect our liquidity and business operations, including but not limited to increasing our vulnerability under adverse economic condition, potentially limiting our ability to raise more debt and increasing our exposure to interest rate fluctuation. Our business and results of operations also depend on our ability to secure cost-effective financing. The third parties to whom we transfer our right to earnings or small rights to earnings in loans principal, interest and financing service fee receivables may not continue to provide funding at rates acceptable to us, and we may not find alternative financing at similar rates, or at all.

If we continue to have a high leverage ratio, our exposure to liquidity risk may restrict our ability to make necessary capital expenditures or develop business opportunities in the future. For the credit strengthening services we provide, we may also be required to provide additional funding when there is an NPL in the loan portfolio. Due to this arrangement and our high leverage ratio, we may not have sufficient capital reserve to manage potential losses in the future, which may adversely affect our results of operations and financial positions. In addition, although we are not currently subject to any capital reserve requirement, we cannot assure you that the regulatory authority will not impose such requirements in the future, which may have a material adverse impact on our results of operations and financial positions due to our high leverage ratio.

If our risk management system fails to perform effectively, such failure may materially and adversely impact our operating results.

Credit assessment of our borrowers is conducted by our risk management system. Such system uses credit analysis and data from prospective borrowers and multiple external sources and might not be effective as we continue to increase the amount of transactions, expand the borrower base and broaden our borrower engagement efforts through different channels in the future. If our system is ineffective or if the credit analysis and data we obtained are incorrect or outdated, our risk management abilities could be negatively affected, resulting in incorrect recommendations or denials of loan applications or mispriced loan products. If we are unable to effectively and accurately assess the credit risks of borrowers or price loan products appropriately, we may be unable to offer quality services to our trust company partners or borrowers. Our risk and credit assessment may not be able to provide more predictive assessments of future borrower behavior or result in better evaluation of our borrower base when compared to our competitors. Pursuant to the terms of our collaboration agreements with trust company partners, trust company partners are ultimately responsible for approving the loans applications and we are not subject to any penalties for inaccurate risk assessment or mispriced loan products. However, we ultimately bear credit risk on loans we facilitate as we have payment obligations under our historical credit enhancement arrangements or credit strengthening arrangements. For details, please refer to “Business—Our Funding Model—Credit Strengthening Services.” In addition, our performance-based service fee and return under the subordinated units may be reduced as a result of increased NPLs. If our risk management system fails to perform effectively, our business and results of operations may be materially and adversely affected.

Our business depends on our ability to collect payment on and service the transactions we facilitate.

We offer post-loan management services to our trust company partners. We have implemented payment and collection policies and practices designed to optimize compliant repayment, while also providing superior borrower experience. Our collection process is divided into distinct stages based on the days of delinquency, which dictates the level of collection steps taken. For example, automatic reminders through text, voice and instant messages are sent to a delinquent borrower as soon as the collections process commences. Our collection team will also make phone calls to borrowers following the first missed payment and periodically thereafter. We may also resort to arbitration or litigation to recover delinquent loans or assign those loans to a third party and collect proceeds upfront. Despite our servicing and collection efforts, we cannot assure you that we will be able to collect payments on the transactions we facilitate as expected. As we are exposed to credit risks as the subordinated unit holder and also as a result of credit strengthening services we provide, our failure to collect payment on the transactions will have a material adverse effect on our business operations and financial positions. In addition, our collection team may not possess adequate resource and manpower to collect payment on and service the loans we facilitated. If we fail to adequately collect amounts delinquent or due, then our service fees charged to trust plans may be delayed or reduced and our results of operations will be adversely affected. As the amount of transactions facilitated by us increases in the future, we may devote additional resources into our collection efforts. However, there can be no assurance that we would be able to utilize such additional resources in a cost-efficient manner.

Moreover, the current regulatory regime for debt collection in the PRC remains unclear. Although we aim to ensure our collection efforts comply with the relevant laws and regulations in the PRC and we have established strict internal policies that our collections personnel shall not engage in aggressive practices, we cannot assure you that such personnel will not engage in any misconduct as part of their collection efforts. Any such misconduct by our collection personnel or the perception that our collection practices are considered to be aggressive and not compliant with the relevant laws and regulations in the PRC may result in harm to our reputation and business, which could further reduce our ability to collect payments from borrowers, lead to decrease in the willingness of prospective borrowers to apply for the home equity loans we facilitate, or fines and penalties imposed by the relevant regulatory authorities, any of which may have a material adverse effect on our results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

Our business is subject to fluctuations based on local economic conditions. These fluctuations are neither predictable nor within our control and may have a material adverse impact on our operations and financial condition. In determining the amount of the allowance for loan losses, we analyze our loss and delinquency experience by loan categories and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of loan portfolios, including the creditworthiness of borrowers and the value of real properties serving as collateral for the repayment loans. If the actual results are different from our estimates, or our analysis is incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in loan portfolio, which would require additions to allowance and would decrease our net income. Our emphasis on loan growth and on increasing portfolio, as well as any future loan deterioration, will require us to increase our allowance further in the future. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities may have a material adverse effect on our results of operations and financial condition.

Increases in market interest rates could negatively affect the amount of loans facilitated by us and cost of funds provided to borrowers.

Borrowers’ costs of borrowing mainly consist of interest rates. An increase in prevailing interest rates could result in an increase in the interest rates of loans we facilitate, and borrowers may be less likely to accept such adjusted terms. If borrowers decide not to use the products or services we offer because of such an increase in market interest rates, our ability to retain existing borrowers and engage prospective borrowers as well as our competitive position may be severely impaired. If we are unable to effectively manage such market interest rate risk, our business, profitability, results of operations and financial condition could be materially and adversely affected.

Our overall funding costs may fluctuate with market interest rates while the interest rates for existing loans are fixed during the terms of the loans. As a result, an increase in the market interest rates may negatively impact the availability and cost of our funding, which may have a material adverse impact on our profitability and results of operations.

We are involved in legal proceedings in the ordinary course of our business from time to time. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are involved in various legal proceedings in the ordinary course of business from time to time. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations as a whole. However, no assurances can be given as to the outcome of any pending legal proceedings, which could have a material adverse effect on our business, results of operations and financial condition. For debt-collection purposes, we initiate legal proceedings against borrowers to recover payments that are delinquent for 30 days if we cannot reach agreement with the default borrowers by then. As of June 30, 2018, we had 216 collection legal proceedings pending before courts and arbitration tribunals with amounts in dispute of RMB221.7 million, where we or our trust company partners sued borrowers of such delinquent loans. We may not be able to obtain or enforce favorable judgments or arbitration awards, or recover the amounts in dispute in full or at all. Furthermore, claims arising out of actual or alleged violations of law could be asserted against us by individuals, governmental or other entities in civil, administrative or criminal investigations and proceedings. These claims could be asserted under a variety of laws and regulations, including but not limited to contract laws, online or private lending laws or regulations, consumer protection laws or regulations, intellectual property laws, information security and privacy laws, and labor and employment laws. For further details, see the section headed “Business—Legal Proceedings.” These actions could expose us to adverse publicity and to monetary damages, fines and penalties, as well as suspension or revocation of licenses or permits to conduct business. Even if we eventually prevail in these matters, we could incur significant legal fees or suffer reputational harm, which could have a material adverse effect on our business and results of operations as well as our future growth and prospects.

The foreclosure action and enforcement process may be time-consuming, difficult and uncertain for legal and practicable reasons, which could adversely affect our liquidity, business, financial condition and results of operations.

The home equity loans we facilitate are secured by collateral, normally residential or commercial real properties owned by borrowers. In the event that a borrower is in default and the payment is past due for over 30 days or upon the incurrence of unusual situations (such as forfeiture of the collateral), we may need to help our trust company partners initiate judicial or arbitration proceedings against the defaulting borrower and foreclose the real property collateral. Historically, we were able to help our trust company partners enforce their rights to the collaterals through a power of attorney that was signed by the borrower and notarized by a notary public before loan disbursement. This allowed the trust company partners to quickly dispose of the collaterals without having to involve the borrower. Due to recent regulatory development, we have ceased this practice. As a result, we may need to resort to judicial or arbitration proceedings more frequently to help our trust company partners foreclose on the collateral. The judicial or arbitration proceedings may be time-consuming and may not ultimately be possible. In addition, the enforcement process may be difficult in practice. Furthermore, the defaulting borrowers may have concealed, transferred or disposed of their assets beforehand, which make it difficult or impossible for us to apply for attachment. Moreover, if the attached assets are found to be subject to prior mortgage or other third parties’ rights during proceedings, our interests will be ranked behind these prior parties, thereby limiting or even preventing us from full coverage by the collateral. As a result, in case of defaults we may not be able to recover the full amount of loans and outstanding interests or at all, and in turn our liquidity, business, financial condition and results of operations could be adversely affected.

Credit and other information that we receive from prospective borrowers and third parties about a borrower and the collateral may not accurately reflect the borrower’s creditworthiness or the collateral’s fair/recoverable value, which may compromise the accuracy of our credit assessment.

For the purposes of credit risk assessment, we obtain from prospective borrowers and third parties certain information of the prospective borrowers or the prospective real property collateral, which may not be complete, accurate or reliable. A credit report on a borrower or prospective collateral generated by our third-party sources may not reflect that particular borrower’s actual creditworthiness or the prospective collateral’s actual market value because it may be based on outdated, incomplete or inaccurate information. Additionally, once we have obtained a borrower’s information, the borrower may subsequently (i) become delinquent in the payment of an outstanding obligation; (ii) default on a pre-existing debt obligation; (iii) take on additional debt; or (iv) sustain other adverse financial events, making the information we have previously obtained inaccurate. Such inaccurate or incomplete borrower information could compromise the accuracy of our credit assessment and adversely affect the effectiveness of our risk management, which could in turn harm our reputation, lower our service fees charged to trust plans, and as a result our business and results of operations could be materially and adversely affected.

We currently determine the preliminary market value of the prospective real property collateral using external databases at the time borrowers submit their loan applications. We also conduct site visits to cross-check conditions and verify information of the prospective real property collateral. In addition, we compare the preliminary third-party appraiser report with quotes on an anonymous basis from local real estate agencies in the same neighborhood. However, there is no assurance that we have complete and accurate information relating to the prospective real property collateral. If we overestimate market value of the real property collateral, the loans we facilitate may not be fully secured, which could affect the accuracy of our credit assessment and the effectiveness of our risk management. Therefore, our reputation, and as a result, our business and results of operations could be materially and adversely affected.

Our business operations may be negatively impacted if borrowers use loan proceeds to engage in activities prohibited or not encouraged by regulators.

Borrowers supply a variety of information that is included in the standardized loan applications prepared by us, including intended use of proceeds. We verify such information by conducting site visits and informal interviews. As our business continues to grow and our borrower base continues to expand, we might not have enough resources to continuously verify or monitor the information provided by the borrowers, such as intended use of loan proceeds. The loan agreements our borrowers enter into limit the use of proceeds to business operation purposes, not purchase of real property or consumption. The trust companies have the right to require early payment if proceeds were not used for business operation purposes. However, we cannot guarantee and may not effectively monitor that the loan is strictly used for business operating purposes. The borrower may use loan proceeds for other purposes with increased risk than as originally provided or use loan proceeds to engage in activities prohibited or discouraged by regulators. Such activities may harm our reputation and negatively impact our business operations.

Fraudulent activity could negatively impact our operating results, brand and reputation and cause the use of our loan facilitation services to decrease.

We are subject to the risk of fraudulent activity associated with borrowers, our trust company partners and third parties handling borrower information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Significant increases in fraudulent activity could negatively impact our brand and reputation, reduce the volume of loan transactions facilitated through us and lead us to take additional steps to reduce fraud risk, which could increase our costs. High-profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial condition could be materially and adversely affected.

We are subject to credit cycle and the risk of deterioration of credit profiles of borrowers.

Our business is subject to the credit cycle associated with the volatility of the general economy. If economic conditions deteriorate, we may face increased risk of default or delinquency of borrowers, which will result in lower returns or losses. In the event that the creditworthiness of borrowers deteriorates or we cannot track the deterioration of their creditworthiness, the criteria we use for the analysis of borrower credit profiles may be rendered inaccurate, and our risk management system may be subsequently rendered ineffective. This in turn may lead to higher delinquency ratios and adverse impacts on our reputation, business, results of operations and financial positions.

Our current business model has a relatively large exposure to second lien mortgage.

In 2017 and for the six months ended June 30, 2018, loans secured by second lien interest accounted for 58.0% and 56.7% of our loan origination volume of home equity loans, respectively. For loans secured by second lien interests, our rights over the collateral will be subordinated to other secured creditors with higher priority. If the borrowers default, we may not be able to collect the full amount of our security interests in the collateral due to lien subordination. There is no assurance that we will be able to realize the value of the collateral as we anticipated in a timely manner, or at all. As a result, our business, financial condition, results of operations and prospects may be adversely affected.

We primarily rely on our trust company partners to fund loans to borrowers, which may constitute provision of intermediary service, and our agreements with these trust company partners and borrowers may be deemed as intermediation contracts under the PRC Contract Law.

Under the PRC Contract Law, if an intermediary intentionally conceals any material fact or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim for service fees and shall be liable for the damages caused. Therefore, if we intentionally conceal material information or provide false information to our trust company partners and are found at fault, or if we fail to identify false information received from borrowers or others and in turn provide such information to our trust company partners, we could be held liable for damages caused to our trust company partners as an intermediary pursuant to the PRC Contract Law. On the other hand, we do not assume any liability solely on the basis of failure to correctly assign a credit limit or pricing to a particular borrower in the process of facilitating a loan transaction, as long as we do not intentionally conceal any material fact intentionally or provide false information, and are not found to be at fault otherwise. However, due to the lack of detailed regulations and guidance in the area of home equity loans and the possibility that the PRC government authority may promulgate new laws and regulations regulating home equity loans in the future, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations for the home equity loan industry, and there can be no assurance that the PRC government authority will ultimately take a view that is consistent with ours.

The personal data and other confidential information of borrowers and our partners which we collect or are provided access to may subject us to liabilities imposed by relevant governmental regulations or expose us to risks of cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We receive, transmit and store a large volume of personally identifiable information and other confidential data from borrowers and our partners. There are numerous laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in numerous domestic and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues in China and worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. In addition, there may be limits on the cross-border transmission of user data even to the extent that such transmission is within our company. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our business.

In addition, the data we possess may make us an attractive target for and potentially vulnerable to, cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. Furthermore, some of the data we possess is stored on our servers, which are hosted by third parties. While we and our third-party hosting facilities have taken steps to protect confidential information to which we have access, our security measures may be breached in the future. Any accidental or willful security breaches or other unauthorized access to our database could cause confidential borrower, partner information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time consuming and expensive litigation and negative publicity. If our security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and partners could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventative measures. In addition, the Administrative Measures for the Security of the International Network of Computer Information Network, effective on December 30, 1997 and amended on January 8, 2011, requires us to report any data or security breaches to the local offices of the PRC Ministry of Public Security within 24 hours of any such breach. Any security breach, whether actual or perceived, would harm our reputation, and could cause us to lose borrowers and partners and adversely affect our business and results of operations.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

In cooperation with our trust company partners, we have adopted various policies and procedures, including internal controls, “know-your-customer” procedures, customer due diligence and customer screening procedures, for anti-money laundering purposes. In addition, we rely on and may in the future, rely on other third-party service providers, in particular the custody banks and payment agents that handle the transfer of funds between borrowers and lenders, to have their own appropriate anti-money laundering policies and procedures. Custody banks and payment agents are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the PBOC. If any of our third-party service providers fail to comply with applicable anti-money laundering laws and regulations, our reputation could suffer and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations. Any negative perception of the industry, such as that arising from any failure of other home equity loan service providers to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image or undermine the trust and credibility we have established.

The PRC Anti-money Laundering Law, effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions and non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. However, as the detailed anti-money laundering regulations of home equity loan facilitators have not been published, there is uncertainty as to how the anti-money laundering requirements will be interpreted and implemented, and whether home equity loan service providers like us must abide by the rules and procedures set forth in the PRC Anti-money Laundering Law that are applicable to non-financial institutions with anti-money laundering obligations. We cannot assure you that the anti-money laundering policies and procedures we have adopted will be effective in protecting our business from being exploited for money laundering purposes or will be deemed to be in compliance with applicable anti-money laundering implementing rules if and when adopted.

If we are unable to maintain relationships with our third-party service providers, our business will suffer.

We rely on third-party service providers to operate various aspects of our business. For instance, third parties supply us with external data including real property valuation, borrowers’ credit histories, government data and blacklists. Furthermore, we engage third-party service providers to maintain our security systems, ensuring confidentiality of data and preventing malicious attacks.

Our relationships with various third parties are integral to the smooth operation of our business. Most of our agreements with third-party service providers are non-exclusive and do not prohibit third-party service providers from working with our competitors. If our relationships with third-party service providers deteriorate or third-party service providers decide to terminate our respective business relationships for any reason, such as to work with our competitors on more exclusive or more favorable terms, our operations may be disrupted. In addition, our third-party service providers may not uphold the standard we expect under our agreements. If any of these were to happen, our business operations could be materially impaired and our results of operations would suffer.

Misconduct, fraud, errors and failure to function by our employees or third-party service providers could harm our business and reputation.

We are exposed to the risk of misconduct, fraud and errors by our employees and third-party service providers with whom we collaborate. We rely on our sales staff for borrower acquisition and we do not have full control over sales staff’s conduct or conduct of their respective acquisition channels while sourcing borrowers. In addition, we rely on our employees for debt collection. We aim to ensure that our collection efforts comply with the relevant laws and regulations in the PRC and we have established strict policies that our employees should not engage in aggressive practices while performing debt collection. Nevertheless, we do not have full control over our employees. Misconduct and errors by our employees could result in violations of law by us, regulatory sanctions and/or serious reputational or financial harm. We cannot always deter misconduct and errors by our employees, and the precautions we take to prevent and detect these activities may not be effective in all cases. There cannot be any assurance that misconduct and errors by our employees will not lead to a material adverse effect on our business. Any of these occurrences could result in our diminished ability to operate our business, potential liability to third parties, inability to attract borrowers and funding sources, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

Misconduct and errors by our trust company partners, channel partners and other parties with whom we collaborate with could harm our business and reputation.

We are exposed to the risk of misconduct and errors by our trust company partners, channel partners and other business partners with whom we collaborate. We could be materially and adversely affected if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. Financial products and financial institutions are heavily regulated in China. We are not regulated as a financial institution, but we may be indirectly subject to PRC financial regulations as a result of cooperation with financial institutions as our funding source partners. If any financial product designed by us and our funding partners is deemed to violate any PRC laws or regulations, we may be jointly liable due to the service we provide, or we may have to terminate the relationship with our funding partners. It is not always possible to identify and deter misconduct or errors by our trust company partners, channel partners and other business partners, and the precautions we take to detect and prevent such activities may not be effective in controlling unknown or unmanageable risks or losses. If any of our funding partners, channel partners and other business partners misuse or misappropriate funds, commit fraud or other misconduct, or fail to follow our rules and procedures when interacting with our borrowers, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, and therefore be subject to civil or criminal liability. Any of these occurrences could result in our diminished ability to operate our business, potential liability to third parties, inability to attract third parties, reputational damage, regulatory intervention or financial harm, which could negatively impact our business, financial condition and results of operations.

If we do not compete effectively in our target markets, our operating results could be harmed.

The PRC’s home equity loan market is rapidly evolving. We compete with financial products and companies that attract potential borrowers or funding sources, or both. Particularly, we compete with other financial service companies that facilitate home equity loans.

Some of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Their business models may also ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Our current or potential competitors may also have longer operating histories, more extensive borrower base, more data and distribution channels, greater brand recognition and brand loyalty and broader partnership relationships than we have. For example, established Internet companies, including social media companies that possess large, existing borrower bases, substantial financial resources and established distribution channels may enter the market. Traditional financial institutions may also focus on the MSE market, which may have a material adverse impact on our business and results of operations as we may not necessarily have competitive advantage. Our competitors may be better at developing new products, responding quickly to new technologies and undertaking more extensive marketing campaigns. If we are unable to compete with such companies or meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline and we could experience reduced operating income, any of which could harm our business.

When new competitors seek to enter our target market, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or terms common in that market, which could adversely affect our market share or ability to exploit new market opportunities. In addition, since the home equity loan lending industry is a relatively recent development in China, potential partners and borrowers may not fully understand how our business works and may not be able to fully appreciate the features that we have invested in and adopted on our business as compared to other home equity loan service providers. Our pricing and terms could deteriorate if we fail to act to meet these competitive challenges. Further, to the extent that our competitors are able to offer more attractive terms to our trust company partners, such trust companies may choose to terminate their relationships with us. All of the foregoing could adversely affect our business, results of operations, financial condition and future growth.

If negative publicity arises with respect to us or the home equity loan lending industry in general, our employees, our third-party service providers or our trust company partners, our business and operating results could be adversely affected.

If negative publicity arises about the home equity loan lending industry or the secured lending industry in general in China or our company, including the quality, effectiveness and reliability of our business, our ability to effectively manage and resolve borrower complaints, privacy and security practices, litigation, regulatory challenges and the experience of borrowers with our services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our services, which could harm our business and operating results. The PRC government has recently instituted general regulations and specific rules, including the Guiding Opinion, to develop a more transparent regulatory environment for assets management products. See “—Our business may be adversely affected if we are unable to secure funding on terms acceptable to us or our borrowers, or at all.” Many companies in China’s home equity loan lending industry have not been fully compliant with these regulations, which prevents these companies from providing home equity loans. To the extent that borrowers associate our company with these failed companies, they may be less willing to use our services. Harm to our reputation can also arise from many other sources, including employee misconduct, misconduct by our partners, or third-party service providers, failure by us, our partners or third-party service providers to meet minimum standards of service and quality, inadequate protection of borrower and partner information and compliance failures and claims. Additionally, negative publicity with respect to our partners or service providers could also affect our business and operating results to the extent that we rely on these partners or if borrowers associate our company with these partners.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

Our brand and reputation are integral to our acquisition of borrowers and funding sources, and we intend to invest in marketing and brand promoting efforts. The success of our marketing efforts and borrowing experience with our services are integral to our ability to attract new and retain repeat borrowers. Our marketing channels include traditional media such as telephone marketing, direct sales and marketing campaigns, as well as online media, search engine optimization and search engine marketing. If our current marketing efforts and channels are less effective or inaccessible to us, or if the cost of such channels significantly increases or we cannot penetrate the market with new channels, we may not be able to promote and maintain our brand and reputation to maintain or grow the existing borrower base. If we are unable to promote and maintain our brand and reputation in a cost-efficient manner, our market share could diminish or we could experience a lower growth rate than we anticipated, which would harm our business, financial condition and results of operations.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

Our success and ability to compete also depend in part on protecting our own intellectual property. We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our applications, technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, restrict us from conducting our business or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management from our business operations.

We have existing debts and may incur more in the future, which may adversely affect our financial condition and negatively impact our operations.

We have substantial existing debts and we may incur more in the future. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating income is insufficient to repay debt obligations;

•

acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•

diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

•	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

This prospectus contains certain data and information that we obtained from various government and private entity publications including industry information from Oliver Wyman. Statistical data in these publications also include projections based on a number of assumptions. The Chinese credit industry, and home equity loan industry in particular, may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the new and rapidly changing nature of the home equity loan lending industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies. In addition, these industry publications and reports generally indicate that the information contained therein was believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and noncompetition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We may have exposure to greater than anticipated tax liabilities.

We are subject to enterprise income tax, value-added tax, and other taxes in each province and city in China where we have operations. Our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Certain of our leased properties may have defective titles and we may be forced to relocate operations affected by such defects, which could cause disruption to our business and have a negative impact on our business operations and financial condition.

As of June 30, 2018, we operated our businesses primarily in over 100 leased properties in Shenzhen, Guangzhou, Chongqing, Beijing and other cities in China. We have not signed lease contracts or not renewed expired lease contracts with respect to a small portion of such leased properties, and we may be forced to relocate if the lessors request us to leave the premises. With respect to a small portion of such leased properties, the lessors failed to provide title certificates evidencing property ownership of these lessors. According to PRC laws and regulations, where a landlord lacks title evidence or rights to lease, the relevant lease contracts may be void or unenforceable under PRC laws and regulations, and may also be subject to challenge by third parties. Moreover, a small portion of the leased properties are mortgaged by the lessors. In case the mortgagees enforce the mortgage, we may not be able to continue using our leased properties. In addition, a small portion of our lease contracts have not been registered with the relevant regulatory authorities. According to PRC laws and regulations, failure to register lease contracts will not affect the effectiveness. However, landlords and tenants may be subject to administrative fines for such failure.

As of the date of this prospectus, we are not aware of any action, claim or investigation being conducted or threatened by the relevant regulatory authorities with respect to defects in our leased contracts or leased properties. However, we cannot assure you that such defects will be cured in a timely manner, or at all. Our business may be interrupted and additional relocation costs may be incurred if we are required to relocate operations affected by such defects. Moreover, if our lease contracts are challenged by third parties, it could result in diversion of management attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and the quality of our services and our ability to serve borrowers and our partner funding sources could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to borrowers by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Our headquarters are located in Guangzhou, where most of our directors and management and a large majority of our employees currently reside. Consequently, we are highly susceptible to factors adversely affecting Guangzhou. If any of the abovementioned natural disasters, health epidemics or other outbreaks were to occur in Guangzhou, our operation may experience material disruptions, such as temporary closure of our offices and suspension of services, which may materially and adversely affect our business, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements as of December 31, 2016 and for the year ended December 31, 2017, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting and other control deficiencies as of December 31, 2017. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relate to

•	our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements, and

•	our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

We have taken measures and plan to continue to take measures to remedy the material weakness. For details, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” The implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weakness or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2018. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We have granted, and may continue to grant, share incentives, which may result in increased share-based compensation expenses.

We adopted an equity incentive plan in 2018, or the 2018 Plan, for the purpose of granting share-based compensation awards to employees, officers, directors and consultants to incentivize their performance and promote the success of our business.

We account for compensation costs for all share-based awards using a fair-value-based method and recognize expenses in our consolidated statements of comprehensive income in accordance with U.S. GAAP. Under the 2018 Plan, we are authorized to grant options, restricted stock units and other types of awards the administrator of the 2018 Plan decides. Under the 2018 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards is 307,608,510 shares. As of the date of this prospectus, options to purchase a total of 187,933,730 ordinary shares were outstanding under the 2018 Plan. We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Certain of our existing shareholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

CAA Holdings Company Limited, a company incorporated in the British Virgin Islands holds 100% of the total outstanding shares of Able Boom Investments Limited, Complete Joy Investments Limited, Goldsource

Holding Limited, each of which is a company incorporated in the British Virgin Islands and holds approximately 2.83%, 27.94%, 6.65% and 3.61% of our ordinary shares, respectively. Cathay Auto Services Limited, a company incorporated in the British Virgin Islands holds approximately 25.96% of our ordinary shares. As a result, each shareholder has significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and might reduce the price of our ADSs.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including social insurance plans, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance, housing provident fund and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Our failure in making adequate contributions to various employee benefit plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties, and we could be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Our branches have not made full contributions to the social insurance plans and the housing provident fund for employees as required by the relevant PRC laws and regulations. As of the date of this prospectus, we are not aware of any notice from regulatory authorities or any claim or request from these employees in this regard. We have obtained written confirmations from local human resources and social security bureau of 37 of our branches. These confirmations state, in respect of the relevant periods stated therein, that no administrative penalties had been imposed and/or non-compliance had not be identified regarding social insurance. Our PRC legal advisor, Han Kun Law Offices, advises us that based on the confirmations, the possibility that the local human resources and social security bureau of those branches request for payment or impose administrative fines or penalties regarding social insurance is remote. However, we cannot assure you that the relevant regulatory authorities will not require us to pay outstanding amounts and impose late payment penalties or fines on us, which may materially and adversely affect our business, financial condition and results of operations.

The inconsistency of domicile and place of business of our PRC subsidiaries may have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. We have developed a network of 75 branches and sub-branches in over 40 cities in China. According to the PRC laws and regulations, the domicile and the place of business of our PRC subsidiaries should be the same. As our business grows rapidly, we may change the place of business according to market development strategy. We cannot assure you that the domicile of all the PRC subsidiaries, branches and sub-branches are consistent with the place of their business. In the event that our PRC subsidiaries, branches and sub-branches cannot be reached by relevant regulatory authorities at the domicile or place of business they provided, such subsidiaries, branches or sub-branches may be included in the unusual operation enterprise list, and may be required to rectify or may be imposed with penalties, which may adversely affect our business and results of operations.

From time to time we may evaluate and enter into strategic alliances, which could divert significant management attention and resources, disrupt our business and adversely affect our financial results.

We may from time to time evaluate and enter into strategic alliances with various third parties. Strategic alliances with third parties could subject us to a number of risks, including the potential failure to achieve the expected benefits of the alliance, risks associated with potential leakage of proprietary information, non-performance by the counterparty and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business. Strategic alliances will also divert the management’s time and resources from our normal operations and we may have to incur unexpected liabilities or expenses.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Recent international trade tensions, or a severe or prolonged downturn in the Chinese or global economy in general, could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect micro and small-enterprise owners’ willingness to seek credit and our partners’ ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions in the past, including the recent international trade disputes and tariff actions announced by the United States, the PRC and certain other countries. For instance, the U.S. administration has imposed significant amount of tariffs on Chinese goods, and the PRC government has imposed tariffs on certain goods manufactured in the United States. There is no assurance that the list of goods impacted by additional tariffs will not be expanded or the tariffs will not be increased materially.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in financial and other markets. Significant uncertainty exists regarding the timing of UK’s anticipated withdrawal from the EU and the effects such withdrawal may have on world economy, as well as uncertainty regarding the likelihood and timing of policy changes by the Trump Administration in the United States and the subsequent impact on world economy. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, we may have difficulty in obtaining funding sources to fund the credit utilized by borrowers. Adverse economic conditions could also reduce the number of quality micro and small-enterprise owners seeking credit from us, as well as their ability to make payments. Should any of these situations occur, the amount of loans facilitated to borrowers and, therefore, our operating income will decline, and our business and financial condition will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, while we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur.

Our PRC subsidiary’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to its respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of our PRC subsidiaries as a Foreign Invested Enterprise, or FIE, is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches and (ii) our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital. For the restriction and limitation on the amount of loans, please refer to “Regulation—Regulations on loans to and direct investment in the PRC entities by offshore holding companies” for details. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiary. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its nonaffiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China or its subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish VIEs in China, which may adversely affect our business, financial condition and results of operations.

Fluctuations in the value of the Renminbi could have a material and adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, our ADSs in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of our ADSs in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Governmental control of currency conversion may limit our ability to utilize our operating income effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our operating income in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Several of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37 immediately before the completion of this offering. We cannot assure you, however, that all of these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Foreign Exchange—Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are nonresident enterprises, including the holders of our ADSs. In addition, nonresident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

Where a nonresident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the nonresident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Since our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditors’ audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditors’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain US-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102E of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the

SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, US-listed companies, and the market price of our common stock may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our website is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

Risks Related to Our ADSs and This Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

We have applied to list the ADSs on the New York Stock Exchange. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the

ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our earnings and cash flows;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	announcements of new regulations, rules or policies relevant for our business;

•	additions or departures of key personnel;

•	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Participation in this offering by certain investors would reduce the available public float for our ADSs.

Several investors have subscribed for, and have been allocated over 5% of the ADSs, or up to US$45 million of the ADSs in aggregate, in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such investors are not our existing shareholders, directors or officers. If any of these investors does place an order in this offering, is allocated all or a portion of the ADSs in relation to such order and purchases any such ADSs, such purchase may reduce the available public float for our ADSs. As a result, any purchase of our ADSs by these investors in this offering may reduce the liquidity of our ADSs relative to what it would have been had these ADSs been purchased by the public.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$1.82 per ADS. Please refer to “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 6,500,000 ADSs (representing 130,000,000 ordinary shares) outstanding immediately after this offering, or 7,475,000 ADSs (representing 149,500,000 ordinary shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, we, our directors and executive officers, our existing shareholders and certain of our option holders have agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the representative of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. Please refer to “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may, subject to the provisions of our articles of association, by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in the ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal advisor, Han Kun Law Offices, advises us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange because there are four WFOEs in the Group, and we established three of them by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as defined under the M&A Rules. The acquisition of Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd. (formerly known as Yi Li Chuangli Precision Instrument Technology (Shenzhen) Co., Ltd.) by Rich Wealth Technology Limited (Hong Kong) from Rich Wealth Holdings Limited (Hong Kong) in December 13, 2000, which was approved by Shenzhen Foreign Investment Bureau, is subject to Several Provisions on Changes in Equity Interest of Investors in Foreign-invested Enterprises, effective from May 28,1997, and not subject to the M&A Rules.

However, our PRC legal advisor further advises us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands (“Cayman Companies Law”). The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, please refer to “Description of Share Capital—Differences in Corporate Law.”

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, or, by having such disputes referred to and finally resolved by an arbitration either in New York, New York or in Hong Kong, subject to certain exceptions solely related to the aspects of such claims that are related to U.S. federal securities law, in which case the resolution of such aspects may, at the option of such registered holder of the ADSs, remain in state or federal court in New York, New York. Also, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. See “Description of American Depositary Shares” for more information.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by applicable law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. The enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcome than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, please refer to “Enforceability of Civil Liabilities.”

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of your ordinary shares underlying your ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the ordinary shares underlying your ADSs. Upon receipt of your voting instructions, the depositary may try to vote the ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards.

As a Cayman Islands company listed on the New York Stock Exchange, we are subject to New York Stock Exchange corporate governance listing standards. However, New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under New York Stock Exchange corporate governance listing standards applicable to U.S. domestic issuers.

There is a high probability that we will be a passive foreign investment company for U.S. federal income tax purposes, which will generally result in adverse U.S. federal income tax consequences to U.S. taxpayers.

In general, a non-U.S. corporation will be a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes interest, income equivalent to interest, rents, dividends, royalties and certain capital gains.

The proper application of the PFIC rules to a company with a business such as ours is subject to uncertainty in some respects. For example, because we provide loan facilitation and other services in connection with the loans extended by our consolidated trust plans, it is not entirely clear whether and to what extent a portion of our interest income (as reflected on our consolidated income statement) could be treated as payable for such services. In addition, for purposes of the PFIC rules “passive income” is defined by way of a cross-reference to a specific provision under the “controlled foreign corporation” (“CFC”) rules of the Internal Revenue Code of 1986, as amended. A different provision under the CFC rules sets forth an exception for interest income derived by “eligible CFCs” that are “predominantly engaged” in the active conduct of a financing or similar business (the “Active Financing Exception”). It is unclear whether the Active Financing Exception is applicable to a company that is not a CFC, such as our company, and, even if it were so applicable, it is unclear whether we would be considered to be predominantly engaged in the active conduct of a financing or similar business and satisfy all of the exception’s requirements for any taxable year. U.S. taxpayers should consult their tax advisers regarding our PFIC status for any taxable year, including the availability of the Active Financing Exception. Due to the uncertainties described above, and based on the current and expected composition of our income and assets and the manner in which we operate our business (including our ownership of subordinated units in our consolidated trust plans), there is a high probability that we will be a PFIC for our current and future taxable years. Accordingly, when making their investment decision prospective U.S. investors should take into account the potential adverse consequences of owning shares of a PFIC. A U.S. taxpayer that owns our ADSs or ordinary shares during any year in which we are a PFIC will generally be subject to adverse U.S. federal income tax consequences. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company” in this prospectus. Prospective U.S. investors should consult their tax advisers concerning our PFIC status for any taxable year and the tax considerations relevant to an investment in a PFIC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and growth strategies;

•	our future business development, results of operations and financial condition;

•	relevant government policies and regulations relating to our business and industry;

•	our expectation regarding the use of proceeds from this offering;

•	general economic and business condition in China; and

•	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$40.9 million, or approximately US$47.6 million if the underwriters exercise their option to purchase additional ADSs in full, based on the initial public offering price of US$7.50 per ADS, and after deducting underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and the estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for working capital and other general corporate purposes. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Dividend Distribution.”

Our Board of Directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to the provisions in our articles of association, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board of Directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

•	on an actual basis;

•	on a pro forma basis to reflect the redenomination of par value from HK$0.0001 per share to US$0.0001 per share for our ordinary shares on July 11, 2018; and

•

on a pro forma as adjusted basis to reflect the issuance and sale of 130,000,000 ordinary shares in the form of ADSs by us in this offering at the initial public offering price of US$7.50 per ADS, and after deducting the underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase additional ADSs).

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2018
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
Long-term borrowings from
Investors of trust plans(2)	5,547,720,000	838,391,440	5,547,720,000	838,391,440	5,547,720,000	838,391,440
Senior tranche of a trust plan which invests in the Group’s loans portfolio(3)	104,615,842	15,809,923	104,615,842	15,809,923	104,615,842	15,809,923
Equity
Ordinary shares	98,493	14,885	814,191	123,043	900,213	136,043
Additional paid-in capital(4)	588,884,331	88,994,322	609,034,911	92,039,551	887,962,292	134,192,062
Retained earnings	1,704,586,665	257,603,280	1,704,586,665	257,603,280	1,704,586,665	257,603,280
Accumulated other comprehensive income/(loss)	(3,914,218)	(591,531)	(24,780,496)	(3,744,918)	(24,780,496)	(3,744,918)
Total equity	2,289,655,271	346,020,956	2,289,655,271	346,020,956	2,568,668,674	388,186,467

Total capitalization(5)	7,941,991,113	1,200,222,319	7,941,991,113	1,200,222,319	8,221,004,516	1,242,387,830

Notes:

(1)	The pro forma as adjusted information discussed above is illustrative only.
(2)

Such borrowings represent funding from senior unit holders over one year in the trust plans under our trust lending model. Trust plans are treated as variable interest entities from an accounting perspective and are consolidated into our financial statements.

(3)

Such borrowings represent funding from transfer of rights to earnings in loans principal, interest and financing service fee receivables over one year to a trust plan under our direct lending model which is used to fund the loans originated by our small loan subsidiaries.

(4)	Total capitalization equals the sum of long-term borrowings and total equity.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2018 was US$345.53 million, or US$0.28 per ordinary share and US$5.62 per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Total tangible assets include our total assets less intangible assets and goodwill. Dilution is determined by subtracting net tangible book value per ordinary share, from the initial public offering price per ordinary share, after giving effect to the proceeds we will receive from this offering, and after deducting underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after June 30, 2018, other than to give effect to our issuance and sale of ADSs offered in this offering at the initial public offering price of US$7.50 per ADS, after deduction of the underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2018 would have been US$386.39 million, or US$0.28 per ordinary share and US$5.68 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$0.09 per ordinary share, or US$1.82 per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis at the initial public offering price per ordinary share is US$0.375 and all ADSs are exchanged for ordinary shares.

Initial public offering price per ordinary share	US$	7.50
Net tangible book value per ordinary share	US$	0.28
Pro forma net tangible book value per ordinary share as adjusted to give effect this offering as of June 30, 2018	US$	0.28
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	0.09

Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	1.82

The pro forma information discussed above is illustrative only.

The following table summarizes, on a pro forma basis as of June 30, 2018, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the initial public offering price of US$7.50 per ADS, before deducting estimated underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

			Total Consideration
	Ordinary Shares Purchased		Amount (in thousands of US$)		Average Price Per Ordinary Share	Average Price Per ADS
	Numbers	Percent	US$	Percent	US$	US$
Existing shareholders	1,230,434,040	90.4%	123,043.40	0.3%	0.0001	0.0020
New investors	130,000,000	9.6%	48,750,000	99.7%	0.3750	7.5000
Total	1,360,434,040	100%	48,873,043	100.0%

The discussion and tables above also assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 187,933,730 ordinary shares issuable upon exercise of outstanding stock options with an exercise price of approximately US$0.08 per ordinary share, and there are a total of 119,674,780 ordinary shares available for future issuance upon the exercise of grants under the 2018 Plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is mainly conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the rate certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.6171 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 29, 2018. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On November 2, 2018, the rate was RMB6.8894 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
2018
May	6.4096	6.3701	6.4175	6.3325
June	6.6171	6.4651	6.6235	6.3850
July	6.8038	6.7164	6.8102	6.6123
August	6.8300	6.8453	6.9330	6.8018
September	6.8680	6.8551	6.8880	6.8270
October	6.9737	6.9191	6.9737	6.8680
November (through to November 2)	6.8894	6.9050	6.9205	6.8894

Source: Federal Reserve Statistical Release

Note:
(1)

Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Walkers, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, advise us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Walkers has further informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Our PRC legal advisor, Han Kun Law Offices, advises us that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Our PRC legal advisor further advises us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We started our operations in 1999 through Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd., which became our onshore holding company of the main operating subsidiaries in the PRC. In 2000, we formed our wholly owned Hong Kong subsidiary, China Financial Services Group Limited (“CFSGL”), as the offshore holding company of our PRC subsidiaries. In 2006, we were spun off from Fanhua Inc., a company listed on NASDAQ (symbol: FANH), and formed Sincere Fame International Limited (“SFIL”) under the laws of British Virgin Islands as the holding company of CFSGL. In January 2014, CNFinance Holdings Limited was incorporated under the laws of Cayman Islands. CNFinance Holdings Limited became our holding company through share exchanges with the shareholders of SFIL in March 2018. We conduct our business in the PRC primarily through Shenzhen Fanhua United Investment Group Co., Ltd., Guangzhou Heze Information Technology Co., Ltd. and their subsidiaries.

Corporate Structure

The following diagram illustrates our corporate structure with material subsidiaries as of the date of this prospectus. For a complete list of our subsidiaries, please refer to Note 1 to our consolidated financial statements as of and for the years ended December 31, 2016 and 2017 included elsewhere in this prospectus. We subscribe to the subordinated units of the trust products issued under long-term trust plans through three of our wholly owned subsidiaries, Guangzhou Heze Information Technology Co., Ltd., Guangzhou Chengze Information Technology Co., Ltd. and Shenzhen Fanhua United Investment Group Co., Ltd. From an accounting perspective, we are exposed to the risk and variability of returns from activities of the trust plans and are therefore required to consolidate the financial results of the trust plans, including the results related to the senior units. Financial data of a trust plan is consolidated as if the trust plan is a subsidiary. Income and expenses of the trust plans are consolidated on our consolidated statements of comprehensive income while assets and liabilities of the trust plans are consolidated on our consolidated balance sheet. We do not, however, have ownership interest in the trust plans from a legal perspective other than in the subordinated units that account for only a portion of the total outstanding amount of the trust plans. For details of the contractual structural leverage ratio of each trust plan, please refer to “Business—Our Funding Model.”

Notes:

(1)	Guangzhou Heze Information Technology Co., Ltd. is one of the entities through which we subscribe to subordinated units of trust products.
(2)	Guangzhou Chengze Information Technology Co., Ltd. is one of the entities through which we subscribe to subordinated units of trust products.
(3)

Shenzhen Fanhua United Investment Group Co., Ltd. operates our loan services business through various subsidiaries in the PRC and operates our small loan business through Beijing Fanhua Micro-credit Company Limited and Shenzhen Fanhua Micro-credit Co., Ltd.

(4)	Established in May 2018.
(5)	Established in July 2018.
(6)	Established in July 2018.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive income data and selected consolidated cash flow data for the years ended December 31, 2016 and 2017, and selected consolidated balance sheet data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive income data and selected consolidated cash flow data for the six months ended June 30, 2017 and 2018, and selected consolidated balance sheet data as of June 30, 2018 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statements of Comprehensive Income Data

The following table presents our selected consolidated statements of comprehensive income for the years ended December 31, 2016 and 2017 and for the six months ended June 30, 2017 and 2018.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Selected Consolidated Statements of Comprehensive Income:

Interest and fees income
Interest and financing service fee on loans	1,242,128,524	3,406,110,592	514,743,708	1,399,490,468	2,131,210,235	322,076,172
Interest on deposits with banks	1,417,305	4,337,177	655,450	1,234,864	5,691,790	860,164
Total interest and fees income	1,243,545,829	3,410,447,769	515,399,158	1,400,725,332	2,136,902,025	322,936,335

Interest expense
Interest expense on interest-bearing borrowings	(442,661,324)	(1,401,191,685)	(211,753,137)	(534,891,850)	(950,272,316)	(143,608,577)
Interest expense on amounts due to related parties	—	(8,714,000)	(1,316,891)	(1,354,000)	(1,153,973)	(174,393)
Total interest expense	(442,661,324)	(1,409,905,685)	(213,070,028)	(536,245,850)	(951,426,289)	(143,782,970)

Net interest and fees income	800,884,505	2,000,542,084	302,329,130	864,479,482	1,185,475,736	179,153,366

Provision for credit losses	(111,362,044)	(306,752,951)	(46,357,611)	(113,659,787)	(224,647,229)	(33,949,499)
Net interest and fees income after provision for credit losses	689,522,461	1,693,789,133	255,971,518	750,819,695	960,828,507	145,203,867
Realized gains/(losses) on sales of investments, net	66,878,501	(11,527,798)	(1,742,122)	(1,728,035)	1,214,794	183,584
Other-than-temporary losses on available-for-sale investments	(36,692,695)	—	—	—	—	—
Other revenue, net	36,261,933	23,979,610	3,623,885	9,151,678	5,102,016	771,035
Total non-interest revenue	66,447,739	12,451,812	1,881,763	7,423,643	6,316,810	954,619

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Operating expenses
Employee compensation and benefits	(299,225,819)	(545,956,248)	(82,506,876)	(239,427,311)	(243,669,668)	(36,828,772)
Share-based compensation expense	—	(182,689,766)	(27,608,736)	(91,344,883)	(19,857,584)	(3,000,950)
Taxes and surcharges	(48,207,495)	(38,835,933)	(5,869,026)	(16,486,244)	(39,458,099)	(5,963,050)
Rental and property management expenses	(24,404,690)	(47,896,817)	(7,238,340)	(21,013,900)	(29,243,592)	(4,419,397)
Impairment of goodwill	(20,279,026)	—	—	—	—	—
Offering expenses	—	—	—	—	(7,325,778)	(1,107,098)
Other expenses	(75,807,908)	(82,194,556)	(12,421,538)	(34,387,976)	(40,233,934)	(6,080,297)
Total operating expenses	(467,924,938)	(897,573,320)	(135,644,515)	(402,660,314)	(379,818,655)	(57,399,564)

Income before income tax	288,045,262	808,667,625	122,208,766	355,583,024	587,326,662	88,758,922
Income tax expense	(52,603,423)	(275,994,868)	(41,709,339)	(113,079,080)	(149,332,993)	(22,567,740)
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182
Earnings per share
Basic	0.19	0.43	0.06	0.20	0.36	0.05
Diluted	0.19	0.40	0.06	0.19	0.33	0.05
Other comprehensive income/(loss)
Net unrealized (losses)/gains on available-for-sale investments	(194,680,052)	(2,601,355)	(393,126)	(15,553,242)	398,901	60,283
Foreign currency translation adjustment	(778,538)	(198,794)	(30,042)	53,032	156,325	23,624
Comprehensive income	39,983,249	529,872,608	80,076,258	227,003,734	438,548,895	66,275,090

Consolidated Balance Sheet Data

The following table presents our selected consolidated balance sheet data as of December 31, 2016 and 2017 and June 30, 2018.

	As of December 31,			As of June 30,
	2016	2017		2018
	RMB	RMB	US$	RMB	US$
Selected Consolidated Balance Sheet:
Cash and cash equivalents	233,138,588	1,190,360,385	179,891,551	2,462,198,955	372,096,380
Loans principal, interest and financing service fee receivables (net of allowances)	7,261,467,762	16,261,167,957	2,457,446,307	17,179,016,254	2,596,154,849
Other assets(1)	311,751,130	764,337,148	115,509,384	580,478,188	87,723,956

Total assets	7,806,357,480	18,215,865,490	2,752,847,243	20,221,693,397	3,055,975,185

Interest-bearing borrowings(2)	6,293,027,316	15,707,936,178	2,373,839,927	16,964,202,578	2,563,691,433
Other liabilities(3)	394,643,746	676,680,520	102,262,399	967,835,548	146,262,796

Total liabilities	6,687,671,062	16,384,616,698	2,476,102,325	17,932,038,126	2,709,954,229

Total shareholders’ equity	1,118,686,418	1,831,248,792	276,744,917	2,289,655,271	346,020,956

Notes:

(1)

Represents the sum of (i) available-for-sale investments, (ii) property and equipment, (iii) intangible assets and goodwill, (iv) deferred tax assets, (v) deposits and (vi) other assets as presented in our consolidated balance sheet.

(2)	Represents the sum of (i) borrowings under agreements to repurchase and (ii) other borrowings.
(3)

Represents the sum of (i) accrued employee benefits, (ii) amounts due to related parties, (iii) income tax payable, (iv) deferred tax liabilities and (v) other liabilities as presented in our consolidated balance sheet.

Consolidated Cash Flow Data

The following table presents our selected consolidated cash flow data for the years ended December 31, 2016 and 2017 and for the six months ended June 30, 2017 and 2018.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Selected Consolidated Cash Flow:
Net cash provided by operating activities	379,883,655	1,286,649,584	194,443,122	648,689,697	764,274,272	115,499,882
Net cash (used in) investing activities	(4,700,415,345)	(9,583,892,655)	(1,448,352,398)	(4,536,973,594)	(839,637,655)	(126,889,068)
Net cash provided by financing activities	4,291,087,461	9,256,740,263	1,398,911,950	3,977,825,123	1,348,090,251	203,728,257
Net (decrease)/increase in cash and cash equivalents	(29,444,229)	959,497,192	145,002,674	89,541,226	1,272,726,868	192,339,071
Cash and cash equivalents at the beginning of the period	260,081,796	233,138,588	35,232,744	233,138,588	1,190,360,385	179,891,551
Effect of exchange rate change on cash and cash equivalents	2,501,021	(2,275,395)	(343,866)	(929,865)	(888,298)	(134,243)

Cash and cash equivalents at the end of the period	233,138,588	1,190,360,385	179,891,551	321,749,949	2,462,198,955	372,096,380

Non-GAAP Financial Measure

Adjusted Net Income

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted net income help identify underlying trends in our business by excluding the impact of share-based compensation expense, which are non-cash charges. We believe that adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

Adjusted net income is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with U.S. GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As adjusted net income has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net income as a substitute for, or superior to, net revenues prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our adjusted net income for the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182

Add: share-based compensation expense	—	182,689,766	27,608,736	91,344,883	19,857,584	3,000,950

Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related Notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading home equity loan service provider in China with established business infrastructure. According to the Oliver Wyman report, we are the second largest home equity loan service provider among non-traditional financial institutions in China in terms of outstanding loan principal as of December 31, 2017. We facilitate loans by connecting MSE owners with our funding partners. Our primary target borrower segment is MSE owners who own real properties in Tier 1 and Tier 2 cities in China.

With more than ten years of experience in the loan service industry, we have established a national network of 75 branches and sub-branches in over 40 cities in China. The extensive local knowledge and resources we have acquired building our business infrastructure distinguish us from other players in the market. In 2016 and 2017, we originated home equity loans with aggregate principal amount of RMB8.3 billion and RMB17.1 billion, respectively, representing an increase of 106.0%. For the six months ended June 30, 2018, we originated home equity loans with an aggregate principal amount of RMB5.8 billion. We originated home equity loans for 12,983 and 23,705 borrowers in 2016 and 2017, respectively, representing an increase of 82.6%. For the six months ended June 30, 2018, we originated home equity loans for 9,771 borrowers. In 2016 and 2017 and for the six months ended June 30, 2018, the average tenor of the home equity loans we originated was 50, 66 and 56 months with the weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) of 26.0%, 23.7% and 22.0% per annum, respectively. The increase from 2016 to 2017 in the average tenor is due to the fact that we facilitated more loan products with a longer term of eight years in 2017, and the decrease in the weighted average effective interest rate is due to the fact that we ceased charging financing service fee to the borrowers starting from August 2017.

Our practical risk assessment focuses on both credit risks of borrowers and quality of the collateral. We have also established strict guidelines on characteristics and quality of collateral, including, among others, an LTV ratio capped at 80%. The weighted average LTV ratio of the home equity loan origination volume was 65.9%, 66.7% and 62.6% in 2016, 2017 and for the six months ended June 30, 2018, respectively. As of December 31, 2016 and 2017 and June 30, 2018, the NPL ratio was 1.50%, 1.66% and 1.82%, respectively. Charge-off ratio in 2016, 2017 and for the six months ended June 30, 2018 was 0.005%, 0.093% and 0.031%, respectively.

We have grown significantly and were profitable in 2016, 2017 and the first half of 2018. Our total operating income increased from RMB867.3 million in 2016 to RMB2,013.0 million (US$304.2 million) in 2017, representing an increase of 132.1%, and from RMB871.9 million for the six months ended June 30, 2017 to RMB1,191.8 million (US$180.1 million) for the six months ended June 30, 2018, representing a growth of 36.7%. Our net income increased from RMB235.4 million in 2016 to RMB532.7 million (US$80.5 million) in 2017, representing a growth of 126.3%, and from RMB242.5 million for the six months ended June 30, 2017 to RMB438.0 million (US$66.2 million) for the six months ended June 30, 2018, representing an increase of 80.6%.

Under the contractual arrangements with our trust company partners, we subscribe to subordinated units of trust plans and also provide services to trust plans. As a result, we are entitled to (i) the investment return payable to us as subordinated unit holder and (ii) a performance-based service fee up to 8% per annum of the size of trust plans payable to us for our services provided to trust plans. Our cost of the subordinated units as measured by the investment amount was RMB1,928.6 million, RMB4,626.1 million and RMB4,739.8 million as of December 31, 2016 and 2017 and June 30, 2018, respectively. Our investment return from the subordinated units was RMB391.2 million, RMB1,595.3 million and RMB800.5 million in 2016, 2017 and for the six months ended June 30, 2018, respectively.

As a subordinated unit holder, we are exposed to variability of returns from activities of trust plans and are therefore required to consolidate the financial results of trust plans on our consolidated financial statements, including those of the senior units. Therefore, the service fee charged to trust plans is considered inter-company transaction and is eliminated together with management service expenses of trust plans for accounting purposes. In 2016 and 2017, we generated a service fee charged to trust plans of RMB289.5 million and RMB611.0 million, respectively. For the six months ended June 30, 2017 and 2018, we generated a service fee charged to trust plans of RMB286.1 million and RMB486.0 million, respectively.

Major Factors Affecting Our Results of Operations

Our business and results of operations have been, and are expected to continue to be, affected by a number of factors, many of which are outside of our control, including the following:

Ability to maintain and expand borrower base

Due to the nature of our business, our ability to increase our loan origination volume largely depends on our ability to acquire new borrowers for the loans we facilitate. We acquire borrowers primarily through our own network and sales personnel. Most of our borrowers have been engaged through our local offices and word-of-mouth marketing. We have also started collaborating with various channel partners to acquire new borrowers and use a variety of traditional and Internet marketing channels, including commercial banks and leading Internet companies who have access to underserved MSE owners. We originated home equity loans for 12,983, 23,705 and 9,771 borrowers in 2016, 2017 and for the six months ended June 30, 2018, respectively. Our results of operations and ability to sustain and increase loan volumes will depend on our ability to maintain and expand borrower base. We intend to continuously dedicate resources to borrower acquisition and services.

Effective risk management

Our operating income and profitability are largely affected by our risk management capabilities. We are exposed to credit risks under the trust lending model as a result of subscription of subordinated units and credit strengthening services and being a lender under the direct lending model. As such, our ability to accurately assess default risks through our credit analysis system directly affects our loan delinquency ratios and profitability.

We believe that our comprehensive risk management system has delivered superior asset quality throughout our operations in various macro-economic environments and through different economic cycles. Our dual-factor risk assessment with integrated online and offline process focuses on both the creditworthiness of borrowers and the quality of collaterals. We have also established systematic post-loan management procedures to enhance our risk management. Any significant weakness in our risk management system will directly or indirectly result in an increase in delinquency of loans originated by us or a failure of our loan servicing to recover losses. For a detailed discussion of our risk management, please refer to “Business—Our Competitive Strengths—Robust risk management delivering superior asset quality.”

Relationship with our funding partners

Our collaborative relationships with our funding partners are critical to our operations. We mainly collaborate with our trust company partners through trust lending model. In 2016 and 2017 and for the six months ended June 30, 2018, 94.1%, 95.4% and 99.8% of our total home equity loan origination volume was funded under trust lending model, respectively. The availability of funds from our funding partners affects our liquidity and the amount of loan transactions that we can facilitate, which directly affects our profitability. Terms of our collaboration agreements with our funding partners generally set the financing costs of our home equity loan business. Our financing costs for senior units excluding the trust administrative fees, ranged from 9.75% to 12.6% per annum of the issuance amount of senior units in 2016, 2017 and for the six months ended June 30, 2018. The interest charged by trust company partners to our borrowers affects our profitability. If we fail to maintain or deepen our existing relationships with our trust company partners, our liquidity and profitability may be adversely affected. A general deterioration of our relationships with our funding partners will result in a significant decrease in liquidity or in our service fees charged to trust plans, and we may not be able to secure alternative financing on terms acceptable to us or our borrowers, or at all. This may result in a decrease in the volume of loans we facilitate, which has a material adverse impact on our business and results of operations. For detailed discussion relating to our relationship with our funding partners, please refer to subsections headed “Business—Our Funding Model.”

China’s macro-economic environment

Our business depends on the growth of MSE owners’ demand for home equity loan financing, which in turn depends on China’s macro-economic environment. General economic factors, including the real estate prices, credit environment for MSEs, interest rate environment and unemployment rates, may affect borrowers’ willingness to seek home equity loans and/or repayment capability. For example, significant increase in interest rates could cause prospective borrowers to defer obtaining loans as they wait for interest rates to decrease. Additionally, a slowdown in the economy, resulting in a rise in the unemployment rate and/or a decrease in real income, may affect MSEs’ revenue. All these factors may affect borrowers’ repayment capability and their willingness to seek loans, which may potentially affect delinquency ratios.

Government regulations and policies

The regulatory environment for China’s financial market is developing and evolving, creating both challenges and opportunities that could affect our financial performance. We must adapt to developments in regulations and policies and may have to adjust our business practices, funding structures and product offerings from time to time. We will continue to ensure that we are compliant with existing laws, regulations and government policies relating to our business and to comply with new laws and regulations that may arise in the future. For an overview of applicable laws and regulations and risks relating to our business, see the sections headed “Regulations” and “Risk Factors.”

Loan Performance Data and Trend Analysis

Our operating results and financial condition are directly affected by the performance of the loans we originate. We closely monitor key loan performance data, including the data set out below, to track the performance of the loans we originate and adjust our risk management strategies intelligently and dynamically.

The following chart sets forth the performance of the loans we originated as of December 31, 2016 and 2017 and June 30, 2018 as measured by delinquency ratio, NPL ratio, allowance ratio and NPL provision coverage ratio.

The performance of loans originated by us is subject to general economic environment, housing market condition and asset quality of China in general, hence may be subject to fluctuations from time to time. We focus mainly on the NPL ratio as home equity loans over 90 days past-due are more difficult and time-consuming to recover. Our NPL ratio remained stable as of December 31, 2016 and 2017 and June 30, 2018, and was 1.50%, 1.66% and 1.82%, respectively.

	As of December 31,		As of June 30,
Loan performance metrics	2016	2017	2018
Delinquency ratio(1)	5.38%	7.17%	11.49%
NPL ratio(2)	1.50%	1.66%	1.82%
Allowance ratio(3)	1.95%	2.64%	3.70%
NPL provision coverage ratio(4)	130.6%	159.3%	203.8%

Notes:

(1)

Delinquency ratio represents total balance of outstanding loan principal for which any installment payment is past-due (for one or more days) as a percentage of the outstanding loan principal as of the date.

(2)	NPL ratio represents total balance of outstanding loan principal for which any installment payment is over 90 calendar days past-due as a percentage of the outstanding loan principal as of the date.
(3)

Allowance ratio represents amount of allowance for loan principal, interest and financing service fee receivables as a percentage of the outstanding loan principal and interest and fee receivables as of the date.

(4)	NPL provision coverage ratio represents amount of allowance for loan principal, interest and financing service fee receivables as a percentage of the balance of NPL principal as of the date.

Our delinquency ratio has increased from 5.38% as of December 31, 2016 to 7.17% as of December 31, 2017 and further to 11.49% as of June 30, 2018. As the personal lending and home equity loan market in China is becoming more sophisticated and rigorously regulated, since 2017 we have proactively established various policies and internal control procedures to ensure more prudent and disciplined collection efforts. For example, our staff may need to take a more reserved approach without disturbing the peace of the borrowers, which can be less effective in encouraging the borrowers to repay quickly. This has caused delays in recovery of delinquent loans under certain circumstances, which caused the increase in our delinquency ratio.

Our NPL ratio has remained stable and experienced a slight increase from 1.50% as of December 31, 2016 to 1.66% as of December 31, 2017 and further to 1.82% as of June 30, 2018 due to changes in one of our collection methods. Historically, we were able to help our trust company partners enforce their rights to the collateral through a power of attorney that was signed by the borrower and notarized by a notary public before loan disbursement. This allowed the trust company partners to quickly dispose of the collateral without having to involve the borrower. Due to recent regulatory changes, we ceased this practice. As a result, the overall disposal time for collateral is now longer, resulting in an increase in the NPLs and thus a corresponding increase in the NPL ratio.

Our allowance ratio has increased from 1.95% as of December 31, 2016 to 2.64% as of December 31, 2017 and further to 3.70% as of June 30, 2018 while our NPL provision coverage ratio has increased from 130.6% to 159.3% and further to 203.8% as of the same dates. Increases in allowance ratio and NPL provision coverage ratio are primarily attributable to the increases in the amount of allowance for loan principal, interest and financing service fee receivables. Such amount of allowances is composed of both collectively assessed allowances for non-delinquent loans and loans delinquent within 90 days and individually assessed allowances for NPLs or loans considered impaired. In general, collectively assessed allowances are derived by applying a provision rate of loans that are collectively assessed, which is determined using a roll rate-based model. The roll rate-based model stratifies the loans principal, interest and financing service fee receivables by delinquency stages which are divided by days overdue and projected forward in next stage using probability of default. Individually assessed allowance, for the loans whose payments are contractually past due more than 90 days or which are considered impaired, is established when the discounted cash flows, collateral value (less disposal costs) or observable market price of the impaired loan are lower than its carrying value. We believe that we have been applying appropriate provision rates when collectively assessing allowances for loans and have not materially adjusted such provision rates since 2016. As both of our non-delinquent loans and delinquent loans within 90 days have increased since 2016 in parallel with our business expansion, there is a general increase in our allowance ratio and NPL provision coverage ratio.

We also monitor delinquency ratio by differentiating delinquent loans over different delinquent days. The following table sets forth the delinquency ratios for all outstanding loans originated by us as of the respective dates indicated.

	Delinquent for
Delinquency ratio by delinquent days(1)	1-30 days	31-90 days	91-180 days	Over 180 days
March 31, 2016	4.62%	1.61%	0.88%	2.74%
June 30, 2016	2.84%	0.66%	0.37%	2.34%
September 30, 2016	3.18%	0.34%	0.27%	1.68%
December 31, 2016	3.49%	0.39%	0.21%	1.29%
March 31, 2017	2.16%	0.47%	0.51%	1.04%
June 30, 2017	1.88%	0.42%	0.28%	1.03%
September 30, 2017	2.14%	0.85%	0.38%	0.96%
December 31, 2017	4.32%	1.19%	0.77%	0.89%
March 31, 2018	4.90%	4.39%	0.29%	1.46%
June 30, 2018	4.25%	5.42%	0.45%	1.37%

Note:

(1)

Delinquency ratio by delinquent days represents the outstanding loan principal for which any installment payment is 1 to 30, 31 to 90, 91 to 180 and over 180 calendar days past due as a percentage of the total outstanding loan principal as of a specified date.

We incur losses and charge-off loans when we determine that the loan is uncollectable after exhausting all collection efforts. The following tables sets forth below our charge-off ratio for the periods indicated.

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2016	2017	2018
Charge-off ratio	0.005%	0.093%	0.031%

Our charge-off ratio remained low at 0.005%, 0.093% and 0.031% in 2016, 2017 and for the six months ended June 30, 2018 as we continue to dispose of collateral through judicial or arbitration proceedings and utilize other quick disposal plans available to manage NPLs (including sale of loans to third parties in exchange for proceeds upfront, or disposal of collateral voluntarily by the defaulting borrowers and repay the defaulted loans with the proceeds).

Selected Income Statement Items

Total operating income

Our total operating income represents the sum of (i) net interest and fees income and (ii) total non-interest revenue. Net interest and fees income represents total interest and fees income netting of total interest expense. In 2016, 2017 and for the six months ended June 30, 2018, we generated net interest and fees income of RMB800.9 million, RMB2,000.5 million (US$302.3 million) and RMB1,185.5 million (US$179.2 million), respectively. Total non-interest revenue comprises net realized gains/(losses) on sales of investments, other-than-temporary losses on available-for-sale investments and other revenue. In 2016, 2017 and for the six months ended June 30, 2018, we generated total non-interest revenue of RMB66.4 million, RMB12.5 million (US$2.0 million) and RMB6.3 million (US$1.0 million), respectively.

Under the contractual arrangements with our trust company partners, we subscribe to subordinated units of the trust plans and also provide services to trust plans. As a result, we are entitled to (i) the investment return payable to us as subordinated unit holder and (ii) a performance-based service fee of up to 8% per annum of the size of trust plans payable to us for our services provided to trust plans. As subordinated unit holder, we are exposed to variability of returns from activities of trust plans and are therefore required to consolidate the financial results of trust plans. Therefore, the service fee charged to trust plans is considered inter-company transaction and is eliminated together with service expenses of trust plans for accounting purposes. As a result, the total payments to us under our trust lending model, together with the interest spread under our small loan direct lending model and certain non-interest revenue, is reflected on our consolidated financial statements as total operating income.

The following table sets forth a breakdown of our total operating income for the periods indicated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Interest and fees income
Interest and financing service fee on loans	1,242,128,524	3,406,110,592	514,743,708	1,399,490,468	2,131,210,235	322,076,172
Interest on deposits with banks	1,417,305	4,337,177	655,450	1,234,864	5,691,790	860,164

Total interest and fees income	1,243,545,829	3,410,447,769	515,399,158	1,400,725,332	2,136,902,025	322,936,335

Interest expense
Interest expense on interest-bearing borrowings	(442,661,324)	(1,401,191,685)	(211,753,137)	(534,891,850)	(950,272,316)	(143,608,577)
Interest expense on amounts due to related parties	—	(8,714,000)	(1,316,891)	(1,354,000)	(1,153,973)	(174,393)
Total interest expense	(442,661,324)	(1,409,905,685)	(213,070,028)	(536,245,850)	(951,426,289)	(143,782,970)

Net interest and fees income	800,884,505	2,000,542,084	302,329,130	864,479,482	1,185,475,736	179,153,366
Non-interest revenue
Realized gains/(losses) on sales of investments, net	66,878,501	(11,527,798)	(1,742,122)	(1,728,035)	1,214,794	183,584
Other-than-temporary losses on available-for-sale investments	(36,692,695)	—	—	—	—	—
Other revenue, net	36,261,933	23,979,610	3,623,885	9,151,678	5,102,016	771,035

Total non-interest revenue	66,447,739	12,451,812	1,881,763	7,423,643	6,316,810	954,619

Total operating income	867,332,244	2,012,993,896	304,210,892	871,903,125	1,191,792,546	180,107,985

Interest and fees income

Interest and financing service fee on loans

Our interest and financing service fee on loans represents interest payment from borrowers under our trust lending model and direct lending model, and financing service fee charged on borrowers for the loan services we provide. Financing service fee is deferred and amortized over the average life of the related loans using the effective interest method. Due to recent regulatory changes, we ceased charging such financing service fee starting from August 2017.

Interest on deposits with banks

Our interest on deposits with banks represents interest generated from our cash deposits with banks.

Interest expense

We recorded interest expense of RMB442.7 million, RMB1,409.9 million (US$213.1 million) and RMB951.4 million (US$143.8 million) in 2016, 2017 and for the six months ended June 30, 2018, respectively.

Our interest expense consists of interest expense on interest-bearing borrowings and interest expense on amounts due to related parties. In 2016 and 2017, the interest expense on interest-bearing borrowings was RMB442.7 million and RMB1,401.2 million (US$211.8 million), accounting for 100.0% and 99.4%, respectively, of our total interest expense for the same periods. For the six months ended June 30, 2018, the interest expense on interest-bearing borrowings was RMB950.3 million (US$143.6 million), accounting for all of our total interest expense for the same period.

Interest expense on interest-bearing borrowings

Interest expense on interest-bearing borrowings consists primarily of financing costs payable to (i) senior unit holders, (ii) third parties to whom we transferred right to earnings in certain of our subordinated units in trust plans with a repurchase arrangement, and (iii) third parties to whom we transferred certain rights to earnings in loans principal, interest and financing service fee receivables with a repurchase arrangement.

Interest expense on amounts due to related parties

Fanhua Inc. holds 20.6% of our equity interest and granted us loans in 2017. Such transaction was priced on arm’s length. These borrowings bear an interest rate of 7.3% per annum and are repayable on demand.

Non-interest revenue

Realized gains/(losses) on sales of investments

Realized gains/(losses) on sales of investments consist of realized gains and losses from the disposal of available-for-sale investments, presented on a net basis.

Other-than-temporary losses on available-for-sale investments

We invested RMB10.0 million and RMB40.0 million, respectively, in the mezzanine tranche and junior tranche of an asset management scheme in 2014. The scheme principally invested in entrusted loans to a real estate company in Jiangxi province. We recorded losses of RMB36.7 million with respect to this investment in 2016.

Other revenue

Other revenue consists of mortgage agency service revenue, asset management revenue, net loss on disposal of subsidiaries, labor outsourcing services income, foreign exchange gain/(loss), register services income, net loss on disposal of property, plant and equipment and others.

Operating expenses

Our operating expenses consist of employee compensation and benefits, share-based compensation, taxes and surcharges, rental and property management expenses, impairment of goodwill, offering expenses and other expenses.

The following table sets forth our operating expenses, in absolute amounts and as percentages of total operating income, for the periods indicated.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Operating expenses
Employee compensation and benefits	299,225,819	34.5%	545,956,248	82,506,876	27.1%	239,427,311	27.5%	243,699,668	36,828,772	20.4%
Share-based compensation expense	—	—	182,689,766	27,608,736	9.1%	91,344,883	10.5%	19,857,584	3,000,950	1.7%
Taxes and surcharges	48,207,495	5.6%	38,835,933	5,869,026	1.9%	16,486,244	1.9%	39,458,099	5,963,050	3.3%
Rental and property management expenses	24,404,690	2.8%	47,896,817	7,238,340	2.4%	21,013,900	2.4%	29,243,592	4,419,397	2.5%
Impairment of goodwill	20,279,026	2.3%	—	—	—	—	—	—	—	—
Offering expenses	—	—	—	—	—	—	—	7,325,778	1,107,098	0.6%
Other expenses	75,807,908	8.7%	82,194,556	12,421,538	4.1%	34,387,976	3.9%	40,233,934	6,080,297	3.4%

Total operating expenses	467,924,938	53.9%	897,573,320	135,644,515	44.6%	402,660,314	46.2%	379,818,655	57,399,564	31.9%

Other expenses primarily consist of (i) office expenses, which mainly include expenses relating to office renovation and expansion of office facilities; (ii) entertainment and traveling expenses; and (iii) advertising and promotion expenses.

The following table sets forth breakdown of other expenses in absolute amounts and as percentages of total operating income, for the periods indicated.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Other expenses
Office expenses	14,453,830	1.7%	18,769,477	2,836,511	0.9%	8,381,164	1.0%	7,996,315	1,208,432	0.7%
Entertainment and traveling expenses	11,767,688	1.4%	14,506,006	2,192,200	0.7%	6,066,396	0.7%	6,472,456	978,141	0.5%
Advertising and promotion	16,383,290	1.9%	15,028,164	2,271,110	0.7%	3,861,313	0.4%	5,060,623	764,780	0.4%
Research and development expenses	8,507,265	1.0%	4,794,998	724,637	0.2%	2,027,932	0.2%	467,699	70,680	—
Consulting fees	5,736,437	0.7%	9,282,890	1,402,864	0.5%	4,214,592	0.5%	10,453,423	1,579,759	0.9%
Depreciation and amortization	6,595,476	0.8%	10,804,855	1,632,869	0.5%	4,840,336	0.6%	6,243,253	943,503	0.5%
Communication expenses	2,530,162	0.3%	2,598,250	392,657	0.1%	1,302,365	0.1%	1,209,383	182,766	0.1%
Asset management expense	3,887,977	0.4%	—	—	—	—	—	—	—	—
Provision for cost method investment	1,270,001	0.1%	—	—	—	—	—	—	—	—
Others	4,675,782	0.5%	6,409,916	968,690	0.3%	3,693,878	0.4%	2,330,782	352,236	0.2%

Total other expenses	75,807,908	8.7%	82,194,556	12,421,538	4.1%	34,387,976	3.9%	40,233,934	6,080,297	3.4%

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our wholly owned subsidiary, China Financial Services Group Limited, is subject to Hong Kong profits tax on their activities conducted in Hong Kong at a uniform tax rate of 16.5%. Payments of dividends by our subsidiaries to us are not subject to withholding tax in Hong Kong.

PRC

Our subsidiaries and their subsidiaries in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

According to the Notice of the Ministry of Finance and the SAT on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner, which became effective on May 1, 2016, entities and individuals engaged in the sale of services, intangible assets or fixed assets within the PRC territory are required to pay value-added tax instead of business tax. Following the implementation of the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, most of our PRC subsidiaries and affiliates have been subject to VAT, at a rate of 6% or 17%, instead of business tax.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through China Financial Services Group Limited. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Hong Kong Tax Treaty, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that nonresident enterprises are not required to obtain preapproval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. The SAT promulgated the Announcement on Certain Issues Concerning the Beneficial Owner in a Tax Agreement, or Circular 9, on February 3, 2018, effective as April 1, 2018, which provides guidance for determining whether a resident of a tax treaty country is the “beneficial owner” of income under China’s tax treaties and similar arrangements.

China Financial Services Group Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from our PRC subsidiaries if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. In addition, according to Circular 9, a beneficial owner shall generally engage in substantial business activities, and an agent shall not be considered a beneficial owner and, therefore, shall not qualify for those benefits. It is possible, however, under Circular 9, China Financial Services Group Limited would not be considered the “beneficial owner” of any such dividends, and that such dividends would as a result be subject to withholding tax at the rate of 10% rather than the favorable 5% rate applicable under the Hong Kong Tax Treaty.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

British Virgin Islands

Under the current laws of the British Virgin Islands, our company is not subject to tax on income or capital gains. In addition, upon payments of dividends by our British Virgin Islands subsidiaries to their shareholders, no British Virgin Islands withholding tax will be imposed.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the two fiscal years ended December 31, 2016 and 2017, our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that has been identified related to:

•	our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements, and

•	our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

Such material weakness, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

To remediate our identified material weakness, we intend to adopt several measures to improve our internal control over financial reporting, including (i) hiring more qualified accounting personnel, including a financial controller, with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal controls; and (iv) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process.

We expect that we will incur significant costs in the implementation of such measures. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk factors—Risks Related to Our Business—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley

Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Critical Accounting Policies, Judgments and Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Our consolidated financial statements include the results of the trust plans as the trust lending model creates exposure to variability of returns from the activities of the trust plans. All intercompany transactions and balances, including payment of service fees from trust plans to us, are eliminated in consolidation.

Revenue recognition

Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below:

Interest and financing service fee on loans

Interest and financing service fee on loans, which include financing service fee on loans, are collected from borrowers for loans and related services. Interest and financing service fee on loans which are amortized over the contractual life of the related loans are recognized in consolidated statements of comprehensive income on effective interest method.

Interest and financing service fee on loans includes the amortization of any discount or premium or differences between the initial carrying amount of an interest-bearing asset and its amount at maturity calculated using the effective interest basis.

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating the interest and financing service fee on loans over the years. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument. When calculating the effective interest rate, we estimate cash flows considering all contractual terms of the financial instrument but does not consider future credit losses. Interest on the impaired assets is recognized using the rate of interest used to discount future cash flows.

Mortgage agency service revenue and asset management revenue

We earn mortgage agency service revenue from providing mortgage agency services to borrowers applying for a bank loan. This kind of revenue is recognized at the time when loan is granted as that is the point of time the Company fulfils the customer’s request, and is then recognized on an accrual basis in accordance with the terms of the relevant agreements.

We receive asset management revenue from providing asset management services for investors. The asset management revenue is calculated and accrued on a daily basis based on the daily net asset values of the asset management products under management.

Realized gains/(losses) on sales of investments

Realized gains/(losses) consist of realized gains and losses from the sale of available-for-sale investments, presented on a net basis.

Rendering of services

When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue from the rendering of services is recognized by reference to the stage of completion of the transaction based on the services performed to date as a percentage of the total services to be performed.

When the outcome of a transaction involving the rendering of services cannot be estimated reliably, revenue is recognized only to the extent of the costs incurred that it is probably recoverable.

Loans

Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.

We facilitate loans to borrowers through structure funds which are considered as consolidated variable interest entities (“VIEs”) and we evaluated VIEs for consolidation in accordance with ASC 810 in the “Consolidated VIEs” section of Note 1 to our consolidated financial statements. Providing credit strengthening services for the loans to trust company partners under the structure funds is one of the key factors to determine that we should consolidate the structure funds as we are the primary beneficiary of the funds. As a result, the loan principal remains on our consolidated balance sheets, whilst the funds received from senior unit holders are recorded as other borrowings in our consolidated balance sheets as disclosed in Note 12(b)(i) to our consolidated financial statements.

Non-accrual policies

Loans principal, interest and financing service fee receivables are placed on non-accrual status when payments are 90 days contractually past. When a loans principal, interest and financing service fee receivable is placed on non-accrual status, financing service fees accrual ceases. If the loan is non-accrual, the cost recovery method is used and cash collected is applied to first reduce the carrying value of the loan. Otherwise, interest income may be recognized to the extent cash is received. Loans principal, interest and financing service fee receivables may be returned to accrual status when all of the borrower’s delinquent balances of loans principal, interest and financing service fee have been settled and the borrower continues to perform in accordance with the loan terms for a period of at least six months.

Charge-off policies

We incur losses and charge off loans when we determine the remaining balance is uncollectable after exhausting all collection efforts. In order to comply with Accounting Standard Codification (“ASC”) 310, we consider loans principal, interest and financing service fee receivables meeting any of the following conditions as uncollectable and charged-off: (i) death of the borrower; (ii) identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments; or (iii) the amount that we conclude that it has exhausted its collection efforts.

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio.

The allowance for credit losses includes an asset-specific component and a statistically based component. The asset-specific component is calculated under ASC 310-10-35, on an individual basis for the loans whose payments are contractually past due more than 90 days or which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs) or observable market price of the impaired loan are lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral.

The allowance for the remainder of the loan portfolio is determined under ASC 450 using a roll rate-based model. The roll rate-based model stratifies the loans principal, interest and financing service fee receivables by delinquency stages which are divided by days overdue and projected forward in next stage using probability of default. In each stage of the simulation, losses on the loans principal, interest and financing service fee receivables types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a monthly rolling basis. The loss rate calculated for each delinquency stage using loss given default, then applied to the respective loans principal, interest and financing service fees balance. We adjust the allowance that is determined by the roll rate-based model for various Chinese macroeconomic factors, i.e., gross-domestic product rates, interest rates and consumer price indexes. Each of these macroeconomic factors are equally weighted, and a score is applied to each factor based on year-on-year increases and decreases in that respective factor.

Income tax

Income tax is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Share-based compensation

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. We recognize compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, net of estimated forfeitures, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates.

In November 2009, SFIL adopted the 2009 SFIL Share Incentive Plan, or the 2009 Plan. Under the 2009 Plan, SFIL granted options to its directors and employees to purchase up to 25,678 ordinary shares. Pursuant to the option agreements entered into between SFIL and the option grantees, the options vested over a five-year period from 2010 to 2014. The number of options that the grantees are entitled to in each year was calculated based on the key performance indicator scores of the grantees in the respective prior year and continued employment was not regarded as vesting condition. Accordingly, 60%, 10%, 10%, 10% and 10% of the award options vested on January 1 of each of the years 2010 to 2014, respectively. In January 2011, SFIL divided the existing issued shares of US$0.10 each share into US$0.01 each share. SFIL also allotted and issued new shares to its existing shareholders using a ratio of 1:637. Upon completion of such share split and share allotment, the number of shares under the 2009 Plan was adjusted from 25,678 to 163,825,640. Accordingly, the exercise price was adjusted from RMB3,190 to RMB0.5. Such options expired on December 31, 2016, and as of December 31, 2016, no option was excised.

In January 2017, SFIL adopted the 2017 SFIL Share Incentive Plan, or the 2017 Plan. Under the 2017 Plan, SFIL granted 187,933,730 options to its certain management members and employees to purchase up to 187,933,730 ordinary shares. The term of the options will not exceed ten years from the date of the grant. Accordingly, 60%, 20% and 20% of the award options shall vest on December 31 of each of the years 2017 to 2019, respectively. Unless terminated earlier, the 2017 Plan will terminate automatically in 2022.

On August 27, 2018, we adopted our 2018 CNFinance Holdings Limit Share Incentive Plan, or the 2018 Plan, to replace the 2017 Plan and granted 187,933,730 options to certain management members and employees to purchase up to 187,933,730 of our ordinary shares under this 2018 Plan to replace the granted and outstanding options under the 2017 Plan.

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. We recognize the compensation costs net of estimated forfeitures over the applicable vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods. There was no market conditions associated with the share option grants.

The fair value of options granted to employees is determined based on a number of factors including valuations. In determining the fair value of our equity instruments, we referred to valuation reports prepared by an independent third-party appraisal firm, based on data we provided. The valuation reports provided us with guidelines in determining the fair value of the equity instruments, but we are ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

Excluding the options containing service vesting conditions, we calculated the estimated fair value of the options on the respective grant dates using a binomial option pricing model with assistance from independent valuation firms, with the following assumptions:

	Share awards granted on November 1, 2009	Share awards granted on January 3, 2017
Expected volatility	71%	40%
Expected dividends	—	—
Risk-free interest rate	3.50%	3.10%
Expected term (in years)	5	5
Expected life (in years)	7.17	6

The contractual life of the share option is used as an input into the binomial option pricing model. Exercise multiple and post-vesting forfeit are incorporated into the model. Since our shares had not been publicly traded at the time the options were issued and our shares were rarely traded privately, expected volatility is estimated based on the average historical volatility of comparable entities with publicly traded shares for the period before the date of grant with length commensurate to contractual life of the options. The risk-free rate for the expected term of the option is based on the yield to maturity of China’s six-year government bond at the date of grant. We have has not declared or paid any cash dividends on our capital stock, and do not anticipate any dividend payments on our ordinary shares in the foreseeable future.

If any of the assumptions used in the binomial option pricing model changes significantly, share-based compensation expense for future awards may differ materially compared with the awards granted previously.

The following table sets forth the fair value of options and ordinary shares estimated at the dates of option grants indicated below with the assistance from an independent valuation firm.

Date of options grant	Options granted	Exercise price	Fair value of option	Fair value of ordinary shares
November 1, 2009	25,678	RMB3,190	RMB640.10	RMB1,506
January 3, 2017	75,173,492	RMB0.50	RMB1.26	RMB1.72
January 3, 2017	112,760,238	RMB0.50	RMB1.27	RMB1.72

For the options granted on November 1, 2009, we recognized compensation expenses up to RMB16,435,974 and for the options granted on January 3, 2017, we recognized compensation expenses of RMB182,689,766 in 2017. There was no income tax benefit recognized associated with the share-based compensation expense.

As of December 31, 2017, the total unrecognized compensation cost related to unvested stock options granted under the 2017 Plan, which was replaced by the 2018 Plan, amounted to RMB55,601,233. Such cost is expected to be recognized over a weighted average period of 1.29 years.

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvements	1 year-6 years
Office and other equipment	1 year-5 years
Motor vehicles	3 years-8 years

Repair and maintenance costs are charged to expense as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of operations.

Non-GAAP Financial Measure

Adjusted Net Income

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted net income helps identify underlying trends in our business by excluding the impact of share-based compensation expense, which are non-cash charges. We believe that adjusted net income provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

Adjusted net income is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with U.S. GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As adjusted net income has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net income as a substitute for, or superior to, net revenues prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our adjusted net income for the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182

Add: share-based compensation expense	—	182,689,766	27,608,736	91,344,883	19,857,584	3,000,950

Adjusted net income	235,441,839	715,362,523	108,108,163	333,848,827	457,851,253	69,192,131

Results of Operations

The following table sets forth a summary of our consolidated statements of comprehensive income for the periods presented. This information should be read together with our consolidated financial statements and related Notes included elsewhere in this prospectus. The results in any period are not necessary indicative of our future trends.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Interest and fees income
Interest and financing service fee on loans	1,242,128,524	3,406,110,592	514,743,708	1,399,490,468	2,131,210,235	322,076,172
Interest on deposits with banks	1,417,305	4,337,177	655,450	1,234,864	5,691,790	860,164
Total interest and fees income	1,243,545,829	3,410,447,769	515,399,158	1,400,725,332	2,136,902,025	322,936,335

Interest expense
Interest expense on interest-bearing borrowings	(442,661,324)	(1,401,191,685)	(211,753,137)	(534,891,850)	(950,272,316)	(143,608,577)
Interest expense on amounts due to related parties	—	(8,714,000)	(1,316,891)	(1,354,000)	(1,153,973)	(174,393)
Total interest expense	(442,661,324)	(1,409,905,685)	(213,070,028)	(536,245,850)	(951,426,289)	(143,782,970)

Net interest and fees income	800,884,505	2,000,542,084	302,329,130	864,479,482	1,185,475,736	179,153,366

Provision for credit losses	(111,362,044)	(306,752,951)	(46,357,611)	(113,659,787)	(224,647,229)	(33,949,499)
Net interest and fees income after provision for credit losses	689,522,461	1,693,789,133	255,971,518	750,819,695	960,828,507	145,203,867
Realized gains/(losses) on sales of investments, net	66,878,501	(11,527,798)	(1,742,122)	(1,728,035)	1,214,794	183,584
Other-than-temporary losses on available-for-sale investments	(36,692,695)	—	—	—	—	—
Other revenue, net	36,261,933	23,979,610	3,623,885	9,151,678	5,102,016	771,035
Total non-interest revenue	66,447,739	12,451,812	1,881,763	7,423,643	6,316,810	954,619

Operating expenses
Employee compensation and benefits	(299,225,819)	(545,956,248)	(82,506,876)	(239,427,311)	(243,699,668)	(36,828,772)
Share-based compensation expense	—	(182,689,766)	(27,608,736)	(91,344,883)	(19,857,584)	(3,000,950)
Taxes and surcharges	(48,207,495)	(38,835,933)	(5,869,026)	(16,486,244)	(39,458,099)	(5,963,050)
Rental and property management expenses	(24,404,690)	(47,896,817)	(7,238,340)	(21,013,900)	(29,243,592)	(4,419,397)
Impairment of goodwill	(20,279,026)	—	—	—	—	—
Offering expenses	—	—	—	—	(7,325,778)	(1,107,098)
Other expenses	(75,807,908)	(82,194,556)	(12,421,538)	(34,387,976)	(40,233,934)	(6,080,297)
Total operating expenses	(467,924,938)	(897,573,320)	(135,644,515)	(402,660,314)	(379,818,655)	(57,399,564)

Income before income tax	288,045,262	808,667,625	122,208,766	355,583,024	587,326,662	88,758,922
Income tax expense	(52,603,423)	(275,994,868)	(41,709,339)	(113,079,080)	(149,332,993)	(22,567,740)
Net income	235,441,839	532,672,757	80,499,427	242,503,944	437,993,669	66,191,182
Earnings per share
Basic	0.19	0.43	0.06	0.20	0.36	0.05
Diluted	0.19	0.40	0.06	0.19	0.33	0.05
Other comprehensive income/(losses)
Net unrealized (losses)/gains on available-for-sale investments	(194,680,052)	(2,601,355)	(393,126)	(15,553,242)	398,901	60,283
Foreign currency translation adjustment	(778,538)	(198,794)	(30,042)	53,032	156,325	23,624
Comprehensive income	39,983,249	529,872,608	80,076,258	227,003,734	438,548,895	66,275,090

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Interest and fees income

Interest and financing service fee on loans

Our interest and financing service fee on loans increased by 52.3% from RMB1,399.5 million in the six months ended June 30, 2017 to RMB2,131.2 million (US$322.1 million) in the same period in 2018, primarily attributable to the significant increase in interest income on loans from RMB1,272.2 million in the six months ended June 30, 2017 to RMB2,088.9 million (US$315.7 million) in the same period in 2018 as a result of substantial increase in our daily average outstanding loan principal from RMB9.5 billion in the six months ended June 30, 2017 to RMB17.2 billion in the same period in 2018. The increase in our interest and financing service fee income was partially offset by a decrease in our weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) of our home equity loans from 24.7% in the six months ended June 30, 2017 to 22.0% in the same period in 2018 primarily due to the fact that we ceased to charge financing service fees to the borrowers starting from August 2017.

Interest on deposits with banks

Interest on deposits with banks increased significantly by 375.0% from RMB1.2 million in the six months ended June 30, 2017 to RMB5.7 million (US$0.9 million) in the same period in 2018, primarily attributable to the substantial increase in the amount of our bank deposits, which is the result of the increase in cash balance due to expansion of our business.

Interest expenses

Interest expenses increased by 77.4% from RMB536.2 million in the six months ended June 30, 2017 to RMB951.4 million (US$143.8 million) in the same period in 2018, primarily attributable to the substantial increase in our outstanding loan principal which subsequently resulted in an increase in interest-bearing borrowings we obtained from different funding sources.

Interest expense on interest-bearing borrowings

Interest expense on interest-bearing borrowings increased by 77.7% from RMB534.9 million in the six months ended June 30, 2017 to RMB950.3 million (US$143.6 million) in the same period in 2018, primarily attributable to the substantial increase in the outstanding loan principal and a moderate increase in funding costs as we gradually extended the tenor of fundings from senior unit holders under the trust lending model.

Interest expense on amounts due to related parties

Our interest expense on amounts due to related parties decreased by 14.3% from RMB1.4 million in the six months ended June 30, 2017 to RMB1.2 million (US$0.2 million) in the same period in 2018. The interest expense on amounts due to related parties incurred in the first half of 2017 was due to the interest expense paid to Fanhua, Inc. for the related-party loan, which was fully repaid later by the end of 2017. The interest expense on amounts due to related parties incurred in the first half of 2018 was due to financing costs associated with FOTIC and its subsidiaries’ subscription to Jinghua Structure Fund 27’s senior units.

Net interest and fees income

As a result of the foregoing, our net interest and fees income increased by 37.1% from RMB864.5 million in the six months ended June 30, 2017 to RMB1,185.5 million (US$179.2 million) in the same period in 2018.

Provision for credit losses

Provision for credit losses increased by 97.5% from RMB113.7 million in the six months ended June 30, 2017 to RMB224.6 million (US$33.9 million) in the same period in 2018. The increase was mainly attributable to (a) the increase in outstanding principal of non-delinquent loans and loans delinquent within 90 days which resulted in an increase in collectively assessed allowances and (b) an increase in NPL ratio.

Non-interest revenue

Our non-interest revenue decreased by 14.9% from RMB7.4 million in the six months ended June 30, 2017 to RMB6.3 million (US$1.0 million) in the same period in 2018.

Realized gains/(losses) on sales of investments, net

Our realized gains/(losses) on sales of investments changed from a net loss of RMB1.7 million in the six months ended June 30, 2017 to a net gain of RMB1.2 million (US$0.2 million) in the same period in 2018. The losses incurred in the six months ended June 30, 2017 were due to fair value changes on asset management products previously held by our asset management subsidiaries. The net gain in the six months ended June 30, 2018 is primarily attributable to our investment in wealth management products issued by commercial banks in China in 2018, which are short-term, highly liquid wealth management products.

Other revenue, net

Other revenue, net decreased by 44.6% from RMB9.2 million in the six months ended June 30, 2017 to RMB5.1 million (US$0.8 million) in the same period in 2018, primarily attributable to the termination of staffing services in 2018 that generated substantial revenue in the first quarter of 2017.

Operating expenses

Our total operating expenses decreased by 5.7% from RMB402.7 million in the six months ended June 30, 2017 to RMB379.8 million (US$57.4 million) in the same period in 2018.

Employee compensation and benefits

Employee compensation and benefits increased slightly by 1.8% from RMB239.4 million in the six months ended June 30, 2017 to RMB243.7 million (US$36.8 million) in the same period in 2018, primarily attributable to a moderate increase in base salary, which was partially offset by a slight decrease in commissions paid.

Share-based compensation expense

Expenses related to issuance of shares under our employee share incentive plan decreased 78.2% from RMB91.3 million in the six months ended June 30, 2017 to RMB19.9 million (US$3.0 million) in the same period in 2018, primarily because the majority of the options under the 2017 Plan, which was replaced by the 2018 Plan, have vested in 2017, causing the majority of the associated share-based compensation expense to be recorded in 2017 instead of 2018.

Rental and property management expenses

Rental and property management expenses increased by 39.0% from RMB21.0 million in the six months ended June 30, 2017 to RMB29.2 million (US$4.4 million) in the same period in 2018 due to office expansion.

Offering expenses

Offering expenses in the six months ended June 30, 2018 was RMB7.3 million (US$1.1 million) as compared to nil in the same period in 2017, primarily attributable to fees paid to auditors and business consultants in preparation of this offering.

Other expenses

Other expenses increased by 16.9% from RMB34.4 million in the six months ended June 30, 2017 to RMB40.2 million (US$6.1 million) in the same period in 2018 due to the following factors:

•

Advertising and promotion expenses increased from RMB3.9 million in the six months ended June 30, 2017 to RMB5.1 million (US$0.8 million) in the same period in 2018, primarily attributable to increase in gifts and entertainment expenses incurred with respect to our customers and channel partners.

•

Consulting fees increased from RMB4.2 million in the six months ended June 30, 2017 to RMB10.5 million (US$1.6 million) in the same period in 2018, primarily attributable to fees paid to professional consultants during the ordinary course of business.

Income tax expense

Our income tax expense increased from RMB113.1 million in the six months ended June 30, 2017 to RMB149.3 million (US$22.6 million) in the same period in 2018. The increase was mainly because of the significant increase in the amount of taxable income. Our effective tax rate decreased from 31.8% in the six months ended June 30, 2017 to 25.4% in the same period in 2018, primarily due to a decrease in the share-based compensation expense incurred in the six months ended June 30, 2018 from the same period in 2017, which is not tax deductible.

Net income

As a result of the foregoing, our net income increased by 80.6% from RMB242.5 million in the six months ended June 30, 2017 to RMB438.0 million (US$66.2 million) in the same period in 2018.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Interest and fees income

Interest and financing service fee on loans

Our interest and financing service fee on loans increased by 174.2% from RMB1,242.1 million in 2016 to RMB3,406.1 million ((US$514.7 million) in 2017, primarily attributable to the significant increase of interest income on loans from RMB1,022.9 million in 2016 to RMB3,154.2 million (US$476.7 million) in 2017 as a result of a substantial increase in our daily average outstanding loan principal from RMB4.3 billion to RMB12.2 billion, partially offset by a decrease in our weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) from 26.0% in 2016 to 23.7% in 2017 as we facilitated more loan products after the first quarter of 2017 with a term of eight years which typically have a lower effective interest rate. As the interest and fees income for long-term loans is generally higher than short-term loans, we offer lower interest rates on long-term loans to incentivize borrowers to enter into long-term contracts, such as our eight-year loans. The decrease in our weighted average effective interest rate is also due to the fact that we no longer charge borrowers financing service fees due to recent regulatory changes.

Interest on deposits with banks

Interest on deposits with banks increased significantly by 207.1% from RMB1.4 million in 2016 to RMB4.3 million (US$0.7 million) in 2017, primarily attributable to the substantial increase in the amount of our deposits with banks.

Interest expense

Interest expense increased by 216.2% from RMB442.7 million in 2016 to RMB1.4 billion (US$213.1 million) in 2017, primarily attributable to the substantial increase in the total amount of loans we originated.

Interest expense on interest-bearing borrowings

Interest expense on interest-bearing borrowings increased by 216.5%, from RMB442.7 million in 2016 to RMB1,401.2 million (US$211.8 million) in 2017, primarily attributable to (i) the substantial increase in the amount of funding from senior units driven by the increase in the total amount of loans we facilitated, (ii) an increase in long-term borrowings in our borrowing composition which generally have higher interest rates, and (iii) the fact that we started transferring right to earnings in certain of our subordinated trust units with repurchase arrangements and certain rights to earnings in loans principal, interest and financing service fee receivables to third parties with repurchase arrangements.

Interest expense on amounts due to related parties

Our interest expense on amounts due to related parties increased from nil in 2016 to RMB8.7 million (US$1.3 million) in 2017. This is because in 2017, Fanhua Inc. and its subsidiaries, our related parties, granted loans to us at an interest rate of 7.3% per annum.

Net interest and fees income

As a result of the foregoing, our net interest and fees income increased by RMB1.2 billion, or 149.7% to RMB2.0 billion (US$302.3 million) in 2017, compared to net interest and fees income of RMB800.9 million in 2016.

Provision for credit losses

Provision for credit losses increased by 175.4% from RMB111.4 million in 2016 to RMB306.8 million (US$46.4 million) in 2017. The increase was mainly attributable to the increase in loan origination volume and to a lesser extent due to a slight increase in the delinquency ratio.

Non-interest revenue

Our non-interest revenue decreased by 81.2% from RMB66.4 million in 2016 to RMB12.5 million (US$1.9 million) in 2017.

Realized gains/(losses) on sales of investments, net

Our realized gains/(losses) on sales of investments, net changed from a gain of RMB66.9 million in 2016 to a loss of RMB11.5 million (US$1.7 million) in 2017, primarily attributable to the losses incurred in the sale of assets under management by two of our subsidiaries engaging in asset management services. Both of the asset management subsidiaries were disposed of in 2017.

Other-than-temporary losses on available-for-sale investments

We invested in the mezzanine tranche and junior tranche of an asset management scheme in 2014, which principally invests in entrusted loans to a real estate company in Jiangsu province. We recorded other-than-temporary losses on available-for-sale investments of RMB36.7 million with respect to this investment in 2016. We did not record any such loss in 2017.

Other revenue, net

Other revenue, net decreased by 33.9% from RMB36.3 million in 2016 to RMB24.0 million (US$3.6 million) in 2017, primarily attributable to decrease in asset management revenue, net gain on disposal of subsidiaries and increase in net loss on disposal of property and equipment.

Operating expenses

Our total operating expenses increased by 91.8% from RMB467.9 million in 2016 to RMB897.6 million (US$135.6 million) in 2017.

Employee compensation and benefits

Employee compensation and benefits increased by 82.5% from RMB299.2 million in 2016 to RMB546.0 million (US$82.5 million) in 2017, primarily attributable to the increase in salaries and benefits resulting from the increase in the number of employees and the increase in commissions due to the increase in loan origination volume.

Share-based compensation expense

Expenses related to issuance of shares under our employee share incentive plan increased from nil in 2016 to RMB182.7 million (US$27.6 million) in 2017, primarily attributable to the options granted under the 2017 Plan, which was replaced by the 2018 Plan.

Rental and property management expenses

Rental and property management expenses increased by 96.3% from RMB24.4 million in 2016 to RMB47.9 million (US$7.2 million) in 2017, due to office renovation and expansion.

Impairment of goodwill

We recorded an impairment of goodwill at RMB20.3 million in 2016 as a result of the goodwill impairment loss relating to the change in business model of Guangzhou Anyu Mortgage Consulting Co., Ltd., one of our subsidiaries. No such impairment occurred in 2017.

Other expenses

Other expenses increased by 8.4% from RMB75.8 million in 2016 to RMB82.2 million (US$12.4 million) in 2017 due to the following factors:

•	advertising and promotion expenses remained stable;

•	research and development expenses decreased from RMB8.5 million in 2016 to RMB4.8 million (US$0.7 million) in 2017, which was due to an one-time fee we incurred in 2016;

•

consulting fees increased from RMB5.7 million in 2016 to RMB9.3 million (US$1.4 million) in 2017, primarily attributable to the increase in the fee rates on engaging auditors, legal counsel and business consultants; and

•

depreciation and amortization increased from RMB6.6 million in 2016 to RMB10.8 million (US$1.6 million) in 2017, primarily attributable to the upgrade of our offices, during which process we purchased a number of fixed assets and spent more on renovation.

Income tax expense

We had income tax expense of RMB276.0 million (US$41.7 million) in 2017, compared to income tax expense of RMB52.6 million in 2016. The increase was mainly because of the significant increase in the amount of income before tax. Our effective tax rate increased from 18.3% in 2016 to 34.1% in 2017, primarily due to the expenses associated with the issuance of employee compensation under the 2017 Plan, which is not tax deductible.

Net income

As a result of the foregoing, our net income increased by 126.3% from RMB235.4 million in 2016 to RMB532.7 million (US$80.5 million) in 2017.

Selected Quarterly Results of Operations

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
		(RMB)
Interest and financing service fee on loans	193,210,052	248,732,304	351,584,812	448,601,356	624,052,654	775,437,814	939,824,863	1,066,795,261	1,063,195,480	1,068,014,755
Interest on deposits with banks	439,240	356,192	312,301	309,572	448,981	785,883	983,446	2,118,867	2,138,161	3,553,629

Total interest and fees income	193,649,292	249,088,496	351,897,113	448,910,928	624,501,635	776,223,697	940,808,309	1,068,914,128	1,065,333,641	1,071,568,384

Interest expense on interest-bearing borrowings	(62,244,252)	(79,884,296)	(123,953,137)	(176,579,639)	(226,604,844)	(308,287,006)	(399,176,984)	(467,122,851)	(467,238,302)	(483,034,014)
Interest expense on amounts due to related parties	—	—	—	—	(296,000)	(1,058,000)	(5,102,000)	(2,258,000)	—	(1,153,973)

Total interest expense	(62,244,252)	(79,884,296)	(123,953,137)	(176,579,639)	(226,900,844)	(309,345,006)	(404,278,984)	(469,380,851)	(467,238,302)	(484,187,987)

Net interest and fees income	131,405,040	169,204,200	227,943,976	272,331,289	397,600,791	466,878,691	536,529,325	599,533,277	598,095,339	587,380,397

Provision for credit losses	(18,915,252)	(23,081,750)	(32,171,983)	(37,193,059)	(41,891,522)	(71,768,265)	(84,011,721)	(109,081,443)	(143,547,335)	(81,099,894)

Net interest and fees income after provision for credit losses	112,489,788	146,122,450	195,771,993	235,138,230	355,709,269	395,110,426	452,517,604	490,451,834	454,548,004	506,280,503

Realized (losses)/gains on sales of investments, net	(3,482,984)	8,978,699	69,891,386	(8,508,600)	(1,474,014)	(254,021)	(15,306,592)	5,506,829	709,808	504,986
Other-than-temporary losses on available-for-sale investments	—	—	(36,692,695)	—	—	—	—	—	—	—
Other revenue, net	7,566,819	8,346,427	10,426,305	9,922,382	4,704,502	4,447,176	12,983,821	1,844,111	843,097	4,258,919

Total non-interest revenue	4,083,835	17,325,126	43,624,996	1,413,782	3,230,488	4,193,155	(2,322,771)	7,350,940	1,552,905	4,763,905

Employee compensation and benefits	(48,921,065)	(64,921,000)	(84,633,509)	(100,750,245)	(109,503,389)	(129,923,922)	(166,038,674)	(140,490,263)	(117,113,556)	(126,586,112)
Share-based compensation expense	—	—	—	—	(45,672,441)	(45,672,442)	(45,672,442)	(45,672,441)	(9,928,792)	(9,928,792)
Taxes and surcharges	(16,287,496)	(12,095,509)	(8,663,623)	(11,160,867)	(10,958,462)	(5,527,782)	(10,212,798)	(12,136,891)	(14,512,100)	(24,945,999)

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
		(RMB)
Rental and property management expenses	(3,873,990)	(5,607,379)	(7,078,107)	(7,845,214)	(9,108,676)	(11,905,224)	(13,470,673)	(13,412,244)	(14,055,902)	(15,187,690)
Impairment of goodwill	—	—	(20,279,026)	—	—	—	—	—	—	—
Offering expenses	—	—	—	—	—	—	—	—	(4,659,577)	(2,666,201)
Other expenses	(11,508,155)	(12,589,600)	(24,448,014)	(27,262,139)	(16,132,637)	(18,255,339)	(16,554,559)	(31,252,021)	(19,907,912)	(20,326,022)

Total Operating expenses	(80,590,706)	(95,213,488)	(145,102,279)	(147,018,465)	(191,375,605)	(211,284,709)	(251,949,146)	(242,963,860)	(180,177,839)	(199,640,816)

Income before income tax	35,982,917	68,234,088	94,294,710	89,533,547	167,564,152	188,018,872	198,245,687	254,838,914	275,923,070	311,403,592
Income tax expense	(6,512,475)	(12,317,686)	(17,008,598)	(16,764,664)	(55,522,454)	(57,556,626)	(83,886,981)	(79,028,807)	(79,176,187)	(70,156,806)

Net income	29,470,442	55,916,402	77,286,112	72,768,883	112,041,698	130,462,246	114,358,706	175,810,107	196,746,883	241,246,786
Net unrealized (losses)/gains on available-for-sale investments	(105,809,348)	(42,443,794)	(51,069,594)	4,642,684	(5,263,991)	(10,289,251)	12,848,473	103,414	36,148	362,753
Foreign currency translation adjustment	(887,148)	79,905	24,333	4,372	4,903	48,129	475,516	(727,342)	26,784	129,541
Comprehensive income/(loss)	(77,226,054)	13,552,513	26,240,851	77,415,939	106,782,610	120,221,124	127,682,695	175,186,179	196,809,815	241,739,080

The following table sets forth the outstanding loan principal and number of active borrowers for home equity loans for the periods or as of the dates indicated.

	As of
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Outstanding loan principal (in RMB million)	2,799	3,810	5,511	7,375	8,979	11,755	15,213	16,674	16,728	17,778
Number of active borrowers	7,696	9,183	12,091	14,147	16,415	19,431	23,808	26,326	27,147	29,113

The following table sets for the loan origination volume and number of transactions for home equity loans for the periods indicated.

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Loan origination volume (in RMB million)	848	1,645	2,632	3,171	3,071	4,710	5,644	3,646	2,201	3,598
Number of transactions	1,851	2,991	4,344	5,096	4,924	6,887	8,454	6,086	4,080	6,091

We have experienced rapid growth in our total interest and fees income and comprehensive income for the seven quarters from January 1, 2016 to September 30, 2017. The growth was mainly driven by the organic growth of our business, as a result of the improvement in our business model, establishment of business infrastructure and development of innovative loan products. Similarly, the outstanding loan principals, number of active borrower, loan origination volume and number of transactions grew in parallel with the growth of our business. Our total interests and fees expenses and total operating expenses also experienced increase in the seven quarters from January 1, 2016 to September 30, 2017, which was primarily due to the rapid growth of our business.

Due to changing regulatory environment, we have taken a more cautious and prudent approach in growing our business in the three quarters from September 30, 2017 to June 30, 2018. We have proactively focused on refining our products and services envisioning coming regulatory changes, including working with our trust company partners to design and implement the 2017 FOTIC Loan Agreement and the 2018 FOTIC Funding Arrangements. Such efforts have resulted in a slower growth in our outstanding loan principal and a decrease in our loan origination volume in the three quarters from September 30, 2017 to June 30, 2018, which had an impact on our financial and operating results. We experienced a slight increase in our outstanding loan principal and loan origination volume, which was primarily attributed to increased funding capital from the trust plans established by FOTIC after we finalized new arrangements with FOTIC in March 2018.

Preliminary Results for the Third Quarter of 2018

We are in the process of finalizing our results for the third quarter of 2018. Accordingly, the data we present below are preliminary and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly review of our consolidated financial statements. As a result, these preliminary data may not be consistent with our consolidated financial statements for such period when they are completed and publicly disclosed. These preliminary data may change and those changes may be material.

Given the recent uncertainties in macroeconomic environment that may adversely affect our target borrowers’ ability to service their debts, as well as the fluctuations in the PRC real estate market that may negatively impact the potential value of collateral, we have been strategically balancing our business growth and loan quality. In particular, we have proactively strengthened risk assessment on loans for our trust company partners, which had resulted in a more selective loan approval process and lower LTV ratio.

As a result, our loan origination volume decreased from RMB3.6 billion for the three months ended June 30, 2018 to RMB2.6 billion for the three months ended September 30, 2018, representing a decrease of approximately 27.7%. Our outstanding loan principal amount remained relatively stable with a slight change from RMB17.8 billion as of June 30, 2018 to RMB17.7 billion as of September 30, 2018. Our delinquency ratio and NPL ratio increased from 11.5% and 1.8% as of June 30, 2018 to 12.1% and 1.9% as of September 30, 2018, respectively. Consequentially, the growth in certain of our financial performance indicators such as net income has also been adversely affected by the lower loan origination volume in the third quarter of 2018. Our net income decreased by 2.7% from RMB241.2 million in the three months ended June 30, 2018 to RMB234.9 million (US$35.5 million) in the three months ended September 30, 2018, as compared to a growth rate of 22.6% from RMB196.7 million in the three months ended March 31, 2018 to RMB241.2 million in the three months ended June 30, 2018.

Liquidity and Capital Resources

Cash flows and working capital

Our principal sources of liquidity have been cash generated from financing activities. As of June 30, 2018, we had cash and cash equivalents of RMB2.5 billion (US$372.1 million), as compared to cash and cash equivalents of RMB1.2 billion (US$179.9 million) as of December 31, 2017, substantially all of which were held by our PRC subsidiaries. Our cash and cash equivalents consist primarily of bank deposits and are primarily denominated in Renminbi. We believe that our current cash and anticipated cash flow from financing activities will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

We intend to finance our future working capital requirements and capital expenditures from funds raised from financing activities, including the net proceeds we will receive from this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As a holding company with no material operations of our own, we conduct our operations primarily through our PRC subsidiaries in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. For details, please refer to “—Holding Company Structure.”

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
Net cash provided by operating activities	379,883,655	1,286,649,584	194,443,122	648,689,697	764,274,272	115,499,882
Net cash (used in) investing activities	(4,700,415,345)	(9,583,892,655)	(1,448,352,398)	(4,536,973,594)	(839,637,655)	(126,889,068)
Net cash provided by financing activities	4,291,087,461	9,256,740,263	1,398,911,950	3,977,825,123	1,348,090,251	203,728,257
Net (decrease)/increase in cash and cash equivalents	(29,444,229)	959,497,192	145,002,674	89,541,226	1,272,726,868	192,339,071
Cash and cash equivalents at beginning of the period	260,081,796	233,138,588	35,232,744	233,138,588	1,190,360,385	179,891,551
Effect of exchange rate change on cash and cash equivalents	2,501,021	(2,275,395)	(343,866)	(929,865)	(888,298)	(134,243)

Cash and cash equivalents at end of the period	233,138,588	1,190,360,385	179,891,551	321,749,949	2,462,198,955	372,096,380

Operating activities

Net cash provided by operating activities for the six months ended June 30, 2018 was RMB764.3 million (US$115.5 million) due to net income of RMB438.0 million (US$66.2 million), adjusted for (i) provision for credit losses of RMB224.6 million (US$33.9 million), (ii) deferred tax benefit of RMB54.0 million (US$8.2 million), (iii) share-based compensation expense of RMB19.9 million (US$3.0 million), (iv) depreciation and amortization of RMB6.2 million (US$0.9 million), (v) foreign exchange gain of RMB0.5 million (US$0.07 million), (vi) net gain on disposal of loans of RMB0.3 million (US$0.04 million), (vii) net loss on disposal of property and equipment of RMB85,642 (US$12,943) and (viii) changes in operating assets and liabilities. Adjustment for changes in operating assets and liabilities consisted of (i) an increase in other operating liabilities of RMB200.7 million (US$30.3 million), (ii) an increase in other operating assets of RMB51.9 million (US$7.8 million) and (iii) an increase in deposits of RMB18.7 million (US$2.8 million).

Net cash provided by operating activities in 2017 was RMB1.3 billion (US$0.2 billion) due to net income of RMB532.7 million (US$84.9 million), adjusted for (i) provision for credit losses of RMB306.8 million (US$48.9 million), (ii) share-based compensation expense of RMB182.7 million (US$29.1 million), (iii) deferred tax of RMB57.9 million (US$9.2 million), (iv) depreciation and amortization of RMB10.8 million (US$1.7 million), (v) net gain on disposal of subsidiaries of RMB6.1 million (US$1.0 million), (vi) foreign exchange loss of RMB2.3 million (US$0.4 million), (vii) net loss on disposal of property and equipment of RMB261,875 (US$41,749) and (viii) changes in operating assets and liabilities. Adjustment for changes in operating assets and liabilities consisted of (i) an increase in other operating liabilities of RMB691.1 million (US$110.2 million), (ii) an increase in other operating assets of RMB289.3 million (US$46.1 million) and (iii) an increase in deposits of RMB98.7 million (US$15.7 million).

Net cash provided by operating activities in 2016 was RMB379.9 million due to net income of RMB235.4 million, adjusted for (i) provision for credit losses of RMB111.4 million, (ii) provision for available-for-sale investments of RMB36.7 million, (iii) deferred tax benefit of RMB33.5 million, (iv) impairment of goodwill of RMB20.3 million, (v) depreciation and amortization of RMB6.6 million, (vi) foreign exchange gain of RMB2.7 million, (vii) provision for other assets of RMB1.3 million, (viii) net loss on disposal of property and equipment of RMB61,085, (ix) share of income from equity method investees of RMB47,122 and (x) changes in operating assets and liabilities. Adjustment for changes in operating assets and liabilities consisted of (i) a decrease in other operating assets of RMB43.3 million, (ii) an increase in deposits of RMB40.9 million and (iii) an increase in other operating liabilities of RMB2.1 million.

Investing activities

Net cash used in investing activities was RMB839.6 million (US$126.9 million) for the six months ended June 30, 2018, which was attributable to (i) loans originated, net of principal collected of RMB1.1 billion (US$169.2 million), (ii) purchase of available-for-sale investments of RMB80.0 million (US$12.1 million) and (iii) purchases of property, equipment and intangible assets of RMB6.7 million (US$1.0 million), offset by (i) proceeds from sales of available-for-sale investments of RMB361.3 million (US$54.6 million), (ii) proceeds from other investing activities of RMB5.4 million (US$0.8 million) and (iii) proceeds from disposal of property, equipment and intangible assets of RMB0.2 million (US$0.02 million).

Net cash used in investing activities was RMB9.6 billion (US$1.5 billion) in 2017, which was attributable to (i) loans originated, net of principal collected of RMB9.3 billion (US$1.5 billion), (ii) purchase of available-for-sale investments of RMB360.1 million (US$57.4 million), which mainly included short-term wealth management products offered by commercial banks in China, (iii) purchase of property, equipment and intangible assets of RMB19.8 million (US$3.2 million), offset by (i) proceeds from disposal of subsidiaries of RMB57.7 million (US$9.2 million), (ii) cash received from disposal of cost method investments of RMB9.4 million (US$1.5 million), (iii) proceeds from sales of available-for-sale investments of RMB16.3 million (US$2.6 million), and (iv) proceeds from disposal of property, equipment and intangible assets of RMB890,219 (US$141,922).

Net cash used in investing activities was RMB4.7 billion in 2016, which was attributable to (i) loans originated, net of principal collected of RMB5.0 billion, (ii) purchase of available-for-sale investments of RMB116.6 million and (iii) purchase of property, equipment and intangible assets of RMB15.2 million and, offset by (i) proceeds from sales of available-for-sale investments of RMB412.8 million, (ii) proceeds from disposal of equity method investee of RMB3.3 million, (iii) cash received from disposal of cost method investments of RMB0.5 million and (iv) proceeds from disposal of property, equipment and intangible assets of RMB17,215.

Financing activities

Net cash provided by financing activities in the six months ended June 30, 2018 was RMB1.3 billion (US$203.7 million), which was attributable to proceeds from interest-bearing borrowings of RMB6.6 billion (US$1.0 billion) and borrowings from related parties of RMB0.1 million, offset by repayment of interest-bearing borrowings of RMB5.4 billion (US$817.2 million).

Net cash provided by financing activities in 2017 was RMB9.3 billion (US$1.5 billion), which was attributable to proceeds from interest-bearing borrowings of RMB15.0 billion (US$2.4 billion), offset by repayment of interest-bearing borrowings of RMB5.8 billion (US$924.7 million).

Net cash provided by financing activities in 2016 was RMB4.3 billion, which was attributable to proceeds from interest-bearing borrowings of RMB5.9 billion, offset by repayment of interest-bearing borrowings of RMB1.6 billion.

Capital Expenditures

Our capital expenditures represent purchases of property, equipment and intangible assets necessary to support our operations. Our capital expenditures were RMB15.2 million, RMB19.8 million (US$3.0 million) and RMB6.7 million (US$1.0 million) in 2016, 2017 and for the six months ended June 30, 2018, respectively.

Commitments and Contingencies

We lease certain office premises under non-cancelable leases. Rental expenses under operating leases for the years ended December 31, 2016, 2017 and the six months ended June 30, 2018 were RMB24.4 million, RMB47.9 million (US$7.2 million) and RMB29.2 million (US$4.4 million), respectively.

The following table sets forth our commitments and contingencies as of June 30, 2018.

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	RMB	RMB	RMB	RMB
Operating lease commitment(1)	107,926,847	46,305,798	45,908,261	12,607,062	3,105,726

Note:

(1)	Represents minimum payments under noncancelable operating leases related to office premises.

Holding Company Structure

CNFinance Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. Pursuant to the law applicable to China’s foreign investment enterprise, our subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds are at our subsidiary’s discretion. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our consolidated affiliated entity either through entrustment loans from our PRC subsidiaries or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated affiliated entity’s share capital.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Interest rate risk

Our exposure to interest rate risk relates to the interest income and financing service fee on loans and interest on deposits with banks. Borrowers’ cost of borrowing mainly consist of interest rates charged under trust plans. An increase in prevailing interest rates could result in an increase in the interest rates of loans we facilitate, and borrowers may be less likely to accept such adjusted terms. If borrowers decide not to use the products or services we offer because of such an increase in market interest rates, our ability to retain existing borrowers and engage prospective borrowers as well as our competitive position may be severely impaired.

Foreign exchange risk

Substantially all of our revenues are denominated in Renminbi. The functional currency of our company is the Hong Kong dollar. The functional currency of SFIL, which is incorporated in British Virgin Islands, is the U.S. dollar. The functional currency of our subsidiary in the PRC is the Renminbi. We use Renminbi as our reporting currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Due to foreign currency translation adjustments, we recognized a foreign exchange loss of RMB778,538 in 2016, RMB198,794 (US$31,692) in 2017 and a foreign exchange gain of RMB0.5 million (US$68,453) in the six months ended June 30, 2018, respectively.

The Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

We estimate that we will receive net proceeds of approximately US$40.9 million from this offering, after deducting underwriting discounts and commissions, estimated reimbursements of certain underwriters’ expenses and the estimated offering expenses payable by us, based on the initial offering price of US$7.50 per ADS and assuming the underwriters do not exercise their option to purchase additional ADSs. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.6171 to US$1.00, the rate in effect as of June 29, 2018, to a rate of RMB7.2788 to US$1.00, will result in an increase of RMB4.1 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.6171 to US$1.00, the rate in effect as of June 29, 2018, to a rate of RMB5.9554 to US$1.00, will result in a decrease of RMB4.1 million in our net proceeds from this offering.

Inflation risk

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2016 and 2017 were increases of 2.1% and 1.8%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity is expected to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP, including: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Companies are permitted to adopt the standard using a retrospective transition method (i.e., restate all prior periods presented) or a cumulative effect method (i.e., recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods).

We adopted ASU 2014-09 and applied the cumulative effect method for its initial application in the first quarter of 2018 but there was no impact to retained earnings as a result of the adoption of the new standard. Because there is no change to the timing and pattern of revenue recognition, there are no material changes to our processes and internal controls. Expanded disclosures including disaggregation of revenues and descriptions of performance obligations required by ASU 2014-09 are included below.

There are two reasons ASU 2014-09 did not have an impact to us. Firstly, over 99% of revenues in the first quarter of fiscal year 2018 are interest income earned on loans or deposits with banks, all of which are unaffected as they are outside the scope of ASU 2014-09. Secondly, our non-interest income revenue stream such as mortgage agency service revenue, is within the scope of ASU 2014-09. However, Topic 606 focuses on revenues from contracts earned over time, but all of these in-scope non-interest income revenue stream is governed by agreements that do not have an enforceable, contractual term. Given the cancellable-at-will structure, Topic 606 views these contracts as agreements-at-will without a defined term, the revenue of which are immediately recognized. The revenue recognition timing is identical compared to previous revenue recognition standards.

All of our revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. ASU 2014-09 requires disclosure of sufficient information to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. A description of our revenue streams accounted for under ASU 2014-09 as well as an explanation of why they are not impacted are as follows:

Mortgage agency service revenue. We earn fees from providing mortgage agency services to borrowers applying for loan from banks. These kind of revenue are recognized at the time the transaction is executed as that is the point in time we fulfill the customer’s request.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which eliminates the presumption that a general partner should consolidate a limited partnership, modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, and affects the consolidation analysis of reporting entities that are involved with VIEs (particularly those that have fee arrangements and related party relationships). In some cases, consolidation conclusions will change under the new guidance and, in other cases, a reporting entity will provide additional disclosures if an entity that currently is not considered a VIE is considered a VIE under the new guidance. The new standard is effective for us for annual periods in fiscal years beginning after December 15, 2016. We elected to early adopt ASU 2015-02 on January 1, 2016.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for us for annual periods in fiscal years beginning after December 15, 2018. We will adopt the new standard on January 1, 2019, and are currently evaluating the effect that ASU 2016-01 will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheets and disclose key information about leasing arrangements. The new standard establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheets for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statements. In July 2018, the FASB issued amendments allowing an optional transition method, which recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented as prescribed in ASU 2016-02. We are currently evaluating which transition method we will utilize.

The new standard is effective for us on January 1, 2020, with early adoption permitted. We do not plan to early adopt the ASU. We are evaluating the effect that the standard will have on our consolidated financial statements, statutory reserves and related disclosures.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective on January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a group recognizes an allowance based on the estimate of expected credit loss. We are currently evaluating the impact of this new guidance on its financial position, results of operations and cash flows.

For detailed discussion on recent accounting pronouncements, see Note 2 to our consolidated financial statements.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Oliver Wyman in connection with this offering. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Background

China has witnessed rapid economic growth in the past decade, with real GDP as adjusted by inflation grew at a CAGR of 7.6% from 2010 to 2017, and is expected to maintain a CAGR of 6.2% from 2017 to 2022, according to the Oliver Wyman report.

MSEs are a prominent part of China’s economic growth. From 2012 to 2017, MSEs’ contribution to China’s GDP increased from 24% to 32%, according to the Oliver Wyman report. According to the National Bureau of Statistics, as of December 31, 2017, there are over 93 million MSEs in total. The number of MSEs grew from 2012 to 2017 at a CAGR of 12.3% and is expected to grow at a CAGR of 8.6% from 2017 to 2022, according to the Oliver Wyman report.

MSE Owners’ Financing Needs

Despite the continuous growth on the number of MSE owners in China and their significant contribution to China’s economic growth, MSE owners’ financing needs have not been adequately served. Such unbalanced demand-and-supply relationship suggests tremendous opportunities for market players to bridge the unserved gap. The following factors are generally believed to contribute to the unserved MSE owners’ financing demand in China.

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Limited MSE focused risk-adjusted pricing capability. Banks lack in-depth data accumulation and analytical systems for proper credit risk pricing tailored to the businesses of MSEs. This has resulted in high NPL ratios for those banks who explored opportunities in MSE financing space.

•

Stringent and inflexible requirements of traditional financial institutions. Banks and other financial institutions’ standardized loan application process usually requires stringent and inflexible documentations designed for established corporations, including business operation data, financial statements and collateral. Therefore, MSE owners’ accessibility to bank loans is often limited by MSEs’ short business operation history and relatively unsophisticated financial management capability to produce required documentation.

•

Inefficient approval process. Banks have more complicated rules and credit assessment procedures on both borrowers and collateral, which results in longer waiting time for loan approvals and is inefficient for MSE owners who often have urgent financing needs. According to the Oliver Wyman report, it generally takes 15 to 30 days for a bank MSE loan applicant to receive loan proceeds from the day they submit applications.

•

High borrowing cost and insufficient financing amount from other alternative channels. According to the Oliver Wyman report, other than banks, alternative financing channels for MSE owners primarily include private lending companies and a variety of non-traditional loan facilitators/providers. Private lending companies tend to charge significantly higher borrowing costs to their borrowers to compensate for the opacity of the credit risk. Non-traditional loan facilitators/providers with unsecured products often face difficulties in granting enough funding for MSE owners’ operational use.

According to the Oliver Wyman report, there is a gap of approximately RMB34.1 trillion between the demand side and supply side of MSE financing as of 2017. The following chart illustrates the financing demand and supply of MSE owners from 2012 to 2022 in terms of outstanding balance.

Source: Wind, National Bureau of Statistics, Oliver Wyman analysis

The following table compares financing products provided by different financing channels to MSE owners in China.

Financing channel	Product	Collateral	Duration	Credit limit (RMB)	Average APR	Approval time	Application success rate
Bank and other traditional financial institutions	Secured loan	Property	Up to 3 years	1mn-5mn	~10%	15-30 days	Low
	Credit loan	Nil	Up to 2 years	50k-100k	~20%	~30 days	Low
	Personal credit card	Nil	Rolling basis	10k-30k	~20%	~30 days	Medium

Private lending companies	Secured loan	Property/ Automobile/ Others	Up to 6 months	100k-1mn	45%-80%	~1 day	Medium

Non-traditional loan facilitators/ providers	Secured loan	Property	Up to 8 years	400k-3mn	~25%	~2 days	Medium
	Secured loan	Automobile	Up to 3 years	60k-120k	20%-35%	~1 day	High
	Unsecured loan	Nil	Up to 1 year	15k-25k	25%-50%	~1 day	High

Compared to other secured loan products, home equity loans are unique in serving financing needs of MSE owners, with the following characteristics:

•	Large ticket size: Since home equity loans are typically collateralized with real property, the average loan size tends to be larger as compared to unsecured loan products.

•

Lower risk profile: Home equity loans secured with real property in general have lower risk profiles compared to auto loans or pure credit lending since property is immobile with a fairly liquid trading market. In general, it is easier for secured lenders to enforce their rights against real property in a default situation.

Home Equity Loans for Chinese MSE Owners

Amongst MSE owners, secured loans is a major financing means. Value of collateral such as houses and automobiles is relatively straightforward to evaluate, and the collaterals are also commonly traded in second hand market, therefore these types of collateral can enhance the creditworthiness of the borrower from a lender’s perspective. As of December 31, 2017, the outstanding balance of secured loans extended to MSE owners is estimated to reach RMB15.3 trillion and is expected to grow to RMB29.5 trillion as of December 31, 2022, representing a CAGR of 14.0%, according to the Oliver Wyman report.

Real property is a major type of collateral for secured loans. According to the Oliver Wyman report, there was approximately RMB7.1 trillion home equity loans outstanding offered to Chinese MSE owners as of December 31, 2017, which is expected to further grow to approximately RMB14.5 trillion as of December 31, 2022, representing a CAGR of 15.3%.

The following chart illustrates the breakdown by collateral type of the outstanding balance of secured loans in the MSE lending market in China from 2017 to 2022.

Source: World economy studies, Expert Interview, Oliver Wyman Analysis

According to the Oliver Wyman report, bank is still a dominant funding source for the home equity loan market, due to its reliability and attractive borrowing rate. With the rapid development of financial system and unserved gap of MSE financing needs, non-traditional financial institutions will experience high growth in business scale in the coming years. According to the Oliver Wyman report, the outstanding balance of home equity loans provided by non-traditional financial institutions was approximately RMB1.0 trillion as of December 31, 2017, and is expected to grow to approximate RMB2.5 trillion as of December 31, 2022 with a CAGR of 20.1%. The following chart illustrates the breakdown by loan supplier of the outstanding balance of home equity loans provided to MSE owners in China:

Source: Expert Interview, Oliver Wyman Analysis

The following factors are generally believed to contribute favorable growth prospects of home equity loans for Chinese MSE owners provided by non-traditional financial institutions.

Inflexibility for traditional financial institution to cater to MSE owners’ unique financing needs. Due to stringent and inflexible loan application requirements from banks and other traditional financial institutions, they are only able to serve a limited number of MSEs owners who are able to meet such requirements. Although PBOC has implemented measures to encourage banks to better serve MSEs, the banking industry in China has yet to fully capture MSEs’ financing demands due to constraints of risk and technology. According to the Oliver Wyman report, this situation has been an obstacle for MSE’s development over a substantially long period of time and is expected to continue in the near future, which imply significant market opportunities for companies with capabilities to address the unmet MSE financing demand with innovative financing solutions.

Growing number of MSE owners with real property in Tier 1 and Tier 2 cities. The number of MSE owners with real property in Tier 1 and Tier 2 cities is expected to grow at a CAGR of 10% from 2017 to 2022, according to the Oliver Wyman report. As of 2017, the number of MSE owners with real property who reside in Tier 1 and Tier 2 cities is estimated to be 33 million, with six million in Tier 1 cities and 27 million in Tier 2 cities. The number of MSE owners with real property in Tier 1 cities and Tier 2 cities in China will continue to grow and is expected to reach nine million and 44 million in 2022, respectively, according to the Oliver Wyman report.

Low LTV ratio compared with developed countries. According to the Oliver Wyman report, only 6% of the residential property value in China is pledged as collateral, which is significantly lower than that of Australia (23%), UK (23%) and U.S. (46%). Such a large gap indicates real property as a financing collateral is far from being effectively utilized in China and home equity loans in China have significant room for growth.

Key Success Factors for Providing Home Equity Loan Services in China

A number of key factors are critical to the success of a player in China’s home equity loan industry.

Diverse physical distribution network. Because of the physical and immobile nature of real property collateral, local presence is important to serve the market. A dispersed geographical presence also allows diversification of risks associated with potential property price fluctuations and government policies across different regions of China. In addition, having an extensive nationwide branch network can facilitate better customer engagement by serving non-local property owners while completing necessary registrations at local administration office of the property simultaneously.

Expertise in handling real property collateral. Such expertise is a critical component in the risk management in the home equity loan business in the following two ways:

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Property appraising. Appraised value of prospective real property collateral is critical to determine the loan principal amount, therefore accurate appraised value could support a robust risk management framework and help manage non-performing loan losses. Cooperation with leading third-party appraisers could enhance the accuracy of the appraised value.

•	Property disposal. Experience and standard procedures in dealing with the transfer of real properties is essential for home equity loan service providers to recover losses and maintain profitable.

Superior risk management. Given that home equity loans are typically large in ticket size, the risk of non-performing loan potentially brings significant impact to a loan facilitator’s cash flow. To manage credit risks, best practice players have a set of empirically derived rules supported by various data sources, including official credit bureau and third-party data sources.

Stable and diversified funding sources. Non-traditional financial institution loan service providers can obtain funding from various financial institutions including banks, trusts and insurers. Best practice for non-traditional financial institution home equity loan providers would be able to develop long-term and reliable relationships with funding partners to ensure stability.

BUSINESS

Our Mission

Our mission is to provide accessible, affordable and efficient financing solutions to micro- and small-enterprise owners in China, helping them achieve their business dreams.

Overview

We are a leading home equity loan service provider in China with established business infrastructure. According to the Oliver Wyman report, we are the second largest home equity loan service provider among non-traditional financial institutions in China in terms of outstanding loan principal as of December 31, 2017. We facilitate loans by connecting MSE owners with our funding partners. With more than ten years of experience in the loan service industry, we have established a national network of 75 branches and sub-branches in over 40 cities in China. The extensive local knowledge and resources we have acquired while building our business infrastructure distinguish us from other market players. In 2016 and 2017, we originated home equity loans with aggregate principal amount of RMB8.3 billion and RMB17.1 billion, respectively, representing an increase of 106.0%. For the six months ended June 30, 2018, we originated home equity loans with an aggregate principal amount of RMB5.8 billion.

Our primary target borrower segment is MSE owners who own real properties in Tier 1 and Tier 2 cities in China. We originated home equity loans for 12,983 and 23,705 borrowers in 2016 and 2017, respectively, representing an increase of 82.6%. For the six months ended June 30, 2018, we originated home equity loans for 9,771 borrowers. These MSE owners typically have quick cash flow turnover from their business operations with high demand for working capital. Their financing needs are often unpredictable, time-sensitive and frequent. Our target borrowers are underserved by traditional financial institutions. Traditional financial institutions often impose stringent and inflexible loan application requirements designed for large corporations, making it difficult for MSE owners to meet such requirements. In addition, time-consuming and cumbersome requirements often limit MSE owners’ ability to meet their imminent financing needs. Moreover, unlike in the United States where home equity loans commonly serve as a financing alternative, according to the Oliver Wyman report, traditional lenders in China, such as banks, typically do not grant loans secured by second lien interests and are generally less incentivized to introduce innovative home equity loan products.

We aim to serve our target borrowers by facilitating home equity loans and providing tailored services. Our standardized and integrated online and offline credit application and assessment process shortens the time of loan disbursement to as fast as 48 hours from submission of a qualified loan application with all necessary documentation, providing expeditious financing solutions to MSE owners. We typically facilitate home equity loans to MSE owners in the form of installment loans with a monthly contractual interest rate typically ranging from 0.9% to 1.3% and a tenor typically ranging from one to eight years, assisting borrowers’ short-term and long-term business plannings. In 2016 and 2017 and for the six months ended June 30, 2018, the average tenor of the home equity loans we originated was 50, 66 and 56 months with the weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) of 26.0%, 23.7% and 22.0% per annum, respectively. The increase from 2016 to 2017 in the average tenor is due to the fact that we facilitated more loan products with a longer term of eight years in 2017, and the decrease in the weighted average effective interest rate is due to the fact that we ceased charging financing service fee to the borrowers starting from August 2017. Such loan products are secured by first or second lien interests on real properties. 61.1%, 58.0% and 56.7% of our total home equity loan origination volume in 2016, 2017 and for the six months ended June 30, 2018, respectively, was secured by second lien interests. Depending on the value of the collateral and the creditworthiness of the borrower, we offer flexible loan principal typically ranging from RMB100,000 to RMB3,000,000.

We have a rigorous and robust risk management system. Our risk mitigation mechanism is embedded in the design of our loan products, supported by an integrated online and offline process focusing on risks of both borrowers and collateral and further enhanced by effective post-loan management procedures. Our extensive business infrastructure supports our operations by providing various offline services, such as on-site visits, interaction with local real property bureau and debt collection. Collateral for loans we facilitate is geographically dispersed in Tier 1 and Tier 2 cities in China to diversify our risk concentration in any local real estate market. Our home equity loan products are typically installment loans which require monthly payments comprising principal and interests repayments. We timely monitor borrowers’ credit status, which enables us to take actions quickly if we believe there is a risk of default. Our practical risk assessment focuses on both credit risks of borrowers and quality of the collateral. We have also established strict guidelines on the characteristics and quality of collateral, including, among others, an LTV ratio capped at 80%. The weighted average LTV ratio of the home equity loan origination volume was 65.9%, 66.7% and 62.6% in 2016, 2017 and for the six months ended June 30, 2018, respectively. As of December 31, 2016 and 2017 and June 30, 2018, the NPL ratio was 1.50%, 1.66% and 1.82%, respectively. Charge-off ratio in 2016, 2017 and for the six months ended June 30, 2018 was 0.005%, 0.093% and 0.031%, respectively.

The loans we facilitate are primarily funded through a trust lending model with our trust company partners. Our trust company partners are well-established with sufficient funding sources and have licenses to engage in lending business nationwide. Our trust company partners are regulated by CBIRC and all the trust plans are registered with the CBIRC. This structure provides us with stable funding sources. Under the trust lending model, our trust company partners set up trust plans and acquire funding from their investors. Trust plans are typical investment vehicles in which investors participate by subscribing to trust units and receive a return as set out in subscription agreements. Each trust plan issues multiple trust products which are funded with senior and subordinated units at a pre-determined ratio with a term of one to three years. The loans funded by the trust products, however, have terms typically ranging from one to eight years. For details of matching our funding sources and loans we facilitate, please refer to “Business—Our Funding Model—Matching of Terms of Funding Sources and Loans.” The contractual ratio of the senior units and subordinated units of trust plans or products is determined pursuant to our collaboration agreements with our trust company partners, which set the upper limit to such ratio at a range of 3:1 to 9:1. Due to recent regulatory changes, we will work with our trust company partners to lower the contractual structural leverage ratio of each trust product to no higher than 3:1 before the end of 2020, the grace period provided by the Guiding Opinion. As of June 30, 2018, the actual structural leverage ratio of our trust plans was generally no higher than 3:1. For details, please refer to “Business—Our Funding Model—Terms of the Trust Plans” and “—Funding Partners.” As part of the collaboration we have with our trust company partners, we are required to subscribe to all of the subordinated units of trust plans. By subscribing to subordinated units, we are entitled to the residual value from trust plans after certain payments to senior unit holders, trust company partners and third-party service providers. Payments to senior unit holders consist of an expected investment returns which are usually paid quarterly and principal amounts which are repaid upon maturity. We as subordinated unit holders are paid each quarter after the quarterly payment of interest returns to senior unit holders and upon maturity after the payment of principal amounts to senior unit holders. Our financing costs for the senior units, excluding the trust administrative fees, ranged from 9.75% to 12.6% per annum of the issuance amount of senior units in 2016, 2017 and for the six months ended June 30, 2018, our financing costs for subordinated units under repurchase arrangements with private equity funds ranged from 15% to 18% per annum of the transfer prices for such subordinated units in 2016, 2017 and for the six months ended June 30, 2018, and our financing costs for subordinated units under repurchase arrangements with third parties through a private financial assets trading platform ranged from 9.7% to 14% per annum of the transfer prices for such subordinated units in 2016, 2017 and for the six months ended June 30, 2018. Our cost of the subordinated units as measured by the investment amount was RMB1,928.6 million, RMB4,626.1 million and RMB4,739.8 million as of December 31, 2016 and 2017 and June 30, 2018, respectively. Our investment return from the subordinated units was RMB391.2 million, RMB1,595.3 million and RMB800.5 million in 2016, 2017 and for the six months ended June 30, 2018, respectively.

To a lesser extent, we also have a direct lending model through which we lend directly under our small loan licenses to borrowers with our own funding or funding we acquire from transfer of rights to earnings in loans principal, interest and financing service fee receivables to third parties with a repurchase arrangement. Our financing costs under such arrangement ranged from 9.7% to 14% per annum of the transfer price in 2016, 2017 and for the six months ended June 30, 2018.

For details of our repurchase agreements with third parties under both the trust lending and direct lending models, please refer to “Business—Our Funding Model—Funding Sources” and “—Small Loan Direct Lending”. We generally rely on and will continue to rely primarily on our trust lending model, which is supplemented with our direct lending model. In 2017, funding from trust lending and direct lending models accounted for 95.4% and 4.6% of our total loan origination volume, respectively. For the six months ended June 30, 2018, funding from trust lending and direct lending models accounted for 99.8% and 0.2% of our total home equity loan origination volume, respectively.

Through our established network of sales teams and branch offices, we reach prospective MSE borrowers and assess their creditworthiness and collateral. If these borrowers meet our requirements, we refer them to our trust company partners who make their own credit decisions before directly lending to qualified borrowers. We help trust company partners sign loan agreements with borrowers directly, and assist borrowers in pledging collateral for the benefit of trust company partners. We are designated as the service provider and provide post-loan services such as payment monitoring, debt collection and release of collateral as the need arises. We provide top-up arrangement to trust plans associated with our subscription of subordinated units. Under this arrangement, we are required to manage the NPLs by repurchasing or replacing NPLs, or providing additional funding sufficient to cover outstanding principal and interests of NPLs. We receive a performance-based service fee up to 8% per annum of the size of the trust plan charged to the trust plans for the services we provide.

The following charts illustrate the number of active borrowers, number of transactions, loan origination volume and outstanding loan principal of home equity loans as of and for the ten quarters ended June 30, 2018.

We have grown significantly and were profitable in 2016, 2017 and the first half of 2018. Our total operating income increased from RMB867.3 million in 2016 to RMB2,013.0 million (US$304.2 million) in 2017, representing an increase of 132.1%, and from RMB871.9 million for the six months ended June 30, 2017 to RMB1,191.8 million (US$180.1 million) for the six months ended June 30, 2018, representing an increase of 36.7%. Our net income increased from RMB235.4 million in 2016 to RMB532.7 million (US$80.5 million) in

2017, representing an increase of 126.3%, and from RMB242.5 million for the six months ended June 30, 2017 to RMB438.0 million (US$66.2 million) for the six months ended June 30, 2018, representing an increase of 80.6%.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors, contributing significantly to our growth and success.

China’s leading home equity loan service provider well positioned to capture the massive and underserved financing needs of MSE owners

We are a leading home equity loan service provider in China. According to the Oliver Wyman report, we are the second largest home equity loan service provider among non-traditional financial institutions in China in terms of outstanding loan principal as of December 31, 2017. We have more than ten years of experience in the loan service industry and we believe that we are uniquely positioned to capture the massive and underserved financing needs of MSE owners. As a pioneer in serving the financing needs of MSE owners with relevant experience, expertise and established business infrastructure, our signature loan product “Xingye Dai” is widely recognized among prospective borrowers and business partners.

The market size of home equity loans for MSEs owners in China is expected to grow from RMB7.1 trillion as of December 31, 2017 to RMB14.5 trillion as of December 31, 2022 in terms of outstanding loan principal, representing a CAGR of 15.3%, according to the Oliver Wyman report. We believe that the massive addressable market with a limited number of non-traditional financial institutions that operate nationally, such as us, presents a tremendous opportunity. Given the high entry barriers imposed by the nature of the home equity loan service business, including extensive local branch coverage, deep understanding of local practices on home equity loan products and effective risk management, we believe that our competitors have substantial obstacles to overcome to challenge our established leadership position.

Our primary target borrower segment is MSE owners residing in Tier 1 and Tier 2 cities in China. They own real properties and have quick cash flow turnover from their business operations, which often demand imminent working capital. Because traditional financial institutions typically lack the expertise and flexibility for MSE financing, a significant portion of MSE owners is underserved or even unserved. There was an estimated gap of approximately RMB34.1 trillion between the MSE loan demand of RMB70.0 trillion and supply of RMB35.9 trillion in 2017, according to the Oliver Wyman report. As home equity loans are hinged to property values and are able to provide more funding in general compared to unsecured loan products, the home equity loans we originate and the services we provide address MSEs’ financing needs and offer a fast approval process, relatively large ticket size, flexible terms, competitive pricing and superior borrower services. In 2017, we originated home equity loans of RMB17.1 billion indicating significant room for growth given the large gap of underserved MSE financing needs in China.

Proven business model tailored to the financing needs of China’s MSE owners

We have developed a proven business model that addresses the financing needs of MSE owners in the home equity loan market, supported by stable funding sources. Our business model generated profits for us and attractive returns for our funding partners in 2016, 2017 and for the six months ended June 30, 2018. Our products and services have the following features to address the problems faced by MSE owners seeking financing:

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practical risk assessment with documentation requirements focusing on the underlying credit risks, as compared to the stringent and cumbersome requirements imposed by banks that could be difficult for MSE owners to fulfill, and enabling second lien loans which are not otherwise available in most of the commercial banks;

•

fast approval process enabled by our standardized and integrated online and offline loan application process, which disburses loan proceeds in as fast as 48 hours from submission of a qualified loan application with all necessary documentation, as compared to the time-consuming approval process spanning several days or even weeks in commercial banks;

•	flexible loan principal typically ranging from RMB100,000 to RMB3,000,000 depending on the value of the collateral and the credit of the borrower, serving MSE owners’ operational needs;

•	flexible terms with tenor typically ranging from one to eight years to meet borrowers’ short-term and long-term business planning;

•	affordable interest rates as compared to many other MSEs financing products in the market; and

•	conveniently located branches and sub-branches coupled with integrated online and offline process, which ensures smooth transaction execution and high customer satisfaction.

Our business model generates attractive returns with a low risk profile for our funding partners, who generally source funding from institutional investors and qualified individual investors and lend directly to borrowers. The innovative and flexible financing products we facilitate help us connect financing from our funding partners directly with borrowers. We acquire and recommend qualified borrowers to our funding partners, giving them access to a massive addressable market that they are otherwise may not have been able to access due to lack of business infrastructure. Through years of cooperation, we have established mutually beneficial collaborations with our trust company partners. As of June 30, 2018, we had executed collaboration agreements with three licensed trust companies, and the balance of funding capital from senior unit holders was RMB11.9 billion. In July 2018, we entered into collaboration agreements with two new trust company partners, namely Zhonghai Trust and Bridge Trust.

Our mutually beneficial business model is valued by our various business partners. In addition to the trust companies we work with, we are also in discussion with other prominent trust companies, commercial banks and leading Internet companies who have access to MSE owners in China to deepen our penetration in the home equity loan industry. For details of the agreements we entered into with commercial banks and Internet companies as our channel partners, please refer to “—Sales and Marketing.”

Well-established business infrastructure built for scale

Since 2006, we have built a solid business infrastructure to support our growth. With years of strategic planning and development, we have established extensive national coverage focusing on Tier 1 and Tier 2 cities in China with 75 branches and sub-branches in over 40 cities. Both branches and sub-branches are full-service establishments with sales and marketing and risk management functions. As of June 30, 2018, we had 2,696 sales representatives, 593 loan application reviewers and 393 loan management staff. Through our geographically disbursed network, we have gained a large volume of transaction data and local know-how. The breadth and depth of these transaction data has enabled us to make quality credit assessments, effectively prevent fraud and enhance collection efforts.

We have extensive local knowledge and resources to pledge collateral in the markets where we operate. This local knowledge is crucial because the requirements of the local regulatory authorities and administrative procedures and regulations on home equity loans differ from city to city in China. Supported by our local execution team, we assist borrowers in transferring real estate title documents and pledging title to our trust company partners quickly, which is essential to the home equity loan business in China. We also have a robust post-loan management system that enables us to monitor the quality of the collateral and enforce the security interests and dispose of the collateral on behalf of the trust company partners in accordance with local regulations.

In addition to our extensive national coverage, we adopt a centralized management system to ensure consistent service quality and superior risk control. Our integrated online and offline process enables standardized application package and automatic release of loan proceeds from the trust plans upon approval.

Leveraging our well-established business infrastructure, we believe that we are able to share our local knowledge and resources with third-party partners, including leading Internet companies and commercial banks in China who have access to underserved MSE owners, to rapidly expand our business operations. Our economy of scale will further grow along with the continuously improved productivity of our offline network.

Robust risk management delivering superior asset quality

Throughout our operations in various macro-economic changes, our risk management system has proven to be effective. As of December 31, 2016 and 2017 and June 30, 2018, the NPL ratio was 1.50%, 1.66% and 1.82%, respectively. Charge-off ratio in 2016, 2017 and for the six months ended June 30, 2018 was 0.005%, 0.093% and 0.031%, respectively.

Credit risk mitigation embedded in product design. We facilitate home equity loans with up to 80% LTV ratio to provide recovery in case of borrower default. The LTV ratio varies based on a borrower’s credit profile and the quality of the collateral. Our home equity loan products are typically installment loans which require monthly payments comprising principal and interests repayments. Such payment schedule allows us to timely monitor borrowers’ creditworthiness and initiate the collection process, at an early stage, if needed. The LTV ratio also decreases through the life of the loans with such payment schedule. The 2017 FOTIC Loan Agreement also gives FOTIC an option to demand repayment of outstanding loan principal and unpaid accrued interests before the maturity of the underlying trust funding. Tenor of the loan products we facilitate varies based on a borrower’s cash flow. We facilitate shorter tenor loans for borrowers with stronger cash flow and vice versa to make sure the payment schedule matches the borrowers’ ability to repay. Our approach to risk management includes facilitating a diversified portfolio of loans in which the borrowers and related collateral are geographically dispersed over 40 Tier 1 and Tier 2 cities in China to ensure that we are not concentrated in any particular city or region. Almost all of the loans are secured by real property collateral, which is immobile with relatively stable value, ability to recoup possible loss and at the same time, relatively easy to dispose of with high trading volume and a diversity of trading channels.

“Borrower and Collateral” dual-factor risk assessment with integrated online and offline process. When processing loan applications, we assess the credit risk of the borrower and the quality of the collateral by:

•

utilizing various internal and external data to verify information on the loan applicants and their identities, including cash flow status offline through onsite visits, in order to assess indicators of potential fraud and creditworthiness of borrowers; and

•

partnering with four leading property appraisers to automatically generate online appraisal valuation reports, we then assign local staff to perform cross-check, which may involve comparison of the online appraiser reports to quotes from local sources and onsite examination of the conditions and certificate of the collateral.

For details, please refer to “—Risk Management—Dual-factor risk assessment with integrated online and offline processes.”

Effective post-loan management procedures. We have also established systematic post-loan management procedures to enhance our risk management. We closely monitor borrower’s credit status. In addition, we have developed effective and disciplined debt-collection practice based on our field experience. We utilize various resources and measures for debt collection, including quick disposal plans or foreclosure. Quick disposal plans include selling the delinquent loans to third parties or dispose of collateral without going through judicial proceedings. Historically, we were able to help our trust company partners enforce their rights to the collateral through a power of attorney that was signed by the borrower and notarized by a notary public before loan disbursement. This allowed the trust company partners to quickly dispose of the collateral without having to involve the borrower. Due to recent regulatory changes, we have ceased this practice. We executed quick disposal plans or foreclosure for 727 loans which became delinquent in 2016, 2017 and for the six months ended June 30, 2018 with average disposal period of 125 days since overdue and recovered loan principal, interest and penalties which equals to 105.4% of the unpaid outstanding principal of these delinquent loans.

Experienced management team supported by dedicated workforce

Our management team first started in the loan service industry in 2006 by referring borrowers to commercial banks. Leveraging on their insights into the personal loan market in China and an understanding of local practices, our management team has been a pioneer in developing the emerging MSE home equity loan market. In particular, according to the Oliver Wyman report, we are among the first to develop home equity loan products secured by second lien interests and ensure that second lien interests are widely recognized by local real property bureaus where we operate.

Our senior management team has on average over 15 years of experience in financial industries or in management positions and acquired extensive know-how and insights in the loan service business, delivering a track record of profitability. Our senior management team has been working together for almost eight years and has been central to our unique business model, and share the same vision of providing high quality financial services to MSE owners.

Interests of our senior management team are aligned with shareholders as our executive officers beneficially held approximately 45% equity stake in the Company as of June 30, 2018. 64.4% of our senior personnel have been with our company for more than five years. We also have established employee incentive mechanisms to motivate our employees, including share incentive plans, annual bonus, performance based rewards and training opportunities.

Our Strategies

To achieve our mission of providing accessible, affordable and efficient financing solutions to MSE owners in China, we intend to further enhance our competitive strengths while pursuing the following strategies.

Broaden customer reach

We plan to further broaden our customer reach by following our existing footprint in China’s Tier 1 and Tier 2 cities and strategically developing sub-branches in surrounding areas of our existing branches to further penetrate these markets, collaborating with commercial banks and leading Internet companies who have access to MSE owners and exploring other partnership opportunities. In addition, we will continue to cooperate with other third parties such as real estate brokers which can help us identify target borrowers. We are also developing a centralized third-party agency management platform for effective borrower acquisition.

Diversify funding sources

As our business expands, we will continue to deepen our relationship with current trust company partners and negotiate for more favorable terms with respect to our financing costs and terms of the subordinated units we subscribe to. We also intend to broaden our funding sources by partnering with other trust companies. To strengthen the resilience of our business, we will continue to diversity funding sources by cooperating with additional qualified financial institutions, including commercial banks, securities firms, asset management companies and insurance companies. We expect to lower cost of funding through our efforts to diversify funding sources.

Provide value-added services to our third-party partners

By leveraging our nationwide network and offline execution capabilities, we have developed a competitive advantage of serving and connecting borrowers and funding sources. We plan to export this capability and explore the opportunities of providing such value-added services to other institutions, such as traditional financial institutions, Internet companies and small loan companies.

We have been exploring the possibility of establishing joint ventures with leading Internet companies to offer loan facilitation and risk management services, through which we can generate service fees to diversify our sources of revenue. We are also developing systems to connect traditional financial institutions with our borrower base using our established business infrastructure. With our industry knowledge and experience, we can help small loan companies streamline and manage their business and customers. We will continue to explore other innovative capital-light partnership models.

Enhance technology and data analytic capabilities

Information technology is a key driver of innovation in the financing industry. We plan to devote more resources to develop a well-integrated information technology system. We will also invest in data analytics and other new technologies to enhance risk management and credit risk assessment, increase efficiency and provide tailored products. We are developing risk-based credit pricing strategy through advanced data analytics and risk management capabilities, so as to offer tailored products with competitive pricing to borrowers. We also plan to further collaborate with various third parties on building an integrated data analytic system.

Transaction Overview

We provide a convenient and user-friendly transaction process, which is implemented through our standardized home equity loan application procedures across our local offices. Depending on the documentary requirements and an applicant’s background, a qualified loan applicant may receive loan proceeds in as fast as 48 hours from submission of a qualified loan application with all necessary documentation.

Our standardized transaction process under trust lending model is illustrated below.

Step 1: Loan application

The transaction process begins with the submission of a loan application by a prospective borrower either online or at one of our local offices. The application asks for information such as the borrower’s identity card information, contact, business and prospective collateral. The applicant typically also consents to access to his or her credit report generated by third parties while submitting the application.

Step 2: Risk assessment

After an application is submitted, our proprietary risk management system collects credit and valuation data from a number of internal and external sources. We then proceed with our risk assessment involving both online and offline processes focusing on both the creditworthiness of borrowers and quality of collateral. For details, please refer to “—Risk Management—Dual-factor risk assessment with integrated online and offline processes.”

Step 3: Credit decisioning

Once we have performed rigorous risk assessments on both applicant and collateral, we recommend qualified applicants with suggested loan principal amount to our trust company partners who proactively review and make final credit decisions on the loan applications we recommend. Specifically, our trust company partners are ultimately responsible for, reviewing loan applications and verifying applicants’ personal, business and collateral information collected by us through various procedures. Our trust company partners are ultimately responsible for approving the loan application.

Step 4: Credit extension

We notify the applicants once we receive final approvals from our trust company partners. We then assist borrowers in signing loan agreements with the trust companies.

Step 5: Collateral pledge

As part of our services, we help the trust companies set up security interests on the collateral by assisting with relevant documentation, transferring title documents and registering security interests with local real property bureau.

Step 6: Loan disbursement

Our trust company partners review the signed loan agreements and confirm receipt of relevant title documents and perfected security interests before disbursement of loan proceeds to the borrowers’ bank accounts. Funding typically occurs within the same day or by the next business day after the documentary conditions precedent to the settlement are fulfilled.

Step 7: Post-loan management process

We are also designated as the service provider and provide post-loan management services to our trust company partners, including monitoring repayment activities and collateral status and performing debt collection in an event of default on behalf of the trust companies. For details, please refer to “—Risk Management—Effective post-loan management procedures.” Once the loans are fully paid off, we help trust company partners release the collateral.

Our Borrowers

Borrower Base

We strategically target MSE owners who own properties in Tier 1 and Tier 2 cities in China. These MSE owners typically have quick cash flow turnover from their business operations with high demand for working capital. MSE owners often also have financing needs that are unpredictable, time-sensitive and frequent. Our target borrowers are underserved by traditional financial institutions, whose often stringent and inflexible loan application requirements that are designed for large corporations make it difficult for MSE owners to fulfill. In addition, time-consuming and cumbersome requirements often limit MSE owners’ ability to meet their imminent financing need. As a result, there was an estimated gap of approximately RMB34.1 trillion between the MSE loan demand of RMB70.0 trillion and supply of RMB35.9 trillion in 2017, according to the Oliver Wyman report.

In addition, unlike in the United States where home equity loans is a common financing alternative, traditional lenders in China such as banks typically do not grant loans secured by second lien interests and are generally less incentivized to introduce innovative home equity loan products. According to the Oliver Wyman report, providing second lien home equity loans or title loans is limited for commercial banks in China, given the high level of regulatory supervision from relevant regulatory authorities. These products have instead been developed by non-traditional financial institutions to fulfill the unserved demand. The home equity loan products we facilitate are one of the few options on the market that can provide relatively large size loans, which are difficult to obtain outside of traditional financial institutions.

According to the Oliver Wyman report, in 2017, GDP of Tier 1 and Tier 2 cities in China was RMB10.2 trillion and RMB33.3 trillion, representing 12.3% and 40.6% of the national GDP, respectively. Approximately 33 million MSE owners with properties reside in Tier 1 and Tier 2 cities as of December 31, 2017, representing over 35.1% of the population of MSE owners in China, according to the Oliver Wyman report. By focusing on borrowers residing in Tier 1 and Tier 2 cities, we have the benefit of the most vibrant business environment and robust housing price and gained access to large financing needs. Our borrowers have presence in over 40 Tier 1 and Tier 2 cities in China and are geographically dispersed.

Approximately 65.3% and 65.9% of the borrowers for whom we originated home equity loans in 2017 and for the six months ended June 30, 2018 are between 31 to 50 years of age. Our borrowers engage in a variety of industries, including wholesale and retail, construction, manufacturing, maintenance and repair, and food and beverage industries.

Since our inception, we have experienced significant growth in the number of borrowers. We originated home equity loans for 12,983 and 23,705 borrowers in 2016 and 2017, respectively, representing an increase of 82.6%. For the six months ended June 30, 2018, we originated home equity loans for 9,771 borrowers.

Borrower Acquisition

We acquire our borrowers primarily through our own network and sales personnel. In 2016 and 2017, almost all of our borrowers were engaged through our local offices and word-of-mouth marketing. Our offline sales staff works with various local resources, such as real estate brokers and banks who cannot accommodate second lien collateral, to acquire high quality borrowers. We align the incentive of our sales personnel by offering a sales commission of 1.5% to 2% of the loan origination amount. We believe that our extensive and targeted customer reach through offline network and localized services and expertise, lead to strong word-of-mouth promotion which is further strengthened by effective risk management and post-loan management services. As a supplement to our local offices and word-of-mouth marketing and as a strategy to broaden customer reach, we have also started collaborating with various channel partners to acquire new borrowers, such as leading Internet companies and commercial banks in China who have access to underserved MSE owners. For details of our collaboration with channel partners, please refer to “—Sales and Marketing.”

Borrower Services

We connect borrowers with our funding partners and provide customized services to them regarding collateral registration and management. We assist borrowers in completing, reviewing and submitting documents to register the pledge relating to the collateral with local authorities. Once the home equity loans are fully paid off, we help release the collateral.

We previously charged borrowers financing service fees upfront typically ranging from 2% to 3% of the size of loan principal amount, which is included in calculating the effective interest rate. Since August 2017, we no longer charge financing service fees on borrowers due to regulatory changes.

Our Products

Recognizing the difficulties that MSE owners face in obtaining financing in China, we have designed the features of our home equity loan products tailored to the Chinese market. The following tables set forth the breakdown of the number of transactions by ticket size and the home equity loan origination volume and outstanding loan principal by ticket size, first/second lien, tenor and city tier for the periods or as of the dates indicated. Ticket size of the loans we facilitated is generally determined by the creditworthiness of the borrower, value of the collateral and the approved LTV ratio. Location, city tier, type and amount of the collateral secured by first lien interests may affect the amount of the loan, but generally do not affect the other terms of the loan.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Number of transactions	% of total	Number of transactions	% of total	Number of transactions	% of total
Number of transactions by ticket size (in RMB)
0 - 100,000	977	6.8%	1,577	6.0%	558	5.5%
100,001 - 200,000	3,343	23.4%	4,870	18.5%	1,894	18.6%
200,001 - 500,000	5,285	37.0%	9,651	36.6%	4,004	39.4%
500,001 - 1,000,000	2,857	20.0%	6,141	23.3%	2,464	24.2%
1,000,001 - 3,000,000	1,601	11.2%	3,592	13.6%	1,153	11.3%
3,000,001 - 5,000,000	171	1.2%	412	1.6%	92	0.9%
> 5,000,000	48	0.3%	108	0.4%	6	0.1%

Total	14,282	100.0%	26,351	100.0%	10,171	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by ticket size (in RMB)
0 - 100,000	92	1.1%	151	0.9%	53	0.9%
100,001 - 200,000	554	6.7%	814	4.8%	319	5.5%
200,001 - 500,000	1,847	22.3%	3,406	19.9%	1,432	24.7%
500,001 - 1,000,000	2,126	25.6%	4,545	26.6%	1,800	31.0%
1,000,001 - 3,000,000	2,645	31.9%	5,776	33.8%	1,808	31.2%
3,000,001 - 5,000,000	711	8.6%	1,638	9.6%	347	6.0%
> 5,000,000	321	3.9%	742	4.3%	40	0.7%

Total	8,295	100.0%	17,071	100.0%	5,799	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by ticket size (in RMB)
0 - 100,000	142	1.9%	205	1.2%	210	1.2%
100,001 - 200,000	606	8.2%	956	5.7%	1,016	5.7%
200,001 - 500,000	1,755	23.8%	3,553	21.3%	3,954	22.2%
500,001 - 1,000,000	1,859	25.2%	4,438	26.6%	5,024	28.3%
1,000,001 - 3,000,000	2,189	29.7%	5,438	32.6%	5,757	32.4%
3,000,001 - 5,000,000	601	8.1%	1,477	8.9%	1,368	7.7%
> 5,000,000	225	3.0%	607	3.6%	449	2.5%

Total	7,375	100.0%	16,674	100.0%	17,778	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by first / second lien
First lien	3,224	38.9%	7,163	42.0%	2,509	43.3%
Second lien	5,072	61.1%	9,908	58.0%	3,290	56.7%

Total	8,295	100.0%	17,071	100.0%	5,799	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by first / second lien
First lien	2,876	39.0%	6,810	40.8%	7,303	41.1%
Second lien	4,499	61.0%	9,864	59.2%	10,475	58.9%

Total	7,375	100.0%	16,674	100.0%	17,778	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by tenor
0 - 11 months	363	4.4%	169	1.0%	391	6.7%
12 - 23 months	300	3.6%	196	1.1%	265	4.6%
24 months	128	1.5%	157	0.9%	132	2.3%
36 months	1,563	18.8%	1,387	8.1%	429	7.4%
48 months	22	0.3%	76	0.4%	79	1.4%
60 months	5,826	70.2%	9,457	55.4%	3,622	62.4%
63 months	94	1.1%	160	0.9%	—	—
96 months	—	—	5,469	32.0%	881	15.2%

Total	8,295	100.0%	17,071	100.0%	5,799	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by tenor
0 - 11 month	170	2.3%	89	0.5%	395	2.2%
12 - 23 months.	224	3.0%	131	0.8%	313	1.8%
24 months	106	1.4%	141	0.8%	197	1.1%
36 months	1,533	20.8%	1,511	9.1%	1,363	7.7%
48 months	21	0.3%	78	0.5%	133	0.7%
60 months	5,264	71.4%	9,727	58.3%	10,594	59.6%
63 months	58	0.8%	60	0.4%	41	0.2%
96 months	—	—	4,938	29.6%	4,742	26.7%

Total	7,375	100.0%	16,674	100.0%	17,778	100.0%

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by collateral city tier
Tier 1 city	2,887	34.8%	5,003	29.3%	1,337	23.1%
Tier 2 city	5,151	62.1%	11,296	66.2%	4,152	71.6%
Others	257	3.1%	772	4.5%	310	5.3%

Total	8,295	100.0%	17,071	100.0%	5,799	100.0%

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by collateral city tier
Tier 1 city	2,373	32.2%	4,734	28.4%	4,870	27.4%
Tier 2 city	4,746	64.3%	11,160	66.9%	12,000	67.5%
Others	257	3.5%	780	4.7%	908	5.1%

Total	7,375	100.0%	16,674	100.0%	17,778	100.0%

The home equity loans we facilitate permit borrowers to borrow relatively large amounts up to 80% LTV ratio, suitable for business operation purposes. Our weighted average LTV ratio was 65.9%, 66.7% and 62.6% for home equity loans originated in 2016, 2017 and for the six months ended June 30, 2018, respectively. In 2016, 2017 and for the six months ended June 30, 2018, we originated home equity loans of RMB8.3 billion, RMB17.1 billion and RMB5.8 billion, respectively. The loan agreements limit the use of proceeds to business operation purposes and prohibit use for purchase of real property, personal consumption or stock trading. Lenders may demand immediate repayment of principal and interest if proceeds are not used in accordance with designated use of proceeds.

The home equity loans we facilitate are secured by apartments, houses or commercial properties owned by borrowers, or under limited circumstances, as approved by our trust company partners, by guarantors who are usually family members of the borrowers. Unlike most commercial banks, the home equity loans we facilitate can be secured with second lien interests on top of the first lien interests with banks, offering additional financing to MSE owners not otherwise readily available to them.

We facilitate home equity loans with flexible tenors typically ranging from one to eight years enabling borrowers’ short-term and long-term business planning. In 2016 and 2017 and the six months ended June 30, 2018, the average tenor of the home equity loans we originated were 50, 66 and 56 months, respectively. Borrowers may make prepayments typically free of charge after one and half years or at a cost of prepayment charges before then. Loans are typically repaid within two years based on historical pattern. In November 2017, we entered into the 2017 FOTIC Loan Agreement with FOTIC, one of our primary trust company partners. The 2017 FOTIC Loan Agreement added FOTIC’s option to demand repayment of outstanding loan principal and accrued interests before the maturity of the underlying trust funding to match two years’ term of the trust products that FOTIC set up for lending to the borrowers. We do not believe that such an option will have a material impact on our operations as our customers often have imminent working capital needs and the loan products we facilitate is one of the few options available on the market that can meet their needs. We cannot guarantee you, however, that such business arrangement will be accepted by our borrowers. For details, please refer to “Risk Factors—Risks Related to Our Business—We have a limited operating history and our business practice continues to evolve, which makes it difficult to evaluate our future prospects.”

The home equity loans we originate are also competitively priced, with weighted average contractual interest rate of 14.7%, 13.6% and 14.0% per annum in 2016, 2017 and for the six months ended June 30, 2018, respectively. Our home equity loan products are typically installment loans which require monthly payments comprising principal and interests repayments, making it easier for borrowers to manage their cash flow and for us to timely monitor borrowers’ creditworthiness. Under this arrangement, the weighted average effective interest rate (inclusive of interests and financing service fees, if applicable, payable by the borrowers) of the home equity loan products we originated was 26.0%, 23.7% and 22.0% per annum in 2016, 2017 and for the six months ended June 30, 2018, respectively. Borrowers are obligated to pay directly to the trust plans in full the principal amount plus interest when due. We offer flexible repayment schedule for installment loans, including but not limited to (i) equal monthly installment comprising principal and interests evenly distributed throughout the life of the loan and (ii) monthly installment comprising principal and interests in accordance with a pre-agreed step-down schedule, where a borrower starts with higher equal monthly installment that decreases after a defined period. The following table sets forth the breakdown of loan origination volume by repayment schedule in the periods indicated.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2016			2017			2018
	Amount (RMB in millions)	% of total	Weighted average effective interest rate(1)	Amount (RMB in millions)	% of total	Weighted average effective interest rate(1)	Amount (RMB in millions)	% of total	Weighted average effective interest rate(1)
Loan origination volume by repayment schedule
Equal monthly installment	7,274	87.7%	26.2%	6,963	40.8%	24.8%	3,478	60%	22.7%
Step-down installment	159	1.9%	24.9%	9,068	53.1%	22.8%	1,884	32.5%	21.7%
Others	863	10.4%	24.8%	1,040	6.1%	24.6%	437	7.5%	18.0%

Total	8,295	100.0%	26.0%	17,071	100.0%	23.7%	5,799	100%	22.0%

Note:

(1)	Inclusive of interests and financing service fees, if applicable, payable by the borrowers.

To foster our home equity loan business, we also provide bridge loan products, which are generally unsecured short-term loans, to pay off borrowers’ existing loans secured by real property. As a result, such real property will be released from existing loans and can be used as collateral for the home equity loans we facilitate. Once borrowers obtain home equity loans facilitated by us, the bridge loans granted by us will be repaid in full. We granted bridge loans of RMB131.4 million, RMB112.6 million and RMB9.2 million in 2016, 2017 and for the six months ended June 30, 2018, respectively. We may continue to originate bridge loans going forward as the need arises.

Our Funding Model

We have explored various funding models and have focused on collaboration with our trust company partners starting in 2014. To a lesser extent, we also utilize a direct lending model through our small loan subsidiaries. In 2016, 2017 and for the six months ended June 30, 2018, 94.1%, 95.4% and 99.8%, respectively, of the total home equity loan origination volume was funded under the trust lending model and 5.9%, 4.6% and 0.2% was funded under the direct lending model.

The following table illustrates our funding capital from different sources as of December 31, 2016 and 2017 and June 30, 2018, respectively.

	As of December 31,				As of June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Funding capital by sources
Trust lending
Senior tranche	5,169	71.4%	11,504	69.5%	11,955	70.9%
Subordinated tranche
Own funds	1,929	26.6%	1,413	8.5%	1,155	6.9%
Transferred to third parties	—	—	3,213	19.4%	3,585	21.3%
Direct lending
Own funds	—	—	50	0.3%	50	0.3%
Transferred to third parties	141	1.9%	366	2.2%	104	0.6%
Total	7,239	100.0%	16,547	100.0%	16,849	100.0%

The following table illustrates the breakdown of the home equity loan origination volume by funding model in the periods indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2016		2017		2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Loan origination volume by funding model
Trust lending	7,809	94.1%	16,281	95.4%	5,790	99.8%
Direct lending	486	5.9%	789	4.6%	9	0.2%
Total	8,295	100.0%	17,071	100.0%	5,799	100.0%

Trust Lending

In July 2014, we began cooperating with trust companies to fund loans to borrowers through trust plans established in collaboration with these trust companies. The following chart illustrates a typical arrangement among borrowers, trust plans, trust plan investors and us.

Terms of the Trust Plans

Pursuant to our collaboration agreements, our trust company partners establish long-term trust plans which issue multiple trust products, ranging from one to three years. Investors in these trust plans can subscribe to the trust units, which provides them with returns as provided in the subscription agreements. Once borrowers’ loan applications submitted through us are approved by trust company partners, they enter into loan agreements with borrowers and trust plans disburse loan proceeds to borrowers directly. Borrowers are required to repay the principal, interest and other fees, if applicable, directly to the account of the trust plan, and the trust company partner as trustee of the trust plan distributes the funds to unit holders according to the trust agreements. We are designated as the service provider for these trust plans, and in this role we acquire and screen borrowers and perform credit assessment pursuant to collaboration agreements with our trust company partners. We are also responsible for providing loan facilitation and post-loan management services for a service fee charged directly to the trust plans.

Each trust product issued under the long-term trust plan is funded with senior and subordinated units at a pre-determined contractual structural leverage ratio with the upper limit at a range of 3:1 to 9:1. For details, please refer to “—Funding Partners.” Due to recent regulatory changes, we will work with our trust company partners to lower the contractual structural leverage ratio to no higher than 3:1 before the end of 2020, the grace period provided by the Guiding Opinion. We do not believe that this change will have material adverse effect on our business, as the actual structural leverage ratio of unit split was generally no higher than 3:1 as of June 30, 2018.

As part of the collaboration we have with our trust company partners, we are required to subscribe to all of the subordinated units of each trust product issued under the long-term trust plans. Our cost of the subordinated units as measured by the investment amount was RMB1,928.6 million, RMB4,626.1 million and RMB4,739.8 million as of December 31, 2016 and 2017 and June 30, 2018, respectively. The trust plans typically pay senior unit holders an amount that equals (i) an expected rate of investment return, which is usually paid quarterly, plus (ii) the principal amount invested, which is usually repaid upon maturity. The expected rate of investment return is provided in the subscription agreements of the senior units, to which we are not a party. Such rate of investment return is usually determined by our trust company partners based on market conditions and presented as an estimate. If the expected rate of investment return is not met, our trust company partners are not under any contractual obligation to top-up for any shortfalls while we as the subordinated unit holders are required to manage the underlying NPLs to make up the shortfalls pursuant to our credit strengthening services. For details, please refer to “—Credit Strengthening Services.” We as subordinated unit holders are paid each quarter after the quarterly payment of investment returns to senior unit holders and upon maturity after the payment of principal amounts to senior unit holders. The trust company partner is responsible for administering the trust plan and is paid a trust administrative fee typically ranging from 0.8% to 1% of the trust plan size.

Certain of the trust plans implement the pass-through repayment method. Under the pass-through repayment method, loan repayment proceeds are usually distributed to the senior unit holders on a monthly basis. Such proceeds will repay the financing costs for the senior units and the principal amount invested by the senior unit holders after deducting (i) the administrative fee payments to trust companies, (ii) other fees payable to third-party service providers (mainly depositary fees charged by the banks) and (iii) the performance-based service fee to us as the service provider.

We are responsible for maintaining the asset quality and receive a performance-based service fee of up to 8% per annum of the size of the trust plan for the services we provide. We as the subordinated unit holder also retain any residual value in trust plans after deducting (i) repayment of principal amount invested by senior unit holders, (ii) financing costs for the senior units, which primarily consist of the expected rate of return to the senior unit holders, (iii) administrative fee payments to trust companies and certain fee payments to third-party service providers (mainly depositary fees charged by the banks) and (iv) a performance-based service fee to us as service provider of up to 8% per annum of the size of the trust plan. Our financing costs for the senior units, excluding the trust administrative fees, ranged from 9.75% to 12.6% per annum of the issuance amount of senior units in 2016, 2017 and for the six months ended June 30, 2018. Certain fee payments to third-party service providers amounted to RMB2.9 million, RMB8.6 million and RMB6.4 million for the same periods, respectively. Our performance-based service fee is calculated with an annual fee rate divided by 365 days times the amount of the outstanding trust products and the days such trust products have been outstanding. The annual fee rate is adjusted based on the NPL ratio we maintain, namely the percentage of NPLs out of the total amount of loans underlying the trust products pursuant to the schedule below:

% of NPLs	Annual Fee Rate
≤3%	8%
>3% and ≤4%	7%
>4% and ≤5%	6%
>5% and ≤6%	5%
>6% and ≤10%	5%
>10%	0%

We received performance-based fee payments of RMB289.5 million, RMB611.0 million and RMB486.0 million in 2016, 2017 and for the six months ended June 30, 2018, respectively. Our investment return from the subordinated units was RMB391.2 million, RMB1,595.3 million and RMB800.5 million for the same periods.

Credit Strengthening Services

Historically, we provided the following services pursuant to the terms of our agreements with trust company partners:

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credit enhancement arrangement: provide credit enhancement services for loans we facilitate, which requires us to pay outstanding loan principal and interests to trust plans upon borrowers’ default; and

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top-up arrangement: as subordinated unit holder, top up any shortfall if payments by borrowers are less than the amount that equals (i) the agreed financing costs for the senior units and (ii) the principal amount invested by senior unit holders, so that senior unit holders receive the total amount specified under the subscription agreements.

Due to recent regulatory changes, we have been working with FOTIC to implement the 2018 FOTIC Funding Arrangements, under which our historical credit enhancement and top-up arrangement are replaced with credit strengthening services. Under the 2018 FOTIC Funding Arrangements, when there is an NPL under a trust product we, as the subordinated unit holder, are required to adopt one of the following measures to ensure sufficient capital to repay the principal amount and the agreed financing costs for the senior units, which primarily consist of expected rate of investment return to the senior unit holders:

•	purchase NPLs funded with senior units in an amount equal to the outstanding loan principal and interests;

•	purchase additional subordinated units in an amount sufficient to cover the outstanding loan principal and interests of the NPLs; or

•	replace such NPLs with non-delinquent loans funded with our subordinated units.

We plan to implement similar changes with respect to our collaboration agreements with Bohai International Trust Co. Ltd. (“Bohai Trust”) and Zhongyuan Trust & Investment Company Ltd. (“Zhongyuan Trust”). For details, please refer to “—Risks Related to Our Business—Our historical credit enhancement arrangements to our trust company partners might be subject to challenges by relevant regulatory authorities, and we may potentially be required to obtain licenses.”

Under the 2018 FOTIC Funding Arrangements, we are not required to provide credit enhancement arrangements as the loan facilitator except for current outstanding loans under the existing FOTIC trust products and loans to be granted thereunder. In return, we adopted the 2018 FOTIC Service Fee Structure, under which our service fee charged to a trust plan is performance-based and up to 8% per annum of the size of the trust plan. When the NPL ratio is below 3%, we are entitled to a service fee of 8%; when the NPL ratio is above 10%, we are not entitled to any service fee; when the NPL ratio is between 3% to 10%, our service fee ranges from 0% to 8% and increases as the NPL ratio decreases. For details of our performance-based service fee, please refer to “—Terms of the Trust Plans.”

Funding Partners

As of the date of this prospectus, we have formed partnership with three well-established trust companies under our trust lending model, including FOTIC, Bohai Trust, Zhongyuan Trust, Zhonghai Trust and Bridge Trust. Our trust company partners have extensive experience in managing large-scale trust plans. Through these collaborative partnerships, we have access to flexible funding of RMB11.9 billion sourced from the senior unit holders as of June 30, 2018. FOTIC is a leading trust company in China, with whom we started our business model and who has established a system tailored to this business model through years of collaboration. 83.2% and 89.3% of the loans we originated in 2017 and for the six months ended June 30, 2018 were funded through FOTIC, mainly due to our familiarity and long-standing relationship with FOTIC. We also work with other leading trust partners to diversify our funding sources.

The following table sets forth certain information with respect to trust plans set up by our trust company partners as of June 30, 2018.

Trust plans	Trust company partner	Total investment in trust plans (RMB in millions)	Date established	Typical term of trust products set up under the trust plans	When to pay investment returns		Contractual structural leverage ratio		Actual structural leverage ratio(1)
Jinghua Structure Fund 5	FOTIC	14,032	December 2014	One to two years	Quarterly		4:1		2.44:1

Jinghua Structure Fund 6	FOTIC	45	September 2014	One to two years	Quarterly		0	(2)	0	(2)

Jinghua Structure Fund 27	FOTIC	153	May 2018	Two years	Monthly	(3)	9:1		9:1

Jinghua Structure Fund 29	FOTIC	500	May 2018	Two to three years	Monthly	(3)	3:1		3:1

Bohai Trust Shenfanlian Micro Finance Structure Fund	Bohai Trust	60	September 2016	One year	Quarterly		4:1		0	(4)

Bohai Huihe SME Structure Fund	Bohai Trust	351	September 2017	One to three years	Monthly	(3)	86:14		4.02:1

Zhongyuan Wealth Anhui Structure Fund 1	Zhongyuan Trust	360	January 2017	One year	Quarterly		4:1		2.24:1

Zhongyuan Wealth Anhui Structure Fund 2	Zhongyuan Trust	1,192	August 2017	One to two years	Quarterly		4:1		4:1

Notes:

(1)	Based on the ratio of total amount of senior units and subordinated units of all trust products issued under the trust plans.
(2)	Jinghua Structure Fund 6 is solely funded by us.
(3)	Implement the pass-through repayment method, under which payment of investment return and repayment of principal amount invested is made on a monthly basis.
(4)	The senior units of Bohai Trust Shenfanlian Micro Finance Structure Fund have been fully paid.

On July 16, 2018, we entered into a trust agreement with Zhonghai Trust to set up the Zhonghai Trust Plan. The Zhonghai Trust Plan issues trust products ranging from one to three years with a contractual structural leverage ratio of no higher than 3:1. Terms of the Zhonghai Trust Plan are similar to the other trust plans set up by our existing trust company partners. We subscribe to the subordinated units of the Zhonghai Trust Plan and serve as the loan service provider. We charge a service fee of 5% per annum of the size of trust plan, which is waived if the percentage of NPL out of the total amount of loans underlying the trust products exceeds 8%. We have not yet facilitated any loans using funding acquired under the Zhonghai Trust Plan.

On July 18, 2018, we entered into a trust agreement with Bridge Trust to set up the Bridge Trust Plan. The Bridge Trust Plan issues trust products with a term of two years with a contractual structural leverage ratio of no higher than 3:1. Terms of the Bridge Trust Plan are similar to the other trust plans set up by our existing trust company partners. We subscribe to the subordinated units of the Bridge Trust Plan and serve as the loan service provider. We charge a fixed service fee of 5% per annum of the size of trust.

Funding Sources

Our trust company partners have developed various trust plans to provide home equity loans to borrowers we acquire and recommend. For the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018, home equity loans we facilitated under trust lending model amounted to RMB7.8 billion, RMB16.3 billion and RMB5.8 billion, respectively. Each trust plan issues multiple trust products which are funded with senior and subordinated units at a pre-determined ratio. The funding for such senior units comes from institutional investors as well as qualified individual investors. The trust company partners may also transfer the underlying loans of trust products with repurchase arrangements to third parties at a specified annual rate of return when the original trust products become due. From May to July 2018, one trust company partner entered into contracts to transfer an aggregate amount of approximately RMB1.2 billion of loans to third-party transferees at annual rates of return of approximately 12.1% (including fees payable to the trust company partner). We subscribe to subordinated units in the trust plans through our wholly owned subsidiaries. Our financing costs for the senior units, excluding the trust administrative fees, ranged from 9.75% to 12.6% per annum of the issuance amount of senior units in 2016, 2017 and for the six months ended June 30, 2018.

Each trust plan sets a predetermined contractual structural leverage ratio between senior units and subordinated units. We may be required to subscribe to additional subordinated units upon request of the trustee to maintain the contractual structural leverage ratio. To date, we have not been obligated to purchase additional subordinated units under this requirement. Other than our obligation to maintain the contractual structural leverage ratio or provide credit strengthening services, which is discussed in more details under “—Credit Strengthening Services”, we are not contractually obligated to provide additional funding. There are no exceptions or reliefs available to the aforementioned additional funding obligation.

We fund our subscription of the subordinated units with (i) cash on hand and (ii) proceeds received through repurchase agreements with third parties with respect to subordinated units. Pursuant to such agreements, we transfer to third parties our rights to earnings in subordinated units up to an agreed investment return for a transfer price and are obligated to repurchase such right at a fixed repurchase price. Under such agreements, we continue to bear the risk of loss on the subordinated units and enjoy the upside on any return above the agreed investment return. The terms of our repurchase agreements may vary, such as obligating us to pay an expected investment return each quarter and the principal amount on or before the maturity date or requiring us to pay a lump sum amount within a specified period of time (generally within 360 days). In 2016, 2017 and for the six months ended June 30, 2018, we transferred our rights to earnings in subordinated units to a private equity fund and to certain third parties through local financial exchanges. Our financing costs under such repurchase agreements with the private equity fund ranged from 15% to 18% per annum of the transfer price in 2016, 2017 and for the six months ended June 30, 2018, and our financing costs under such repurchase agreements with third parties through local financial exchanges ranged from 9.7% to 14% per annum of the transfer price in 2016, 2017 and for the six months ended June 30, 2018. Such repurchase agreements allow us to increase our leverage ratio to expand our business with improved capital efficiency.

We utilize multiple funding sources to support our business, some of which may be subject to challenges by regulatory authorities from time to time under the evolving legal environment. For details, please refer to “Risk Factors—Risks Related to Our Business—Some of our funding sources are highly regulated and are subject to the changing regulatory environment. If any of the funding sources is deemed to violate the PRC laws and regulations, we may need to secure new funding, failure of which may result in material and adverse impact on our business, financial condition, results of operations and prospects.”

Small Loan Direct Lending

We supplement our trust lending model with direct lending by our small loan subsidiaries in Beijing, Shenzhen and Chongqing. Our subsidiaries typically enter into loan agreements that are secured by real property and have similar terms to home equity loans we facilitate under the trust lending model. We enter into loan agreements with borrowers directly. We finance our direct lending business with (i) our own funds and (ii) funds from third parties by transferring our rights to earnings in loans principal, interest and financing service fee receivables to them with repurchase arrangements. Under (ii), we transfer our rights to earnings in loans principal, interest and financing service fee receivables to third parties at a transfer price together with a repurchase arrangement, which requires us to repurchase these rights to earnings at a fixed repurchase price within a specified period of time (generally within 360 days). The difference between the transfer price we receive and the fixed repurchase price is the effective financing costs for entering into repurchase arrangements. Our financing costs under such arrangement ranged from 9.7% to 14% per annum of the transfer prices in 2016, 2017 and for the six months ended June 30, 2018.

Historically, we listed certain rights to earnings in loans principal, interest and financing service fee receivables on local financial exchanges. Such listed products were subsequently traded to Internet platforms and ultimately to third-party investors on such platforms. We plan to replace such funding model, which is now restricted under the Internet Asset Management Notice, with funds from transfer of rights to earnings in loans principal, interest and financing service fee receivables to third parties either directly, such as to qualified private equity funds, or through other permitted means including trading on local financial exchanges without involving Internet platforms. As funding acquired through such funding model only accounts for an insignificant portion of our funding sources, we do not believe such changes have a material impact on our business or results of operations. For details, please refer to “Risk Factors—Risks Related to Our Business—Some of our funding sources are highly regulated and are subject to the changing regulatory environment. If any of the funding sources is deemed to violate the PRC laws and regulations, we may need to secure new funding failure of which may result in material and adverse impact on our business, financial condition, results of operations and prospects.”

Small loan direct lending business in China requires license granted by local regulatory authorities and is subject to leverage constraints. Our three small loan subsidiaries in Beijing, Shenzhen and Chongqing have relevant licenses to conduct direct lending business since 2012, 2012 and 2011, respectively. Subject to various regulations, some of our direct lending business is limited to certain regions for which we have a license to engage in such business. Due to regulatory financing/net capital ratio constraints and for liquidity reasons, we expect that direct lending will remain a fairly limited and immaterial part of our business in the near future. For the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018, our loan origination volume through direct lending was RMB486.2 million, RMB789.4 million and RMB9.0 million, respectively. As of December 31, 2016 and 2017 and June 30, 2018, RMB140.7 million, RMB366.0 million and RMB104.2 million out of all loans originated under direct lending model were funded by third parties.

Matching of Terms of Funding Sources and Loans

We forecast our cash flows each month to determine our use and need of cash for the next month. Leveraging years of experience in the home equity loan industry, we take into account the amount of loans becoming due, amount of trust products becoming due and target size of loan products to be facilitated. When our monthly cash flow forecasts indicate a need for additional funding to ensure the matching of terms of funding sources and loans, we coordinate with our trust company partners to acquire additional funding through transfer of loans with repurchase arrangements or through other permitted means, such as bridge loans.

Under our trust lending model, once a trust product matures, the trustee strives to repay the expected rate of investment return and principal to the senior unit holders. Under our credit strengthening services, we are required to make up for any shortfalls if the proceeds from loans are less than the principal amount invested by the senior unit holders and the agreed financing costs for the senior units, which primarily consist of the expected rate of investment return to the senior unit holders. The trust products set up under long-term trust plans usually have a term of one to three years. The loans we facilitate have tenors typically ranging from one to eight years. Historically, a majority of the loans we facilitated were repaid within the first two years.

The following table illustrates the number of borrowers who prepaid and the related principal amount of the loans that were prepaid for the years ended December 31, 2016 and 2017 and for the six months ended June 30, 2018:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2016	2017	2018
Number of borrowers prepaid	4,553	10,251	6,785
Principal amount of the loans prepaid (in RMB million)	1,858.2	5,206.3	3,227.2

As of December 31, 2016 and 2017 and June 30, 2018, the balance of loans that exceeded the terms of the underlying trust products was RMB4,440.9 million, RMB10,331.3 million and RMB6,561.2 million, respectively, as measured by the amount of senior units whose outstanding terms are shorter than the remaining tenor of the underlying loans.

To strengthen the matching of terms of loans and funding sources, FOTIC has implemented the 2017 FOTIC Loan Agreement, which gives FOTIC an option to demand repayment of outstanding loan principal and unpaid accrued interests before the maturity of the underlying trust funding. FOTIC also started to standardize the terms of the trust products issued under the FOTIC trust plans to two years. When a loan over the term of the underlying trust funding is originated with FOTIC trust funding, it may be required to be repaid upon exercise of the FOTIC option. Such an option is clearly explained to the borrowers at the outset. If the borrower wishes to continue the loan arrangement, he or she will need to obtain bridge financing either through us or through third parties to repay the original loan first before obtaining a new loan from our trust company partners. With this arrangement, maturity of the trust products should generally match the terms of loans granted thereunder should the trustee wish to exercise the option. We do not believe this arrangement will have material adverse effect on our business or results of operations as our customers often have imminent working capital needs and the loan products we facilitate is one of the few options available on the market that can meet their needs. For details, please refer to “Risk Factors—Risks Related to Our Business—We have a limited operating history and our business practice continues to evolve, which makes it difficult to evaluate our future prospects.”

Our trust company partners have also implemented the pass-through repayment method in certain of the trust plans to help resolve the duration mismatch. Under the pass-through repayment method, loan repayment proceeds are usually distributed to the senior unit holders on a monthly basis to repay both the financing costs for the senior units and the principal amount invested by the senior unit holders after deducting relevant fees. Under the pass-through repayment method, the principal amount invested in the trust products is repaid as the underlying loans are repaid. As a result, terms of the underlying trust funding generally match tenor of the loans. We plan to enter into collaboration agreements with our trust company partners to issue more trust products with pass-through repayment method to fund the loans originated by us.

When a loan goes beyond the terms of the underlying trust funding, the trust company partners may transfer the loans with repurchase arrangements which will generally be provided by us or our wholly owned subsidiaries to third parties at a specified annual rate of return when the original trust products become due. Our trust company partners started this practice due to a recent regulatory change in April 2018. From May to July 2018, one trust company partner entered into contracts to transfer an aggregate amount of approximately RMB1.2 billion of loans to third-party transferees at annual rates of return of approximately 12.1% (including fees payable to the trust company partner). Terms of the loans remain the same after the transfer. The trust company partner will, with our assistance for a service fee, disburse the payment proceeds they subsequently receive under the relevant loans to third-party transferees. We are required to repurchase (i) the NPLs of the transferred loans; and (ii) the unpaid loans upon the end of the term of the transfer.

If our trust company partners fail to ensure the matching of terms of funding sources and tenor of loans using the above methods, we may be required to make up for any shortfalls as pursuant to our credit strengthening services with cash on hand. We may also issue bridge loans under our small loan direct lending model to the borrowers in return for the borrowers’ prepayment of the loans to our trust company partners and replace such bridge loans with new home equity loans funded under a new trust product. By employing these measures, we are able to manage the mismatch between maturity dates of the loans and maturity dates of the trust products.

Historically, when the loans have terms longer than the maturity dates of the original trust products, we have also worked with the trust company partners to issue new trust products in the size equal to or in excess of the size of the maturing trust products. However, due to recent regulatory changes, our trust company partners will gradually phase out this practice. For details, please refer to “Risk Factors—Risks Related to Our Business—Loan products we facilitate may potentially be deemed as having a duration mismatch with underlying funding sources. We and our trust company partners may need to take additional measures to reduce any risks associated with the mismatch, which could materially and adversely affect our business and results of operations.”

Business Infrastructure

Since our inception, we have strategically developed a network of branches and sub-branches in over 40 cities in China, which totaled 75 as of the date of this prospectus. Specifically, we have carefully selected the geographic location of our offices with 20 branches and sub-branches in the Pearl River Delta region, 17 branches and sub-branches in the Yangtze River Delta region, and 38 branches and sub-branches in other areas. We prioritize expanding into cities that have stable and prosperous housing market synergetic to our established network.

In practice, regulatory regime on property-backed loans and mortgages may differ from region to region. Experiences of interacting with regulatory authorities in different regions need to be acquired through long-time business practice. Under the current regulatory framework, it is crucial for home equity loan service providers to have local knowledge and resources. Benefiting from our extensive network, we have developed deep local knowledge and resources throughout the loan service process from loan origination to security interest perfection, and to debt collection. Our local team works closely with local authorities and has gained recognition for our business operations and established good working relationships with them.

We have also developed a cooperative relationship with third parties in local markets. Our sales representatives work with local real estate brokers and banks who cannot accommodate second lien collateral to acquire high quality borrowers.

Risk Management

As a core component of our sustainable business model, we have developed a rigorous and robust risk management system. We focus on assessing both credit risks of borrowers and quality of collateral with our integrated online and offline processes. Our risk management team consists of one supervising department at the parent level, supported by local risk management teams. As of June 30, 2018, we had 986 employees in our risk management team. We impose strict guidelines on loan approvals and separation of loan approval and risk management. The loans we originated are divided into different categories by amount and are reviewed by various levels of seniority.

Our risk management is based on our institutional knowledge and is well tested and evidenced by historical performance and based on our product design, dual-factor risk assessment and effective post-loan management procedures. As of December 31, 2016, 2017 and June 30, 2018, the NPL ratio was 1.50%, 1.66% and 1.82%, respectively. Charge-off ratio was 0.005%, 0.093% and 0.031% in 2016, 2017 and for the six months ended June 30, 2018, respectively.

Credit risk mitigation embedded in product design

We have a deep understanding of risks associated with home equity loans. The home equity loans we facilitate primarily take real properties located in Tier 1 and Tier 2 cities as collateral. Our loan portfolio spreads over 40 cities across China. We believe that such geographic diversification better protects us against deterioration of local housing and economic conditions. To further limit credit risk, we only permit home equity loans up to 80% LTV ratio with weighted average LTV ratio of 65.9%, 66.7% and 62.6% for home equity loans originated in 2016, 2017 and for the six months ended June 30, 2018, respectively, to ensure recovery in the event of borrower default. The LTV ratio varies for different types of real properties and is also adjusted pursuant to a borrower’s credit history and quality of the collateral and may be lowered in the event of a past default.

Our home equity loan products are typically installment loans which require monthly payments comprising principal and interests repayments. This strategic design allows us to timely monitor borrowers’ creditworthiness and initiate collection process at an early stage. We review a borrower’s monthly cash flow to determine the tenor of the loan. Borrowers with stronger cash flow will have the option of shorter tenors, which may require larger payment on each installment. Borrowers with weaker cash flow are usually encouraged to take loans of longer tenor, so as to lower the amount of each installment. We may also require deposit payment for borrowers with past default.

Starting in November 2017, FOTIC as the lender could demand repayment of outstanding loan principal and unpaid accrued interests before the maturity of the underlying trust funding pursuant to the 2017 FOTIC Loan Agreement. Under the 2017 FOTIC Loan Agreement, the loan repayment schedule will consist of monthly payments to FOTIC trust plans. Once the early repayment option is exercised, however, the lump sum of the outstanding loan principal and interest must be paid in the last monthly payment.

Dual-factor risk assessment with integrated online and offline process

We perform rigorous risk assessment on prospective borrowers and collateral in the following order:

Step 1: Collecting data on loan applicants

The first step of our borrower risk assessment process is to collect data on applicants. This is typically done through information directly provided by applicants in our standardized application package, and information we aggregate from a number of sources, including:

•	credit data accumulated from historical transactions, such as internal blacklists and database;

•	Credit Reference Center of the People’s Bank of China;

•	credit scores generated and/or personal identity information maintained by leading third-party credit reference agencies; and

•	online blacklist or other data maintained by industry anti-fraud service providers for cross-checking.

Once we receive authorization from applicants, comprehensive credit reports can be generated within a few minutes.

Step 2: Verification of information collected on loan applicants

The second step of our borrower risk assessment process is to verify the information collected in Step 1. This is done through our offline identity authentication procedures conducted by local office staff, which typically consists of site visits to applicants’ residences and business premises. For MSE owners who have yet adopted sophisticated documentation system, we perform credit assessment by evaluating their cash flow status. Our local staff will review and document loan applicants’ business licenses and material agreements together with invoices, receipts, sales slips and bank statements, if applicable.

To be recommended to our trust company partners for their consideration, a borrower must meet certain minimum criteria:

•	be at least 18 years old;

•	have verified monthly net cash flow reasonably sufficient to cover loan installment amount;

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have fewer than three defaults within the past 12 months reported by the Credit Reference Center of the People’s Bank of China (except for insignificant default such as the ones in the amount of less than RMB2,000), and

•	not be subject to on-going legal proceedings (except for minor civil claims such as matters involving less than RMB100,000).

Borrowers with any of the follow attributes will not be considered:

•	engaging in illegal or criminal activities;

•	engaging in the industry of steel trade (including sales, manufacturing, transportation and related industries), real estate developments, securities and other investment industries;

•	providing fraudulent information or are on the blacklist maintained by industry anti-fraud service providers;

•	currently a student; or

•	those who are immediate family members of our employees.

Step 3: Valuation of proposed collateral

We also perform risk assessment on the proposed real property collateral. The proposed real property collateral is appraised by independent leading online property appraisers. A preliminary valuation report will be generated based on the weighted average value provided by our appraisal company partners, usually within one hour of receipt of the loan application. Leveraging years of experience, we are able to further adjust the valuation based on specifics such as liquidity value, location, neighborhood, type, facing direction, floor plan and size.

Step 4: Verification of collateral condition

We also take measures to verify the condition of proposed collateral. Local office staff visits the property that a loan applicant intends to pledge. Our staff assesses the condition of the real property and reviews title certificates. As part of the collateral assessment, we cross-check the preliminary valuation provided by our appraisal company partners with local real estate agents and bank mortgage documents.

If our verification procedure on either a loan applicant or collateral reveals significant discrepancies from the information provided by such applicant, we will not recommend such applicant to our trust company partners.

Step 5: Perfection of collateral

The last step of our collateral risk assessment process is to register the pledge over real properties under the names of trust company partners with local real property bureau. We only release loan proceeds after obtaining the receipts on pledge application issued by local real property bureau. Borrowers are obligated to return loan proceeds if pledge is not successfully registered under extreme circumstances.

Effective post-loan management procedures

Under the agreements with our trust company partners, we are responsible for monitoring collection of overdue principal and interest, and are authorized by our trust company partners to oversee the collection process.

Monitoring repayments. We closely monitor loan repayments. Our system generates automatic payment reminders through SMSs one week before the due date. Collaborating with multiple sources of credit reference agencies, we are able to closely monitor if borrowers are involved in any new litigations. For borrowers that have (i) over RMB1,500,000 principal amount outstanding or (ii) judgments against them within two years before their loan approvals, we monitor their credit status on an ongoing basis by generating credit reports on a more frequent basis and conduct ad hoc site visits. For other borrowers, we review their credit reports every three months.

Monitoring collateral status. We selectively conduct searches against real property collateral every month depending on principal amount outstanding and nature and location of collateral. Such searches are supplemented with online re-valuation of collateral every six months through our appraisal company partners.

Monitoring of use of proceeds. We also arrange site visits to ensure proper use of loan proceeds and that a borrower’s business is operating normally. The lenders may demand immediate repayment of outstanding loan principal and interests under the loans if proceeds are used for purposes other than business operation.

Debt collection. In an event of default, we utilize different collection measures with our integrated online and offline process.

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Within three to five business days past due, we will contact defaulting borrowers through SMSs or by phone to understand reasons for the nonpayment and inform them of past-due penalties. Our late payment penalty is up to 0.2% of outstanding loan principal per day.

•

After a loan is past due for over six days, we will arrange a site visit to further assess the situation and to understand reasons for overdue and recoverability of payments. If agreeable with the defaulting borrower, we will arrange for quick disposal plans including sale of loans to third parties in exchange for proceeds upfront, or disposal of collateral voluntarily by the borrower and repay the defaulted loans with the proceeds. Meanwhile, we will conduct an online judgment search against the defaulting borrowers and a lien search against the collateral.

•

Once payment is past due for over 30 days or at any time upon the occurrence of unusual situations (such as possible forfeiture of the collateral), we will accelerate execution of quick disposal plans, or if no quick disposal plan was agreed to, initiate judicial proceedings against the defaulting borrower or resort to online or offline arbitration and foreclose the real property collateral. If no quick disposal plan has been summited, we will pursue judicial disposal plan at the same time and we may ask for the assistance of external lawyers. Historically, we were able to help our trust company partners enforce their rights to the collateral through a power of attorney that was signed by the borrower and notarized by a notary public before loan disbursement. This allowed the trust company partners to quickly dispose of the collateral without having to involve the borrower. Due to recent regulatory changes, we ceased this practice.

We have implemented detailed debt collection guidance and code of conduct for our local staff to ensure our debt collection methods are ethical and in compliance with laws and regulations. Under PRC laws and regulations, we do not take possession of the title of the collateral in the debt collection process. We have executed quick disposal plans or foreclosure for 727 loans which became delinquent in 2016, 2017 and for the six months ended June 30, 2018 with average disposal period of 125 days since due. We recovered loan principal, interest and penalties which equal to 111.6%, 105.1% and 104.2% of the actual outstanding loan principal of these delinquent loans for the same periods, respectively.

Collateral

The borrowers pledge their real properties to our trust company partners in the case of trust lending and to our small loan subsidiaries in case of direct lending. We have developed detailed guidelines for real property collateral. Such guidelines require full lien searches against the proposed collateral to ensure that the collateral is clear of title disputes or security interests other than existing mortgages imposed by banks. The collateral must also be freely transferable and foreclosable, thus excluding primary residences for elderly and minor. Properties built beyond certain years or with problematic structures are excluded. The LTV ratios are also adjusted based on the type of property (residential or commercial), floor plan, and age and credit history of property owners.

The following table illustrates the weighted average LTV ratio of all home equity loans we originated for the periods or as of the dates indicated, and a breakdown by collateral type.

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2016	2017	2018
Weighted average LTV ratio by collateral type
Apartment	67.4%	68.3%	63.6%
House	55.3%	56.0%	53.9%
Commercial property	59.8%	49.6%	47.3%

Total	65.9%	66.7%	62.6%

The following table illustrates distribution of our outstanding loan principal by city tier, region and collateral type as of December 31, 2017 and June 30, 2018, respectively.

	As of December 31, 2017		As of June 30, 2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by collateral city tier
Tier 1	4,734	28.4%	4,870	27.4%
Tier 2	11,160	66.9%	12,000	67.5%
Others	780	4.7%	908	5.1%

Total	16,674	100.0%	17,778	100.0%

	As of December 31, 2017		As of June 30, 2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by collateral region
Pearl River Delta region	4,846	29.1%	5,344	30.0%
Yangtze River Delta region	4,733	28.4%	4,864	27.4%
Others	7,096	42.6%	7,570	42.6%

Total	16,674	100.0%	17,778	100.0%

	As of December 31, 2017		As of June 30, 2018
	Amount (RMB in millions)	% of total	Amount (RMB in millions)	% of total
Outstanding loan principal by collateral type
Apartment	14,494	86.9%	15,777	88.7%
House	913	5.5%	856	4.8%
Commercial property	1,267	7.6%	1,145	6.5%

Total	16,674	100.0%	17,778	100.0%

Asset Quality

The loans we facilitate are of high quality and we have experienced robust credit performance.

The following chart sets forth the performance of the loans we originated as of December 31, 2016 and 2017 and June 30, 2018 as measured by delinquency ratio, NPL ratio, allowance ratio and NPL provision coverage ratio.

	As of December 31,		As of June 30,
Loan performance metrics	2016	2017	2018
Delinquency ratio(1)	5.38%	7.17%	11.49%
NPL ratio(2)	1.50%	1.66%	1.82%
Allowance ratio(3)	1.95%	2.64%	3.70%
NPL provision coverage ratio(4)	130.6%	159.3%	203.8%

Notes:

(1)	Delinquency ratio represents total balance of outstanding loan principal for which any installment payment is past-due of the outstanding loan principal as of the date.
(2)	NPL ratio represents total balance of outstanding loan principal for which any installment payment is over 90 calendar days past-due as a percentage of the outstanding loan principal as of the date.

(3)

Allowance ratio represents amount of allowance for loan principal, interest and fee receivables as a percentage of the outstanding loans principal, interest and financing service fee receivables as of the date.

(4)

NPL provision coverage ratio represents amounts of allowance for loan principal, interest and financing service fee receivables as a percentage of the outstanding balance of NPL principal as of the date.

Technology

The success of our business depends on our strong technological capacities that support us in delivering superior user experience, protecting information in our system, increasing operational efficiency and enabling innovations.

Our technology departments were comprised of 48 employees as of June 30, 2018, including core team members with extensive experience. We utilize our home equity loan information technology system to support our standardized credit application process. Through our information technology system, we are able to connect with third-party service providers’ systems, including credit risk evaluation systems and leading property appraisers, to automatically collect data generated from their systems. In addition, our local staff upload information collected during the due diligence process on a timely basis to supplement external credit data and ensure efficient approval process. Furthermore, we exchange loan application and approval information through our information technology system with our trust company partners’ systems.

We collect and store user personal information, including names, phone numbers, addresses, identification information and financial information for the sole purpose of individual credit assessment. We retrieve such information with consent and have safeguards designed to protect such information. We store our data in encrypted form, which offers an additional layer of protection. We also verify data interchange with our funding partners using digital signatures, which enhances the security of such interchange. We also limit employees’ access to such information and monitor authorized access.

Sales and Marketing

We acquire borrowers primarily through our own network and sales personnel. As a supplement to our local offices and word-of-mouth marketing and as a strategy to broaden customer reach, we have started collaborating with various channel partners to acquire new borrowers. For example, we partner with leading Internet companies and commercial banks in China that have access to quality borrowers. Under the relevant cooperation arrangements, our channel partners direct borrower traffic to us that falls within our target borrower group. We pay referral fees for loans referred under these traffic referral arrangements. We also work with offline channels such as banks and other traditional financial institutions to provide affordable second lien financing to their customers and pay a fee for borrower referral. For details, please refer to “—Our Borrower—Borrower Acquisition.”

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have registered 18 software copyrights in China, including our proprietary loan management software and financial data analytics software. We have registered our domain name, cashchina.cn. As of June 30, 2018, we had five registered trademarks, including our “CNFH” and company logo.

Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations. See “Risk Factors—Risks Related to Our Business—Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both” and “Risk Factors—Risks Related to Our Business—We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.”

Data Policy

We have adopted a strict internal data policy relating to confidential information of our borrowers and business partners, as well as our own confidential information. This policy establishes day-to-day data protection and use requirements, data and information classification, backup requirements, approval procedures and user control. This policy also specifies the manner in which data must be stored. We require each of our employees to agree in writing to abide by the data policy and protect the confidentiality of our data.

Competition

The market size of home equity loans for MSE owner in China is expected to grow from RMB7.1 trillion as of December 31, 2017 to RMB14.5 trillion as of December 31, 2022 in terms of outstanding loan principal, according to the Oliver Wyman report. As a leading player in China’s home equity loan service industry, we face competition from other national or regional home equity loan providers and home equity loan service providers. As of June 30, 2018, our key competitors include Pingan Puhui (Lufax) and Lamp Finance. We are also facing competition from commercial banks and other traditional financial institutions.

We believe our ability to compete effectively depends on many factors, including our extensive offline coverage, rich knowledge of the local practices of borrower acquisition and security perfection, flexible features of loan products we facilitate and effectiveness of our risk management. In addition, we believe that our mutually beneficial relationship with our trust company partners and business partners, our marketing and selling efforts, and strength and reputation of our brands will enhance our ability to compete.

In addition, as our business continues to grow rapidly, we face significant competition for highly skilled personnel, including management, sales team and risk management personnel. The success of our growth strategy depends in part on our ability to retain existing personnel and recruit additional highly skilled employees.

Employees

We had 3,312, 4,989 and 4,250 employees as of December 31, 2016 and 2017 and June 30, 2018, respectively. Our employees are based in our headquarters in Guangzhou, Guangdong province and various local offices over 40 cities across China.

The following table sets forth the breakdown of our employees by function as of June 30, 2018.

	As of June 30, 2018
Functions	Number	% of Total Employees
Risk Management	986	23.2%
Sales and Marketing	2,696	63.4%
General and Administration	236	5.6%
Finance	189	4.4%
Others	143	3.4%

Total	4,250	100.0%

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including, among other things, housing, pension, medical insurance and unemployment insurance.

We typically enter into standard employment, confidentiality and non-compete agreements with our senior management. These contracts include a standard non-compete covenant that prohibits any employee from competing with us, directly or indirectly, during his or her employment and for two years after the termination of employment, provided that we pay monthly compensation equal to 30% of his or her previous average monthly salary during the restriction period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Properties/Facilities

Our corporate headquarters are located in Guangzhou, China, where we lease approximately 1,815 square meters of office space pursuant to a lease expiring in September 2022. We also maintain leased properties ranging from 30 square meters to 1,856 square meters in over 40 cities. The lease term varies from 12 months to eight years. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional funding as needed to accommodate future growth.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We also purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. We do not maintain property insurance to protect our equipment and other properties essential to our business operation against risks and unexpected events. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage sufficient and in line with market practice for our business operations in China.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in a substantial cost and diversion to our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business we operate in China.

As a home equity loan service provider, we facilitate loans by connecting borrowers with our trust company partners, and, to a lesser extent, we also lend directly to borrowers through our small loan subsidiaries. We have established three small loan subsidiaries in Beijing, Chongqing and Shenzhen that are permitted to operate small loan businesses.

Regulations Relating to Foreign Investment

The establishment, operation and management of companies in China is governed by the PRC Company Law, as amended in 2005 and 2013. According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The establishment procedures, approval procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are regulated by the Wholly Foreign-Owned Enterprise Law of the PRC, as amended on September 3, 2016, and the Implementation Regulation of the Wholly Foreign-Owned Enterprise Law, as amended on February 19, 2014. In September 2016, the National People’s Congress Standing Committee published the Decision on Revising Four Laws including the Wholly Foreign-Owned Enterprise Law of the People’s Republic of China. Such decision, which became effective in October 2016, changes the “filing or approval” procedure for foreign investments in China. Foreign investments in those business sectors that are not subject to special entry management measures will only be subject to filing instead of approval requirement. Pursuant to the Interim Measures for the Recordation Administration of the Formation and Modification of Foreign-Invested Enterprises promulgated by the MOFCOM in October 2016, as amended in July 2017, establishment and changes of foreign investment enterprises not subject to the approval under the special entry management measures shall be filed with the relevant authorities.

The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version)

The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version), or the Negative List, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission on June 28, 2018 and became effective on July 28, 2018, replaced and abolished the Guidance Catalog of Industries for Foreign Investment (2017 Revision) regulating the access of foreign investors to China. Pursuant to the Negative List, foreign investors should refrain from investing in any of the prohibited sectors specified in the Negative List, and they are required to obtain permit for access to sectors listed in the Negative List that are not classified as “prohibited.” Our business is not listed in the Negative List, and is therefore not subject to any foreign investment restriction under the Negative List.

Draft PRC Foreign Investment Law

In January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. The draft law purports to change the existing “case-by-case” approval regime to a “filing or approval” procedure for foreign investments in China. The State Council will determine a list of industry categories that are subject to special administrative measures, which is referred to as a “negative list,” consisting of a list of industry categories where foreign investments are strictly prohibited, or the “prohibited list” and a list of industry categories where foreign investments are subject to certain restrictions, or the “restricted list.” Foreign investments in business sectors outside the “negative list” will only be subject to a filing procedure, in contrast to the existing prior approval requirements, whereas foreign investments in any industry categories that are on the “restricted list” must apply for approval from the foreign investment administration authority.

The draft for the first time defines a foreign investor not only based on where it is incorporated or organized but also by using the standard of “actual control”. The draft specifically provides that entities established in

China but “controlled” by foreign investors will be treated as FIEs. In this connection, “control” is broadly defined in the Draft Foreign Investment Law to cover any of the following: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision-making bodies or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision-making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of its business operations. Once an entity is determined to be a FIE, and its investment amount exceeds certain thresholds or its business operation falls within the “catalog of special management measures” proposed to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts would be required.

The draft emphasizes security review requirements whereby all foreign investments that jeopardize or may jeopardize national security must be reviewed and approved in accordance with the security review procedure. In addition, the draft imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from the investment implementation report and the investment amendment report that are required at each investment and alteration of specific investment terms, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be noncompliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

The draft is now open for public review and comments. It is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. When the Foreign Investment Law becomes effective, the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, as amended by the Standing Committee of the National People’s Congress, or the Standing Committee of the NPC in September 2016, the Sino-foreign Cooperative Joint Venture Enterprise Law, as amended by the Standing Committee of the NPC in September 2016 and the Wholly Foreign-Owned Enterprise Law, as amended by the Standing Committee of the NPC in September 2016, together with their implementation rules and ancillary regulations, will be repealed.

Regulations Relating to Small Loan

Under the Guiding Opinions of the CBRC and the PBOC on the Pilot Operation of Small Loan Companies which was promulgated by the CBRC and the PBOC on May 4, 2008, or the Guiding Opinions on Small Loan Companies, a small loan company is a company that specializes in operating a small loan business with investments from natural persons, legal entities or other social organizations, and which does not accept public deposits. The establishment of a small loan company is subject to the approval of the competent government authority at the provincial level. The major sources of funds for a small loan company are limited to capital paid by shareholders, donated capital and capital borrowed from up to two financial institutions. Furthermore, the balance of the capital borrowed by a small loan company from financial institutions must not exceed 50% of the net capital of such small loan company, and the interest rate and term of the borrowed capital are required to be determined by the company with the banking financial institutions upon consultation, and the interest rate on the borrowed capital must be determined by using the Shanghai Interbank Offered Rate as the base rate. With respect to the grant of credit, small loan companies are required to adhere to the principle of “small sum and decentralization.” The outstanding balance of the loans granted by a small loan company to one borrower cannot exceed 5% of the net capital of such company. The interest ceiling used by a small loan company may be determined by such companies, but in no circumstance shall it exceed the restrictions prescribed by the judicatory authority, and the interest floor is 0.9 times the base interest rate published by the PBOC. Small loan companies have the flexibility to determine the specific interest rate within the range depending on market conditions. In addition, according to the Guiding Opinions on Small Loan Companies, small loan companies are required to establish and improve their corporate governance structures, the loan management systems, the financial accounting systems, the asset classification systems, the provision systems for accurate asset classification and their information disclosure systems, and such companies are required to make adequate provision for impairment losses and are required to accept public scrutiny supervision and are prohibited from carrying out illegal fund-raising in any form.

Circular 141, outlines general requirements on the “cash loan” business conducted by network small loan companies, banking financial institutions and online lending information intermediaries. Circular 141 requires network small loan companies to cautiously manage their funding sources and shall not (1) engage in any illegal fund-raising or absorbing public deposits, (2) sell, transfer or substantively transfer its credit assets through Internet platform or any kind of local financial exchange, and (3) raise any funds through the Peer-to-Peer Lending Information Intermediaries. Funds raised by the transferring of credit assets and asset securitization shall be calculated in a consolidation manner within the balance sheet, and the ratio of total amount of fund-raising and net capital shall be executed temporarily according to the local ratio. The local authorities shall not further relax the ratio of fund-raising by the small loan companies.

Any violation of Circular 141 may result in penalties, including but not limited to suspension of operation, orders to make rectification, condemnation, revocation of license, order to cease business operation and criminal liabilities.

Our small loan subsidiaries are not network small loan companies, and we are not subject to the restrictions under the aforesaid regulation. But whether the relevant regulatory authorities will have a more limited explanation or make further restrictions on small loan businesses remains uncertain at this stage.

Implementary Measures of Small Loan Companies in Beijing

The Implementary Measures of the Pilot Small Loan Companies in Beijing was issued by the People’s Government of Beijing Municipality on January 4, 2009. The Interim Measures of Supervisal Regulations on Pilot Small Loan Companies of Beijing was issued by the Finance Bureau of Beijing Municipality on May 31, 2011. The key regulations of small loan companies in Beijing are as follows:

•

no single largest shareholder (including its affiliates) may hold shares that exceed 30% of total registered capital of the small loan company; any other single shareholder and its affiliates may hold shares that exceed 1% but no more than 20% of total registered capital of the small loan company; and the shareholders of the small loan company shall be natural persons, legal entities and other social organizations in China, among others. The largest shareholder shall be a local natural person, legal entity or other social organization on a county basis;

•

if a small loan company is a limited liability company, its registered capital must be at least RMB50 million; and if it is a company limited by shares, its registered capital must be at least RMB100 million. All registered capital shall be valid and legal, paid in cash and paid in full by the contributors or promotors at one time; and

•

the funds of a small loan company mainly come from the capital contributed and funds donated by shareholders as well as funds raised from no more than two banking financial institutions and other fund resources approved by the relevant authorities, and the balance of funds obtained by a small loan company from banking financial institutions may not exceed 50% of its net capital.

Interim Administrative Measures of Small Loan Companies in Shenzhen

The Interim Administrative Measures of the Pilot Small Loan Companies of Shenzhen was issued by the People’s Government of Shenzhen Municipality on September 3, 2011. The Notice on Guidance on Approval Progress of Pilot Small Loan Companies of Shenzhen was issued by the Finance Development Service Office of Shenzhen Municipality on December 29, 2008. The Notice on Further Reinforcement and Regulation on Interim Guidance on Pilot Entry and Approval of the Small Loan Companies was issued by the Finance Development

Service Office of Shenzhen Municipality on April 3, 2013. The Notice on the Pilot Business of Financing Innovation for Small Loan Companies in Shenzhen was issued by the People’s Government of Shenzhen Municipality Financing Development Service Office on February 20, 2014. The key regulations of small loan companies in Shenzhen are as follows:

•

if a small loan company is a limited liability company, its registered capital must be at least RMB300 million; if it is a company limited by shares, its registered capital must be at least RMB400 million;

•	the balance of funds obtained by a small loan company from external legitimate channels may not exceed 200% of its net capital the previous year;

•

the main promotor of a small loan company shall (1) have net assets no less than RMB200 million and an asset-liability ratio of no more than 65%, and, in principle, the long-term investment amount after investing in this project shall be no more than 60% of net assets (on a consolidated financial statements basis); and (2) have continuous positive earnings for three years with a total net profit of no less than RMB60 million, and the total tax contribution shall be no less than RMB18 million (on a consolidated financial statements basis);

•

enterprise, social organization or economic organization as other contributors shall be divided into two categories: (1) if the ratio of investments is 30% or more, it shall be subject to the approval process as the main promotor; and (2) if the ratio of investments is no more than 30%, it shall be subject to the following conditions: having been incorporated for more than three years with net assets no less than RMB100 million and an asset-liability ratio no more than 65%, and, in principle, the long-term investment amount after investing on this project shall be no more than 60% of net assets, having continuous positive earnings for two years with a total net profit of no less than RMB20 million, and the total tax contribution shall be no less than RMB6 million (on a consolidated financial statement basis);

•

if a foreign financial institution or small loan credit company (or other similar entity) is the main promotor, it shall be subject to the following conditions: (1) having total assets no less than RMB2 billion (on a consolidated financial statement basis); (2) having been engaged in financial business and continuously operating for no less than 10 years with sufficient analysis and research on the small loan market in China; and (3) shall obtain the approval of the financial regulation authorities as a bank financing institution;

•	the key management personnel may hold no more than 5% of shares of the small loan company, and, as a temporary restriction, no other social natural person may contribute to the small loan company;

•

the main promoter shall contribute no less than 30% of the total registered capital and shall control the company relatively, other contribution by other entities shall be no less than 5% of the total registered capital; and

•

the equity interests of a small loan company may be transferred, but no transfer or pledge is allowed in the first three years following the incorporation of the small loan company. Equity interests held by the directors or senior managers of the small loan company shall not be transferred during the term of office. As the time expires, the transferee shall have qualifications as the transferor, and the transferee shall not transfer its shares within three years following the date of change of registration of shares.

Guidance on Small Loan Companies in Chongqing

Guidance on Chongqing’s Promotion of Pilot Operation of Small Loan Companies was issued by the People’s Government of Chongqing Municipality on August 1, 2008. Interim Measures of Chongqing Municipality for the Administration of Small Loan Companies was approved by the People’s Government of Chongqing Municipality on August 1, 2008. The Notice on Issues Concerning the Adjustment of Interim Measures of Chongqing Municipality for the Administration of Pilot Operation of Small Loan Companies was issued by the People’s Government of Chongqing Municipality on April 27, 2009. The Notice on Further

Promoting the Development of Small Loan Companies was issued by the People’s Government of Chongqing Municipality on April 12, 2011. The Notice on Interim Supervision Regulations on Chongqing Small Loan Companies Financing Supervision was issued by Chongqing Financing Business Office on June 4, 2012. Opinions of the Chongqing Municipal People’s Government on Enhancing the Support to the Private Sector was issued by the People’s Government of Chongqing Municipality on June 6, 2012. The key regulations of small loan companies in Chongqing are as follows:

•	if a small loan company is a foreign investment company, its registered capital must be at least US$30 million, and the shareholding of the foreign investor must be more than 50%;

•	for small loan companies with sound corporate management and strong risk management ability, the balance of the capital borrowed from banking financial institutions can be 100% of its net capital;

•

the balance of loans granted to a single borrower by a small loan company must not exceed 10% of the net capital of the company and the balance of credit limit granted to a single client as a group enterprise must not exceed 15% of the net capital of the small loan company; and

•

any small loan company established in Chongqing which conforms to the provisions of the policies on industries encouraged by the state in western development will have income tax levied at a preferential tax rate of 15%.

Regulations Relating to Loan Facilitator

Circular 141 imposes several requirements on financial institutions engaged in the “cash loan” business. With respect to the loan business conducted in cooperation with third-party entities, such financial institutions must not outsource their core business function (including credit assessment and risk control) and must not accept any credit enhancement services, whether or not in a disguised form (including the commitment to taking default risks) provided by any third-party entities that lack the qualification to provide guarantee services. Such financial institutions must require and ensure that such third-party entities do not charge any interest or fees from the borrowers. We historically provided credit enhancement to our trust company partners, such arrangement with FOTIC trust plans will be limited to existing loans and loans to be issued under existing trust products under the 2018 FOTIC Funding Arrangements. We historically charged a financing service fee from the borrower under our trust lending model and small loan direct lending model, but we ceased charging such financing service fee starting from August 2017.

Regulations Relating to Loans and the Interest Rate

The PRC Contract Law, which became effective in October 1999, or the Contract Law, governs the formation, validity, performance, enforcement and assignment of contracts. The Contract Law requires that the interest rates charged under a loan agreement must not violate the applicable provisions of the PRC laws and regulations. In accordance with the Provisions on Certain Issues of the Application of Laws in the Trial of Private Lending Cases issued by the PRC Supreme People’s Court in August 2015 and effective since September 2015, or the Private Lending Judicial Interpretations, private lending is defined as financing between individuals, legal entities and other organizations.

The Private Lending Judicial Interpretations provides that agreements between a lender and a borrower for loans with interest rates below 24% per annum are valid and enforceable. With respect to loans with interest rates between 24% per annum and 36% per annum, if the interest on the loans has already been paid to the lender, and so long as such payment does not conflict with the interests of the state, the community or any third parties, the court will likely dismiss the borrower’s request to demand the return of the interest payment above 24% per annum. If the interest rate of a loan is higher than 36% per annum, the agreement on that portion of the interest exceeding the maximum interest rate is invalid, and if the borrower requests the lender to return that portion of interest exceeding 36% per annum that has been paid, the court will support such requests. The Certain Opinions Regarding Further Strengthening the Financial Judgment Work issued by the PRC Supreme People’s Court in

August 2017 further emphasizes that if the total amount of interest, compounded interest, default interest and other fees charged by a lender under a loan contract substantially exceeds the actual loss of such lender, then the request by the debtor under such loan contract to reduce or to adjust the part of the aforementioned fees exceeding the amount accrued at an annual rate of 24% will be upheld.

Regulations Relating to Financing Guarantee

In March 2010, CBRC, NDRC, MIIT, MOC, PBOC, SAIC and the Ministry of Finance of PRC promulgated the Tentative Administrative Measures for Financing Guarantee Companies. The Tentative Administrative Measures for Financing Guarantee Companies requires an entity or individual to obtain a prior approval from the relevant regulatory body to engage in the financing guarantee business and defines “financing guarantee” as an activity whereby the guarantor and the creditor, such as a financial institution in the banking sector, agree that the guarantor shall bear the guarantee obligations in the event that the secured party fails to perform its financing debt owed to the creditor.

In August 2017, the State Council promulgated the Regulations on the Supervision and Administration of Financing Guarantee Companies, or the Financing Guarantee Regulations, which became effective on October 1, 2017. The Financing Guarantee Regulations defines “financing guarantee” as a guarantee provided for the debt financing (including but not limited to the extension of loans or issuance of bonds) and set out that the establishment of a financing guarantee company or engagement in the financing guarantee business without approval may result in several penalties, including but not limited to banning, an order to cease business operation, confiscation of illegal gains, fines of up to RMB1,000,000 and criminal liabilities. The Financing Guarantee Regulations also sets forth that the outstanding guarantee liabilities of a financing guarantee company shall not exceed 10 times its net assets and that the outstanding guarantee liabilities of a financing guarantee company vis-à-vis the same guaranteed party shall not exceed 10% of the net assets of the financing guarantee company, while the outstanding guarantee liabilities of a financing guarantee company in respect of the same guaranteed party and its affiliated parties shall not exceed 15% of its net assets.

Regulations Relating to Illegal Fundraising

Raising funds by entities or individuals from the general public must be conducted in strict compliance with applicable PRC laws and regulations to avoid administrative and criminal liabilities. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations promulgated by the State Council in July 1998 and the Notice on Relevant Issues Concerning the Penalty on Illegal Fundraising issued by the General Office of the State Council in July 2007 explicitly prohibit illegal public fundraising. The main features of illegal public fundraising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time and (iii) using a legitimate form to disguise an unlawful purpose.

To further clarify the criminal charges and punishments relating to illegal public fundraising, the Supreme People’s Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fundraising, or the Illegal Fundraising Judicial Interpretations, which came into force in January 2011. The Illegal Fundraising Judicial Interpretations provides that a public fundraising will constitute a criminal offense related to “illegally soliciting deposits from the public” under the PRC Criminal Law if it meets all the following four criteria: (i) the fundraising has not been approved by the relevant authorities or is concealed under the guise of legitimate acts; (ii) the fundraising employs general solicitation or advertising such as social media, promotion meetings, leafleting and SMS advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, properties in kind and other forms; and (iv) the fundraising targets the general public as opposed to specific individuals. An illegal fundraising activity can incur a fine or prosecution in the event it constitutes a criminal offense. Pursuant to the Illegal Fundraising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000, (ii) with over 150 fundraising targets involved, (iii) with direct economic loss caused to fundraising targets exceeding RMB500,000, or (iv) the illegal fundraising activities have caused baneful influences to the public or have led to other severe consequences. In addition, an individual or an entity who has aided in illegal fundraising from the general public and charges fees including but not limited to agent fees, rewards, rebates and commissions, may be considered an accomplice in the crime of illegal fundraising. In accordance with the Opinions of the Supreme People’s Court, the Supreme People’s Procurator and the Ministry of Public Security on Several Issues concerning the Application of Law in the Illegal Fundraising Criminal Cases, the administrative proceeding for determining the nature of illegal fundraising activities is not a prerequisite procedure for the initiation of criminal proceedings concerning the crime of illegal fundraising, and the administrative departments’ failure in determining the nature of illegal fundraising activities does not affect the investigation, prosecution and trial of cases concerning the crime of illegal fundraising.

Regulations Relating to Mortgage

The principal regulations governing mortgage include the PRC Property Rights Law, the PRC Security Law and their respective Interpretations of the Supreme People’s Court. Under these laws and regulations, in order to create a legal and executable mortgage, the parties concerned shall conclude a written mortgage contract and complete the mortgage registration formalities with applicable real estate registration authorities. Mortgage interests shall be created at the time of registration.

Under the PRC Property Rights Law, a mortgage contract shall include, amongst others, the following terms: (1) type and amount of the secured debt; (2) term for performance of debt obligations by the debtor; (3) mortgaged property’s description, quality, quantity, condition, location, ownership or ownership of the right to use the mortgaged property; and (4) scope of the guarantee. In January 2015, the PRC Ministry of Land and Resources released the Implementation Regulations for the Provisional Regulations on Real Estate Registration, according to which the mortgage contract is one of the required registration materials to be submitted to the real estate registration authorities.

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as nonfinancial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and records and reports on large transactions and suspicious transactions.

According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the nonfinancial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain nonfinancial institutions, such as payment institutions. However, the State Council has not promulgated a list of the nonfinancial institutions subject to anti-money laundering obligations.

In cooperation with our trust company partners, we have adopted various policies and procedures, including “know-your-customer” procedures, Customer due diligence, and Customer screening procedures, for anti-money laundering purposes. However, as the detailed anti-money laundering regulations of home equity loan facilitators have not been published, there is uncertainty as to how the anti-money laundering requirements will be interpreted and implemented and whether home equity loan service providers like us must abide by the rules and procedures set forth in the PRC Anti-money Laundering Law that are applicable to nonfinancial institutions with anti-money laundering obligations. We cannot assure you that our existing anti-money laundering policies and procedures will be deemed to be in full compliance with any anti-money laundering laws and regulations that may become applicable to us in the future.

Regulations on Internet Information Security and Privacy Protection

Internet content in China is regulated and restricted from a state security standpoint. On December 28, 2000, the Standing Committee of the PRC National People’s Congress introduced and enacted the Decisions on Maintaining Internet Security, which was amended on August 27, 2009 and may subject violators to criminal punishment in China for any effort to: (i) use the Internet to market fake and substandard products or carry out false publicity for any commodity or service; (ii) use the Internet for the purpose of damaging the commercial goodwill and product reputation of any other person; (iii) use the Internet for the purpose of infringing on the intellectual property of any person; (iv) use the Internet for the purpose of fabricating and spreading false information that affects the trading of securities and futures or otherwise jeopardizes the financial order; or (v) create any pornographic website or webpage on the Internet, providing links to pornographic websites, or disseminating pornographic books and magazines, movies, audiovisual products or images. The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content and require Internet service providers to take proper measures, including anti-virus, data backup and other related measures, and keep records of certain information about the users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, and detect illegal information, stop transmission of such information and keep relevant records. If an Internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

PRC government authorities have enacted laws and regulations on Internet use to protect personal information from any unauthorized disclosure. In December 2012, the Standing Committee of the PRC National People’s Congress promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the Internet. In July 2013, the MIIT promulgated the Provisions on Protection of Personal Information of Telecommunication and Internet Users to regulate the collection and use of users’ personal information in the provision of telecommunication services and Internet information services in China. Telecommunication business operators and Internet service providers are required to establish their own rules for collecting and use of users’ information and cannot collect or use users’ information without their consent. Telecommunication business operators and Internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information.

On November 7, 2016, the Standing Committee of the PRC National People’s Congress published Cyber Security Law of the PRC, which took effect on June 1, 2017 and requires network operators to perform certain functions related to cyber security protection and the strengthening of network information management. For instance, under the Cyber Security Law, network operators of key information infrastructures shall store within the territory of the PRC all the personal information and important data collected and produced within the territory of the PRC, and their purchase of network products and services that may affect national securities shall be subject to national cyber security review. On May 2, 2017, the Cyberspace Administration of China issued a trial version of the Measures for the Security Review of Network Products and Services (Trial), which took effect on June 1, 2017, to provide for more detailed rules regarding cyber security review requirements.

In addition, the Guidelines to Promote the Health Growth of the Internet Finance, or the Internet Finance Guidelines, requires Internet finance service providers, including online finance platforms, among other things, to improve technology security standards and safeguard customer and transaction information. The State Council, the PBOC and other relevant regulatory authorities will jointly adopt the implementing rules and technology security standards.

Regulations on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright and Software Products

The National People’s Congress adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which applies to software copyright registration, license contract registration and transfer contract registration.

Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982 and subsequently amended in 1993, 2001 and 2013 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and amended on April 29, 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of 10 years to registered trademarks and another 10 years if requested upon expiry of the first or any renewed 10-year term. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registrations. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. Trademark license agreements should be filed with the Trademark Office or its regional offices.

Domain Names

Internet domain name registration and related matters are primarily regulated by the Measures on the Administration of Domain Names for the Chinese Internet, issued by the MIIT on November 5, 2004 and effective as of December 20, 2004, which was replaced by the Measures on Administration of Internet Domain Names issued by the MIIT as of November 1, 2017 and the Implementing Rules on Registration of Domain Names issued by China Internet Network Information Center on May 28, 2012, which became effective on May 29, 2012. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

As of June 30, 2018, we had five registered trademarks and six trademark applications with the Trademark Office under the State Administration for Industry and Commerce. We have 18 registered Copyright of Software Products and one registered Domain Name.

Regulations Relating to Employment

Pursuant to the Labor Law of PRC, promulgated by the NPC in July 1994 and revised in August 2009, or the Labor Law, and the Labor Contract Law of PRC, promulgated by the Standing Committee of the NPC in June 2007 and amended in December 2012, or the Labor Contract Law, employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by the Social Insurance Law of PRC promulgated by the Standing Committee of the NPC in October 2010, which became effective in July 2011, or the Social Insurance Law, the Regulations on Management of Housing Provident Fund released by the State Council in March 2002, and other related rules and regulations, to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

We have not made adequate contributions to employee benefit plans as required by applicable PRC laws and regulations. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

Regulations Relating to Tax

Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the PRC Enterprise Income Tax Law, or the EIT Law, promulgated by the NPC and implemented in January 2008 and revised in February 2017, and (ii) the implementation rules to the EIT Law promulgated by the State Council and implemented in January 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, including foreign-invested enterprises and domestic enterprises, unless they are qualified for certain exceptions. According to the EIT Law and its implementation rules, the income tax rate of an enterprise that has been determined to be a high and new technology enterprise may be reduced to 15% with the approval of relevant tax authorities.

In addition, according to the EIT Law, enterprises registered in countries or regions outside the PRC but have their “de facto management bodies” located within China may be considered as PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Though the implementation rules of the EIT Law define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise,” the only detailed guidance currently available for the definition of “de facto management body” as well as the determination and administration of tax residency status of offshore incorporated enterprises are set forth in the Notice Regarding the Determination of Chinese-Controlled Overseas

Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the Circular 82, promulgated by the State Administration of Taxation (the “SAT”) in April 2009, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011, or Bulletin No. 45, which provides guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

•	the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC;

•	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval of organizations or personnel in the PRC;

•	the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and

•	50% or more of voting board members or senior executives habitually reside in the PRC.

Bulletin No. 45 further clarifies certain issues related to the determination of tax resident status and competent tax authorities. It also specifies that when provided with a copy of Recognition of Residential Status from a resident Chinese-controlled offshore incorporated enterprise, a payer does not need to withhold income tax when paying certain PRC-sourced income such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

Value-Added Tax and Business Tax

According to the Provisional Regulations on Value-added Tax, which was promulgated by the PRC State Council on December 13, 1993 and amended in November 2008, February 2016 and November 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax, which were promulgated by the MOF on December 18, 2008 and subsequently amended by the MOF and the SAT on October 28, 2011, all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within the PRC must pay value-added tax.

Since January 1, 2012, the MOF and the SAT have implemented the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries.” According to the implementation circulars released by the MOF and the SAT on the VAT Pilot Plan, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. According to the Notice of the Ministry of Finance and the SAT on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner which became effective on May 1, 2016, entities and individuals engaged in the sale of services, intangible assets or fixed assets within the PRC territory are required to pay value-added tax instead of business tax. Following the implementation of the VAT Pilot Plan, most of our PRC subsidiaries and affiliates have been subject to VAT, at a rate of 6% or 17%, instead of business tax.

Regulations Relating to Foreign Exchange

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China. On February 13, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency-registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency-registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer requires the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration, and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

In July 2014, SAFE issued SAFE Circular 36, which purports to reform the administration of settlement of the foreign exchange capitals of foreign invested enterprises in certain designated areas on a trial basis. Under the pilot program, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designated areas, and the enterprises are allowed to use their RMB capital converted from foreign exchange capital to make equity investments. However, our PRC subsidiary is not established within the designated areas. On March 30, 2015, the SAFE promulgated Circular 19 to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between nonfinancial enterprises.

On June 9, 2016, the SAFE promulgated Circular 16, which expands the application scope from only the capital of the foreign-invested enterprises to the capital, the foreign debt fund and the fund from overseas public offerings. Also, Circular 16 allows the enterprises to use their foreign exchange capitals under capital accounts allowed by the relevant laws and regulations

In January 2017, the SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting profits. Moreover, pursuant to Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

The SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Round Trip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contributions into an SPV, PRC residents or entities are required to complete the foreign exchange registration with the SAFE or its local branch. The SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than the SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

In February 2015, the SAFE released the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which has amended Circular 37 by requiring PRC residents or entities to register with qualified banks rather than the SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Share Option Rules

Pursuant to Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly listed companies may submit applications to the SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Administration in Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Abroad issued by SAFE in February 2012, or the Share Option Rules, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with the SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers.

Regulations on Dividend Distribution

Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries, which are wholly foreign-owned enterprises incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in October 2016, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the CSRC, adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe to the increased capital of a domestic company and thus change the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain approval from the CSRC prior to publicly listing their securities on an overseas stock exchange.

While the application of the M&A Rules remains unclear, our PRC legal advisor, Han Kun Law Offices, advises us that CSRC approval is not required in the context of this offering because: (a) we established Chongqing Liangjiang New Area Fanhua Micro-credit Co. Ltd., Beijing Lianxin Chuanghui Information Technology Co. Ltd. and Fanhua Financial Leasing (Shenzhen) Co. Ltd. as foreign-invested enterprises by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (b) the acquisition of Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd. (formerly known as Yi Li Chuangli Precision Instrument Technology (Shenzhen) Co., Ltd.) by Rich Wealth Technology Limited (Hong Kong) from Rich Wealth Holdings Limited (Hong Kong) in December 13, 2000, which was approved by the Shenzhen Foreign Investment Bureau, is subject to the Several Provisions on Changes in Equity Interest of Investors in Foreign-invested

Enterprises, effective from May 28,1997. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how this regulation will be interpreted or implemented. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Bin Zhai	48	Chairman, Chief Executive Officer
Ning Li	46	Executive Director, Chief Financial Officer
Paul Wolansky	62	Director
Peng Ge	47	Director
Fengyong Gao	48	Independent Director*
Lin Xu	56	Independent Director*
Linbin Zhou	59	Independent Director*
Jun Qian	44	Vice President
Zehui Zhang	46	Vice President

*

Each of Mr. Fengyong Gao, Mr. Lin Xu and Mr. Linbin Zhou has accepted appointments as our Independent Director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Bin Zhai has served as our Chairman of the Board of Directors since 2017 and our Chief Executive Officer since 2010. He joined our company in 2006 as executive director of Shenzhen Nanfeng Mortgage Advisory Co., Ltd., a subsidiary of Fanhua Inc. Prior to joining us, Mr. Zhai served as account manager of Bank of Communications Tianjin Branch from 1991 to 1993, investment manager at China Ministry of Agriculture Shenzhen Office from 1993 to 1998 and general manager at Shenzhen Modern Warehouse Building Material Co., Ltd. from 1998 to 2006. Mr. Zhai received his bachelor’s degree in insurance from Nankai University in China.

Ning Li has served as our Executive Director since 2017 and our Chief Financial Officer since 2010. Prior to that, he served as a financial director at Fanhua Inc. from 2006 to 2009. He served as financial controller at China Textile Import & Export Group and a financial director in one of its foreign representative offices from 2001 to 2005, and general manager at Beijing Obas International Freight Forwarding Co., Ltd. from 2005 to 2006. Mr. Li received his bachelor’s degree in accounting at University of International Business and Economics in China. Mr. Li is a member of the Association of Chartered Certified Accountants.

Paul Wolansky has served as our Director since 2001. Mr. Wolansky is one of the founders of New China Capital Management Corp and its predecessors, which operate as the investment managers for the various Cathay funds, and has served both as chief executive officer and Chairman since 1993. Mr. Wolansky is a member of the board of directors of the Cathay Investment Fund, Ltd., and serves, or has served, as a director of various portfolio companies of the various Cathay funds including China Resources Land Ltd., China Yuchai International, Ltd., Wuxi Little Swan Co., Ltd., White Horse Communications Holdings, Ltd., CNinsure Inc., Vinda International, and China Aoyuan Property Group, Ltd. Mr. Wolansky received a Bachelor of Arts degree from Amherst College and a J.D. degree from Harvard Law School.

Peng Ge has served as our Director since 2017. Mr. Ge joined Fanhua Inc. in 1999 and headed its Beijing operations from 1999 to 2005. He has served as chief financial officer at Fanhua Inc. since 2008 and as its director since 2016. Mr. Ge received his bachelor’s degree in international accounting and his MBA degree from the University of International Business and Economics in China.

Fengyong Gao will serve as our Independent Director upon the effectiveness of the registration statement. Mr. Gao is the founder, partner and chief executive director of Leading Capital Co., Ltd. and the founder, partner and chairman of the board of Shanghai Blue Ocean Capital. Mr. Gao previously served as the general manager of the trust department and subsequently as the vice president of Bridge Trust Co., Ltd. from 2003 to 2007. Mr. Gao currently also serves as the independent director of China Haisum Engineering Co., Ltd. and Great Wall Movie and Television Co. Ltd. Mr. Gao received both his bachelor’s degree and master’s degree in finance from Nankai University in China.

Lin Xu will serve as our Independent Director upon the effectiveness of the registration statement. Mr. Xu currently serves as the director general of China Center for Urban Development of NDRC and the chairman of the board of U.S.-China Green Fund. Prior to that, Mr. Xu served as the director general of Development Planning Department of NDRC from 2012 to 2017. Mr. Xu also served as the director general of Fiscal and Financial Affairs Department of NDRC from 2006 to 2012 and as the deputy director general of Development Planning Department of NDRC from 2002 to 2006. Mr. Xu received his bachelor’s degree in mathematics from Hunan Shaoyang Normal College, his first master’s degree in economics from Nankai University and his second master’s degree of public administration from the Lee Kuan Yew School of Public Policy at National University of Singapore.

Linbin Zhou will serve as our Independent Director upon the effectiveness of the registration statement. Mr. Zhou currently serves as the director of Law and Economics Research Center and the director of Civil and Commercial Law Research Institute of the School of Law of Sun Yat-sen University. Mr. Zhou has been serving as a professor and PhD supervisor in the School of Law of Sun Yat-sen University since 1999. Prior to that, Mr. Zhou was a professor at the School of Law of Lanzhou University. Mr. Zhou received his bachelor’s degree in law from Northwest Normal University, his master’s degree in civil and commercial law from Jilin University and his doctoral degree in international law from University of International Business and Economics.

Jun Qian has served as our Vice President since 2010. He joined us as general manager in Guangzhou Anyu Mortgage Advisory Co., Ltd. in 2002. He served as sales manager at Nanjing Textile Import & Export Corporation from 1995 to 1997, vice president at Nanjing Jiashan Textile Co., Ltd. from 1997 to 1999 and import and export commissioner at Guangzhou Longyuan Thermal Equipment Co., Ltd. from 1999 to 2001. Mr. Qian has over 15 years of experience in management positions. He received his bachelor’s degree in accounting at Guilin University of Electronic Technology, formerly known as Guilin University of Electronic Industry, in China.

Zehui Zhang has served as our Vice President since 2010. He joined Fanhua Inc. in 2001 and served as general manager of Guangdong Nanfeng Insurance Agency Co., Ltd., a subsidiary of Fanhua Inc. from 2002 to 2009. Mr. Zhang has over 15 years of experience in finance business. He received his diploma in accounting at Guangdong Polytechnic Normal University, formerly known as Guangdong Commercial Management College, in China.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which can be renewed upon both parties’ agreement before the end of the current employment term. We may terminate an executive officer’s employment for cause at any time without advance notice in the event of, among other things, (i) commitments by such executive officer of any serious breach of the terms and conditions of his or her employment and our internal rules and procedures, (ii) conviction of a criminal offense, or (iii) severe neglect of his or her duties or embezzlement to our detriment. We may also terminate an executive officer’s employment by giving a 30 days’ prior written notice or by paying a compensation of an amount equal to one month’s wages of such executive officer. An executive officer may terminate his or her employment at any time by giving a 30 days’ prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) carry out or otherwise be concerned or interested, directly or indirectly, in certain businesses in direct or indirect competition with us; (ii) assume employment with or provide services to certain of our competitors or engage, whether as principal, partner, licensor or otherwise, with such competitors; or (iii) seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any of our employees, agents or consultants who are employed or engaged by us at any time in the one year preceding the last date of his or her employment.

Board of Directors

Our Board of Directors will consist of seven directors, including three independent directors, namely Mr. Fengyao Gao, Mr. Lin Xu and Mr. Linbin Zhou, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 to which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. The Corporate Governance Rules of the NYSE generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Corporate Governance Rules of the NYSE permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our Board of Directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our Board of Directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Fengyong Gao, Mr. Lin Xu and Mr. Linbin Zhou, and is chaired by Mr. Fengyong Gao. We have determined that Mr. Fengyong Gao, Mr. Lin Xu and Mr. Linbin Zhou satisfy the requirements of Section 303A of the Corporate Governance Rules of the NYSE and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Fengyong Gao qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•

reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•

approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

•	obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•

discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•	at least annually, reviewing and reassessing the adequacy of the committee charter;

•	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•	establishing and overseeing procedures for the handling of complaints and whistleblowing;

•	meeting separately and periodically with management and the independent registered public accounting firm;

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Mr. Bin Zhai, Mr. Ning Li and Mr. Fengyong Gao and is chaired by Mr. Ning Li. We have determined that Mr. Fengyong Gao satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•	overseeing the development and implementation of compensation programs in consultation with our management;

•	at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

•	at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive directors;

•	at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

•	reviewing executive officer and director indemnification and insurance matters;

•	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

•	at least annually, reviewing and reassessing the adequacy of the committee charter;

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•	reporting regularly to the board.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Bin Zhai, Mr. Ning Li and Mr. Linbin Zhou, and is chaired by Mr. Ning Li. We have determined that Mr. Linbin Zhou satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•

reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

•

developing and recommending to our board such policies and procedures with respect to nomination or appointment of members of our board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or NYSE rules, or otherwise considered desirable and appropriate;

•

selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•	at least annually, reviewing and reassessing the adequacy of the committee charter;

•

developing and reviewing at least annually the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

•	evaluating the performance and effectiveness of the board as a whole.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. The functions and powers of our Board of Directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be of unsound mind; (iii) resigns by notice in writing to our company; (iv) without special leave of absence from our Board of Directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable NYSE rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2017, we paid an aggregate of RMB1.5 million (US$0.2 million) in cash to our executive officers (including our executive directors), and we did not pay any cash compensation to our non-executive directors. For the fiscal year ended December 31, 2017, we paid for our executive officers (including our executive directors) an aggregate of RMB0.3 million (US$47,800) of social insurance plans and housing provident funds required by PRC law. We did not pay such insurance or housing fund for our non-executive directors. For share incentive grants to our directors and executive officers, please refer to “—Share Incentive Plans.”

Share Incentive Plans

2009 SFIL Share Incentive Plan

In November 2009, SFIL adopted the 2009 SFIL Share Incentive Plan, or the 2009 Plan. Under the 2009 Plan, SFIL granted options to its directors and employees to purchase up to 25,678 ordinary shares. The options shall vest over a five-year period from 2010 to 2014.

In January 2011, SFIL divided the existing issued shares of US$0.10 each share into US$0.01 each share. SFIL also allotted and issued new shares to its existing shareholders using a ratio of 1:637. Upon completion of such share split and share allotment, the number of shares under the 2009 Plan was adjusted from 25,678 to 163,825,640. Accordingly, the exercise price was adjusted from RMB3,190 to RMB0.5. Such options expired on December 31, 2016, and as of December 31, 2016, no option was excised.

2017 SFIL Share Incentive Plan

In January 2017, SFIL adopted the 2017 SFIL Share Incentive Plan, or the 2017 Plan. Under the 2017 Plan, SFIL granted 187,933,730 options to its certain management members and employees to purchase up to 187,933,730 ordinary shares. The term of the options will not exceed ten years from the date of the grant.

2018 CNFinance Holdings Limited Share Incentive Plan

On August 27, 2018, we adopted the 2018 CNFinance Holdings Limited Share Incentive Plan, or the 2018 Plan, to replace the 2017 Plan and granted 187,933,730 options to certain management members and employees to purchase up to 187,933,730 of our ordinary shares under this 2018 Plan to replace the granted and outstanding options under the 2017 Plan.

The purpose of the 2018 Plan is to promote the success and enhance the value of the company by linking the personal interests of the members of the board of directors, employees and consultants to those of the company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the company shareholders. The 2018 Plan is further intended to provide flexibility to the company in its ability to motivate, attract and retain the services of member of the board of director, employees and consultants upon whose judgment, interest and special effort the successful conduct of the company’s operation is largely dependent. The 2018 Plan provides for the issuance of up to an aggregate of 307,608,510 of our ordinary shares.

The following paragraphs summarize the terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, restricted shares and restricted share units and other rights or benefits under the 2018 Plan.

Plan Administration. The 2018 Plan shall be administered by the board of directors; provided, however, that the board of directors may delegate to a committee of one or more members of the board of the directors the authority to grant or amend Awards to grantee other than Independent Directors and executive officers of the Company. The committee shall consist of at least two individuals, each of whom qualifies as a non-employee director.

Eligibility. Employees, consultants of the Company or its affiliate and member of the board of directors are eligible to participate in the 2018 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award. Each award under the 2018 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award. The board of directors or any entity appointed by the board of directors to administer the 2018 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award. The term of each award is stated in the award agreement between the Company and the grantee of such award.

Transfer Restrictions. Unless otherwise determined by the administrator of the 2018 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2018 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award. The Committee shall determine the time or times at which an option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any option granted under the 2018 Plan shall not exceed ten years, except as provided in Section 11.1 therein. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an option may be exercised.

Amendment, Modification, Suspension or Termination of the 2018 Plan. The administrator of the 2018 Plan may amend, alter, suspend, discontinue or terminate this 2018 Plan, or any Award Agreement hereunder or any portion hereof or thereof at any time; provided, however, that (a) to the extent necessary and desirable to comply with applicable laws defined therein, or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the 2018 Plan that (i) increases the number of shares available under the 2018 Plan (other than any adjustment as provided by Article 8 of the 2018 Plan), (ii) permits the Committee to extend the term of the 2018 Plan or the exercise period for an option beyond ten years from the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements.

The following table summarizes, as of the date of this prospectus, the outstanding equity awards granted to our directors and executive officers under the 2018 Plan, which replaced the 2017 Plan.

Name	Number of Options Outstanding	Ordinary Shares Underlying Equity Awards Granted	Exercise Price (Per share)	Date of Grant	Date of Expiration
Bin Zhai	40,000,000	40,000,000	RMB0.5	January 3, 2017	December 31, 2022
Ning Li	30,000,000	30,000,000	RMB0.5	January 3, 2017	December 31, 2022
Jun Qian	20,000,000	20,000,000	RMB0.5	January 3, 2017	December 31, 2022
Zehui Zhang	20,000,000	20,000,000	RMB0.5	January 3, 2017	December 31, 2022
All directors and executive officers as a group	110,000,000	110,000,000	RMB0.5	January 3, 2017	December 31, 2022

As of the date of this prospectus, our other employees as a group held options to purchase up to 77,933,730 of our ordinary shares, with an exercise price of RMB0.5 per share.

For discussions of our accounting policies and estimates for awards granted pursuant to the 2018 Plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Judgments and Estimates—Share-based compensation expense.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 1,230,434,040 ordinary shares outstanding as of the date of this prospectus and 1,360,434,040 ordinary shares outstanding immediately after the completion of this offering in the form of ADSs, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	%*	Number	Percentage of aggregate voting power***
Directors and Executive Officers:†
Bin Zhai(1)	528,862,160	41.6	528,862,160	38.9
Ning Li(2)	18,000,000	1.4	18,000,000	1.3
Paul Wolansky(3)	466,964,960	38.0	466,964,960	34.3
Peng Ge	—	**	—	**
Jun Qian(4)	12,000,000	1.0	12,000,000	0.9
Zehui Zhang(5)	12,000,000	1.0	12,000,000	0.9
Principal Shareholders:
CAA Holdings Company Limited(6)	504,862,160	41.0	504,862,160	37.1
Complete Joy Investments Limited(7)	343,812,713.2	27.9	343,812,713.2	25.3
Keep High Holdings Limited(7)	81,772,077.2	6.7	81,772,077.2	6.0
Cathay Auto Services Limited(8)	319,382,800	26.0	319,382,800	23.5
CISG Holdings Ltd.(9)	253,196,680	20.6	253,196,680	18.6
Cathay Capital Holdings II, L.P.(10)	147,582,160	12.0	147,582,160	10.8

Notes:
*

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 1,230,434,040, being the number of ordinary shares as of the date of this prospectus and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

**	Represents beneficial ownership of less than one percent.
***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†

The address of our directors and executive officers except for Mr. Paul Wolansky and Mr. Peng Ge is 44/F Tower G, No. 16 Zhujiang Dong Road, Tianhe District, Guangzhou City, Guangdong, People’s Republic of China. The business address for Mr. Paul Wolansky is c/o New China Investment Management Inc., One Dock Street, Suite 610, Stamford, Connecticut 06902-5836, U.S.A. The business address for Mr. Peng Ge is 27/F, No. 15 Zhujiang Xi Road, Tianhe District, Guangzhou City, Guangdong, People’s Republic of China.

(1)

Includes (i) options we granted to Mr. Bin Zhai under the 2018 Plan to purchase up to 40,000,000 of our ordinary shares of which options to purchase up to 24,000,000 ordinary shares are immediately exercisable; and (ii) the equity interest held by Mr. Bin Zhai through CAA Holdings Company Limited, or CAA Holdings, as set forth in notes (6) and (7) below.

(2)

Includes options we granted to Mr. Ning Li under the 2018 Plan to purchase up to 30,000,000 of our ordinary shares of which options to purchase up to 18,000,000 ordinary shares are immediately exercisable. This does not include the equity interest held by Mr. Ning Li through CAA Holdings as set forth in notes (6) and (7) below.

(3)

Includes 319,382,800 ordinary shares of our company held by Cathay Auto Services Limited, or Cathay Auto, a company incorporated in the British Virgin Islands, and 147,582,160 ordinary shares of our company held by Cathay Capital Holdings II, L.P., or Cathay Capital. Mr. Paul Wolansky is the chief executive officer of New China Investment Management Inc., the investment manager for Cathay Investment Fund, Ltd., a closed-end investment fund organized under the laws of the Cayman Islands, which owns 100% of Cathay Auto. As such, Mr. Paul Wolansky may be deemed to have the power to direct voting and disposition of the 319,382,800 ordinary shares held by Cathay Auto. Cathay Master GP, Ltd., or Cathay Master, is the general partner of Cathay Capital and has the power to direct Cathay Capital as to the voting and disposition of shares directly and indirectly held by Cathay Capital. Mr. Wolansky and Mr. S. Donald Sussman are directors of Cathay Master. As such, Mr. Wolansky, together with Mr. S. Donald Sussman, may be deemed to have the power to voting and disposition of the 147,582,160 ordinary shares held by Cathay Capital. Mr. Wolansky disclaims beneficial ownership of all of our shares held by Cathay Auto and Cathay Capital except to the extent of his pecuniary interest therein. The business address of Mr. Wolansky is c/o New China Investment Management Inc., One Dock Street, Stamford, Connecticut 06902-5836, U.S.A.

(4)

Includes options we granted to Mr. Jun Qian under the 2018 Plan to purchase up to 20,000,000 of our ordinary shares, of which options to up to 12,000,000 ordinary shares are immediately exercisable. This does not include the equity interest held by Mr. Jun Qian through CAA Holdings as set forth in notes (6) and (7) below.

(5)

Includes options we granted to Mr. Zehui Zhang under the 2018 Plan to purchase up to 20,000,000 of our ordinary shares, of which options to up to 12,000,000 ordinary shares are immediately exercisable. This does not include the equity interest held by Mr. Zehui Zhang through CAA Holdings as set forth in notes (6) and (7) below.

(6)

Includes (i) 343,812,713.2 of our ordinary shares held by Complete Joy Investments Limited, or Complete Joy, (ii) 81,772,077.2 of our ordinary shares held by Keep High Holdings Limited, or Keep High, (iii) 44,417,560 of our ordinary shares held by Goldsource Holdings Limited, or Goldsource, and (iv) 34,859,809.6 of our ordinary shares held by Able Boom Investments Limited, or Able Boom. CAA Holdings owns 100% of the equity interest in Complete Joy, Keep High, Goldsource Holdings and Able Boom. Approximately 48.32% of the total outstanding shares of CAA Holdings are held by Kylin Investment Holdings Limited, or Kylin Investment, a company incorporated in the British Virgin Islands. Approximately 51.68% of the total outstanding shares of CAA Holdings are held by independent third-party investors. Approximately 50% of the total outstanding shares of Kylin Investment are held by Mr. Bin Zhai, our chairman and chief executive officer. Approximately 30% of the total outstanding shares of Kylin Investment are held by Mr. Ning Li, our executive director and chief financial officer. Approximately 10% of the total outstanding shares of Kylin Investment are held by Mr. Jun Qian, one of our officers and approximately 10% of the total outstanding shares of Kylin Investment are held by Mr. Zehui Zhang, one of our officers. Mr. Bin Zhai serves as the director of CAA Holdings and may be deemed to have the power to direct voting and disposition of the 504,862,160 of our ordinary shares held by CAA Holdings. CAA Holdings disclaims beneficial ownership of our shares except to the extent of its pecuniary interest therein. Mr. Bin Zhai, Mr. Ning Li, Mr. Jun Qian and Mr. Zehui Zhang each disclaims beneficial ownership of all of our shares held by CAA Holdings except to the extent of their pecuniary interest therein.

(7)

CAA Holdings owns 100% of the equity interest in Complete Joy and Keep High, each of which is a company incorporated in the British Virgin Islands. Approximately 48.32% of the total outstanding shares of CAA Holdings are held by Kylin Investment Holdings Limited, or Kylin Investment, a company incorporated in the British Virgin Islands. Approximately 51.68% of the total outstanding shares of CAA

Holdings are held by independent third-party investors. Approximately 50% of the total outstanding shares of Kylin Investment are held by Mr. Bin Zhai, our chairman and chief executive officer. Approximately 30% of the total outstanding shares of Kylin Investment are held by Mr. Ning Li, our executive director and chief financial officer. Approximately 10% of the total outstanding shares of Kylin Investment are held by Mr. Jun Qian, one of our officers and approximately 10% of the total outstanding shares of Kylin Investment are held by Mr. Zehui Zhang, one of our officers. Mr. Bin Zhai serves as the director of CAA Holdings and may be deemed to have the power to direct voting and disposition of the 504,862,160 of our ordinary shares held by CAA Holdings. CAA Holdings disclaims beneficial ownership of our shares except to the extent of its pecuniary interest therein. Mr. Bin Zhai, Mr. Ning Li, Mr. Jun Qian and Mr. Zehui Zhang each disclaims beneficial ownership of all of our shares held by CAA Holdings except to the extent of their pecuniary interest therein.
(8)

Represents 319,382,800 ordinary shares of our company held by Cathay Auto. Cathay Investment Fund, Ltd., a closed-end investment fund organized under the laws of the Cayman Islands, owns 100% of Cathay Auto. New China Investment Management Inc., a company incorporated under the laws of Delaware, is the investment manager for Cathay Investment Fund, Ltd. and has the power to direct Cathay Investment Fund as to the voting and disposition of shares directly and indirectly held by Cathay Investment Fund, Ltd. The voting and investment decisions for shares beneficially owned by Cathay Investment Fund are made by Mr. Paul Wolansky and Mr. S. Donald Sussman. Cathay Auto disclaims beneficial ownership of all of our shares except to the extent of its pecuniary interest therein. Cathay Investment Fund, Ltd., Mr. Paul Wolansky and Mr. S. Donald Sussman disclaim beneficial ownership of all of our shares held by Cathay Auto except to the extent of their respective pecuniary interest therein. The business address of Cathay Auto is c/o New China Investment Management Inc., One Dock Street, Stamford, Connecticut 06902-5836, U.S.A.

(9)	Represents 253,196,680 ordinary shares of our company held by CISG Holdings Ltd., which in turn is controlled by Fanhua Inc., a Cayman Islands company listed on Nasdaq.
(10)

Includes 147,582,160 ordinary shares of our company held by Cathay Capital. Cathay Master GP, Ltd., or Cathay Master, is the general partner of Cathay Capital and has the power to direct Cathay Capital as to the voting and disposition of shares directly and indirectly held by Cathay Capital. Mr. Wolansky and Mr. S. Donald Sussman are directors of Cathay Master. Mr. Paul Wolansky and Mr. S. Donald Sussman disclaim beneficial ownership of all of our shares held by Cathay Capital except to the extent of their pecuniary interests therein.

RELATED PARTY TRANSACTIONS

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plans

See “Management—Share Incentive Plans.”

Other Related Party Transactions

The following table sets forth major related parties and their relationship with us.

Name of related parties	Relationship with us
CISG Holdings Limited	One of the shareholders
Fanhua Inc. and its subsidiaries	One of the owners beneficially owns 100% equity interests of CISG Holdings Limited
Mr. Bin Zhai	Chairman and Chief Executive Officer

In 2011, we entered into a revolving loan agreement with Fanhua Inc. and its subsidiaries, pursuant to which we may borrow up to US$50.0 million (equivalent to RMB318.0 million as per the agreement) in total. The revolving loan agreement was renewed annually. In 2017, we amended the loan agreement to raise the credit limit to approximately US$79.7 million (equivalent to RMB500.0 million as per the agreement). Such loan agreement expired in March 2018 and was not renewed. The loan is unsecured and bears an interest at 7.3% per annum and is repayable on demand. We and Fanhua Inc. and its subsidiaries looked to the interest rate of comparable bank loans as a reference when determining the interest rate. The largest amount of principal outstanding from 2016 to 2017 was RMB400 million. As of December 31, 2016, the interests payable to Fanhua Inc. and its subsidiaries were RMB32,494,914, which were repaid in full in 2017.

In 2017, our Chairman and Chief Executive Officer, Mr. Bin Zhai, entered into a loan agreement as borrower with us as lender with an amount of RMB5,010,800 with a daily interest rate of 0.02%, which was repaid in full in March 2018.

In May 2018, FOTIC established Jinghua Structure Fund 27. As of June 30, 2018, Fanhua Inc. and its subsidiaries subscribed to all of the senior units of Jinghua Structure Fund 27, which amounted to approximately RMB138 million. We subscribed to all of the subordinated units of Jinghua Structure Fund 27, which amounted to approximately RMB15.4 million as of June 30, 2018.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the “Companies Law” below, and the common law of the Cayman Islands.

Our share capital is divided into ordinary shares and preferred shares. In respect of all of our ordinary shares and preferred shares we have power, insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the share capital subject to the provisions of the Companies Law and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.

As of the date hereof, our authorized share capital consists of US$380,000 divided into 3,800,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 1,230,434,040 ordinary shares issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares will be redesignated or converted into ordinary shares on a one-for-one basis.

We plan to adopt an amended and restated memorandum and articles of association, which will become effective and replace the current memorandum and articles of association in its entirety immediately prior to the completion of this offering. We will issue 130,000,000 ordinary shares represented by ADSs in this offering (or 149,500,000 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full). All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares

General. Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors subject to our post-offering amended and restated memorandum and articles of association and the Companies Law. In addition, our shareholders may, subject to the provisions of our articles of association, by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote for each ordinary share registered in his or her name on our register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-IPO memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting, in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the NYSE. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our Board of Directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions in our post-offering amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors.

Our Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our Board of Directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of the Company; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for 30 more than days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our Board of Directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our Board of Directors or by ordinary resolution of our shareholders, or are otherwise authorized by our post-IPO memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound up, may be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

•	the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our Board of Directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding-Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past two years.

Option Grants

We have granted options to purchase our ordinary shares to certain of our executive officers and employees. Upon completion of this offering, an option to purchase our ordinary shares granted under the 2018 Plan prior to this offering will entitle the holder to purchase an equivalent number of ordinary shares.

As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options under the 2018 Plan is 187,933,730. See “Management—Share Incentive Plans.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided that no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 35 days’ notice of a proposed meeting and the notice will be received by all holders and beneficial owners of interests in ADSs no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing (and we agree to provide the depositary with such information promptly in writing) that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item(s), if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, the depositary obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of Cayman Islands laws, rules, regulations or permits and (c) the voting arrangement and deemed instruction as contemplated under the deposit agreement will be given effect under Cayman Islands laws, rules and regulations and (d) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under Cayman Islands laws, rules or regulations.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•

in connection with the conversion of foreign currency into U.S. dollars, JPMorgan shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa 2009 No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law and Consent to Jurisdiction

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADRs) in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, or, by having such disputes referred to and finally resolved by an arbitration either in New York, New York or in Hong Kong, subject to certain exceptions solely related to the aspects of such claims that are related to U.S. securities law, in which case the resolution of such aspects may, at the option of such registered holder of the ADSs, remain in state or federal court in New York, New York. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Jury Trial Waiver

The deposit agreement provides that, to the fullest extent permitted by applicable law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 6,500,000 ADSs outstanding, representing 130,000,000 ordinary shares, or approximately 9.56% of our then outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while we have applied to list the ADSs on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lockup Agreements

We, our directors and executive officers, our existing shareholders and certain of our option holders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•

1% of the then-outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately 13,604,340 ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on February 24, 2017, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision-making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including our ADS holders). In addition, nonresident enterprise shareholders (including our ADS holders) may be subject to PRC tax on at a rate of 10% gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of the ownership and disposition of the ADSs or ordinary shares, but this discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire such ADSs or ordinary shares. This discussion applies only to a U.S. Holder that acquires ADSs or ordinary shares in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•	persons holding ADSs or ordinary shares as part of a straddle, conversion transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own 10% or more of the company’s stock by vote or value; or

•	persons holding ADSs or ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ADSs and ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion is also based, in part, on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a beneficial owner of the company’s ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying ordinary shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (a “pre-release”), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. Accordingly the creditability of PRC taxes as described below could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or ordinary shares in their particular circumstances.

Passive Foreign Investment Company

In general, a non-U.S. corporation will be a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, income equivalent to interest, rents, dividends, royalties and certain capital gains.

The proper application of the PFIC rules to a company with a business such as the company’s business is subject to uncertainty in some respects. For example, because the company provides loan facilitation and other services in connection with the loans extended by its consolidated trusts, it is not entirely clear whether and to what extent a portion of the company’s interest income (as reflected on its consolidated income statement) could be treated as payable for such services. In addition, for purposes of the PFIC rules “passive income” is defined by way of a cross-reference to a specific provision under the “controlled foreign corporation” (“CFC”) rules of the Code. A different provision under the CFC rules sets forth an exception for interest income derived by “eligible CFCs” that are “predominantly engaged” in the active conduct of a financing or similar business (the “Active Financing Exception”). It is unclear whether the Active Financing Exception is applicable to a company that is not a CFC, such as our company, and, even if it were so applicable, it is unclear whether our company would be considered to be predominantly engaged in the active conduct of a financing or similar business and satisfy all of the exception’s requirements for any taxable year. U.S. Holders should consult their tax advisers regarding the company’s PFIC status for any taxable year, including the availability of the Active Financing Exception. Due to the uncertainties described above, and based on the current and expected composition of the company’s income and assets and the manner in which it operates its business (including its ownership of subordinated units in its consolidated trust plans), there is a high probability that the company will be a PFIC for its current and future taxable years. Accordingly, when making their investment decision prospective U.S. investors should take into account the potential adverse consequences of owning shares of a PFIC. The remainder of this disclosure assumes that the company will be a PFIC for its current and future taxable years.

The company may also, directly or indirectly, hold equity interests in subsidiaries and other entities which are PFICs (collectively “Lower-tier PFICs”). Under attribution rules, if the company is a PFIC, U.S. Holders will be deemed to own their proportionate shares of Lower-tier PFICs and will be subject to U.S. federal income tax according to the PFIC rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of equity interests of a Lower-tier PFIC, in each case as if the U.S. Holder held such interests directly, even though the U.S. Holders have not received the proceeds of those distributions or dispositions directly.

A U.S. Holder who owns the company’s ADSs or ordinary shares (or as discussed above is deemed to own equity interests of any Lower-tier PFIC) during any taxable year in which the company is a PFIC will generally be subject to adverse tax treatment. Except to the extent the U.S. Holder makes a timely and effective “mark-to-market” election as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of ADSs or ordinary shares by the U.S. Holder (or on an indirect disposition of equity interests of any Lower-tier PFIC) will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares. The amounts allocated to the taxable year of disposition will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each taxable year. Any loss recognized upon disposition of ADSs or ordinary shares will be capital loss and will be long-term capital loss if the U.S. Holder held the ADSs or ordinary shares for more than one year. The deductibility of capital losses is subject to limitations. The total amount of gain or loss will equal the difference between the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of and the amount realized on disposition, in each case as determined in U.S. dollars.

To the extent that any distribution received by a U.S. Holder on its ADSs or ordinary shares (or a distribution by any Lower-tier PFIC that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions received (or deemed received) during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gains as described in the preceding paragraph.

If the company is a PFIC for any year during which a U.S. Holder holds ADSs or ordinary shares, the company will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds ADSs or ordinary shares, even if the company ceases to meet the threshold requirements for PFIC status.

If the ADSs are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The New York Stock Exchange on which the ADSs are listed is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a year when the company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Distributions paid on ADSs will be treated as discussed below under “—Taxation of Distributions.” A mark-to-market election may not be available for any Lower-tier PFICs. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances.

The company does not intend to provide U.S. Holders with the information necessary to make a qualified electing fund election, which if available would have resulted in an alternative treatment of the ADSs and ordinary shares.

If a U.S. Holder owns ADSs or ordinary shares during any year in which the company is a PFIC, the U.S. Holder generally must file annual reports on an IRS form 8621 with respect to the company and any Lower-tier PFIC, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisers concerning the company’s PFIC status for any taxable year and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions

Subject to the PFIC rules described above, distributions paid on the company’s ADSs or ordinary shares (other than certain pro rata distributions of ordinary shares) will be treated as dividends to the extent paid out of the company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the company does not calculate its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. In light of the discussion in “—Passive Foreign Investment Company” above, non-corporate U.S. Holders should expect that any dividends will not constitute “qualified dividend income” eligible for preferential tax rates. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by the company may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of PRC taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct any such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Foreign tax credit for PRC taxes imposed on disposition of ADSs or ordinary shares

Any gain or loss upon disposition of ADSs or ordinary shares will be taxed as described under “—Passive Foreign Investment Company” above and generally will be treated as arising from U.S. sources. As described in “—People’s Republic of China Taxation,” gain on the sale of ADSs or ordinary shares may be subject to PRC taxes tax if the company is considered a PRC resident enterprise for PRC enterprise income tax purposes. A U.S. Holder will be entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because gains realized by a U.S. Holder generally give rise to U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may elect to treat the gain as PRC source and therefore claim foreign tax credits in respect of PRC taxes on disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient (and if required, establishes its status as such) or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ADSs or ordinary shares or non-U.S. financial accounts through which they are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ADSs or ordinary shares.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the table below. Roth Capital Partners, LLC is the representative of the underwriters.

Underwriters	Number of ADSs
Roth Capital Partners, LLC	325,000
Shenwan Hongyuan Securities (H.K.) Limited	6,175,000

Total:	6,500,000

Several investors have subscribed for, and have been allocated over 5% of the ADSs, or US$45 million of the ADSs in aggregate, in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such investors are not our existing shareholders, directors or officers. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these investors as they will on any other ADSs sold to the public in this offering.

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of 0.315 per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 975,000 ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 975,000 ADSs.

			Total
	Per ADS		No Exercise		Full Exercise
Public offering price	US$	7.500	US$	48,750,000	US$	56,062,500
Underwriting discounts and commissions to be paid by us	US$	0.5625	US$	3,656,250	US$	4,204,688
Proceeds, before expenses, to us	US$	6.9375	US$	45,093,750	US$	51,857,813

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and reimbursements of certain underwriters’ expenses, are approximately US$3.5 million. We have agreed to reimburse the underwriters in an estimated amount not to exceed US$0.7 million, which include certain reasonable out-of-pocket expenses in an estimated amount not to exceed US$0.1 million, and certain fees and disbursements of counsel engaged by the underwriters in an estimated aggregate amount not to exceed US$0.6 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Shenwan Hongyuan Securities (H.K.) Limited is not a broker-dealer registered with the SEC, and therefore, to the extent Shenwan Hongyuan Securities (H.K.) Limited intends to make any offers or sales of ADSs in the United States, it will do so only through one or more registered broker-dealers in compliance with applicable securities law and regulations, and FINRA rules.

We intend to apply for the listing of our ADSs on the New York Stock Exchange under the trading symbol “CNF.”

We, our directors and executive officers, our existing shareholders and certain of our option holders have agreed that, without the prior written consent of the representative on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representative on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the preceding paragraph are subject to certain customary exceptions.

The representative, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The address of Roth Capital Partners, LLC is 888 San Clemente Drive Suite 400, Newport Beach, California 92660, United States of America. The address of Shenwan Hongyuan Securities (H.K.) Limited is Level 19, 28 Hennessy Road, Hong Kong.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or the representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan

Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Mexico

None of the ADSs or the ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores).

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security

and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE listing fee, all amounts are estimates.

SEC Registration Fee	US$	7,701
NYSE Listing Fee	US$	25,000
FINRA Filing Fee	US$	9,470
Printing and Engraving Expenses	US$	250,000
Legal Fees and Expenses	US$	1,780,051
Accounting Fees and Expenses	US$	1,296,523
Miscellaneous	US$	156,017

Total	US$	3,524,762

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal and New York state law in connection with this offering will be passed upon for the underwriters by Kirkland & Ellis International LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Davis Polk & Wardwell LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of CNFinance Holdings Limited (“CNFinance”) as of December 31, 2016 and 2017 and for each of the years in the two-year period ended December 31, 2017 have been audited by KPMG Huazhen LLP (“KPMG”), an independent registered public accounting firm, and included herein and in the registration statement in reliance upon the report of KPMG, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report with respect to the consolidated financial statements of CNFinance as of December 31, 2016 and 2017 and for each of the years in the two-year period ended December 31, 2017 contains an explanatory paragraph that states that CNFinance completed a reorganization through which it became the parent company of Sincere Fame International Limited on March 27, 2018.

The offices of KPMG is located at 21F, No. 6 Zhujiang Dong Road, Zhujiang Xincheng, Tianhe District, Guangzhou City, Guangdong Province, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

CNFinance Holdings Limited:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CNFinance Holdings Limited (CNFinance) and its subsidiaries (the Company) as of December 31, 2016 and 2017, the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1 to the consolidated financial statements, on March 27, 2018, CNFinance completed a reorganization through which it became the parent company of Sincere Fame International Limited.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2013.

Guangzhou, China

May 21, 2018

CNFINANCE HOLDINGS LIMITED

Consolidated balance sheets

		December 31,
		2016	2017
	Note	RMB	RMB
Assets
Cash and cash equivalents	5	233,138,588	1,190,360,385
Loans principal, interest and financing service fee receivables (net of allowance of RMB144,743,336 and RMB440,336,086 as of December 31, 2016 and 2017, respectively)	6	7,261,467,762	16,261,167,957
Available-for-sale investments	7	62,865,781	360,187,885
Property and equipment	8	18,680,463	22,467,900
Intangible assets and goodwill	9	2,999,817	3,342,463
Deferred tax assets	22	55,613,958	112,529,947
Deposits	10	51,592,458	150,325,225
Other assets	11	119,998,653	115,483,728

Total assets		7,806,357,480	18,215,865,490

Liabilities and shareholders’ equity
Interest-bearing borrowings	12
Borrowings under agreements to repurchase		141,679,422	3,512,114,961
Other borrowings		6,151,347,894	12,195,821,217
Accrued employee benefits		51,329,948	68,827,798
Amounts due to related parties		32,494,914	—
Income tax payable		96,465,421	383,338,483
Deferred tax liabilities	22	2,616,924	776,971
Other liabilities	13	211,736,539	223,737,268

Total liabilities		6,687,671,062	16,384,616,698

Ordinary shares (HKD0.0001 par value; 3,800,000,000 shares authorized, 1 and 1 share issued as of December 31, 2016 and 2017)	14	—	—
Additional paid-in capital	15	386,435,474	569,125,240
Retained earnings	16	733,920,239	1,266,592,996
Accumulated other comprehensive loss	17	(1,669,295)	(4,469,444)

Total shareholders’ equity		1,118,686,418	1,831,248,792

Total liabilities and shareholder’s equity		7,806,357,480	18,215,865,490

The accompanying notes are an integral part of these consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Consolidated statements of comprehensive income

		2016	2017
	Note	RMB	RMB
Interest and fees income
Interest and financing service fee on loans	18	1,242,128,524	3,406,110,592
Interest on deposits with banks		1,417,305	4,337,177

Total interest and fees income		1,243,545,829	3,410,447,769

Interest expense
Interest expense on interest-bearing borrowings		(442,661,324)	(1,401,191,685)
Interest expense on amounts due to related parties		—	(8,714,000)

Total interest expense		(442,661,324)	(1,409,905,685)

Net interest and fees income		800,884,505	2,000,542,084
Provision for credit losses		(111,362,044)	(306,752,951)
Net interest and fees income after provision for credit losses		689,522,461	1,693,789,133

Realized gains/(losses) on sales of investments, net	19	66,878,501	(11,527,798)
Other-than-temporary losses on available-for-sale investments	7	(36,692,695)	—
Other revenue, net	20	36,261,933	23,979,610

Total non-interest revenue		66,447,739	12,451,812

Operating expenses
Employee compensation and benefits		(299,225,819)	(545,956,248)
Share-based compensation expense	24	—	(182,689,766)
Taxes and surcharges		(48,207,495)	(38,835,933)
Rental and property management expenses		(24,404,690)	(47,896,817)
Impairment of goodwill		(20,279,026)	—
Other expenses	21	(75,807,908)	(82,194,556)

Total operating expenses		(467,924,938)	(897,573,320)

Income before income tax		288,045,262	808,667,625
Income tax expense	22	(52,603,423)	(275,994,868)

Net income		235,441,839	532,672,757

Earnings per share	23
Basic		0.19	0.43
Diluted		0.19	0.40

Other comprehensive losses
Net unrealized losses on available-for-sale investments		(194,680,052)	(2,601,355)
Foreign currency translation adjustment		(778,538)	(198,794)

Comprehensive income		39,983,249	529,872,608

The accompanying notes are an integral part of these consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Consolidated statements of changes in shareholders’ equity

		Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income/(losses)	Retained earnings	Total equity
		RMB	RMB	RMB	RMB	RMB
	Note	14	15	17	16
Balance as of January 1, 2016		—	386,435,474	193,789,295	498,478,400	1,078,703,169
Net income		—	—	—	235,441,839	235,441,839
Foreign currency translation adjustment		—	—	(778,538)	—	(778,538)
Unrealized losses on available-for-sale investments		—	—	(194,680,052)	—	(194,680,052)

Balance as of December 31, 2016		—	386,435,474	(1,669,295)	733,920,239	1,118,686,418

Balance as of January 1, 2017		—	386,435,474	(1,669,295)	733,920,239	1,118,686,418
Net income		—	—	—	532,672,757	532,672,757
Foreign currency translation adjustment		—	—	(198,794)	—	(198,794)
Unrealized losses on available-for-sale investments		—	—	(2,601,355)	—	(2,601,355)
Share-based compensation		—	182,689,766	—	—	182,689,766

Balance as of December 31, 2017		—	569,125,240	(4,469,444)	1,266,592,996	1,831,248,792

The accompanying notes are an integral part of these consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Consolidated statements of cash flows

	2016	2017
	RMB	RMB
Cash flows from operating activities:
Net income	235,441,839	532,672,757
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Provision for credit losses	111,362,044	306,752,951
Provision for available-for-sale investments	36,692,695	—
Impairment of goodwill	20,279,026	—
Provision for other assets	1,270,001	—
Depreciation and amortization	6,595,476	10,804,855
Share-based compensation expense	—	182,689,766
Share of income from equity method investee	(47,122)	—
Net loss on disposal of property and equipment	61,085	261,875
Net gain on disposal of subsidiaries	—	6,060,758
Foreign exchange (gain)/loss	(2,717,820)	2,274,438
Deferred tax benefit	(33,470,137)	(57,888,823)

Changes in operating assets and liabilities:
Deposits	(40,932,244)	(98,732,767)
Other operating assets	43,271,746	(289,327,710)
Other operating liabilities	2,077,066	691,081,484

Net cash provided by operating activities	379,883,655	1,286,649,584

Cash flows from investing activities:
Loans originated, net of principal collected	(4,985,137,870)	(9,288,327,415)
Proceeds from sales of available-for-sale investments	412,780,035	16,290,109
Cash received from disposal of cost method investments	500,000	9,350,000
Proceeds from disposal of subsidiaries	—	57,717,953
Proceeds from disposal of equity method investee	3,266,969	—
Proceeds from disposal of property and equipment and intangible assets	17,215	890,219
Purchase of available-for-sale investments	(116,618,373)	(360,050,000)
Purchases of property, equipment and intangible assets	(15,223,321)	(19,763,521)

Net cash used in investing activities	(4,700,415,345)	(9,583,892,655)

Cash flows from financing activities:
Proceeds from interest-bearing borrowings	5,904,280,461	15,024,145,699
Repayment of interest-bearing borrowings	(1,613,193,000)	(5,767,405,436)

Net cash provided by financing activities	4,291,087,461	9,256,740,263

Net (decrease)/increase in cash and cash equivalents	(29,444,229)	959,497,192
Cash and cash equivalents at the beginning of year	260,081,796	233,138,588
Effect of exchange rate change on cash and cash equivalents	2,501,021	(2,275,395)

Cash and cash equivalents at the end of year	233,138,588	1,190,360,385

Supplemental disclosures of cash flow information:
Income tax paid	25,672,356	45,595,075
Interest expense paid	416,084,616	1,298,748,843

The accompanying notes are an integral part of these consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION

CNFinance Holdings Limited (“CNFinance”), through its wholly-owned subsidiaries and consolidated variable interest entities (collectively, referred to hereinafter as the “Group”) in the People’s Republic of China (“PRC”), primarily provides micro credit loan services for micro and small-enterprise (“MSE”) owners, and loan lending agency service for banks.

The loans are granted through its licensed micro credit subsidiaries in Beijing, Shenzhen and Chongqing directly, or the structure funds funded with the Group as general partners. Through the Group’s network of sales team and branch offices, prospective MSE borrowers are referred to the licensed micro credit subsidiaries or the structure funds. Loans are secured by residential or commercial real estate, except for one loan of RMB144,000 with a vehicle as collateral, as of December 31, 2016 and December 31, 2017.

The Group’s main funding resources are equity and borrowings from third parties.

Reorganization

CNFinance is incorporated in the Cayman Islands and was established on January 8, 2014 by the shareholders of Sincere Fame International Limited (“Sincere Fame”). Since its inception on January 8, 2014 to March 27, 2018, CNFinance did not engage in any operating activities. In connection with the reorganization of Sincere Fame (“Reorganization”), on March 27, 2018, the shareholders of Sincere Fame transferred all of their equity interests in Sincere Fame, consisting of 1,230,434,040 ordinary shares of Sincere Fame, in exchange for 1,230,434,040 ordinary shares of CNFinance and CNFinance became the parent company of Sincere Fame.

As presented in Note 14, the issued share of the Company upon incorporation was 1 share with par value of HKD0.0001. Upon the shares transfer, the total issued shares of the Company is 1,230,434,041.

Sincere Fame is incorporated in the British Virgin Islands and before the Reorganization, through its wholly-owned subsidiaries and consolidated variable interest entities in the PRC, primarily provided micro credit loan services for MSE owners, and loan lending agency service for banks.

Basis of preparation

The consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

The net assets of Sincere Fame are initially measured and recognized at their historical carrying amounts because the shareholders of CNFinance immediately after the Reorganization have identical ownership interests in Sincere Fame immediately before the Reorganization and the Reorganization is solely for the purpose of establishing the legal structure of CNFinance. Accordingly, the transfer of net assets of Sincere Fame has been accounted for and presented in the accompanying consolidated financial statements in a manner similar to a pooling-of-interests. That is, the consolidated financial statements of CNFinance include the results of the operations and the statement of financial position of Sincere Fame as of the beginning of the earliest period presented. Since CNFinance did not engage in any operating activities, CNFinance’s consolidated financial position as of December 31, 2016 and 2017, and its results of operations for the years then ended represent the continuation of the consolidated financial statements of Sincere Fame, except for its capital structure, which is retroactively adjusted to reflect the legal capital structure of CNFinance.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

In connection with the preparation of the consolidated financial statements of CNFinance for the years ended December 31, 2016 and 2017, the Group identified certain errors in the presentation of the consolidated statements of cash flow of Sincere Fame for the years ended December 31, 2016 and 2017. In Sincere Fame’s consolidated statements of cash flows, (i) the “Loans originated, net of principal collected” and (ii) “Interest and financing service fee receivable” were reported under the caption titled “Loans principal, interest and financing service fee receivables” in the operating activities, while the item (i) should be reported in the investing activities and item (ii) should be reported under the caption titled “Changes in other operating assets” in the operating activities when the amount is not individually significant; (iii) investment income received from sales of available-for-sale investments were reported under the caption titled “Changes in other operating assets” in operating activities, while the item (iii) should be reported under the caption titled “Proceeds from sales of available-for-sale investments” in the investing activities, and (iv) “Interest paid to related parties” were reported in the financing activities, while the item (iv) should be reported under the caption titled “Changes in other operating liabilities” in the operating activities when the amount is not individually significant. In the preparation of the CNFinance’s consolidated statements of cash flows for the years ended December 31, 2016 and 2017, the cash flows of the above mentioned errors in the Sincere Fame’s consolidated statements of cash flows have been revised accordingly.

The following table shows the effect of the adjustments made to the previously issued consolidated statements of cash flows of Sincere Fame for the years ended December 31, 2016 and 2017:

RMB in millions		For the year ended December 31, 2017			For the year ended December 31, 2016
		(as reported)	(adjusted)	(revised)	(as reported)	(adjusted)	(revised)
Cash flows from operating activities:
Loans principal, interest and financing service fee receivables	(i),(ii)	(9,309)	9,309	—	(5,047)	5,047	—
Changes in other operating assets	(ii)(iii)	8	(29)	(21)	—	(62)	(62)
Changes in other operating liabilities	(iv)	—	(41)	(41)	—	—	—
Net cash (used in)/provided by operating activities		(7,952)	9,239	1,287	(4,605)	4,985	380
Cash flows from investing activities:
Loans originated, net of principal collected	(i)	—	(9,288)	(9,288)	—	(4,985)	(4,985)
Proceeds from sales of available-for-sale investments, and cash received from disposal of cost method investments	(iii)	17	8	25	413	—	413
Net cash (used in)/provided by investing activities		(304)	(9,280)	(9,584)	285	(4,985)	(4,700)
Cash flows from financing activities:
Payments to related parties	(iv)	(41)	41	—	—	—	—
Net cash provided by financing activities		9,215	41	9,256	4,291	—	4,291

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Investment in significant subsidiaries

Name of company	Place and date of incorporation/ establishment	Registered capital	Issued and fully paid up capital	Percentage of equity attributable to the Group		Principal activities
				Direct	Indirect
China Financial Services Group Limited	Hong Kong August 28, 2000	HKD100,000,000	HKD100,000,000	100%	—	Investment Holding

Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd. ( )	the PRC December 21, 1999	HKD400,000,000	HKD400,000,000	—	100%	Investment Holding

Shenzhen Fanhua United Investment Group Co., Ltd.	the PRC August 9, 2006	RMB250,000,000	RMB250,000,000	—	100%	Investment Holding

Guangzhou Anyu Mortgage Consulting Co., Ltd.	the PRC January 23,2003	RMB2,220,000	RMB2,220,000	—	100%	Micro credit and mortgage agency services

Zhengzhou Lirui Financial Advisory Co., Ltd.	the PRC December 17, 2009	RMB500,000	RMB500,000	—	100%	Financial consultancy

Chongqing Fengjie Financial Advisory Co., Ltd.	the PRC June 13, 2010	RMB500,000	RMB500,000	—	100%	Financial consultancy

Guangzhou Chengze Information Technology Co., Ltd.	the PRC December 11, 2006	RMB3,000,000	RMB3,000,000	—	100%	Software development and maintenance

Qidong Fanhua Financial Management Co., Ltd.	the PRC December 11, 2006	RMB300,000	RMB300,000	—	100%	Asset Management

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Name of company	Place and date of incorporation/ establishment	Registered capital	Issued and fully paid up capital	Percentage of equity attributable to the Group		Principal activities
				Direct	Indirect
Chongqing Liangjiang New Area Fanhua Micro- credit Co., Ltd.	the PRC December 26, 2011	USD30,000,000	USD30,000,000	—	100%	Micro credit and mortgage agency services

Shenzhen Fanhua Micro-credit Co., Ltd.	the PRC March 15, 2012	RMB100,000,000	RMB100,000,000	—	100%	Micro credit and mortgage agency services

Shenzhen Fanhua Fund Management Services Co., Ltd.	the PRC June 8, 2012	RMB5,000,000	RMB5,000,000	—	100%	Company register service

Guangzhou Heze Information Technology Co., Ltd.	the PRC September 16, 2010	RMB3,000,000	RMB3,000,000	—	100%	Software development and maintenance

Beijing Lianxin Chuanghui Information Technology Co., Ltd.	the PRC February 2, 2012	HKD10,000,000	HKD10,000,000	—	100%	Software development and maintenance

Shenzhen Fanlian Investment Co., Ltd.	the PRC November 26, 2012	RMB30,000,000	RMB30,000,000	—	100%	Investment Holding

Fanhua Financial Leasing (Shenzhen) Co., Ltd.	the PRC September 4, 2012	USD10,000,000	USD10,000,000	—	100%	Financial leasing

Shenzhen Fanhua Chengyu Finance Service Co., Ltd.	the PRC March 15, 2012	RMB10,000,000	RMB10,000,000	—	100%	Labour outsourcing services

Hangzhou Shenzhen Fanlian Investment Co., Ltd.	the PRC December 14, 2015	RMB1,000,000	—	—	100%	Asset Management

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Name of company	Place and date of incorporation/ establishment	Registered capital	Issued and fully paid up capital	Percentage of equity attributable to the Group		Principal activities
				Direct	Indirect

Beijing Fanhua Qilin Capital Management Co., Ltd.	the PRC December 26, 2016	RMB100,000,000	RMB10,000,000	—	100%	Asset Management

Shijiazhuang Fanhua Financial Advisory Co., Ltd.	the PRC July 27, 2017	RMB2,000,000	—	—	100%	Financial Consultancy

Taizhou Fanhua Financial Advisory Co., Ltd.	the PRC September 28, 2017	RMB500,000	—	—	100%	Financial Consultancy

Xuzhou Shenfanlian Enterprise Management Co., Ltd.	the PRC December 7, 2017	RMB10,000,000	—	—	100%	Enterprise Management

Zhenjiang Fanhua Business Service Advisory Co., Ltd.	the PRC October 16, 2017	RMB500,000	—	—	100%	Business Advisory

Nantong Shenfanlian Enterprise Management Co., Ltd.	the PRC September 8, 2017	RMB5,000,000	—	—	100%	Enterprise Management

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Variable interest entities (“VIEs”)

An entity is a variable interest entity (VIE) if it meets the criteria outlined in Accounting Standards Codification (ASC) Topic 810, Consolidation, which are (i) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (ii) the entity has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the entity’s expected losses or expected returns. The Group consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE’s economic performance and a right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE (that is, the Group is the primary beneficiary). In addition to variable interests held in consolidated VIEs, the Group has variable interests in other VIEs that are not consolidated because the Group is not the primary beneficiary. However, these VIEs and all other unconsolidated VIEs are monitored by the Group to assess whether any events have occurred to cause its primary beneficiary status to change. All other entities not deemed to be VIEs with which the Group has involvement are evaluated for consolidation under other subtopics of ASC 810.

In the normal course of business, the Group engages in a variety of activities with VIEs. The Group determines whether it is the primary beneficiary of a VIE at the time it becomes involved with the variable interest entity and reconsiders that conclusion continually. In evaluating whether the Group is the primary beneficiary, the Group evaluates its economic interests in the entity. If the Group is determined to be the primary beneficiary of a VIE, it must account for the VIE as a consolidated subsidiary. If the Group is determined not to be the primary beneficiary of a VIE, such VIE is not consolidated.

The Group has segregated its involvement with VIEs between those VIEs which are consolidated and those VIEs which are not consolidated.

Consolidated VIEs

Structure funds

The Group grants loans to customers through structure funds set up by trust companies. The Group is general partner of the funds, promising the expected returns for limited partners, and providing credit enhancement for the loans to customers under the funds, pursuant to credit enhancement arrangements and top-up arrangements. The Group is also the manager of the funds, making decisions in the loan origination process. The Group is the primary beneficiary of the funds as it has the power to direct the activities that most significantly impact the economic performance of the funds and its obligation to absorb losses of the funds that could potentially be significant to the funds or the right to receive benefits from the funds that could potentially be significant to the funds. The Group consolidates the structure funds as it is the primary beneficiary of the funds.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Shenzhen Taotaojin Internet Financial Services Company Limited

Shenzhen Taotaojin Internet Financial Services Company Limited (“Taotaojin”) was established in Shenzhen in 2014 with registered capital of RMB50 million. Taotaojin operates a peer-to-peer (P2P) online lending platform in China. The Group invested RMB50 million share capital into Taotaojin through the two shareholders who hold the equity interests in Taotaojin on behalf of the Group. There is no recourse to the Group. Pursuant to the agreements between the Group and the two shareholders, the two shareholders are not entitled to direct the activities that significantly impact Taotaojin’s assets, operation and obligations. And the two shareholders authorized representatives designated by the Group to exercise all shareholders rights on the board. The shareholders of the Taotaojin also have irrevocably granted the Group an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of such shareholders’ equity interests in Taotaojin. Therefore, the Group has the power to direct the activities of Taotaojin that most significantly impact the economic performance based on its rights authorized by the shareholders. In addition, the Group has obligation to absorb losses of Taotaojin that could potentially be significant to Taotaojin as a result of the capital contributed through the loans to shareholders and other financial supports through intercompany transactions. The Group consolidates Taotaojin as it is a primary beneficiary of Taotaojin.

The table sets forth the investments in the consolidated VIEs by the Group as of December 31, 2017.

Name of structure funds	Place and date of incorporation/ establishment	Principal activities

Jinghua Structure Fund 5	the PRC December 19, 2014	Micro credit

Jinghua Structure Fund 6	the PRC September 9, 2014	Micro credit

Bohai Trust Shenfanlian Micro Finance Structure Fund	the PRC September 12, 2016	Micro credit

Bohai Huihe SME Structure Fund	the PRC September 29, 2017	Micro credit

Zhongyuan Wealth Anhui Structure Fund 1	the PRC January 20, 2017	Micro credit

Zhongyuan Wealth Anhui Structure Fund 2	the PRC August 30, 2017	Micro credit

Beijing Fanhua Micro-credit Company Limited	the PRC August 10, 2012	Micro credit and mortgage agency services

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

The table sets forth the assets and liabilities of the consolidated VIEs included in the Group’s consolidated balance sheets:

	December 31,
	2016	2017
	RMB	RMB
Cash and cash equivalents	135,022,068	1,005,069,665
Loans principal, interest and financing service fee receivables	7,096,888,109	15,741,026,758
Deferred tax assets	29,135,699	97,938,285
Other assets	277,208,805	134,288,627

Total assets	7,538,254,681	16,978,323,335

Interest-bearing borrowings	3,976,622,461	11,768,149,067
Income tax payable	22,990,761	355,149,997
Other liabilities	195,705,428	528,843,275

Total liabilities	4,195,318,650	12,652,142,339

The table sets forth the results of operations of the VIEs included in the Group’s consolidated statements of comprehensive income:

	2016	2017
	RMB	RMB
Revenues	1,230,596,060	3,247,097,840
Net income	316,604,468	811,395,381

The table sets forth the cash flows of the VIEs included in the Group’s consolidated statements of cash flows:

	2016	2017
	RMB	RMB
Net cash provided by operating activities	843,392,296	3,858,370,455
Net cash used in investing activities	(5,109,269,063)	(8,905,181,155)
Net cash provided by financing activities	4,249,962,461	5,916,858,297

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	DESCRIPTION OF BUSINESS, ORGANIZATION, AND BASIS OF PRESENTATION (CONTINUED)

Unconsolidated VIEs

Asset management products

As of December 31, 2016, the Group had investments in asset management products that made investments in other investment funds. The Group’s investments are deemed to be variable interests in the products because the limited partnership interests share in the expected returns and losses of the products. The Group also acted as manager or investment consultant for the asset management products. However, the Group does not have the power to direct the activities that most significantly affect the asset management products’ economic performance because the underlying assets were determined at the inception of the asset management products and cannot be changed without consent from other investors. As a result, the Group does not consolidate the operations of the asset management products in its consolidated financial statements. The Group accounted for its interests in the unconsolidated VIEs in available-for-sale investments on the consolidated balance sheets. As of December 31, 2016, the carrying amount of the assets in the Group’s balance sheets that relate to its variable interests in the asset management products is RMB62,865,781. The maximum exposure to these entities is limited to the variable interests in the asset management products which consisted of assets of approximately RMB62,865,781 as of December 31, 2016. As of December 31, 2017, the Group does not have interests in unconsolidated VIEs.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Group, its subsidiaries and consolidated VIEs. All intercompany transactions and balances have been eliminated in consolidation. The Group accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting.

(b)	Currency translation for financial statements presentation

The Group uses Renminbi (“RMB”) as its reporting currency. The Hong Kong Dollar (“HKD”) is the functional currency of the Company incorporated in Cayman and the Group’s subsidiary China Financial Services Group Limited incorporated in Hong Kong, and the United States Dollar (“USD”) is the functional currency of the Group’s subsidiary Sincere Fame incorporated in British Virgin Islands, and the RMB is the functional currency of the Group’s PRC subsidiaries.

The financial statements of the Group are translated from the functional currency to the reporting currency, RMB. Assets and liabilities of the subsidiaries are translated into RMB using the exchange rate in effect at each balance sheet date. Income and expenses items are generally translated at the average exchange rates prevailing during the fiscal year. Foreign currency translation adjustments arising from these are accumulated as a separate component of shareholders’ deficit on the consolidated financial statements. The resulting exchange differences are recorded in the consolidated statements of comprehensive income/ (loss).

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, allowance for loan principal and interest receivables, other than temporary impairment, the valuation allowance for deferred tax assets, the unrecognized tax benefits and indefinite reinvestment assertion, the fair value of available-for-sale investments, the fair value of share-based compensation and the impairment of goodwill.

(d)	Revenue recognition

Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below:

(i)	Interest and financing service fee on loans

Interest and financing service fee on loans, which include financing service fee on loans, are collected from borrowers for loans and related services. Interest and financing service fee on loans which are amortized over the contractual life of the related loans are recognized in consolidated statements of comprehensive income on effective interest method.

Interest and financing service fee on loans includes the amortization of any discount or premium or differences between the initial carrying amount of an interest-bearing asset and its amount at maturity calculated using the effective interest basis.

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating the interest and financing service fee on loans over the years. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument. When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses. Interest on the impaired assets is recognized using the rate of interest used to discount future cash flows.

(ii)	Mortgage agency service revenue and asset management revenue

The Group earns mortgage agency service revenue from providing mortgage agency services to borrowers applying for a bank loan. This kind of revenue is recognized at the time when loan is granted as that is the point of time the Group fulfils the customer’s request, and is then recognized on an accrual basis in accordance with the terms of the relevant agreements.

The Group receives asset management revenue from providing asset management services for investors. The asset management revenue is calculated and accrued on a daily basis based on the daily net asset values of the asset management products under management.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(iii)	Realized gains/ (losses) on sales of investments

Realized gains/ (losses) consist of realized gains and losses from the sale of available-for-sale investments, presented on a net basis.

(iv)	Rendering of services

When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue from the rendering of services is recognized by reference to the stage of completion of the transaction based on the services performed to date as a percentage of the total services to be performed.

When the outcome of a transaction involving the rendering of services cannot be estimated reliably, revenue is recognized only to the extent of the costs incurred that it is probably recoverable.

(e)	Loans

Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.

The Group facilitates credit to borrowers through structure funds which are considered as consolidated VIEs and the Group evaluated VIEs for consolidation in accordance with ASC 810 in the Consolidated VIEs Section of Note 1. Providing credit enhancement and top-up arrangement for the loans to customers under the funds is one of the key factors to determine that the Group should consolidate the structure funds as it is the primary beneficiary of the funds. As a result, the loan principal remains on the Group’s consolidated balance sheets, whilst the funds received from senior tranches holders are recorded as Other Borrowings in the Group’s consolidated balance sheets as disclosed in Note 12(b)(i).

Non-accrual policies

Loans principal, interest and financing service fee receivables are placed on non-accrual status when payments are 90 days contractually past. When a loan principal, interest and financing service fee receivable is placed on non-accrual status, financing service fees accrual ceases. If the loan is non-accrual, the cost recovery method is used and cash collected is applied to first reduce the carrying value of the loan. Otherwise, interest income may be recognized to the extent cash is received. Loans principal, interest and financing service fee receivables may be returned to accrual status when all of the borrower’s delinquent balances of loans principal, interest and financing service fee have been settled and the borrower continue to perform in accordance with the loan terms for a period of at least six months.

Charge-off policies

Loans principal, interest and financing service fee receivables are charged off when the Group has determined the remaining balance is uncollectable after exhausting all collection efforts. In order to comply with ASC 310, the Group considers loans principal, interest and financing service fee receivables meeting any of the following conditions as uncollectable and charged-off: (i) death of the borrower; (ii) identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments or (iii) the amount that the Group concludes that it has exhausted its collection efforts.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio.

The allowance for credit losses includes an asset-specific component and a statistically based component. The asset-specific component is calculated under ASC 310-10-35, on an individual basis for the loans whose payments are contractually past due more than 90 days or which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs) or observable market price of the impaired loan are lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral.

The allowance for the remainder of the loan portfolio is determined under ASC 450 using a roll rate-based model. The roll rate-based model stratifies the loans principal, interest and financing service fee receivables by delinquency stages which are divided by days overdue and projected forward in next stage using probability of default. In each stage of the simulation, losses on the loans principal, interest and financing service fee receivables types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a monthly rolling basis. The loss rate calculated for each delinquency stage using loss given default, then applied to the respective loans principal, interest and financing service fees balance. The Group adjusts the allowance that is determined by the roll rate-based model for various Chinese macroeconomic factors i.e. gross-domestic product rates, interest rates and consumer price indexes. Each of these macroeconomic factors are equally weighted, and a score is applied to each factor based on year-on-year increases and decreases in that respective factor.

(f)	Cash and cash equivalents

Cash and cash equivalents primarily consist of cash, deposits which are highly liquid and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company considers highly liquid investments that are readily convertible to known amounts of cash. All cash and cash equivalents are unrestricted as to withdrawal and use at December 31, 2017 and 2016.

(g)	Available-for-sale (“AFS”) investments

The Group classifies wealth management products and asset management products as available-for-sale (“AFS”) investments. AFS investments are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on AFS investments are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of AFS investments are determined on a specific identification basis and are recorded as realized gains/ (loss) on sales of investments. Interest and investment income are recognized when earned.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)	Property and equipment

Property and equipment are stated at cost. Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the economic useful life of the improvement or the term of the lease. The estimated useful life of office and other equipment range from 1 to 5 years, the estimated useful life of leasehold improvements or the term of the lease range from 1 to 6 years, while the estimated useful lives of motor vehicles range from 3 to 8 years.

(i)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

On August 31, 2006, the Group acquired a 55% stake in Guangzhou Anyu Mortgage Consulting Co., Limited (“Guangzhou Anyu”). On the acquisition date, the fair value of Guangzhou Anyu’s identifiable net assets was RMB42.36 million, 55% of which the Group accounted for was RMB23.3 million. An amount of RMB20.28 million was recognized as goodwill, representing the excess of the consideration transferred over the Group’s proportionate share of the fair value of identifiable net assets. On May 25, 2009, the Group acquired the remaining 45% shares in Guangzhou Anyu for RMB27.47 million. Guangzhou Anyu was incorporated in the PRC in 2003 and was primarily engaged in the business of providing mortgage agency services and loans at the time of acquisition.

Impairment tests for cash-generating units containing goodwill

Goodwill is not amortized on a recurring basis, but rather are subject to periodic impairment testing. The Group reviews goodwill annually for impairment or when circumstances indicate that the carrying value may exceed the fair value. The Group compares the carrying value of goodwill to its estimated fair value, which is based on the expected present value of future cash flows, comparable public companies and acquisitions or a combination of both. The quantitative analysis requires a comparison of the fair value to carrying amount. If the fair value of the reporting unit is in excess of the carrying value, the related goodwill is considered not to be impaired and no further analysis is necessary. If the carrying value of the reporting unit is higher than the fair value, impairment is measured as the excess of the carrying amount over the fair value.

The recoverable amount of the cash-generating-units (“CGU”) is calculated using Dividend Discount Model (DDM). The projected cash flow for the next year is based on financial budgets approved by management. Cash flows beyond next year are estimated using a weighted average growth rate of 3%, which is consistent with the forecasts in industry research reports. The growth rate does not exceed the long-term average growth rates for the business in which the CGU operates. The projected cash flows are then discounted using a discount rate of 21% as of December 31, 2016. The discount rate is pre-tax and reflects specific risks relating to the relevant segments.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In 2016, the key management of Guangzhou Anyu has left the company. Guangzhou Anyu’s business model has changed from providing loans to referring micro credit business to other entities of the Group, resulting in an expected reduction in the operating profits and cash flows in the future. Therefore, the Group recognized a goodwill impairment loss of RMB20,279,026. The goodwill was fully impaired as of December 31, 2016.

(j)	Intangible assets

Indefinite-lived intangible assets are assets that are not amortized because there is no foreseeable limit to cash flows generated from them. Intangible assets with finite useful lives are amortized on a straight line basis over their estimated useful lives.

The Group categorizes trademarks as indefinite-lived intangible assets, whose carrying value is RMB2.97 million. If it is more likely than not that the asset is impaired, the Group records the amount that the carrying value exceeds the fair value as an impairment expense. The Group performed its annual impairment review of indefinite-lived intangible assets on December 1, 2017 and 2016 and determined that it is more likely than not that the carrying values were less than the fair values.

Intangible assets with finite useful lives represent software and cooperation agreements, the estimated useful lives of which are 1 to 5 years and 5 years, respectively. As of December 31, 2017 and 2016, accumulated amortization were RMB12,204,977 and RMB12,286,781, respectively.

(k)	Income tax

Income tax is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

(l)	Employee benefit plans

Pursuant to relevant PRC regulations, the Group is required to make contributions to various employee benefit plans organized by municipal and provincial PRC governments. The contributions are made for each PRC employee at statutory rates as determined by local social security bureau. Contributions to the employee benefit plans are charged to the consolidated statements of income. The Group has no obligations for payment of pension benefits associated with the plans beyond the amount it is required to contribute.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Long-lived assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(n)	Share-based compensation

The Group measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. The Group recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, net of estimated forfeitures, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates.

(o)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are recognized on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term.

(p)	Repurchase agreements

Financial assets sold under agreements to repurchase do not constitute a sale of the underlying financial assets for accounting purposes and are treated as collateralized financing transactions. Financial assets sold under agreements to repurchase are recorded at the amount of cash received plus accrued interest. Interest paid on agreements to repurchase is recorded in interest expense at the contractually specified rate.

(q)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r)	Fair value measurements

The Group uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Group determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with ASU 2011-04 (see Note 7 to the consolidated financial statements):

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

(s)	Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period.

Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

For purposes of calculating basic earnings per share for the years ended December 31, 2016 and 2017, the weighted average number of shares used in the calculation has been retroactively adjusted to reflect the incorporation of the Company and the Reorganization (see Note 1), as if these events had occurred at the beginning of the earliest period presented and these shares had been outstanding for all periods.

(t)	Segment reporting

The Group uses the management approach in determining its operating segments. The management approach considers the internal reporting used by the Group’s chief operating decision maker for making decisions about the allocation of resources to and the assessment of the performance of the segments of the Group, therefore management has determined that the Group has one operating segment. All of the Group’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Recently adopted accounting standards

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. ASU 2016-09 requires all companies to (1) recognize excess tax benefits and tax deficiencies in the income statements (i.e., the standard eliminates the APIC pool) and to (2) present excess tax benefits as an operating activity in the statements of cash flows. The standard also allows all companies to (1) elect whether to use an estimated forfeiture rate or to recognize forfeitures as they occur and (2) withhold up to the maximum individual statutory tax rate without classifying the awards as a liability. Nonpublic companies can elect to (1) use a practical expedient to determine the expected term of certain share-based payment awards and (2) change the measurement basis for all liability-classified awards to intrinsic value on adoption. ASU 2016-09 is effective for the Group for annual periods in fiscal years beginning after December 15, 2017. Companies must adopt all amendments at the same time and follow the transition methods as outlined in the standard. The Group elected to early adopt the standard as of January 1, 2017.

In accordance with ASU 2016-09, the Group prospectively adopted the amendment requiring recognition of excess tax benefits and tax deficiencies in the income statements. As a result, the share-based compensation was granted by Sincere Fame International Limited, which was incorporated in BVI. The tax rate in BVI is zero. As a result, the Group recognized zero in excess tax benefits as an income tax benefit as of December 31, 2017. The income tax effects of adopting this amendment are further discussed in Note 22. The Group also elected to prospectively adopt the provision that requires excess tax benefits to be presented within operating activities in the statements of cash flows. Last, the Group elected to use a simplified method to determine the expected term of certain share-based payment awards, which is further discussed in Note 24. In accordance with the standard, the Group adopted the practical expedient on a prospective basis. No prior periods have been restated as a result of adopting these amendments. The other provisions in ASU 2016-09 did not have a material effect on the Group’s consolidated financial statements for the year ended December 31, 2017.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how to classify certain types of cash payments and receipts on the statements of cash flows. The following amendments in ASU 2016-15 are or may be relevant to the Group: (1) debt prepayment or extinguishment costs should be classified as financing cash outflows; (2) cash consideration payments made soon after an acquisition’s consummation date (approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (3) proceeds from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); (4) for distributions received from equity method investments, companies may elect either a cumulative earnings approach or the nature of distribution approach to determine whether distributions received from the equity method investees are returns on investment (operating cash inflows) or returns of investment (investing cash inflows); and (5) in the absence of specific guidance, companies determine each separately identifiable cash source and classify the receipt or payment based on the nature of the cash flow.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASU 2016-15 is effective for the Group in annual periods in fiscal years beginning after December 15, 2018, and requires retrospective application. Companies must adopt all amendments at the same time. The Group elected to early adopt ASU 2016-15 as of January 1, 2016. The effect of adopting this ASU was limited to distributions received from equity method investments, during 2016, which the Group reflected as a cash inflow for investing activities on the consolidated statements of cash flows for the year ended December 31, 2017.

The amendments to Topic 820 are effective for the Group for annual periods in fiscal years beginning after December 15, 2016 and requires prospective application. The amendments to Subtopic 350-40 are effective at the same time as ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which the Group adopted in the current period. The Group adopted ASU 2016-19 as of January 1, 2016. The effects of adopting the standard were limited to minor clarifications in the Group’s fair value measurement disclosures. The Group did not change any of its valuation approaches or valuation techniques during the year ended December 31, 2016 and 2017. The remaining provisions of ASU 2016-09 regarding certain real estate sales, joint and several liability arrangements, and transfers and servicing of financial assets did not affect the Group’s consolidated financial statements for the year ended December 31, 2016 and 2017.

(v)	Recently issued accounting standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB also has issued several amendments to the standard, which are intended to promote a more consistent interpretation and application of the principles outlined in the standard.

Companies are permitted to adopt the standard using a retrospective transition method (i.e., restate all prior periods presented) or a cumulative effect method (i.e., recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods). However, both methods allow companies to elect certain practical expedients on transition that will help to simplify how a company restates its contracts. The Group currently anticipates adopting the standard using the cumulative effect method and expects to elect the practical expedient for contract modifications.

The new standard is effective for the Group for annual periods in fiscal years beginning after December 15, 2017. The scope of the guidance explicitly excludes net interest income as well as many other revenues for financial assets and liabilities. Accordingly, the majority of the revenues of the Group will not be affected. The Group does not expect the accounting policies to change materially since the principles of revenue recognition from the Update are largely consistent with existing guidance and current practices applied by the businesses of the Group. The Group has not identified material changes to the timing or amount of revenue recognition.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which eliminates the presumption that a general partner should consolidate a limited partnership, modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, and affects the consolidation analysis of reporting entities that are involved with VIEs (particularly those that have fee arrangements and related party relationships). In some cases, consolidation conclusions will change under the new guidance and, in other cases, a reporting entity will provide additional disclosures if an entity that currently is not considered a VIE is considered a VIE under the new guidance. The new standard is effective for the Group for annual periods in fiscal years beginning after December 15, 2016. The Group elected to early adopt ASU 2015-02 on January 1, 2016.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Group for annual periods in fiscal years beginning after December 15, 2018. The Group will adopt the new standard on January 1, 2019, and is currently evaluating the effect that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheets and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheets for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statements.

The new standard is effective for the Group on January 1, 2020, with early adoption permitted. The Group does not plan to early adopt the ASU. The Group is evaluating the effect that the standard will have on its consolidated financial statements, statutory reserves and related disclosures.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. The Group is currently evaluating the impact of this new guidance on its financial position, results of operations and cash flows.

3.	DISPOSAL OF SUBSIDIARIES

Disposals for the year ended December 31, 2017

In 2017, the Group sold its asset management business, its peer-to-peer platform and its labour outsourcing business, all of which were non-core to the Group’s business, to third parties. The Group received a total consideration of RMB284,550,000 and recognized a total gain of RMB6,060,758 related to the sale. Since the disposal of the subsidiaries did not represent a strategic shift that would have a major effect on the Group’s operations and financial results, it was not reflected as discontinued operations.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

3.	DISPOSAL OF SUBSIDIARIES (CONTINUED)

Effect of disposal on the financial position of the Group

Aggregated carrying value as of the disposal dates
Cash and cash equivalents	10,532,048
Loans principal, interest and financing service fee receivables	28,221,115
Available-for-sale investments	33,616,143
Interest in equity method investee	20,450,000
Property and equipment	3,653,157
Intangible assets and goodwill	23,333
Deferred tax assets	12,779,966
Other assets	320,606,280

Accrued employee benefits	(2,294,431)
Income tax payable	(14,785,506)
Other liabilities	(134,312,863)

Net assets and liabilities	278,489,242

4.	FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

Fair Value Measurements

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis as follows.

Available-for-sale investments. Available-for-sale investments include wealth management products and asset management products, which are valued based on prices per units quoted by issuers. They are categorized in level 2 of the fair value hierarchy.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2017.

	December 31, 2017
	Fair value	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Wealth management products	360,187,885	—	360,187,885	—

	December 31, 2016
	Fair value	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Asset management products	62,865,781	—	62,865,781	—

During the years ended December 31, 2016 and 2017, there were no transfers between instruments in Level 1 and Level 2. The Group do not have level 3 instruments as of December 31, 2016 and 2017.

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents represents cash on hand and bank deposits. To limit exposure to credit risk relating to bank deposits, the Group primarily places bank deposits with large financial institutions in the PRC with acceptable credit rating. As of December 31, 2016 and 2017, the Group had cash balances at three and one PRC individual financial institutions, respectively, that held cash balances in excess of 10% of the Group’s total cash balances. These bank deposits collectively accounted for approximately 67% and 54% of the Group’s total cash balances as of December 31, 2016 and 2017, respectively.

The nominal holders of certain bank accounts of the Group are employees of the Group. The Group has entered agreements with these employees which stipulate that the funds held in these bank accounts are owned and managed by the Group. Cash balances of such accounts collectively accounted for 5.07% and 1.14% of the Group’s total cash balances as of December 31, 2016 and 2017, respectively.

6.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES

			December 31,
	Note		2016	2017
			RMB	RMB
Loans principal, interest and financing service fee receivables			7,406,211,098	16,701,504,043
Less: allowance for credit losses	(a	)
- Individually assessed			(55,180,661)	(98,736,342)
- Collectively assessed			(89,562,675)	(341,599,744)

Subtotal			(144,743,336)	(440,336,086)

Net loans principal, interest and financing service fee receivables			7,261,467,762	16,261,167,957

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(a)	Allowance for credit losses

The table below presents the components of allowances for loans principal, interest and financing service fee receivables by impairment methodology with the recorded investment as of December 31, 2017 and 2016.

	2017
	Allowance for loans which are collectively assessed	Allowance for loans which are individually assessed	Total
	RMB	RMB	RMB
As of January 1	89,562,675	55,180,661	144,743,336
Charge for the year	257,258,186	71,381,594	328,639,780
Reversal	(4,709,001)	(17,177,828)	(21,886,829)
Charge-offs	(512,116)	(10,648,085)	(11,160,201)
Recoveries	—	—	—

As of December 31	341,599,744	98,736,342	440,336,086

Net loans principal, interest and financing service fee receivables	16,065,757,967	195,409,990	16,261,167,957
Recorded investment	16,407,357,711	294,146,332	16,701,504,043

	2016
	Allowance for loans which are collectively assessed	Allowance for loans which are individually assessed	Total
	RMB	RMB	RMB
As of January 1	12,823,456	20,804,476	33,627,932
Charge for the year	81,145,887	47,123,052	128,268,939
Reversal	(4,160,028)	(12,746,867)	(16,906,895)
Charge-offs	(246,640)	—	(246,640)
Recoveries	—	—	—

As of December 31	89,562,675	55,180,661	144,743,336

Net loans principal, interest and financing service fee receivables	7,199,356,679	62,111,083	7,261,467,762
Recorded investment	7,288,919,354	117,291,744	7,406,211,098

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(a)	Allowance for credit losses (continued)

The Group uses discounted cash flow method to estimate expected credit losses for loans individually assessed. Under the discounted cash flow method, the allowance for credit losses is estimated as the difference between amortized cost and the present value of cash flows expected to be collected. For each loan, if the present value of cash flows expected to be collected is lower than the amortized cost, allowance for credit losses is charged. Conversely, allowance for credit losses would be reversed. To collectively assess the expected credit losses for the remaining loans portfolios by each entity within the Group, the Group assesses allowance for credit losses using roll rate-based model, see Note 2(e) Loans. For each entity within the Group, if the allowance for credit losses determined by roll rate-based model is higher than the allowance that has been accrued, allowance for credit losses would be charged. Conversely, allowance for credit losses would be reversed. The net amount of allowance charged for the year and reversal of allowance would be reflected in the statements of comprehensive income as provision for credit losses, amounting to RMB306,752,951 and RMB111,362,044, respectively, for the years ended December 31, 2017 and 2016.

The Group charges off loans principal, interest and financing service fee receivables if the remaining balance is considered uncollectable after exhausting all collection efforts. Recovery of loans principal, interest and financing service fee receivables previously charged off would be recorded when received.

For the description of the Group’s related accounting policies of allowance for credit losses, see Note 2(e) Loans.

(b)	Loan delinquency and non-accrual details

The following tables present the aging of past-due loan principal and financing service fee receivables as of December 31, 2017.

	Total current	1–30 days past due	31–89 days past due	90–179 days past due	≥180 days past due	Total loans	Total non- accrual	90 days past due and accruing
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Loans principal, interest and financing service fee receivables	15,477,867,781	723,143,029	206,346,901	136,276,334	157,869,998	16,701,504,043	294,146,332	—

The following tables present the aging of past-due loan principal and financing service fee receivables as of December 31, 2016.

	Total current	1–30 days past due	31–89 days past due	90–179 days past due	≥180 days past due	Total loans	Total non- accrual	90 days past due and accruing
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Loans principal, interest and financing service fee receivables	7,001,713,310	258,357,260	28,848,784	15,930,507	101,361,237	7,406,211,098	117,291,744	—

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(b)	Loan delinquency and non-accrual details (continued)

Loans principal, interest and financing service fee receivables are placed on non-accrual status when payments are 90 days contractually past.

Any interest accrued on non-accrual loans is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.

(c)	Impaired loans

(1)	Impaired loans summary

		Recorded investment
	Unpaid principal balance	Impaired loans	Impaired loans with related allowance for credit losses	Impaired loans without related allowance for credit losses	Related allowance for credit losses
	RMB	RMB	RMB	RMB	RMB
As of December 31,2017	299,550,322	294,146,332	242,037,110	52,109,222	98,736,342
As of December 31,2016	123,211,555	117,291,744	116,186,097	1,105,647	55,180,661

In accordance with ASC 310-10-35-16 and 17, impaired loans are those loans where the Group, based on current information and events, believes it is probable all amounts due according to the contractual terms of the loan will not be collected. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Impaired loans without an allowance generally represent loans that the fair value of the underlying collateral meets or exceeds the loan’s amortized cost.

(2)	Average recorded investment in impaired loans

	Year ended December 31,
	2017		2016
	Average recorded investment(i)	Interest and fees income recognized(ii)	Average recorded investment(i)	Interest and fees income recognized(ii)
	RMB	RMB	RMB	RMB
Impaired loans	193,518,814	19,502,728	106,063,035	4,839,035

(i)	Average recorded investment represents ending balance for the last four quarters and does not include the related allowance for credit losses.

(ii)	The interest and fees income recognized are those interest and financing service fee recognized related to impaired loans. All the amounts are recognized on cash basis.

No debt restructuring in which contractual terms of loans are modified, has occurred for the two period of 2016 and 2017.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(c)	Impaired loans (continued)

The Group carries out pre-approval, review and credit approval of loans by professionals for credit risk arising from micro credit business. During the post-transaction monitoring process, the Group conducts a visit of customers regularly after disbursement of loans, and conducts on-site inspection when the Group considers it is necessary. The review focuses on the status of the collateral.

The Group adopts a loan risk classification approach to manage the loan portfolio risk. Loans are classified as non-impaired and impaired based on the different risk level. When one or more event demonstrates there is objective evidence of impairment and causes losses, corresponding loans are considered to be classified as impaired. The allowance for credit losses on impaired loans are collectively or individually assessed as appropriate.

The Group applies a series of criteria in determining the classification of loans. The loan classification criteria focuses on a number of factors, including (i) the borrower’s ability to repay the loan; (ii) the borrower’s repayment history; (iii) the borrower’s willingness to repay; (iv) the net realizable value of any collateral; and (v) the prospect for the support from any financially responsible guarantor. The Group also takes into account the length of time for which payments of principal and interest on a loan are overdue.

7.	AVAILABLE-FOR-SALE INVESTMENTS

The carrying amount, gross unrealized holding gains, gross unrealized holding losses, and fair value of AFS by major security type and class of security at December 31, 2017 and 2016 was as follows:

	Aggregate cost basis	Total OTTI recognized in OCI	Gross unrealized holding gains	Gross unrealized holding (losses)	Aggregate fair value
	RMB	RMB	RMB	RMB	RMB
As of December 31, 2017:
Wealth management products	360,050,000	—	137,885	—	360,187,885

Wealth management products are investment products issued by commercial banks in China. The wealth management products invest in a pool of liquid financial assets in the interbank market or exchange, including debt securities, asset backed securities, interbank lending, reverse repurchase agreements and bank deposits.

	Aggregate cost basis	Total OTTI recognized in OCI	Gross unrealized holding gains	Gross unrealized holding (losses)	Aggregate fair value
	RMB	RMB	RMB	RMB	RMB
As of December 31, 2016:
Asset management products	109,295,136	(50,000,000)	7,497,696	(3,927,051)	62,865,781

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

7.	AVAILABLE-FOR-SALE INVESTMENTS (CONTINUED)

The investments in asset management products with unrealized losses include Wanjia Gongying Hengfeng Xinyu No.1 Asset Management Product (“the product”). The product principally invests in entrusted loans to Jiujiang Lvcheng Real Estate Development Company, to finance the Haizheng Lvcheng Real Estate Development Project. The Group invested in the mezzanine tranche and subordinated tranche of the product in 2014, with its investments in each tranche totalling RMB10 million and RMB40 million, or 5% and 20% of the fund scale, respectively. The expected annualized return on the mezzanine tranche was 12%. The Group also served as the investment consultant for the product, receiving 7% of the fund scale as finance service fee per annum. According to the terms of related contracts, distributions to investors and finance service fee are payable on a quarterly basis. However, the product has ceased to make such payments since 3rd quarter of 2015. The Group has determined that its investment in the product is other-than-temporarily impaired. The Group recognized other-than-temporary impairment losses of RMB13,307,305 and RMB36,692,695 on the product in 2015 and 2016, respectively. The amount of the impairment was calculated primarily using a discounted cash flow analysis, which took into account the effective interest rate of the underlying entrusted loans and the value of the collaterals.

The Group has assessed each position for credit impairment.

Factors considered in determining whether a loss is temporary include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of the impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer;

•	Activity in the market of the issuer which may indicate adverse credit conditions; and

•	The Group’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Group’s review for impairment generally entails:

•	Identification and evaluation of investments that have indications of possible impairment;

•

Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•

Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	Documentation of the results of these analyses, as required under business policies.

For equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other-than-temporary and is recorded in earnings.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

8.	PROPERTY AND EQUIPMENT

	December 31,
	2016	2017
	RMB	RMB
Office and other equipment	18,682,425	19,997,272
Leasehold improvements	16,999,355	21,147,511
Motor vehicles	2,074,050	1,717,658
Less: accumulated depreciation	(19,075,367)	(20,394,541)

Total	18,680,463	22,467,900

Total depreciation for the years ended December 31, 2017 and 2016 was RMB10,778,542 and RMB5,603,024, respectively, of which was recorded in other expenses in each year.

9.	INTANGIBLE ASSETS AND GOODWILL

			December 31,
			2016	2017
	Note		RMB	RMB
Intangible assets	(a	)	2,999,817	3,342,463
Goodwill	(b	)	—	—

Total			2,999,817	3,342,463

(a)	Intangible assets

		December 31, 2017			December 31, 2016
		Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets:	RMB
Software		7,547,440	(7,174,977)	372,463	7,286,598	(7,256,781)	29,817
Cooperation agreement		5,030,000	(5,030,000)	—	5,030,000	(5,030,000)	—

Total amortized intangible assets	RMB	12,577,440	(12,204,977)	372,463	12,316,598	(12,286,781)	29,817

Unamortized intangible assets:	RMB
Trademarks		2,970,000			2,970,000

Below table provides the current year and estimated future amortization expense for amortized intangible assets. The Group based its projections of amortization expense shown below on existing asset balances as of December 31, 2017. Future amortization expense may vary from these projections.

Software
RMB
Year ended December 31, 2017 (actual)	26,313

Estimate for year ended December 31,
2018	133,090
2019	132,703
2020	106,670
2021	—
2022	—

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

9.	INTANGIBLE ASSETS AND GOODWILL (CONTINUED)

(b)	Goodwill

Goodwill has been fully impaired as of December 31, 2016, refer to Note 2 (i) Goodwill.

10.	DEPOSITS

Deposits include security deposits to landlords of rental premises and deposits to the China Trust Protection Fund. In accordance with relevant rules of the China Trust Protection Fund, 1% of the size of trust plans subscribed is deposited in the Fund.

11.	OTHER ASSETS

	Note		December 31,
			2016	2017
			RMB	RMB
Cost method investments	(i	)	71,090,001	40,010,000
Less: impairment losses			(1,270,001)	—
Receivables from disposal of subsidiaries			—	29,658,807
Prepayments			5,007,153	13,053,454
Receivables for realization of collaterals			10,868,038	10,504,570
Amounts due from employees	(ii	)	16,306,520	10,027,597
Commission and fee receivables	(iii	)	11,605,253	6,686,148
Less: impairment losses			(10,083,085)	(2,323,085)
Other receivables			16,474,774	7,866,237

Total			119,998,653	115,483,728

(i)

In December 2013, the Group invested 10% of the paid-in capital in Guangzhou Huangpu Ronghe Village Bank Co., Ltd (“Huangpu Ronghe”). As of December 31, 2016 and 2017, Huangpu Ronghe has paid-in capital of RMB100,000,000, and the Group has invested RMB10,000,000 in Huangpu Ronghe. In June 2016, the Group invested 2.14% of the paid-in capital in Guangdong Qingyuan Rural Commercial Bank (“Qingyuan Rural”). As of December 31, 2016 and 2017, Qingyuan Rural has paid-in capital of RMB1,400,000,000, and the Group has invested RMB30,010,000 in Qingyuan Rural. In December 2009, the Group invested 10% of the paid-in capital in Shanxi Fanhua United Mortgage Service Co., Ltd (“Shanxi Fanhua”). As of December 31, 2016, Huangpu Ronghe has paid-in capital of RMB2,000,000, and the Group has invested RMB200,000 in Shanxi Fanhua. In December 2015, the Group invested 10% of the paid-in capital in Shanghai Laigao Enterprise Management Co., Ltd (“Shanghai Laigao”). As of December 31, 2016, Shanghai Laigao has paid-in capital of RMB10,000,010, and the Group has invested RMB1,000,001 in Shanghai Laigao. As of December 31, 2016, the Group has invested less than 10% of the paid-in capital in limited partnerships, totalling RMB29,880,000.

Based on the fact that there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the cost method investment for the year ended December 31, 2016 and 2017, and it is determined that it is not practical to estimate the fair value of the investment, the Group did not estimate the fair value of the cost method investment in accordance with ASC 325-20.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

11.	OTHER ASSETS (CONTINUED)

An impairment charge is recorded if the carrying amount of the equity investment exceeds its fair value and this condition is determined to be other-than-temporary. The Group performs an impairment test on its cost method investment whenever events or changes in business circumstances indicate that an other-than-temporary impairment has occurred, by considering current economic and market conditions, operating performance, development stages and technology development, and engaging an independent third-party valuation firm to estimate the fair value of cost method investment, as appropriate. The Group recorded RMB1,270,001 and nil as impairment charge to the carrying value of its investments under the cost method for the years ended December 31, 2016 and 2017, respectively.

(ii)	Due from employees mainly include temporary advances to employees for payments of collateral evaluation fee, mortgage handling fee, payments for office supplies, etc. on behalf of the Group.

(iii)

Commission and fee receivables include commission receivables arising from mortgage agency services, and fee receivables from providing services. The impairment losses for Commission and fee receivables were RMB10,083,085 and RMB2,323,085 as of December 31, 2016 and 2017, respectively.

(iv)

As the Group has disposed of four wholly-owned subsidiaries to third parties from August to September in 2017, that resulted in the disposition of its asset management business, the related impairment losses of cost method investment as well as commission and fee receivables had been charged off, which amounted to RMB1,270,001 and RMB7,760,000, respectively.

12.	INTEREST-BEARING BORROWINGS

(a)	Borrowings under agreements to repurchase

Financial assets sold under agreements to repurchase are effectively short-term collateralized borrowings. In these transactions, the Group receives cash in exchange for transferring financial assets as collateral and recognizes an obligation to reacquire the financial assets for cash at the transaction’s maturity. These types of transactions create risks, including (1) fair value of the financial assets transferred may decline below the amount of obligation to reacquire the financial assets, and therefore create an obligation to pledge additional amounts, or to replace collaterals pledged, and (2) the Group does not have sufficient liquidity to repurchase the financial assets at the transaction’s maturity.

	Fixed interest rate per annum		December 31,
		Term	2016	2017
			RMB	RMB
Repurchase agreements
Funds obtained from
Internet funding platforms	9.7% to 14%	3 to 12 months	140,672,000	1,405,217,000
Private investment funds	16% to 18%	Less than 1 year	—	2,042,700,000
Interest payable
Internet funding platforms			1,007,422	50,757,320
Private investment funds			—	13,440,641

Total repurchase agreements			141,679,422	3,512,114,961

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

12.	INTEREST-BEARING BORROWINGS (CONTINUED)

(a)	Borrowings under agreements to repurchase (continued)

The below table provides the underlying collateral types of the gross obligations under repurchase agreements. For more information about pledged assets, refer to the Note 12(c).

	December 31,
	2016	2017
	RMB	RMB
Underlying collateral types of gross obligations
Repurchase agreements:
Rights to earnings in the Group’s subordinate tranches of consolidated VIEs	—	3,265,076,611
Rights to earnings in loans principal, interest and financing service fee receivables	141,679,422	247,038,350

Total repurchase agreements	141,679,422	3,512,114,961

The below table provides the contractual maturities of the gross obligations under repurchase agreements.

	Overnight	Up to 30 days	30 to 90 days	Greater than 90 days	Total gross obligations
	RMB	RMB	RMB	RMB	RMB
Repurchase agreements
As of December 31,2016	—	555,795	5,611,627	135,512,000	141,679,422
As of December 31,2017	—	114,331,541	366,877,171	3,030,906,249	3,512,114,961

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

12.	INTEREST-BEARING BORROWINGS (CONTINUED)

(b)	Other borrowings

	Note	Fixed interest rate per annum	Term	December 31,
				2016	2017
				RMB	RMB
Principal payable to
Short-term:
Investors of consolidated VIEs	(i)	9.75% to 11.3%	Less than 1 year	4,772,480,000	8,123,145,600
Investors of internet funding platforms	(ii)	9.7% to 14%	3 to 12 months	462,178,285	184,157,982
Asset management partnerships	(iii)	8% to 11%	9 to 12 months	375,000,000	75,000,000
Trust company	(iv)	10.89%	6 to 12 months	—	110,000,000
Senior tranche of asset management product which invests in the Group’s loans portfolio	(v)	8.50%	Less than 1 year	—	25,992,786

Long-term:
Investors of consolidated VIEs	(i)	9.75% to 11.5%	Within 4 years	396,890,000	3,380,980,000
Asset management partnerships	(iii)	11%	15 to 18 months	75,000,000	—
Senior tranche of trust plan which invests in the Group’s loans portfolio	(vi)	10.24%	Within 4 years	—	131,263,590

Interest payable to
Investors of consolidated VIEs	(i)			61,566,829	147,849,661
Investors of internet funding platforms	(ii)			4,343,465	2,148,517
Asset management partnerships	(iii)			3,889,315	9,860,151
Trust company	(iv)			—	4,854,255
Senior tranche of asset management product which invests in the Group’s loans portfolio	(v)			—	117,284
Senior tranche of trust plan which invests in the Group’s loans portfolio	(vi)			—	451,391

Total				6,151,347,894	12,195,821,217

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

12.	INTEREST-BEARING BORROWINGS (CONTINUED)

(b)	Other borrowings (continued)

(i)

The financial liabilities arising from the VIEs with underlying investments in loans to customers are classified as payables in these consolidated financial statements. It is because, the Group has an obligation to pay senior tranches holders upon maturity dates of the structured entities based on the related terms of those consolidated structured funds.

(ii)	The borrowings from investor of internet funding platforms are funds raised from investors of a company named Shenzhen Taotaojin, bearing interest rate from 9.7% to 14% per year.

(iii)

As of December 31, 2016, the borrowings from asset management partnerships are from Beijing Shanzheng Longhua Capital Management Partnership (Limited Partnership) with principal RMB150 million, and Shenzhen Zhongzhidixun Investment Partnership (Limited Partnership) with principal RMB300 million. The interest-bearing borrowings bear interest at 11% and 8% per year, respectively. During the year of 2017, the Group repaid all the borrowings from Shenzhen Zhongzhidixun Investment Partnership (Limited Partnership), also the principal RMB75 million and the interest corresponding to the principal from Beijing Shanzheng Longhua Capital Management Partnership (Limited Partnership). As of December 31, 2017, the principal balance is RMB75 million.

(iv)	As of December 31, 2017, the borrowings from trust company is from Shanxi Trust Limited Company with principal RMB110 million, bearing interest at 10.89% per year.

(v)

As of December 31, 2017, the borrowings from senior tranche of asset management product which invests in the Group’s loans portfolio are the capitals from senior tranche holders of Zhaoqian Jinjiao Fanhua Asset Management Product with the principal RMB25.99 million, bearing interest at 8.5% per year.

(vi)

As of December 31, 2017, the borrowings from senior tranche of trust plan which invests in the Group’s loans portfolio are the capitals from senior tranche holders of No. 1 Wukuang Trust Yangguang Fanhua Plan with principal RMB131.26 million, bearing interest at 10.24% per year.

Aggregate annual maturities of long-term borrowing obligations (based on final maturity dates) are as follows:

	December 31, 2017
	2018	2019	2020	2021	2022	Thereafter	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Investors of consolidated VIEs	19,450,000	3,229,980,000	118,250,000	13,300,000	—	—	3,380,980,000
Senior tranche of trust plan which invests in the Group’s loans portfolio	51,055,590	41,272,000	31,416,000	7,520,000	—	—	131,263,590

Total	70,505,590	3,271,252,000	149,666,000	20,820,000	—	—	3,512,243,590

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

12.	INTEREST-BEARING BORROWINGS (CONTINUED)

(c)	Pledged assets

The Group pledges certain assets to secure borrowings under agreements to repurchase and other borrowings. The table provides the total carrying amounts of pledged assets by asset types.

	December 31,
	2016	2017
	RMB	RMB
Rights to earnings in the Group’s subordinate tranches of consolidated VIEs	—	4,173,931,373
Rights to earnings in loans principal, interest and financing service fee receivables	161,440,243	493,413,547

Total	161,440,243	4,667,344,920

Amounts presented above include carrying value of RMB4,409,898,351 and RMB161,440,243 in collateral for repurchase agreements as of December 31, 2017 and 2016, respectively.

13.	OTHER LIABILITIES

	Note	December 31,
		2016	2017
		RMB	RMB
Customer pledged deposits	(i)	77,807,696	106,006,039
Other tax payables	(ii)	53,372,898	75,915,052
Expenses payable to suppliers		7,875,819	10,611,883
Amounts due to third parties		23,848,850	7,004,153
Payables to banks as mortgage agency	(iii)	15,173,806	6,468,682
Receipt in advance		4,969,376	6,979,476
Others		28,688,094	10,751,983

Total		211,736,539	223,737,268

(i)	Customer pledged deposits mainly consist of the deposits collected from certain customers to reduce the risk of failure to make payments on schedule.

(ii)	Other tax payables mainly represents value-added tax payables.

(iii)

The amount mainly represents payables to the original bank for settling the loan and releasing collateral on behalf of customers of mortgage agency services, which is part of the mortgage agency service activities provided to the customers. The related income is mortgage agency service fee in other revenue (Note 20).

(iv)	Other liabilities, except those in (iii), are expected to be settled or recognized as income within one year or are repayable on demand.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

14.	ORDINARY SHARES

On January 8, 2014, the Company was incorporated in the Cayman Islands with authorized share capital of HKD380,000 divided into 3,800,000,000 shares of a nominal or par value of HKD0.0001 each. Upon the incorporation of the Company, one subscriber’s share was allotted and issued to Kevin Butler at a consideration of HKD0.0001, representing 100% of the entire ordinary share of the Company. On the same date, such share was transferred to Complete Joy Investments Limited (“Complete Joy”) at nil consideration. As a result, Complete Joy was the sole owner of the Company.

15.	ADDITIONAL PAID-IN CAPITAL

Additional paid-in capital represents (1) the difference between the nominal value of share capital and the paid-up capital of the Group; (2) the difference between the purchase price and the proportionate share of the identifiable net assets of Guangzhou Anyu when the Group acquired its remaining shares to take full ownership; (3) the portion of the grant date fair value of unexercised share options granted to employees of the Group that has been recognized.

16.	RETAINED EARNINGS

	Note		December 31,
			2016	2017
			RMB	RMB
PRC statutory reserves	(i	)	113,397,264	258,654,052
PRC surplus reserves	(ii	)	89,240,249	63,124,291
Unreserved retained earnings			531,282,726	944,814,653

Total			733,920,239	1,266,592,996

(i)

With effect from July 1, 2012, pursuant to the “Administrative Measures on Accrual of Provisions by Financial Institutions” issued by the MOF in March 2012, the Group is required, in principle, to set aside a general reserve not lower than 1.5% of the ending balance of its gross risk-bearing assets.

(ii)	In accordance with the Company’s PRC subsidiaries’ articles of associate, the subsidiaries are required to appropriate 10% of their net incomes, upon approval by board of directors.

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME / (LOSSES)

	Foreign currency translation adjustment	Unrealized gain on available-for-sale investments
		Before tax amount	Tax (expenses) or benefits	Net-of-tax amount
	RMB	RMB	RMB	RMB
Balance as of January 1, 2016	(3,595,526)	263,179,761	(65,794,940)	197,384,821
Other comprehensive loss, net	(778,538)	(259,573,402)	64,893,350	(194,680,052)

Balance as of December 31, 2016	(4,374,064)	3,606,359	(901,590)	2,704,769

Balance as of January 1, 2017	(4,374,064)	3,606,359	(901,590)	2,704,769
Other comprehensive loss, net	(198,794)	(3,468,474)	867,119	(2,601,355)

Balance as of December 31, 2017	(4,572,858)	137,885	(34,471)	103,414

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME / (LOSSES) (CONTINUED)

The amounts reclassified out of accumulated other comprehensive income represent realized gains on the available-for-sale investments upon their sales, which were then recorded in “realized gains / (losses) on sales of investments, net” in the consolidated statements of comprehensive income.

18.	INTEREST AND FINANCING SERVICE FEE ON LOANS

Interest and financing service fees on loans, which include financing service fee on loans, are recognized in the consolidated statements of comprehensive income using the effective interest method. Interest income on loans which is recognized with contractual interest rate were RMB1,022,891,039 and RMB3,154,190,318 for the year ended December 31, 2016 and 2017, respectively. Financing service fee on loans, are deferred and amortized over the contractual life of the related loans utilizing the effective interest method. Financing service fee on loans were RMB219,237,485 and RMB251,920,274 for the year ended December 31, 2016 and 2017, respectively.

19.	REALIZED GAINS / (LOSSES) ON SALES OF INVESTMENTS, NET

The gross realized gains on sales of investments for the years ended December 31, 2017 and 2016 are RMB9,024,132 and RMB106,076,664 for the years ended December 31, 2017 and 2016, respectively. The gross realized losses on sales of investments for the years ended December 31, 2017 and 2016 are RMB20,551,930 and RMB39,198,163 for the years ended December 31, 2017 and 2016, respectively.

20.	OTHER REVENUE, NET

	Note	2016	2017
		RMB	RMB
Mortgage agency service revenue	(i)	12,373,044	8,395,774
Asset management revenue	(ii)	9,628,621	1,316,186
Net gain on disposal of subsidiaries		—	6,060,758
Labour outsourcing services income	(iii)	12,035,445	7,857,461
Foreign exchange gain / (loss)		2,717,820	(2,274,438)
Register services income		238,500	183,010
Net loss on disposal of property and equipment		(61,085)	(261,875)
Others		(670,412)	2,702,734

Total		36,261,933	23,979,610

(i)

The Group earns fees from providing mortgage agency services to borrowers applying for a bank loan. This kind of revenue is recognized at the time when loan is granted as that is the point of time the Group fulfils the customer’s request, and is then recognized on an accrual basis in accordance with the terms of the relevant agreements. Mortgage agency service revenue consists of revenue earned from housing mortgage agency service and cars mortgage agency service, which accounted for 80.32% and 19.68% of mortgage agency service revenue in the year of 2017, respectively.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

20.	OTHER REVENUE, NET (CONTINUED)

(ii)

The Group receives asset management revenue from providing asset management services for investors. The asset management revenue is calculated and accrued on a daily basis based on the daily net asset value of the asset management products under management. The asset management business has been disposed of in 2017, as disclosed in Note 3.

(iii)

The Group receives labour outsourcing services income from providing labour outsourcing services to clients by one of the subsidiaries of the Group. Labour outsourcing services income are recognized on an accrual basis in accordance with the terms of the relevant agreements. As the subsidiary was disposed of in 2017, as disclosed in Note 3, there would be no such income in the future.

21.	OTHER EXPENSES

	2016	2017
	RMB	RMB
Office expenses	14,453,830	18,769,477
Entertainment and travelling expenses	11,767,688	14,506,006
Advertising and promotion	16,383,290	15,028,164
Research and development expenses	8,507,265	4,794,998
Consulting fees	5,736,437	9,282,890
Depreciation and amortization	6,595,476	10,804,855
Communication expenses	2,530,162	2,598,250
Asset management expenses	3,887,977	—
Provision for cost method investment	1,270,001	—
Others	4,675,782	6,409,916

Total	75,807,908	82,194,556

22.	INCOME TAX EXPENSE

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains.

BVI

Pursuant to the rules and regulations of the British Virgin Islands, the Group is not subject to any income tax in the British Virgin Islands.

Hong Kong

No provision for Hong Kong Profits Tax has been made for the subsidiary located in Hong Kong as the subsidiary has not derived any income subject to Hong Kong Profits Tax during the years.

PRC

According to the PRC Corporate Income Tax (“CIT”) Law that was effective from January 1, 2008, the Group’s PRC subsidiaries are subject to PRC income tax at the statutory tax rate of 25%, unless otherwise specified.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

22.	INCOME TAX EXPENSE (CONTINUED)

Guangzhou Heze Information Technology Co., Ltd. (“Heze”) was granted the ‘‘qualified software enterprise’’ status in 2012 and was entitled to a 50 percent reduction of the income tax rate for the year ended December 31, 2016. Shenzhen Taotaojin Internet Financial Services Company Limited (“Taotaojin”) was granted the “qualified software enterprise” status in 2015 and was eligible for an income tax exemption for the year ended December 31, 2016, and is entitled to a 50 percent reduction of the income tax rate for the years ended December 31, 2017 to 2019. Taotaojin was disposed by the Group in September 2017.

The effect of tax holiday to income tax expense is RMB38 million and RMB4 million in 2016 and 2017, respectively. Basic earnings per ordinary share effect of the Group’s tax holiday for the year ended December 31, 2016 and 2017 was RMB0.031 and RMB0.003, respectively. Diluted earnings per ordinary share effect of the Group’s tax holiday for the year ended December 31, 2016 and 2017 was RMB0.031 and RMB0.003, respectively.

Income tax expense, all of which relates to the PRC, consists of the following for the years ended December 31:

	2016	2017
	RMB	RMB
Current tax expense	86,073,560	333,883,691
Deferred tax benefit	(33,470,137)	(57,888,823)

Total income tax expense	52,603,423	275,994,868

The principal components of the deferred tax assets and liabilities are as follows:

	December 31,
	2016	2017
	RMB	RMB
Deferred tax assets:
Allowance for loans principal	34,839,028	105,191,243
Allowance for interest and financing fee receivables	2,413,607	5,473,550
Allowance for available-for-sale investments	12,817,500	—
Net operating loss carry forwards	21,743,157	12,610,881
Other deferred tax assets	5,543,823	1,865,154

Subtotal of deferred tax assets	77,357,115	125,140,828
Valuation allowance	(21,743,157)	(12,610,881)

Total deferred tax assets	55,613,958	112,529,947

Deferred tax liabilities:
Intangible assets	(742,500)	(742,500)
Available-for-sale investments	(1,874,424)	(34,471)

Total deferred tax liabilities	(2,616,924)	(776,971)

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

22.	INCOME TAX EXPENSE (CONTINUED)

Movement of valuation allowance:

	2016	2017
	RMB	RMB
At the beginning of year	5,225,434	21,743,157
Current year additions	16,546,336	8,512,244
Current year reversals	(28,613)	(2,433,708)
Current year charge-offs	—	(25,800)
Current year disposal	—	(15,185,012)

At the end of year	21,743,157	12,610,881

In assessing the recoverability of its deferred tax assets, management considers whether some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the Group will realize the benefits of its deferred tax assets as of December 31, 2016 and 2017.

Valuation allowance have been provided on deferred tax asset due to the uncertainty surrounding their realization. As of December 31, 2016 and 2017, the valuation allowance on deferred tax assets mainly arising from tax loss carry forwards were provided because it was more likely than not that the Group will not be able to utilize tax loss carry forwards and certain deductible expenses generated by certain unprofitable subsidiaries.

The Company operates through its subsidiaries and VIEs. The valuation allowance is considered on an individual entity basis. As of December 31, 2017, the Company had net operating loss carry forwards of RMB50,443,524 from its subsidiaries registered in the PRC, which can be carried forward to offset future taxable income. The Company had deferred tax assets related to net operating loss carry forwards of RMB12,610,881. The net operating losses will expire in years 2018 to 2022 if not utilized. The Company assessed the available evidence to estimate if sufficient future taxable income would be generated to use the existing deferred tax assets.

Management has asserted to indefinitely reinvest the undistributed earnings of the subsidiaries located in the PRC. The cumulative amount of the temporary difference in respect of investments in PRC subsidiaries is RMB1,556,153,427 as of December 31, 2017. Upon repatriation of the subsidiaries and the VIE’s earnings, in the form of dividends or otherwise, the Group would be subject to various PRC income tax including withholding income tax. The related unrecognized deferred tax liabilities were approximately RMB155,615,343.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

22.	INCOME TAX EXPENSE (CONTINUED)

The income before income tax is as follows:

	2016	2017
	RMB	RMB
Non-PRC entities	(564,877)	(191,593,623)
PRC entities	288,610,139	1,000,261,248

Total	288,045,262	808,667,625

The reconciliation of the PRC statutory income tax rate of 25% to the effective income tax rate is as follows:

	Note		2016	2017
PRC statutory income tax rate			25.00%	25.00%
Increase (decrease) in effective income tax rate resulting from:
Effect of tax holiday			(13.16)%	(0.51)%
Effect of tax-free income			(8.10)%	(4.00)%
Effect of disposal of subsidiaries			—	6.53%
Effect of differential tax rates for non-PRC entities	(i	)	(0.02)%	5.92%
Effect of transfer pricing			6.88%	0.32%
Changes in valuation allowance			5.73%	0.75%
Others			1.93%	0.11%

Effective income tax rate			18.26%	34.12%

(i)	The pre-tax losses from non-PRC entities consist primarily of administrative expenses, including share-based compensation expense.

The Group’s only major jurisdiction is China where tax returns generally remain open and subject to examination by tax authorities for tax years 1999 onwards.

The Group did not have any significant unrecognized tax benefits, and no interest and penalty expenses were recorded for the years ended December 31, 2016 and 2017.

23.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2016 and 2017, for which the basic weighted average number of common shares are based on the 1,230,434,041 common shares issued by the Company, as if those shares were issued as of the earliest date presented.

	2016	2017
	RMB	RMB
Net income	235,441,839	532,672,757
Basic weighted average number of common shares outstanding	1,230,434,041	1,230,434,041
Effect of dilutive share options	—	100,975,533
Dilutive weighted average number of ordinary shares	1,230,434,041	1,331,409,574
Basic earnings per share	0.19	0.43
Diluted earnings per share	0.19	0.40

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

24.	SHARE-BASED COMPENSATION

(a)	Description of share-based compensation arrangements

On November 1, 2009, the Group adopted a share incentive plan, or the 2009 Share Incentive Plan, granting options to its directors and employees to purchase up to 25,678 ordinary shares of the Group. Pursuant to the option agreements entered into between the Group and the option grantees, the options shall vest over a five-year period from 2010 to 2014. The number of options that the grantees are entitled to in each year will be calculated based on the key performance indicator scores of the grantees in the respective prior year and continued employment is not regarded as vesting condition. Accordingly, 60%, 10%, 10%, 10% and 10% of the award options shall vest on January 1, each of the years 2010 to 2014, respectively.

On January 24, 2011, the Group divided the existing issued shares, USD0.10 each share into USD0.01 each share. On the same day, the Group allotted and issued new shares to its existing shareholders in accordance with the ratio of 1:637. Upon completion of such share split and share allotment, the number of such share options was adjusted from 25,678 to 163,825,640. Accordingly, the exercise price was adjusted from RMB3,190 to RMB0.5. The expiration date of such options was December 31, 2016 and as of December 31, 2016, no option has been excised.

On January 3, 2017, the Group adopted a new share incentive plan, or the 2017 Share Incentive Plan. Options to purchase 187,933,730 ordinary shares pursuant to the 2017 Share Incentive Plan were issued to certain management and employees. Accordingly, 60%, 20% and 20% of the award options shall vest on December 31, each of the years 2017 to 2019, respectively. Unless terminated earlier, the 2017 Share Incentive Plan will terminate automatically in 2022.

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group recognizes the compensation costs net of estimated forfeitures over the applicable vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods. There was no market conditions associated with the share option grants.

(b)	Fair value of share options and assumptions

The fair value of options granted to employees is determined based on a number of factors including valuations. In determining the fair value of our equity instruments, the Group referred to valuation reports prepared by an independent third-party appraisal firm, based on data the Group provided. The valuation reports provided the Group with guidelines in determining the fair value of the equity instruments, but the Group are ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

24.	SHARE-BASED COMPENSATION (CONTINUED)

Excluding the options containing service vesting conditions, the Group calculated the estimated fair value of the options on the respective grant dates using a binomial option pricing model with assistance from independent valuation firms, with the following assumptions:

	Share awards granted on November 1, 2009	Share awards granted on January 3, 2017
Expected volatility	71%	40%
Expected dividends	—	—
Risk-free interest rate	3.50%	3.10%
Expected term (in years)	5	5
Expected life (in years)	7.17	6

The contractual life of the share option is used as an input into the binomial option pricing model. Exercise multiple and post-vesting forfeit are incorporated into the model. Since the Group’s shares did not have been publicly traded at the time the options were issued and its shares were rarely traded privately, expected volatility is estimated based on the average historical volatility of comparable entities with publicly traded shares for the period before the date of grant with length commensurate to contractual life of the options. The risk-free rate for the expected term of the option is based on the yield to maturity of China 6-year government bond at the date of grant. The Group has not declared or paid any cash dividends on its capital stock, and does not anticipate any dividend payments on its ordinary shares in the foreseeable future.

If any of the assumptions used in the binomial option pricing model changes significantly, share-based compensation expense for future awards may differ materially compared with the awards granted previously.

A summary of share option activity under the 2017 Plan is as follows:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value
		RMB	RMB
Balance, December 31, 2016	—	—	—
Granted	187,933,730	—	1.27
Exercised	—	—	—
Surrendered	—	—	—
Balance, December 31, 2017	187,933,730	—	1.27
Exercisable, December 31, 2017	112,760,238	—	1.27
Expected to vest, December 31, 2017	75,173,492	—	1.27

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

24.	SHARE-BASED COMPENSATION (CONTINUED)

The following table sets forth the fair value of options and ordinary shares estimated at the dates of option grants indicated below with the assistance from an independent valuation firm.

Date of options grant	Options granted	Exercise price	Fair value of option	Fair value of ordinary shares
November 1, 2009	25,678	RMB3,190	RMB640.10	RMB1,506
January 3, 2017	75,173,492	RMB0.50	RMB1.26	RMB1.72
January 3, 2017	112,760,238	RMB0.50	RMB1.27	RMB1.72

For the option granted on November 1, 2009, the Group recognized compensation expenses up to RMB16,435,974 and for the option granted on January 3, 2017, the Group recognized compensation expenses of RMB182,689,766 in year 2017. There was no income tax benefit recognized associated with the share-based compensation expense.

As of December 31, 2017, there was RMB55,601,233 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.29 years.

25.	MATERIAL RELATED PARTY TRANSACTIONS

Name and relationship with related parties

During the years, transactions with the following parties are considered as related parties:

Name of related party	Relationship

CISG Holdings Limited	one of the shareholders

Mr. Zhai Bin	Chairman and Chief Executive Officer of the group

Fanhua Inc. and its subsidiaries	one of the owners beneficially owns 100% equity interests of CISG Holdings Limited

The Group’ s related parties, Fanhua Inc. and its subsidiaries signed an agreement with the Group that agreed to grant a revolving loan with a maximum amount of USD50,000,000 (equivalent to RMB317,990,000 as per the agreement) to the Group. The amounts are unsecured and bear market interest rate at 7.3% per year and are repayable on demand. The principals were settled in 2015. As of December 31, 2016, the principals and interests payable to Fanhua Inc. and its subsidiaries were nil and RMB32,494,914, respectively. During the year of 2017, the Group paid off all the interests to Fanhua Inc. and its subsidiaries.

In the year of 2017, the Group had borrowings transactions with Fanhua Inc. and its subsidiaries, which totally amounted up to RMB460,000,000 used for short-term cash flow, bearing market interest rate at 7.3% per year. As of December 31, 2017, the Group paid off all the principals and interest expense amounted RMB8,714,000 generated from the borrowings this year.

In 2017, the Chairman and Chief Executive Officer of the Group, Mr. Zhai Bin, entered into a loan agreement with the Group as lender with an amount of RMB5,010,800 with a daily market interest rate of 0.02%. The loan was settled in full in March 2018.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

26.	COMMITMENTS AND CONTINGENCIES

Operating leases commitment

The Group leases certain office premises under non-cancelable leases. Rental expenses under operating lease for the year ended December 31, 2016 and 2017 were RMB24,404,690 and RMB47,896,817 respectively.

As of December 31, 2017, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

As of December 31,	RMB
2018	51,955,897
2019	36,007,219
2020	17,550,522
2021	10,130,633
2022	4,542,063
Later years, through 2025	3,837,000

Total	124,023,334

The Group is the lessee in respect of a number of properties held under operating leases. The leases typically run for an initial period of 1-3 years, at the end of which period all terms are renegotiated. The leases do not include contingent rentals. The Group’s operating lease commitments have no renewal options, rent escalation clauses and restriction or contingent rents.

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

27.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Condensed balance sheets

	December 31,
	2016	2017
	RMB	RMB
Assets
Cash and cash equivalents	5,384	2,895
Investments in subsidiaries	100,000,779	100,000,779
Other assets	551,705,718	521,013,311

Total assets	651,711,881	621,016,985

Liabilities and shareholders’ equity
Amounts due to related parties	32,494,914	—
Other liabilities	248,119,423	234,437,239

Total liabilities	280,614,337	234,437,239

Ordinary shares (HKD0.0001 par value; 3,800,000,000 shares authorized, 1 and 1 share issued as of December 31, 2016 and 2017)	—	—
Additional paid-in capital	408,995,378	591,685,145
Retained earnings	(47,698,442)	(238,797,807)
Accumulated other comprehensive income	9,800,608	33,692,408

Total shareholders’ equity	371,097,544	386,579,746

Total liabilities and shareholders’ equity	651,711,881	621,016,985

Condensed statements of comprehensive income

	2016	2017
	RMB	RMB
Interest expense
Interest expense on amounts due to related parties	—	(8,714,000)

Total interest expense	—	(8,714,000)
Net interest income/(loss)	—	(8,714,000)
Other revenue, net	242,596	—

Total non-interest revenue	242,596	—

Operating expenses
Share-based compensation expense	—	(182,689,766)
Taxes and surcharges	(81,269)	(129,409)
Other expenses	(644)	(16,190)

Total operating expenses	(81,913)	(182,835,365)
Income before income tax	160,683	(191,549,365)

Net income/(loss)	160,683	(191,549,365)

CNFINANCE HOLDINGS LIMITED

Notes to the consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

27.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

Condensed statements of cash flows

	2016	2017
	RMB	RMB
Cash flows from operating activities
Net income/(loss)	160,683	(191,549,365)
Adjustment for:
Share-based compensation expense	—	182,689,766

28.	SUBSEQUENT EVENTS

Management has considered subsequent events through May 21, 2018, which was the date these consolidated financial statements were issued.

CNFINANCE HOLDINGS LIMITED

Unaudited condensed consolidated balance sheets

	Note	December 31, 2017	June 30, 2018
		RMB	RMB
Assets

Cash and cash equivalents		1,190,360,385	2,462,198,955
Loans principal, interest and financing service fee receivables (net of allowance of RMB440,336,086 and RMB659,456,964 as of December 31, 2017 and June 30, 2018, respectively)	4	16,261,167,957	17,179,016,254
Available-for-sale investments	5	360,187,885	80,669,753
Property and equipment		22,467,900	22,766,517
Intangible assets and goodwill		3,342,463	3,275,918
Deferred tax assets		112,529,947	166,495,276
Deposits		150,325,225	169,000,076
Other assets		115,483,728	138,270,648

Total assets		18,215,865,490	20,221,693,397

Liabilities and shareholders’ equity
Interest-bearing borrowings	6
Borrowings under agreements to repurchase		3,512,114,961	4,635,049,613
Other borrowings		12,195,821,217	12,329,152,965
Accrued employee benefits		68,827,798	53,459,692
Amounts due to related parties	7	—	139,153,973
Income tax payable		383,338,483	561,442,433
Deferred tax liabilities		776,971	909,938
Other liabilities	8	223,737,268	212,869,512

Total liabilities		16,384,616,698	17,932,038,126

Ordinary shares (HKD0.0001 par value; 3,800,000,000 shares authorized, 1 share and 1,230,434,041 shares issued as of December 31, 2017 and June 30, 2018)		—	98,493
Additional paid-in capital		569,125,240	588,884,331
Retained earnings		1,266,592,996	1,704,586,665
Accumulated other comprehensive loss	9	(4,469,444)	(3,914,218)

Total shareholders’ equity		1,831,248,792	2,289,655,271

Total liabilities and shareholders’ equity		18,215,865,490	20,221,693,397

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Unaudited condensed consolidated statements of comprehensive income

		Six months ended June 30,
	Note	2017	2018
		RMB	RMB
Interest and fees income
Interest and financing service fee on loans	10	1,399,490,468	2,131,210,235
Interest on deposits with banks		1,234,864	5,691,790

Total interest and fees income		1,400,725,332	2,136,902,025

Interest expense
Interest expense on interest-bearing borrowings		(534,891,850)	(950,272,316)
Interest expense on amounts due to related parties		(1,354,000)	(1,153,973)

Total interest expense		(536,245,850)	(951,426,289)

Net interest and fees income		864,479,482	1,185,475,736
Provision for credit losses		(113,659,787)	(224,647,229)

Net interest and fees income after provision for credit losses		750,819,695	960,828,507

Realized (losses)/gains on sales of investments, net	5	(1,728,035)	1,214,794
Other revenue, net		9,151,678	5,102,016

Total non-interest revenue		7,423,643	6,316,810

Operating expenses
Employee compensation and benefits		(239,427,311)	(243,699,668)
Share-based compensation expense	14	(91,344,883)	(19,857,584)
Taxes and surcharges		(16,486,244)	(39,458,099)
Rental and property management expenses		(21,013,900)	(29,243,592)
Offering expenses		—	(7,325,778)
Other expenses	11	(34,387,976)	(40,233,934)

Total operating expenses		(402,660,314)	(379,818,655)

Income before income tax		355,583,024	587,326,662
Income tax expense	12	(113,079,080)	(149,332,993)

Net income		242,503,944	437,993,669

Earnings per share	13
Basic		0.20	0.36
Diluted		0.19	0.33

Other comprehensive (losses)/income
Net unrealized (losses)/gains on available-for-sale investments		(15,553,242)	398,901
Foreign currency translation adjustment		53,032	156,325

Comprehensive income		227,003,734	438,548,895

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Unaudited condensed consolidated statements of changes in shareholders’ equity

	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive losses	Retained earnings	Total equity
	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2017	—	386,435,474	(1,669,295)	733,920,239	1,118,686,418

Net income	—	—	—	242,503,944	242,503,944
Foreign currency translation adjustment	—	—	53,032	—	53,032
Unrealized losses on available-for-sale investments	—	—	(15,553,242)	—	(15,553,242)
Share-based compensation	—	91,344,883	—	—	91,344,883

Balance as of June 30, 2017	—	477,780,357	(17,169,505)	976,424,183	1,437,035,035

Balance as of January 1, 2018	—	569,125,240	(4,469,444)	1,266,592,996	1,831,248,792
Net income	—	—	—	437,993,669	437,993,669
Foreign currency translation adjustment	—	—	156,325	—	156,325
Unrealized gains on available-for-sale investments	—	—	398,901	—	398,901
Share-based compensation	—	19,857,584	—	—	19,857,584
Reorganization (i)	98,493	(98,493)	—	—	—

Balance as of June 30, 2018	98,493	588,884,331	(3,914,218)	1,704,586,665	2,289,655,271

(i)	Disclosed in Note 1 of the Group’s audited consolidated financial statements for the year ended December 31, 2017.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Unaudited condensed consolidated statements of cash flows

	Six months ended June 30,
	2017	2018
	RMB	RMB
Cash flows from operating activities:

Net income	242,503,944	437,993,669

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	113,659,787	224,647,229
Depreciation and amortization	4,840,336	6,243,253
Share-based compensation expense	91,344,883	19,857,584
Net loss on disposal of property and equipment	81,180	85,642
Foreign exchange loss/(gain)	929,186	(452,959)
Deferred tax benefit	(41,327,221)	(53,965,329)
Net gain on disposal of loans	—	(285,477)

Changes in operating assets and liabilities:
Deposits	(51,807,120)	(18,674,851)
Other operating assets	14,274,624	(51,870,281)
Other operating liabilities	274,190,098	200,695,792

Net cash provided by operating activities	648,689,697	764,274,272

Cash flows from investing activities:

Loans originated, net of principal collected	(4,377,448,799)	(1,119,742,034)
Proceeds from sales of available-for-sale investments	896,519	361,264,794
Cash received of disinvestment on equity securities	9,350,000	—
Proceeds from disposal of property and equipment and intangible assets	54,844	162,256
Proceeds from other investing activities	—	5,400,552
Purchase of available-for-sale investments	(160,000,000)	(80,000,000)
Purchases of property, equipment and intangible assets	(9,826,158)	(6,723,223)

Net cash used in investing activities	(4,536,973,594)	(839,637,655)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Unaudited condensed consolidated statements of cash flows (continued)

	Six months ended June 30,
	2017	2018
	RMB	RMB
Cash flows from financing activities:

Borrowings from related parties	400,000,000	138,000,000
Proceeds from interest-bearing borrowings	5,366,174,613	6,617,343,015
Repayment of interest-bearing borrowings	(1,788,349,490)	(5,407,252,764)

Net cash provided by financing activities	3,977,825,123	1,348,090,251

Net increase in cash and cash equivalents	89,541,226	1,272,726,868
Cash and cash equivalents at the beginning of period	233,138,588	1,190,360,385
Effect of exchange rate change on cash and cash equivalents	(929,865)	(888,298)

Cash and cash equivalents at the end of period	321,749,949	2,462,198,955

Supplemental disclosures of cash flow information:
Income tax paid	22,271,226	25,194,372
Interest expense paid	423,978,097	902,806,447

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	BASIS OF PRESENTATION

Basis of preparation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The condensed consolidated balance sheets as of December 31, 2017 were derived from the audited consolidated financial statements of CNFinance Holdings Limited and subsidiaries (the Group). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheets of the Company as of December 31, 2017, and the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the year then ended.

The accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present a fair statement of the financial position as of June 30, 2018, and the results of operations and cash flows for the six months ended June 30, 2017 and 2018.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, allowance for loan principal and interest receivables, the valuation allowance for deferred tax assets, the unrecognized tax benefits and indefinite reinvestment assertion, the fair value of available-for-sale investments, the fair value of share-based compensation and the impairment of goodwill.

Variable interest entities (“VIEs”)

Structure funds

The Group grants loans to customers through structure funds set up by trust companies. The assets of the structure funds can only be used to settle obligations of consolidated VIEs. The Group is general partner of the funds, promising the expected returns for limited partners, and providing credit enhancement on the loans to customers under the funds. The Group is also the manager of the funds, making decisions in the loan origination process. The Group is the primary beneficiary of the funds as it has the power to direct the activities that most significantly impact the economic performance of the funds and it has obligation to absorb losses of the funds that could potentially be significant to the funds or the right to receive benefits from the funds that could potentially be significant to the funds. The Group consolidates the structure funds as it is the primary beneficiary of the funds as of December 31, 2017.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	BASIS OF PRESENTATION (CONTINUED)

Starting in March 2018, the Group has been working with trust companies to implement new funding arrangements. Under credit strengthening arrangements, the Group no longer provides credit enhancement on the loans to customers under the structure funds except for current outstanding loans under the existing trust products and loans to be granted thereunder. However, the Group still promises expected returns for limited partners under credit strengthening arrangements, which exposes the Group to obligation to absorb losses of the funds that could potentially be significant to the funds. The Group is still the manager of the structure funds, which gives the Group the power to direct the activities that most significantly impact the economic performance of the funds. The Group consolidates the structure funds as it is the primary beneficiary of the funds as of June 30, 2018.

Shenzhen Taotaojin Internet Financial Services Company Limited

Shenzhen Taotaojin Internet Financial Services Company Limited (“Taotaojin”) was established in Shenzhen in 2014 with registered capital of RMB50 million. Taotaojin operates a peer-to-peer (P2P) online lending platform in China. The Group invested RMB50 million share capital into Taotaojin through the two shareholders who hold the equity interests in Taotaojin on behalf of the Group. There is no recourse to the Group. Pursuant to the agreements between the Group and the two shareholders, the two shareholders are not entitled to direct the activities that significantly impact Taotaojin’s assets, operation and obligations. And the two shareholders authorized representatives designated by the Group to exercise all shareholders rights on the board. The shareholders of the Taotaojin also have irrevocably granted the Group an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of such shareholders’ equity interests in Taotaojin. Therefore, the Group has the power to direct the activities of Taotaojin that most significantly impact the economic performance based on its rights authorized by the shareholders. In addition, the Group has obligation to absorb losses of Taotaojin that could potentially be significant to Taotaojin as a result of the capital contributed through the loans to shareholders and other financial supports through intercompany transactions. The Group consolidates Taotaojin in its unaudited condensed consolidated statements of comprehensive income for the six months ended June 30, 2017 as it is a primary beneficiary of Taotaojin. On September 30, 2017, the Group sold Taotaojin and its subsidiaries, to Shenzhen Dongfang Baoying Investments Co., Ltd, at consideration of RMB215,000,000. The Group recognized a pre-tax gain of RMB2,336,201 related to the sale.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

1.	BASIS OF PRESENTATION (CONTINUED)

The table sets forth the assets and liabilities of the consolidated VIEs included in the Group’s unaudited condensed consolidated balance sheets:

	December 31, 2017	June 30, 2018
	RMB	RMB
Cash and cash equivalents	1,005,069,665	1,892,631,906
Loans principal, interest and financing service fee receivables	15,741,026,758	16,763,795,403
Deferred tax assets	97,938,285	154,982,598
Other assets	134,288,627	249,156,036

Total assets	16,978,323,335	19,060,565,943

Interest-bearing borrowings	11,768,149,067	13,049,516,933
Amounts due to related parties	—	139,153,973
Income tax payable	355,149,997	462,004,433
Other liabilities	528,843,275	1,348,283,329

Total liabilities	12,652,142,339	14,998,958,668

The table sets forth the results of operations of the VIEs included in the Group’s unaudited condensed consolidated statements of comprehensive income:

	Six months ended June 30,
	2017	2018
	RMB	RMB
Revenues	1,294,285,659	1,979,392,330
Net income	350,506,881	621,873,273

The table sets forth the cash flows of the VIEs included in the Group’s unaudited condensed consolidated statements of cash flows:

	Six months ended June 30,
	2017	2018
	RMB	RMB
Net cash provided by operating activities	1,523,015,612	788,498,788
Net cash used in investing activities	(4,242,905,874)	(1,213,094,333)
Net cash provided by financing activities	2,665,711,254	1,312,157,786

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Changes in Accounting Principles and Effects of New Accounting Standards

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity is expected to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP, including: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Companies are permitted to adopt the standard using a retrospective transition method (i.e., restate all prior periods presented) or a cumulative effect method (i.e., recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods).

The Group adopted ASU 2014-09 and applied the cumulative effect method for its initial application in the first quarter of 2018 but there was no impact to retained earnings as a result of the adoption of the new standard. Because there is no change to the timing and pattern of revenue recognition, there are no material changes to the Group’s processes and internal controls. Expanded disclosures including disaggregation of revenues and descriptions of performance obligations required by ASU 2014-09 are included below.

There are two reasons ASU 2014-09 did not have an impact to the Group. Firstly, over 99% of revenues in the first quarter of fiscal year 2018 are interest income earned on loans or deposits with banks, all of which are unaffected as they are outside the scope of ASU 2014-09. Secondly, the Group’s non-interest income revenue stream such as mortgage agency service revenue, is within the scope of ASU 2014-09. However, Topic 606 focuses on revenues from contracts earned over time, but all of these in-scope non-interest income revenue stream is governed by agreements that do not have an enforceable, contractual term. Given the cancellable-at-will structure, Topic 606 views these contracts as agreements-at-will without a defined term, the revenue of which are immediately recognized. The revenue recognition timing is identical compared to previous revenue recognition standards.

All of the Group’s revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. ASU 2014-09 requires disclosure of sufficient information to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. A description of the Group’s revenue streams accounted for under ASU 2014-09 as well as an explanation of why they are not impacted are as follows:

Mortgage agency service revenue

The Group earns fees from providing mortgage agency services to borrowers applying for loan from banks. These kind of revenue are recognized at the time the transaction is executed as that is the point in time the Group fulfills the customer’s request.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(a)	Changes in Accounting Principles and Effects of New Accounting Standards (continued)

ASU 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 changes the accounting for certain equity securities to record at fair value with unrealized gains or losses reflected in earnings, as well as improve the disclosures of equity securities and the fair value of financial instruments. ASU 2016-01 also requires that for purposes of disclosing the fair value of financial instruments recorded at amortized cost, including loans and long-term debt, the valuation methodology is based on an exit price notion. We adopted ASU 2016-01 in first half 2018 with no material impact on our consolidated financial statements and related disclosures. No transition adjustment was recorded for investments changed to the measurement alternative, which was applied prospectively. Our investments in nonmarketable equity securities, which are private equity securities, previously accounted for under the cost method of accounting are now accounted for using the measurement alternative. The measurement alternative is similar to the cost method of accounting, except the carrying value is adjusted through earnings for impairment, if any, and changes in observable and orderly transactions in the same or similar investment. In connection with our adoption of ASU 2016-01, the caption which the nonmarketable equity securities are accounted for is modified from other assets—cost method investments to other assets—equity securities.

(b)	Loans

The Group facilitates credit to borrowers through structure funds which are considered as consolidated VIEs and the Group evaluated VIEs for consolidation in accordance with ASC 810 in the Consolidated VIEs Section of Note 1. Providing credit strengthening for the loans to customers under the funds is one of the key factors to determine that the Group should consolidate the structure funds as it is the primary beneficiary of the funds. As a result, the loan principal remains on the Group’s consolidated balance sheets, whilst the funds received from senior tranches holders are recorded as Other Borrowings in the Group’s consolidated balance sheets as disclosed in Note 6(b)(i).

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio.

The allowance for credit losses includes an asset-specific component and a statistically based component. The asset-specific component is calculated under ASC 310-10-35, on an individual basis for the loans whose payments are contractually past due more than 90 days or which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs) or observable market price of the impaired loan are lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)	Loans (continued)

The allowance for the remainder of the loan portfolio is determined under ASC 450 using a roll rate-based model. The roll rate-based model stratifies the loan principal, interest and financing service fee receivables by delinquency stages which are divided by days overdue and projected forward in next stage using probability of default. In each stage of the simulation, losses on the loan principal, interest and financing service fee receivables types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a monthly rolling basis. The loss rate calculated for each delinquency stage using loss given default, then applied to the respective loan principal, interest and financing service fees balance. The Group adjusts the allowance that is determined by the roll rate-based model for various Chinese macroeconomic factors i.e. gross-domestic product rates, interest rates and consumer price indexes. Each of these macroeconomic factors are equally weighted, and a score is applied to each factor based on year-on-year increases and decreases in that respective factor.

Charge-off policies

Loans principal, interest and financing service fee receivables are charged off when the Group has determined the remaining balance is uncollectable after exhausting all collection efforts. In order to comply with ASC 310, the Group considers loans principal, interest and financing service fee receivables meeting any of the following conditions as uncollectable and charged-off: (i) death of the borrower; (ii) identification of fraud, and the fraud is officially reported to and filed with relevant law enforcement departments or (iii) the amount that the Group concludes that it has exhausted its collection efforts.

(c)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

On August 31, 2006, the Group acquired a 55% stake in Guangzhou Anyu Mortgage Consulting Co., Limited (“Guangzhou Anyu”). On the acquisition date, the fair value of Guangzhou Anyu’s identifiable net assets was RMB42.36 million, 55% of which the Group accounted for was RMB23.3 million. An amount of RMB20.28 million was recognized as goodwill, representing the excess of the consideration transferred over the Group’s proportionate share of the fair value of identifiable net assets. On May 25, 2009, the Group acquired the remaining 45% shares in Guangzhou Anyu for RMB27.47 million. Guangzhou Anyu was incorporated in the PRC in 2003 and was primarily engaged in the business of providing mortgage agency services and loans at the time of acquisition.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Goodwill (continued)

Impairment tests for cash-generating units containing goodwill

Goodwill is not amortized on a recurring basis, but rather are subject to periodic impairment testing. The Group reviews goodwill annually for impairment or when circumstances indicate that the carrying value may exceed the fair value. The Group compares the carrying value of goodwill to its estimated fair value, which is based on the expected present value of future cash flows, comparable public companies and acquisitions or a combination of both. The quantitative analysis requires a comparison of the fair value to carrying amount. If the fair value of the reporting unit is in excess of the carrying value, the related goodwill is considered not to be impaired and no further analysis is necessary. If the carrying value of the reporting unit is higher than the fair value, impairment is measured as the excess of the carrying amount over the fair value.

The recoverable amount of the cash-generating-units (“CGU”) is calculated using Dividend Discount Model (DDM). The projected cash flow for the next year is based on financial budgets approved by management. Cash flows beyond next year are estimated using a weighted average growth rate of 3%, which is consistent with the forecasts in industry research reports. The growth rate does not exceed the long-term average growth rates for the business in which the CGU operates. The projected cash flows are then discounted using a discount rate of 21% as of December 31, 2016. The discount rate is pre-tax and reflects specific risks relating to the relevant segments.

In 2016, the key management of Guangzhou Anyu has left the company. Guangzhou Anyu’s business model has changed from providing loans to referring micro credit business to other entities of the Group, resulting in an expected reduction in the operating profits and cash flows in the future. Therefore, the Group recognized a goodwill impairment loss of RMB20,279,026. The goodwill was fully impaired as of December 31, 2016.

(d)	Recently issued accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheets and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheets for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statements.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Recently issued accounting standards (continued)

ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. In July 2018, the FASB issued amendments allowing an optional transition method, which recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented as prescribed in ASU 2016-02. The Group is currently evaluating which transition method they will utilize. The Group has started their implementation of the Update which has included an initial evaluation of their leasing contracts and activities. As a lessee, the Group currently report future minimum lease payments in Note 16 (COMMITMENTS AND CONTINGENCIES). The Group is developing methodology to estimate the right-of use assets and lease liabilities, which is based on the present value of lease payments. The Group do not expect a material change to the timing of expense recognition. There’s no asset leased to others within the Group, furthermore, given the limited changes to lessor accounting, we do not expect material changes to recognition or measurement, but we are early in the implementation process and will continue to evaluate the impact. The Group is evaluating their existing disclosures and may need to provide additional information as a result of adoption of the Update.

3.	FAIR VALUE MEASUREMENTS

The Group measured its available-for-sale investments at fair value on a recurring basis. The available-for-sale investments were wealth management products, which were valued based on expected return rate quoted by issuers.

The following table presents the Group’s fair value hierarchy for assets measured at fair value on a recurring basis as of December 31, 2017 and June 30, 2018.

	December 31, 2017
	Fair value	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Wealth management products	360,187,885	—	360,187,885	—

	June 30, 2018
	Fair value	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Wealth management products	80,669,753	—	80,669,753	—

During the year ended December 31, 2017 and six months ended June 30, 2018, there were no transfers between instruments in Level 1 and Level 2. The Group did not have level 3 instruments as of December 31, 2017 and June 30, 2018.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES

	Note		December 31, 2017	June 30, 2018
			RMB	RMB
Loans principal, interest and financing service fee receivables			16,701,504,043	17,838,473,218

Less: allowance for credit losses	(a	)
- Individually assessed			(98,736,342)	(105,491,787)
- Collectively assessed			(341,599,744)	(553,965,177)

Subtotal			(440,336,086)	(659,456,964)

Net loans principal, interest and financing service fee receivables			16,261,167,957	17,179,016,254

(a)	Allowance for credit losses

The table below presents the components of allowance for loans principal, interest and financing service fee receivables by impairment methodology with the recorded investment as of June 30, 2018 and 2017.

	Six months ended June 30, 2018
	Allowance for loans which are collectively assessed	Allowance for loans which are individually assessed	Total
	RMB	RMB	RMB
As of January 1	341,599,744	98,736,342	440,336,086
Charge for the period	212,714,029	40,630,448	253,344,477
Reversal	(340,309)	(28,356,939)	(28,697,248)
Charge-offs	(8,287)	(5,518,064)	(5,526,351)
Recoveries	—	—	—

As of June 30	553,965,177	105,491,787	659,456,964

Net loans principal, interest and financing service fee receivables	16,960,906,474	218,109,780	17,179,016,254
Recorded investment	17,514,871,651	323,601,567	17,838,473,218

	Six months ended June 30, 2017
	Allowance for loans which are collectively assessed	Allowance for loans which are individually assessed	Total
	RMB	RMB	RMB
As of January 1	89,562,675	55,180,661	144,743,336
Charge for the period	100,714,468	39,358,184	140,072,652
Reversal	(4,289,629)	(22,123,236)	(26,412,865)
Charge-offs	—	(343,691)	(343,691)
Recoveries	—	—	—

As of June 30	185,987,514	72,071,918	258,059,432

Net loans principal, interest and financing service fee receivables	11,296,748,705	225,486,285	11,522,234,990
Recorded investment	11,482,736,219	297,558,203	11,780,294,422

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(a)	Allowance for credit losses (continued)

The Group uses discounted cash flow method to estimate expected credit losses for loans individually assessed. Under the discounted cash flow method, the allowance for credit losses is estimated as the difference between amortized cost and the present value of cash flows expected to be collected. For each loan, if the present value of cash flows expected to be collected is lower than the amortized cost, allowance for credit losses is charged. Conversely, allowance for credit losses would be reversed. To collectively assess the expected credit losses for the remaining loans portfolios by each entity within the Group, the Group assesses allowance for credit losses using roll rate-based model, see Note 2(b) Loans. For each entity within the Group, if the allowance for credit losses determined by roll rate-based model is higher than the allowance that has been accrued, allowance for credit losses would be charged. Conversely, allowance for credit losses would be reversed. The net amount of allowance charged for the period and reversal of allowance would be reflected in the statements of comprehensive income as provision for credit losses, amounting to RMB224,647,229 and RMB113,659,787, respectively, for the periods ended June 30, 2018 and 2017.

The Group charges off loans principal, interest and financing service fee receivables if the remaining balance is considered uncollectable after exhausting all collection efforts. Recovery of loans principal, interest and financing service fee receivables previously charged off would be recorded when received.

For the description of the Group’s related accounting policies of allowance for credit losses, see Note 2(b).

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(b)	Loan delinquency and non-accrual details

The following tables present the aging of past-due loan principal and financing service fee receivables as of June 30, 2018.

	Total current	1–30 days past due	31–89 days past due	90–179 days past due	≥180 days past due	Total loans	Total non- accrual	90 days past due and accruing
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Loans principal, interest and financing service fee receivables	15,737,703,751	759,940,935	999,007,619	84,984,759	256,836,154	17,838,473,218	341,820,913	—

The following tables present the aging of past-due loan principal and financing service fee receivables as of December 31, 2017.

	Total current	1–30 days past due	31–89 days past due	90–179 days past due	≥180 days past due	Total loans	Total non- accrual	90 days past due and accruing
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Loans principal, interest and financing service fee receivables	15,477,867,781	723,143,029	206,346,901	136,276,334	157,869,998	16,701,504,043	294,146,332	—

Loans principal, interest and financing service fee receivables are placed on non-accrual status when payments are 90 days contractually past-due.

Any interest accrued on non-accrual loans is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(c)	Impaired loans

(1)	Impaired loans summary

		Recorded investment
	Unpaid principal balance	Impaired loans	Impaired loans with related allowance for credit losses	Impaired loans without related allowance for credit losses	Related allowance for credit losses
	RMB	RMB	RMB	RMB	RMB
As of June 30, 2018	344,505,234	341,820,913	273,277,454	68,543,459	105,491,787
As of December 31,2017	299,550,322	294,146,332	242,037,110	52,109,222	98,736,342

In accordance with ASC 310-10-35-16 and 17, impaired loans are those loans where the Group, based on current information and events, believes it is probable all amounts due according to the contractual terms of the loan will not be collected. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. Impaired loans without an allowance generally represent loans that the fair value of the underlying collateral meets or exceeds the loan’s amortized cost.

(2)	Average recorded investment in impaired loans

	Six months ended June 30,
	2018		2017
	Average recorded investment(i)	Interest and fees income recognized(ii)	Average recorded investment(i)	Interest and fees income recognized(ii)
	RMB	RMB	RMB	RMB
Impaired loans	307,849,986	14,076,701	218,719,712	8,791,544

(i)	Average recorded investment represents ending balance for the last two quarters and does not include the related allowance for credit losses.

(ii)	The interest and fees income recognized are those interest and financing service fee recognized related to impaired loans. All the amounts are recognized on cash basis.

The interest and fees income recognized is those interest and financing service fee recognized related to impaired loans.

No debt restructuring in which contractual terms of loans are modified, has occurred for the year ended December 31, 2017 and six months ended June 30, 2018.

During the six months ended June 30, 2018, the Group transferred RMB15,258,780 in carrying amount of loans to third party investors and recorded the transfers as sales. For the six months ended June 30, 2018, the Group recognized net gains of RMB285,477 from transfers accounted for as sales of loans.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

4.	LOANS PRINCIPAL, INTEREST AND FINANCING SERVICE FEE RECEIVABLES (CONTINUED)

(c)	Impaired loans (continued)

The Group carries out pre-approval, review and credit approval of loans by professionals for credit risk arising from micro credit business. During the post-transaction monitoring process, the Group conducts a visit of customers regularly after disbursement of loans, and conducts on-site inspection when the Group considers it is necessary. The review focuses on the status of the collateral.

The Group adopts a loan risk classification approach to manage the loan portfolio risk. Loans are classified as non-impaired and impaired based on the different risk level. When one or more event demonstrates there is objective evidence of impairment and causes losses, corresponding loans are considered to be classified as impaired. The allowance for credit losses on impaired loans are collectively or individually assessed as appropriate.

The Group applies a series of criteria in determining the classification of loans. The loan classification criteria focuses on a number of factors, including (i) the borrower’s ability to repay the loan; (ii) the borrower’s repayment history; (iii) the borrower’s willingness to repay; (iv) the net realizable value of any collateral; and (v) the prospect for the support from any financially responsible guarantor. The Group also takes into account the length of time for which payments of principal and interest on a loan are overdue.

5.	AVAILABLE-FOR-SALE INVESTMENTS

The carrying amount, gross unrealized holding gains, gross unrealized holding losses, and fair value of AFS by major security type and class of security as of June 30, 2018 and December 31, 2017 was as follows:

	Aggregate cost basis	Total OTTI recognized in OCI	Gross unrealized holding gains	Gross unrealized holding (losses)	Aggregate fair value
	RMB	RMB	RMB	RMB	RMB
Wealth management products

As of June 30, 2018	80,000,000	—	669,753	—	80,669,753
As of December 31, 2017	360,050,000	—	137,885	—	360,187,885

Wealth management products are investment products issued by commercial banks in China. The wealth management products invest in a pool of liquid financial assets in the interbank market or exchange, including debt securities, asset backed securities, interbank lending, reverse repurchase agreements and bank deposits. The products can be redeemed on weekdays on demand.

The gross realized gains on sales of investments for six months ended June 30, 2017 and 2018 are RMB978,138 and RMB1,214,794, respectively. The gross realized losses on sales of investments for six months ended June 30, 2017 and 2018 are RMB2,706,173 and nil, respectively.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	INTEREST-BEARING BORROWINGS

(a)	Borrowings under agreements to repurchase

Financial assets sold under agreements to repurchase are effectively short-term collateralized borrowings. In these transactions, the Group receives cash in exchange for transferring financial assets as collateral and recognizes an obligation to reacquire the financial assets for cash at the transaction’s maturity. These types of transactions create risks, including (1) fair value of the financial assets transferred may decline below the amount of obligation to reacquire the financial assets, and therefore create an obligation to pledge additional amounts, or to replace collaterals pledged, and (2) the Group does not have sufficient liquidity to repurchase the financial assets at the transaction’s maturity.

	Note		Fixed interest rate per annum	Term	December 31, 2017	June 30, 2018
					RMB	RMB
Repurchase agreements
Funds obtained from
Internet funding platforms			9.7% to 14%	3 to 12 months	1,405,217,000	—
Private investment funds			15% to 18%	Less than 1 year	2,042,700,000	3,585,150,000
Asset management company			14%	12 months	—	10,000,000
Financial institutions	(i	)	12.1%	31 to 48 months	—	999,513,386
Interest payable
Internet funding platforms					50,757,320	—
Private investment funds					13,440,641	35,870,072
Asset management company					—	7,671
Financial institutions	(i	)			—	4,508,484

Total repurchase agreements					3,512,114,961	4,635,049,613

(i)	Funds obtained from financial institutions

On June 7, 2018, the Group transferred Loans principal, interest and financing service fee receivables with carrying amount RMB499,521,447 to a third-party transferee, Xiamen Asset Management Co., Ltd. (“Xiamen Asset”), an unrelated third party, with a 12.1% per annum rate of return. Terms of the loans remain the same after the transfer. However, in accordance with ASC 860, Transfers and Servicing, the loan principals are not derecognized upon transfer as the Group is required to repurchase: (a) the transferred loans which become overdue more than 90 days; (b) the loan principals which is not matured upon the end of the term of the transfer. As of June 30, 2018, the amount of funds obtained from Xiamen Asset and the interest payable are RMB499,521,447 and RMB3,016,727, respectively.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	INTEREST-BEARING BORROWINGS (CONTINUED)

(a)	Borrowings under agreements to repurchase (continued)

On June 15, 2018, the Group transferred Loans principal, interest and financing service fee receivables with carrying amount RMB526,123,336 to a third-party transferee, WEIHAI BLUE OCEAN BANK Co. Ltd. (“BLUE OCEAN”), an unrelated third party, with a 12.1% per annum rate of return. Terms of the loans remain the same after the transfer. However, in accordance with ASC 860, Transfers and Servicing, the loan principals are not derecognized upon transfer as the Group is required to repurchase: (a) the transferred loans which become overdue more than 80 days; (b) the loan principals which is not matured upon the end of the term of the transfer. Moreover, when the agreement is in existence for more than 36 months, the Group will be required to repurchase all the remaining loan assets at a price which was agreed in contract. As of June 30, 2018, the amount of funds obtained from BLUE OCEAN and the interest payable are RMB499,991,939 and RMB1,491,757, respectively.

The below table provides the underlying collateral types of the gross obligations under repurchase agreements. For more information about pledged assets, refer to the Note 6(c).

	December 31, 2017	June 30, 2018
	RMB	RMB
Underlying collateral types of gross obligations
Repurchase agreements:
Rights to earnings in the Group’s subordinate tranches of consolidated VIEs	3,265,076,611	3,621,020,072
Rights to earnings in loans principal, interest and financing service fee receivables	247,038,350	10,007,671
Loans principal, interest and financing service fee receivables	—	1,004,021,870

Total repurchase agreements	3,512,114,961	4,635,049,613

The below table provides the contractual maturities of the gross obligations under repurchase agreements.

	Overnight	Up to 30 days	30 to 90 days	Greater than 90 days	Total gross obligations
	RMB	RMB	RMB	RMB	RMB
Repurchase agreements
As of December 31, 2017	—	114,331,541	366,877,171	3,030,906,249	3,512,114,961
As of June 30, 2018	—	126,980,571	767,753,833	3,740,315,209	4,635,049,613

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	INTEREST-BEARING BORROWINGS (CONTINUED)

(b)	Other borrowings

	Note	Fixed interest rate per annum	Term	December 31, 2017	June 30, 2018
				RMB	RMB
Principal payable to
Short-term:
Investors of consolidated VIEs	(i)	9.75%-11.3%	Less than 1 year	8,123,145,600	6,269,050,000
Investors of internet funding platforms	(ii)	9.7% to 14%	3 to 12 months	184,157,982	—
Asset management partnerships	(iii)	11% to 15%	Less than 1 year	75,000,000	70,500,000
Trust company	(iv)	10.89%	Less than 1 year	110,000,000	60,000,000
Senior tranche of asset management product which invests in the Group’s loans portfolio	(v)	8.5%	Less than 1 year	25,992,786	8,812,604
Investors of wealth management product which invests in the Group’s loans portfolio	(vi)	11%	Less than 1 year	—	33,049,629

Long-term:
Investors of consolidated VIEs	(i)	9.75%-12.6%	Within 4 years	3,380,980,000	5,547,720,000
Senior tranche of trust plan which invests in the Group’s loans portfolio	(vii)	10.24%	Within 4 years	131,263,590	104,615,842

Interest payable to
Investors of consolidated VIEs	(i)			147,849,661	228,725,064
Investors of internet funding platforms	(ii)			2,148,517	—
Asset management partnerships	(iii)			9,860,151	415,216
Trust company	(iv)			4,854,255	5,424,115
Senior tranche of asset management product which invests in the Group’s loans portfolio	(v)			117,284	—
Senior tranche of trust plan which invests in the Group’s loans portfolio	(vii)			451,391	541,690
Investors of wealth management product which invests in the Group’s loans portfolio	(vi)			—	298,805

Total				12,195,821,217	12,329,152,965

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	INTEREST-BEARING BORROWINGS (CONTINUED)

(b)	Other borrowings (continued)

(i)

The financial liabilities arising from the VIEs with underlying investments in loans to customers are classified as payables in these condensed consolidated financial statements. It is because, the Group has an obligation to pay senior tranches holders upon maturity dates of the structured entities based on the related terms of those consolidated structured funds.

(ii)

The borrowings from investor of internet funding platforms are funds raised from investors of a company named Shenzhen Taotaojin, bearing interest rate from 9.7% to 14% per year. As of June 30, 2018, the borrowings have been fully paid.

(iii)

As of June 30, 2018, the borrowings from asset management partnerships consist of Zhuhai Longhua Qifu No.1 Partnership (Limited Partnership), Ningbo Longhua Lianhe Investment Management Partnership (Limited Partnership) and Jilin Northeast Asia Financial Asset Exchange Co., Ltd. with principal RMB50 million, RMB20 million and with principal RMB0.5 million. The interest-bearing borrowings bear interest at 11%, 11.47% and 15% per year, respectively.

(iv)	As of June 30, 2018, the borrowings from trust company is from Shanxi Trust Limited Company with principal RMB60 million, bearing interest at 10.89% per year.

(v)

As of June 30, 2018, the borrowings from senior tranche of asset management product which invests in the Group’s loans portfolio are the capitals from senior tranche holders of Zhaoqian Jinjiao Fanhua Asset Management Product with the principal RMB8.81 million, bearing interest at 8.5% per year.

(vi)

It represents the funds raised from investors who purchased the investment product with the underlying assets of the Group’s loans portfolio. And the Group has the obligation to repay the principals and returns.

(vii)

As of June 30, 2018, the borrowings from senior tranche of trust plan which invests in the Group’s loans portfolio are the capitals from senior tranche holders of No.1 Wukuang Trust Yangguang Fanhua Plan with principal RMB104.62 million, bearing interest at 10.24% per year.

Aggregate annual maturities of long-term borrowing obligations (based on final maturity dates) are as follows:

	June 30, 2018
	June 30, 2019	June 30, 2020	June 30, 2021	June 30, 2022	June 30, 2023	Thereafter	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Investors of consolidated VIEs	—	5,410,070,000	137,650,000	—	—	—	5,547,720,000
Senior tranche of trust plan which invests in the Group’s loans portfolio	47,383,842	34,432,000	22,800,000	—	—	—	104,615,842

Total	47,383,842	5,444,502,000	160,450,000	—	—	—	5,652,335,842

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

6.	INTEREST-BEARING BORROWINGS (CONTINUED)

(c)	Pledged assets

The Group pledges certain assets to secure borrowings under agreements to repurchase and other borrowings. The table provides the total carrying amounts of pledged assets by asset types.

	December 31, 2017	June 30, 2018
	RMB	RMB
Rights to earnings in the Group’s subordinate tranches of consolidated VIEs	4,173,931,373	4,074,391,373
Rights to earnings in loans principal, interest and financing service fee receivables	493,413,547	282,820,864
Loans principal, interest and financing service fee receivables	—	957,579,105

Total	4,667,344,920	5,314,791,342

Amounts presented above include carrying value of RMB5,044,368,846 and RMB4,409,898,351 in collateral for repurchase agreements as of June 30, 2018 and December 31, 2017, respectively.

7.	AMOUNTS DUE TO RELATED PARTIES

In May 2018, Jinghua Structure Fund 27 was established with a contracted valid term for 10 years. Jinghua Structure Fund 27 is one of the VIEs being consolidated by the Group.

As of June 30, 2018, Fanhua Inc. and its subsidiaries, which holds 20.58% of the Group’s shares, has subscribed all of the senior units of Jinghua Structure Fund 27, which amounted to RMB138 million. In details, Fanhua Times Insurance Sales & Services Co., Ltd., a subsidiary of Fanhua Inc., holds the senior units of Jinghua Structure Fund 27, which amounted to RMB115 million with an 8.5% per annum expected rate of return; Tibet Zhuli Investment Co., Ltd., another subsidiary of Fanhua Inc., holds the intermediate units of Jinghua Structure Fund 27, which amounted to RMB23 million with a 9.8% per annum expected rate of return; the Group subscribed to all of the subordinated units of Jinghua Structure Fund 27, which amounted to approximately RMB15.35 million. As of June 30, 2018, the amount of interest payable due to Fanhua Inc. and its subsidiaries is RMB1,153,973.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

8.	OTHER LIABILITIES

	Note		December 31, 2017	June 30, 2018
			RMB	RMB
Customer pledged deposits	(i	)	106,006,039	96,937,706
Other tax payables	(ii	)	75,915,052	95,635,066
Expenses payable to suppliers			10,611,883	83,676
Amounts due to third parties			7,004,153	862,603
Payables to banks as mortgage agency	(iii	)	6,468,682	3,097,881
Receipt in advance			6,979,476	4,378,228
Offering expense payable			—	3,876,980
Others			10,751,983	7,997,372

Total			223,737,268	212,869,512

(i)	Customer pledged deposits mainly consist of the deposits collected from certain customers to reduce the risk of failure to make payments on schedule.

(ii)	Other tax payables mainly represents value-added tax payables.

(iii)

The amount mainly represents payables to the original bank for settling the loan and releasing collateral on behalf of customers of mortgage agency services, which is part of the mortgage agency service activities provided to the customers. The related income is mortgage agency service fee in other revenue.

(iv)	Other liabilities, except those in (iii), are expected to be settled or recognized as income within one year or are repayable on demand.

9.	ACCUMULATED OTHER COMPREHENSIVE INCOME/ (LOSSES)

	Foreign currency translation adjustment	Unrealized gain on available-for-sale investments
		Before tax amount	Tax (expenses) or benefits	Net-of-tax amount
	RMB	RMB	RMB	RMB
Balance as of January 1, 2017	(4,374,064)	3,606,359	(901,590)	2,704,769
Other comprehensive loss, net	53,032	(20,737,656)	5,184,414	(15,553,242)

Balance as of June 30, 2017	(4,321,032)	(17,131,297)	4,282,824	(12,848,473)

Balance as of January 1, 2018	(4,572,858)	137,885	(34,471)	103,414
Other comprehensive gain, net	156,325	531,868	(132,967)	398,901

Balance as of June 30, 2018	(4,416,533)	669,753	(167,438)	502,315

The amounts reclassified out of accumulated other comprehensive income represent realized gains on the available-for-sale investments upon their sales, which were then recorded in “ realized gains / (losses) on sales of investments, net “ in the consolidated statements of comprehensive income.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

10.	INTEREST AND FINANCING SERVICE FEE ON LOANS

Interest and financing service fees on loans, which include financing service fee on loans, are recognized in the consolidated statements of comprehensive income using the effective interest method. Interest income on loans which is recognized with contractual interest rate were RMB1,272,217,633 and RMB2,088,883,126 for the six months ended June 30, 2017 and 2018, respectively. Financing service fee on loans, are deferred and amortized over the contractual life of the related loans utilizing the effective interest method. Financing service fee on loans were RMB127,272,835 and RMB42,327,109 for the six months ended June 30, 2017 and 2018, respectively.

11.	OTHER EXPENSES

	Six months ended June 30,
	2017	2018
	RMB	RMB
Office expenses	8,381,164	7,996,315
Entertainment and travelling expenses	6,066,396	6,472,456
Advertising and promotion	3,861,313	5,060,623
Research and development expenses	2,027,932	467,699
Consulting fees	4,214,592	10,453,423
Depreciation and amortization	4,840,336	6,243,253
Communication expenses	1,302,365	1,209,383
Others	3,693,878	2,330,782

Total	34,387,976	40,233,934

12.	INCOME TAX EXPENSE

Shenzhen Taotaojin Internet Financial Services Company Limited (“Taotaojin”) was granted the “qualified software enterprise” status in 2015 and was eligible for an income tax exemption for the year ended December 31, 2016, and is entitled to a 50 percent reduction of the income tax rate for the years ended December 31, 2017 to 2019. Taotaojin was disposed by the Group in September 2017.

The effect of tax holiday to income tax expense is RMB5 million and nil for the six-month period ended June 30, 2017 and 2018, respectively.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

12.	INCOME TAX EXPENSE (CONTINUED)

The reconciliation of the PRC statutory income tax rate of 25% to the effective income tax rate is as follows:

	Note		Six months ended June 30,
			2017	2018
PRC statutory income tax rate			25.0%	25.0%
Increase (decrease) in effective income tax rate resulting from:
Effect of tax holiday			(1.39%)	—
Effect of tax-free income			(3.59%)	(0.06%)
Effect of differential tax rates for non-PRC entities	(i	)	6.52%	0.85%
Effect of transfer pricing			1.07%	—
Changes in valuation allowance			3.97%	(1.17%)
Others			0.22%	0.81%

Effective income tax rate			31.80%	25.43%

(i)	The pre-tax losses from non-PRC entities consist primarily of administrative expenses, including share-based compensation expense.

The Group’s only major jurisdiction is China where tax returns generally remain open and subject to examination by tax authorities for tax years 1999 onwards.

The Group did not have any significant unrecognized tax benefits. And no interest and penalty expenses were recorded for the six-month period ended June 30, 2017 and June 30, 2018, respectively.

13.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for six months ended June 30, 2017 and 2018, for which the basic weighted average number of common shares are based on the 1,230,434,041 common shares issued by the Company, as if those shares were issued as of the earliest date presented.

	Six months ended June 30,
	2017	2018
	RMB	RMB
Net income	242,503,944	437,993,669
Basic weighted average number of common shares outstanding	1,230,434,041	1,230,434,041
Effect of dilutive share options	47,868,043	112,520,640
Dilutive weighted average number of ordinary shares	1,278,302,084	1,342,954,681
Basic earnings per share	0.20	0.36
Diluted earnings per share	0.19	0.33

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

14.	SHARE-BASED COMPENSATION

(a)	Description of share-based compensation arrangements

On January 3, 2017, the Group adopted a new share incentive plan, or the 2017 Share Incentive Plan. Options to purchase 187,933,730 ordinary shares pursuant to the 2017 Share Incentive Plan were issued to certain management and employees. Accordingly, 60%, 20% and 20% of the award options shall vest on December 31, each of the years 2017 to 2019, respectively. Unless terminated earlier, the 2017 Share Incentive Plan will terminate automatically in 2022.

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group recognizes the compensation costs net of estimated forfeitures over the applicable vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods. There was no market conditions associated with the share option grants.

(b)	Fair value of share options and assumptions

The fair value of options granted to employees is determined based on a number of factors including valuations. In determining the fair value of our equity instruments, the Group referred to valuation reports prepared by an independent third-party appraisal firm, based on data the Group provided. The valuation reports provided the Group with guidelines in determining the fair value of the equity instruments, but the Group are ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

Excluding the options containing service vesting conditions, the Group calculated the estimated fair value of the options on the respective grant dates using a binomial option pricing model with assistance from independent valuation firms, with the following assumptions:

	Share awards granted on November 1, 2009	Share awards granted on January 3, 2017
Expected volatility	71%	40%
Expected dividends	—	—
Risk-free interest rate	3.50%	3.10%
Expected life (in years)	7.17	6

The contractual life of the share option is used as an input into the binomial option pricing model. Exercise multiple and post-vesting forfeit are incorporated into the model. Since the Group’s shares did not have been publicly traded at the time the options were issued and its shares were rarely traded privately, expected volatility is estimated based on the average historical volatility of comparable entities with publicly traded shares for the period before the date of grant with length commensurate to contractual life of the options. The risk-free rate for the expected term of the option is based on the yield to maturity of China 6-year government bond at the date of grant. The Group has not declared or paid any cash dividends on its capital stock, and does not anticipate any dividend payments on its ordinary shares in the foreseeable future.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

14.	SHARE-BASED COMPENSATION (CONTINUED)

(b)	Fair value of share options and assumptions (continued)

If any of the assumptions used in the binomial option pricing model changes significantly, share-based compensation expense for future awards may differ materially compared with the awards granted previously.

A summary of share option activity under the 2017 Plan is as follows:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value
		RMB	RMB
Balance, December 31, 2017	187,933,730	—	1.27
Granted	—	—	—
Exercised	—	—	—
Surrendered	—	—	—
Balance, June 30, 2018	187,933,730	—	1.27
Exercisable, June 30, 2018	112,760,238	—	1.27
Expected to vest, June 30, 2018	75,173,492	—	1.27

The following table sets forth the fair value of options and ordinary shares estimated at the dates of option grants indicated below with the assistance from an independent valuation firm.

Date of options grant	Options granted	Exercise price	Fair value of option	Fair value of ordinary shares
November 1, 2009	25,678	RMB3,190	RMB640.10	RMB1,506
January 3, 2017	75,173,492	RMB0.50	RMB1.26	RMB1.72
January 3, 2017	112,760,238	RMB0.50	RMB1.27	RMB1.72

For the option granted on November 1, 2009, the Group recognized compensation expenses up to RMB16,435,974 and for the option granted on January 3, 2017, the Group recognized compensation expenses of RMB91,344,883 and RMB19,857,584 for six months ended June 30, 2017 and 2018, respectively. There was no income tax benefit recognized associated with the share-based compensation expense.

As of June 30, 2018, there was RMB35,743,650 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 0.94 years.

15.	MATERIAL RELATED PARTY TRANSACTIONS

The Group’ s related parties, Fanhua Inc. and its subsidiaries signed an agreement with the Group that agreed to grant a revolving loan to the Group. The amounts are unsecured and bear market interest rate at 7.3% per year and are repayable on demand. For the six months ended June 30, 2017, the Group had borrowings transactions with Fanhua Inc. and its subsidiaries and interest expense of RMB1,354,000 has incurred. The Group paid off all the principal and interest payable by December 31, 2017.

CNFINANCE HOLDINGS LIMITED

Notes to the unaudited condensed consolidated financial statements

(Expressed in Renminbi unless otherwise stated)

15.	MATERIAL RELATED PARTY TRANSACTIONS (CONTINUED)

As set out in Note 7, as of June 30, 2018, the amount of principal payable and interest payable due to Fanhua Inc. and its subsidiaries are RMB138 million and RMB1,153,973 respectively.

In May, 2017, the Chairman and Chief Executive Officer of the Group, Mr. Zhai Bin, entered into a loan agreement with the Group as lender with an amount of RMB5,010,800 with a daily market interest rate of 0.02%. The Group has recognized RMB308,000 in interest and financing service fee on loans related to the loan. The principal and interest payable to the Group were fully paid off by March 22, 2018 and March 28, 2018, respectively.

16.	COMMITMENTS AND CONTINGENCIES

Operating leases commitment

The Group leases certain office premises under non-cancelable leases. Rental expenses under operating lease for six months ended June 30, 2017 and 2018 were RMB21,013,900 and RMB29,243,592 respectively.

As of June 30, 2018, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

As of June 30,	RMB
2019	46,305,798
2020	32,401,889
2021	13,506,372
2022	9,216,574
2023	3,390,488
Later years, through 2026	3,105,726

Total	107,926,847

17.	SUBSEQUENT EVENTS

Management has considered subsequent events through August 24, 2018, which was the date these unaudited consolidated financial statements were issued.

In July 11, 2018, CNFinance repurchased of a total of 1,230,434,041 shares of HK$0.0001 each share, following by issuing a total of 1,230,434,040 shares of US$0.0001 each share. As the result of the above redenomination, the par value of CNFinance’s shares has been changed from HK$0.0001 to US$0.0001, and its authorised share capital has been increased to US$380,000 divided into 3,800,000,000 shares of US$0.0001 each.

Zhonghai Lanhai Structure Fund was established on July 16, 2018. As of July 31, 2018, the senior units amounted to RMB90,000,000 was held by qualified investors, while the subordinate units amounted to RMB30,000,000 was held by Guangzhou Chengze Information Technology Co., Ltd, which was a subsidiary of the Group.